   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL      , 2000

                                                      REGISTRATION NO. 333-30572
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             PREMIER CONCEPTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           COLORADO                          5699                         84-1186026
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                       3033 SOUTH PARKER ROAD, SUITE 120
                             AURORA, COLORADO 80014
                                 (303) 338-1800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                         SISSEL ECKENHAUSEN, PRESIDENT
                       3033 SOUTH PARKER ROAD, SUITE 120
                             AURORA, COLORADO 80014
                                 (303) 338-1800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               THOMAS F. HURLEY                            CHRISTOPHER S. AUGUSTE
       HANGLEY ARONCHICK SEGAL & PUDLIN                      PARKER CHAPIN LLP
        ONE LOGAN SQUARE -- 27TH FLOOR                      405 LEXINGTON AVENUE
            PHILADELPHIA, PA 19103                        NEW YORK, NEW YORK 10174
             TEL.: (215) 568-6200                           TEL.: (212) 704-6000
             FAX: (215) 568-0300                            FAX: (212) 704-6288
         E-MAIL: thurley@hangley.com                 E-MAIL: cauguste@parkerchapin.com

                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after the effective date of the registration statement.


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED [            , 2000]
                             PREMIER CONCEPTS, INC.
                        SPECIAL MEETING OF SHAREHOLDERS

                              AMAZESCAPE.COM INC.
                      SOLICITATION OF SHAREHOLDER CONSENTS

                           PROXY STATEMENT/PROSPECTUS
                            MERGER PROPOSED -- YOUR
                             VOTE IS VERY IMPORTANT

     The boards of directors of Premier Concepts, Inc. and AmazeScape.com Inc. have approved a merger of Premier Concepts and AmazeScape. Premier Concepts operates a chain of 33 stores retailing high-end reproduction jewelry. AmazeScape operates a multi-lingual Internet portal and online community and is a re-seller of Internet access services.

     Immediately after the merger is completed, Premier Concepts' common stock will be held as follows:

     - approximately 11% by the current shareholders of Premier Concepts;

     - approximately 87% by current shareholders of AmazeScape; and

     - approximately 2% will be paid in fees to arrangers of the merger.

     Premier Concepts' common stock currently trades on the Nasdaq SmallCap Market under the symbol "FAUX." AmazeScape's common stock is not traded on any recognized stock exchange.

     PREMIER CONCEPTS SHAREHOLDERS: Premier Concepts has scheduled a special meeting of its shareholders to vote on the merger and to amend the Premier Concepts 1993 Incentive Stock Option Plan.

     THE DATE, TIME AND PLACE OF THE PREMIER CONCEPTS SPECIAL MEETING ARE:
                       [            , 2000] AT 11:00 A.M.
      LOCAL TIME, AT 3033 SOUTH PARKER ROAD, SUITE 120, AURORA, CO 80014.

     Whether or not you plan to attend the special meeting, it is important that you vote by signing, completing and mailing the enclosed proxy card to us.

     AMAZESCAPE SHAREHOLDERS: AmazeScape is soliciting its shareholders to furnish their written consent to approve the merger and the merger agreement without a shareholders' meeting. Please sign and date the enclosed form of
written consent and mail it to AmazeScape on or before [             , 2000].


     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DESCRIPTION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS WITH RESPECT TO THE MERGER.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE PREMIER CONCEPTS COMMON STOCK AND CONVERTIBLE PREFERRED STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED [            , 2000] AND IS FIRST BEING
                MAILED TO SHAREHOLDERS ON [            , 2000].

                             PREMIER CONCEPTS, INC.

                           NOTICE OF SPECIAL MEETING
                     TO BE HELD ON [                , 2000]

TO THE SHAREHOLDERS OF PREMIER CONCEPTS, INC.

     You are cordially invited to attend the special meeting of shareholders of
Premier Concepts, Inc. to be held on [            , 2000] at 11:00 a.m. local
time, at 3033 South Parker Road, Suite 120, Aurora, CO 80014.

     At the special meeting, you will be asked to vote on the following:

          1. A proposal to amend Premier Concepts' Articles of Incorporation to increase its authorized capital to include 120 shares of Series B Convertible Preferred Stock;


          2. Subject to the shareholders' approval of Proposal No. 1 above, a proposal that Premier Concepts issue 12,712,851 shares of common stock and 120 shares of Series B Convertible Preferred Stock as required by the Agreement and Plan of Merger, dated as of February 7, 2000, as amended April 19, 2000 among Premier Concepts, AmazeMerger Co., a wholly-owned subsidiary of Premier Concepts, and AmazeScape.com Inc.;


          3. Subject to the shareholders' approval of Proposals Nos. 1 and 2 above, a proposal to amend Premier Concepts' Articles of Incorporation to change the corporation's name after the merger to "AmazeScape.com Inc.";

          4. Subject to the shareholders' approval of Proposals Nos. 1, 2 and 3 above, a proposal to adopt the Premier Concepts, Inc. 2000 Stock Option Plan;

          5. A proposal to amend Premier Concepts 1993 Incentive Stock Option Plan to increase the number of shares of Premier Concepts common stock for which options may be issued thereunder from 165,000 to 272,500; and


          6. To transact any other business as may properly come before the special meeting, including any adjournment or postponement of this meeting.


     Only shareholders of record at the close of business on [            ,
2000] are entitled to receive notice of and to vote at the special meeting and at any adjournment and postponement.

     Your vote as a shareholder of Premier Concepts is important. You may vote your shares:

     - by completing, signing, dating and returning the enclosed proxy card as promptly as possible using the postage prepaid envelope provided; or

     - by dialing [1-800-xxxx] and voting in accordance with the instructions given to you on the telephone; or

     - via the Internet in accordance with the instructions given to you at www.eproxy.com; or

     - in person at the special meeting even if you voted your shares before the meeting.

                                          By Order of the Board of Directors
                                          Todd Huss, Secretary

Dated: [            , 2000]

                              AMAZESCAPE.COM INC.

                             NOTICE OF SOLICITATION
                                  OF CONSENTS

TO THE SHAREHOLDERS OF AMAZESCAPE.COM INC.

     We are delivering this Notice of Solicitation of Consents and accompanying Proxy Statement/ Prospectus to you in connection with our solicitation of shareholder consent to take action without a shareholders' meeting.

     Specifically, we ask that you consent to the following:


         To approve and adopt the Agreement and Plan of Merger, dated as of February 7, 2000 as amended April 19, 2000 between AmazeScape, Premier Concepts, Inc. and AmazeMerger Co., a wholly-owned subsidiary of Premier Concepts, as described in the Proxy Statement/Prospectus accompanying this Notice.


     To consent to the merger, please mark, sign and date the enclosed consent card, and promptly mail it to us. Written consents must be received by us on or
before [             , 2000]. An envelope with postage prepaid is enclosed.

     Only shareholders of record at the close of business on [             ,
2000] shall receive notice of, and are eligible to submit consents to, the merger proposal. The proposed merger may be taken only if holders of a majority of all the outstanding shares of common stock submit to us their written consent
on or before [             , 2000]. We retain the right to extend this date.

     Your written consent is very important. Please send your consent to:

                              AmazeScape.com Inc.
                            500 N. Franklin Turnpike
                            Ramsey, New Jersey 07446
               Attn: Harrichand Persaud, Chief Executive Officer

     The board of directors of AmazeScape unanimously recommends that you consent to the proposed merger.

                                          By Order of the Board of Directors
                                          Anton Nicaj, Secretary

Dated: [             , 2000]

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................     v
  Who Can Help Answer Your Questions........................   vii
SUMMARY.....................................................     1
  The Companies.............................................     1
  The Premier Concepts Special Meeting......................     2
  The AmazeScape Consent Solicitation.......................     3
  The Merger................................................     5
  Other Matters.............................................     9
SELECTED FINANCIAL DATA.....................................    10
  Selected Historical Financial Data of Premier Concepts....    10
  Selected Historical Financial Data of AmazeScape..........    11
MARKET FOR PREMIER CONCEPTS COMMON STOCK AND RELATED
  MATTERS...................................................    12
  Price Range of Common Stock...............................    12
  Comparative Historical and Pro Forma Per Share Data.......    13
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    14
RISK FACTORS................................................    15
THE PREMIER CONCEPTS SHAREHOLDERS MEETING...................    26
  Record Date; Quorum.......................................    26
  Vote Required.............................................    26
  Voting of Proxies.........................................    27
  Revocability of Proxies...................................    27
  Solicitation of Proxies...................................    27
SOLICITATION OF CONSENTS OF AMAZESCAPE SHAREHOLDERS.........    28
  Authorization.............................................    28
  Effectiveness; Record Date................................    28
  Solicitations of Consents.................................    28
  Dissenter's Rights........................................    28
  Instructions for Consenting...............................    29
DISSENTER'S RIGHTS OF AMAZESCAPE'S SHAREHOLDERS.............    30
  Notice, Demand for Payment and Payment....................    30
  Determination of "Fair Value".............................    31
  Eligibility for Dissenter's Rights........................    31
THE MERGER..................................................    33
  Nature of Transaction.....................................    33
  Background of the Merger..................................    33
  Premier Concepts' Reasons for the Merger..................    34
  Recommendations of Premier Concepts' Board of Directors...    35
  AmazeScape's Reasons for the Merger.......................    35
  Recommendations of the AmazeScape Board of Directors......    37
  Countervailing Considerations by Both Companies...........    37

                                                              PAGE
                                                              ----
  Ownership of Premier Concepts after the Merger............    37
  Accounting Treatment......................................    38
  Material U.S. Federal Income Tax Consequences of the
     Merger.................................................    38
  Federal Securities Laws Consequences; Stock Transfer
     Restrictions...........................................    41
  Opinion of Financial Advisor..............................    41
THE MERGER AGREEMENT........................................    48
  Closing...................................................    48
  Conversion of Shares of AmazeScape Common Stock...........    48
  Conversion of Shares of AmazeMerger Common Stock..........    48
  Conversion of Shares of AmazeScape Series A Preferred
     Stock..................................................    48
  Treatment of Options and Warrants.........................    48
  Exchange of Certificates, Options and Warrants............    49
  The Board of Directors and Officers of Holding Company and
     Subsidiaries...........................................    49
  Representations and Warranties............................    49
  Material Covenants........................................    50
  Conditions to The Completion of The Merger................    52
  Directors' and Officers' Liability........................    52
  Termination...............................................    53
  Amendment or Waiver of the Merger Agreement...............    53
INTERESTS OF RELATED PERSONS IN THE MERGER..................    54
  Board of Directors and Executive Officers.................    54
  Indemnification and Insurance.............................    54
MANAGEMENT OF THE HOLDING COMPANY...........................    55
  Executive Compensation Summary Information................    56
DESCRIPTION OF PREMIER CONCEPTS CAPITAL STOCK...............    57
  Common Stock..............................................    57
  Preferred Stock...........................................    57
  New Convertible Preferred Stock...........................    57
SHARES ELIGIBLE FOR FUTURE SALE.............................    58
COMPARISON OF SHAREHOLDERS' RIGHTS..........................    59
  Shareholder Voting in Fundamental Changes.................    59
  Shareholder Action without a Meeting......................    59
  Dissenter's Rights........................................    59
  Corporate Governance......................................    59
  Takeover Bids.............................................    60
ADOPTION OF PREMIER CONCEPTS, INC. 2000 STOCK OPTION PLAN...    61
AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR
  GRANT UNDER THE PREMIER CONCEPTS, INC. 1993 INCENTIVE
  STOCK OPTION PLAN.........................................    64

                                                              PAGE
                                                              ----
BUSINESS OF PREMIER CONCEPTS................................    67
  Business Strategy.........................................    67
  Principal Products........................................    67
  Remodeling and Expansion Strategy.........................    68
  Other Marketing and Distribution Channels.................    68
  Market and Customers......................................    68
  Suppliers and Vendors.....................................    69
  Competition...............................................    69
  Intellectual Property.....................................    69
  License Arrangements......................................    70
  Employees and Consultants.................................    70
  Seasonality...............................................    71
  Properties................................................    71
  Legal Proceedings.........................................    71
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
  AND RESULTS OF OPERATIONS.................................    72
BUSINESS OF AMAZESCAPE......................................    79
  Commercial Relationships..................................    80
  The Internet Market.......................................    80
  Marketing Strategy........................................    82
  Business Strategy.........................................    82
  Free E-mail Services......................................    84
  Free Web Sites............................................    84
  Online Bulletin Boards, Forums, and Discussion Boards.....    84
  Chat Services.............................................    84
  Personals Advertising.....................................    84
  Revenue Sources...........................................    84
  Registered Users..........................................    85
  Proprietary Rights........................................    85
  Employees.................................................    85
  Description of Property...................................    85
  Competition...............................................    85
  Legal Proceedings.........................................    86
PLAN OF OPERATIONS OF AMAZESCAPE............................    87
  Corporate Background......................................    87
  Plan of Operations........................................    87
  Liquidity and Capital Resources...........................    87
  Recent Accounting Pronouncements..........................    88
  Quantitative and Qualitative Disclosures about Market
     Risks..................................................    88
AMAZESCAPE RELATED PARTY TRANSACTIONS.......................    89
PRINCIPAL SHAREHOLDERS OF AMAZESCAPE........................    90

                                                              PAGE
                                                              ----
LEGAL MATTERS...............................................    91
EXPERTS.....................................................    91
WHERE YOU CAN FIND MORE INFORMATION.........................    91
INDEX TO FINANCIAL STATEMENTS...............................   F-1
  Historical Financial Statements of Premier Concepts,
     Inc. ..................................................   F-2
  Historical Financial Statements of AmazeScape.com,
     Inc. ..................................................  F-17
  Pro Forma Condensed Consolidated Financial Statements of
     the Combined Companies.................................  F-28


LIST OF APPENDICES

Appendix A -- Articles of Amendment to Articles of Incorporation of Premier
              Concepts authorizing Series B Convertible Preferred Stock


Appendix B -- Agreement and Plan of Merger and Amendment to Agreement and Plan of Merger


Appendix C -- Excerpts from Nevada Revised Statutes -- Dissenter's Rights

Appendix D -- Form of Dissenter's Notice/Request for Payment

Appendix E -- Opinion of Financial Advisor

Appendix F -- Premier Concepts 2000 Stock Option Plan

Appendix G -- Form of Tax Opinion of Counsel to Premier Concepts

Appendix H -- Form of Tax Opinion of Counsel to AmazeScape

                             QUESTIONS AND ANSWERS

Q: WHY ARE THE COMPANIES
   PROPOSING TO MERGE?        A: AmazeScape's existing Internet presence offers
                              Premier Concepts the ability to increase its
                              revenues and improve its profitability by:

                                 - exploiting the Internet as a distribution
                                   channel to complement its physical store presence; and


                                 - adding in-store advertising as a service line
                                   to be sold by AmazeScape along with its
                                   Internet advertising.



                              Also, management and directors of Premier Concepts believe that its shareholders will realize increased values for their shares because after merging with Amazescape's internet business, the combined company's sales growth is expected to be greater than it would otherwise be as a pure retail faux jewelry company. This is expected to result in higher investor interest in the Premier Concepts common stock.


                              Premier Concepts offers AmazeScape an efficient way of implementing its business plan for the following reasons:

                                 - the stores provide a natural outlet for
                                   soliciting subscribers to AmazeScape's
                                   Internet access services and for delivering customer services; and

                                 - the stores provide a desirable outlet for
                                   other Internet companies with which
                                   AmazeScape expects to develop affiliate
                                   relationships; and

                                 - being located in high traffic areas, the
                                   stores are expected to be an effective medium for advertising and developing the AmazeScape brand name at little incremental cost; and

                                 - by merging with a publicly traded company,
                                   AmazeScape believes that it will be easier to secure financing because new investors will have a market for its securities.

                              AmazeScape's management and directors further believe that its shareholders will realize increased values for their shares because the shareholders will receive freely tradable shares. The result is greater liquidity for AmazeScape shareholders.

Q: AM I REQUIRED TO VOTE ON
   THIS MERGER PROPOSAL?       A: A special meeting of Premier Concepts
                              shareholders will be scheduled so that they may vote on a number of merger related proposals, all of which must be approved before the merger can be completed. Two of the merger related proposals require a favorable vote by a majority of the outstanding shares to be adopted, rather than a simple majority of the shares being voted. Only votes that are cast in favor of these two proposals will have any effect in winning approval for the merger. Therefore, if a shareholder does not vote on these proposals this failure to vote will be the same as a vote against the proposal. Therefore it is important that Premier Concepts shareholders exercise their right to vote in this matter.


                              AmazeScape shareholders will be asked to approve the merger by written consent. Because a majority vote of all shares outstanding, rather than a simple majority of those shares voted, is required, failure to provide a written consent will be the same as a vote against the merger.

                              Therefore it is important that AmazeScape shareholders complete and return their consent forms.


Q: WHAT ARE THE TWO
   PROPOSALS TO SHAREHOLDERS
   OF PREMIER
   CONCEPTS FOR WHICH
   FAILURE TO VOTE IS
   THE SAME AS A VOTE
   AGAINST THE PROPOSAL?      A: The proposals to amend Premier Concepts'
                                 Articles of Incorporation submitted to Premier Concepts' shareholders:


                                   1) to increase its authorized capital to
                                      include 120 shares of Series B Convertible
                                      Preferred stock; and


                                   2) to change its corporate name to
                                      "AmazeScape.com Inc."



Q: WHAT SHOULD I DO IF MY
   SHARES ARE HELD BY MY
   BROKER IN "STREET NAME"?   A: A shareholder's shares held in "street name"
                              will not be voted on any matter if the shareholder does not provide his broker with instructions on how to vote the "street name" shares. A Premier
                              Concepts shareholder whose shares are held in "street name" should instruct his broker how to vote the shares, following the directions provided by the broker. Please check the voting form used by the broker to see if the broker will permit a vote by telephone or over the Internet.


Q: WHY HAS AMAZESCAPE NOT
   SCHEDULED A
   SHAREHOLDER'S MEETING?     A: Under Nevada law, the shareholders of
                              AmazeScape may take action on the merger proposal without the need for a meeting by providing their written consents. AmazeScape will seek shareholder approval for the merger by written consent.

Q: WILL THE MERGER HAVE ANY
   EFFECT ON THE CURRENTLY
   OUTSTANDING SHARES OF
   PREMIER CONCEPTS?          A: Although the merger will not have any effect on
                              the rights attributable to the shares of Premier
                              Concepts common stock currently owned by the shareholders of Premier Concepts, there will be an overall dilution of the holders' interest in Premier Concepts. The number of outstanding shares of Premier Concepts common stock will increase from approximately 1.6 million shares to approximately 14.3 million shares following the merger.

Q: SHOULD I SEND IN MY
   STOCK
   CERTIFICATES NOW?          A: No. Shareholders of Premier Concepts do not
                              need to and should not send in their stock certificates, whether or not a merger is completed. If the merger is completed, AmazeScape shareholders will be sent written instructions for exchanging their stock certificates.

Q: WHEN WILL THE MERGER BE
   COMPLETED?                 A: We hope to complete the merger as soon as
                              possible after each company's shareholders have given the required approvals, subject to closing conditions.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     Premier Concepts shareholders who have questions about the merger or any related transactions should contact:
        Premier Concepts, Inc.
        3033 South Parker Road, Suite 120
        Aurora, Colorado 80014
        Tel. (303) 338-1800
        Attn: Sissel B. Eckenhausen,
            President and Chief Executive Officer

     AmazeScape shareholders who have questions about the merger or any related transactions should contact:
        AmazeScape.com Inc.
        500 N. Franklin Turnpike
        Ramsey, NJ 07446
        Tel. (201) 236-2500.
        Attn: Harrichand Persaud,
            Chief Executive Officer

                                        SUMMARY

     This is a summary of selected information from this Proxy
Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and to obtain a more complete description of the legal terms of the merger, you should carefully read this entire document, including the Appendices, and the documents to which we refer you. See "Where You Can Find More Information."

                                 THE COMPANIES


PREMIER CONCEPTS, INC.
(SEE PAGE 67)                 Premier Concepts is a Colorado corporation. It was
                              incorporated on July 15, 1988 and commenced its current business in March, 1994. Premier Concepts markets and sells high-end reproduction jewelry, also known as "faux jewelry," through its national chain of 33 retail stores. The stores operate under the names "Impostors(R)" and "Elegant
                              Pretenders(R)." Premier Concepts' jewelry emulates fine classic jewelry, and includes designs inspired by famous jewelers such as Tiffany(TM), Cartier(TM) and Bulgari(TM). Its line of jewelry also includes replicas of jewelry owned by celebrities. Premier Concepts purchases its products from suppliers in both the United States and overseas.


                              Premier Concepts experienced a net loss of $745,000 on revenues of $12,378,000 for the fiscal year ended January 30, 2000. At that date, it had total assets of $5,150,000 and a net book value (assets minus liabilities) of $2,547,000.

                              The executive offices of Premier Concepts are located at 3033 South Parker Road, Suite 120, Aurora, Colorado 80014. Premier Concepts' telephone number is (303) 338-1800.

AMAZEMERGER CO.               AmazeMerger Co., a Delaware corporation, is a
                              wholly-owned subsidiary of Premier Concepts. It was formed in February 2000 solely in connection with the proposed merger. Upon successful completion of the merger, this subsidiary shall be merged into AmazeScape and will cease to exist as a separate corporation.

                              AmazeMerger's executive offices are located c/o Premier Concepts, 3033 South Parker Road, Suite 120, Aurora, Colorado 80014. AmazeMerger's telephone number is (303) 338-1800.


AMAZESCAPE.COM INC.
(SEE PAGE 79)                 AmazeScape is a Nevada corporation formed in
                              August 1999. It operates a multi-lingual Internet web site community and portal with links to content currently focused on the following six languages: English, French, Italian, Portuguese,
                              Spanish and Mandarin. The links are available to all users of the Internet free of charge. Access to other services offered by AmazeScape is contingent upon a user registering his name and furnishing additional information to AmazeScape.
                              AmazeScape offers registered users access to free e-mail, chat facilities, website hosting, personals advertisements and discussion message boards. AmazeScape also offers subscribers dial-up and high speed Internet access.


                              AmazeScape, a development stage company, incurred a net loss of $220,000 during the period from August 9, 1999, its inception, through December 31, 1999. During that period, AmazeScape generated no revenues. On December 31, 1999, it had total assets of $4,194,000 and a net book value of $4,045,000.

                              The executive offices of AmazeScape are located at 500 N. Franklin Turnpike, Ramsey, New Jersey 07446, and AmazeScape's telephone number is (201) 236-2500.

                              AmazeScape's Internet portal can be accessed via any Internet browser at http://www.AmazeScape.com.

                      THE PREMIER CONCEPTS SPECIAL MEETING


TIME, DATE AND PLACE OF THE
MEETING (SEE PAGE 26)         The special meeting of shareholders of Premier
                              Concepts will be held on [               , 2000]
                              at 11:00 a.m. local time, at 3033 South Parker
                              Road, Suite 120, Aurora, CO 80014.



RECORD DATE FOR MEETING
(SEE PAGES 26)                As a Premier Concepts' shareholder, you can vote
                              at the special meeting if you owned Premier
                              Concepts common stock at the close of business on [Record Date, 2000], the record date for the meeting. You can cast one vote for each share you owned at that time.



                              On [Record Date, 2000], 1,626,853 shares of
                              Premier Concepts common stock were outstanding and entitled to vote.



MATTERS TO BE VOTED ON AND VOTES REQUIRED (SEE PAGES 26)


     The following table identifies the matters to be voted on at the special meeting and the vote required for passage. The four merger-related proposals are:


                PROPOSAL                                 REQUIRED VOTE
                --------                                 -------------
1. to amend Premier Concepts' Articles      a majority of the outstanding shares of
   of Incorporation to increase its         Premier Concepts common stock
   authorized capital to include 120
   shares of Series B Convertible
   Preferred Stock
2. to issue 12,712,851 shares of common     a majority of the outstanding shares of
   stock and 120 shares of Series B         Premier Concepts common stock present or
   Convertible Preferred Stock to           represented and voting at the special
   AmazeScape shareholder as required by    meeting
   the merger agreement
3. to amend Premier Concepts' Articles      a majority of the outstanding shares of
   of Incorporation to change its           Premier Concepts common stock
   corporate name to "AmazeScape.com
   Inc." upon completion of the merger
4. to adopt the 2000 Stock Option Plan      a majority of the outstanding shares of
                                            Premier Concepts common stock present or
                                            represented and voting at the special
                                            meeting of shareholders


     Separately, the shareholders of Premier Concepts are also being asked to approve:

                PROPOSAL                                 REQUIRED VOTE
                --------                                 -------------
5. to amend the 1993 Incentive Stock        a majority of the outstanding shares of
   Option Plan to increase the number of    Premier Concepts common stock present or
   shares of common stock for which         represented and voting at the special
   options may be issued thereunder from    meeting of shareholders
   165,000 to 272,500


VOTING PROCEDURE
(SEE PAGES 27)                You may vote your shares in any of the following
                              ways:


                                 - by completing, signing, dating and returning
                                   the enclosed proxy card as promptly as
                                   possible using the postage prepaid envelope provided; or

                                 - by dialing [1-800-xxxx] and voting in
                                   accordance with the instructions given to you on the telephone; or

                                 - via the Internet in accordance with the
                                   instructions given to you at www.eproxy.com;
                                   or

                                 - in person at the special meeting even if you
                                   voted your shares before the meeting.

                              You may revoke your proxy at any time before a vote is taken at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of Premier Concepts or by attending the special meeting and voting in person.


DISSENTER'S RIGHTS            Shareholders of Premier Concepts do not have
                              dissenter's rights in connection with the proposals to be voted on at the special meeting.



AFFILIATED VOTING             On [record date       , 2000], directors and
                              executive officers of Premier Concepts and their affiliates beneficially owned and were entitled to vote 618,122 shares of Premier Concepts common stock, or approximately 38% of the Premier
                              Concepts common stock outstanding on that date.


                              EACH OF THE DIRECTORS AND EXECUTIVE OFFICERS OF PREMIER CONCEPTS AND THEIR RESPECTIVE AFFILIATES INTEND TO VOTE THEIR SHARES IN FAVOR OF ALL OF THE PROPOSALS IN THIS PROXY STATEMENT/PROSPECTUS.


INTERESTS OF THE DIRECTORS
AND OFFICERS OF PREMIER
CONCEPTS IN THE MERGER
(SEE PAGE 54)                 Directors and officers of Premier Concepts have
                              interests in the merger that are different from, or in addition to, your interests as a shareholder
                              Premier Concepts. For example, if the merger is completed:


                                 - five directors serving on the board of
                                   directors of Premier Concepts will serve on the board of directors of Premier Commerce, Inc., a newly-formed subsidiary of Premier Concepts that will continue to operate the Premier Concepts retail faux jewelry business; and

                                 - each of the five directors serving on the
                                   Premier Commerce board of directors will receive options to purchase an additional 10,000 shares of Premier Concepts common stock; and

                                 - one director serving on the Premier Concepts
                                   board (Mr. Gerber) will continue to serve as a director of Premier Concepts after the merger.

                      THE AMAZESCAPE CONSENT SOLICITATION


THE AMAZESCAPE CONSENT
SOLICITATION (SEE PAGE 28)    The AmazeScape consent solicitation will commence
                              on the date of mailing of this Proxy
                              Statement/Prospectus and will continue until
                              [          , 2000].


                              As an AmazeScape shareholder, you can vote in the consent solicitation if you owned AmazeScape common stock at the close of business on [Record Date, 2000], the record date for the consent solicitation. You can cast one vote for each share of AmazeScape common stock you owned at that time.

                              On [Record Date, 2000], 12,034,280 shares of
                              AmazeScape common stock were outstanding and entitled to vote.

MATTERS TO BE CONSENTED TO AND CONSENTS REQUIRED (SEE PAGE 28)


     AmazeScape shareholders are being asked to approve the merger by giving their written consent to the merger proposal:


                PROPOSAL                               REQUIRED CONSENTS
                --------                               -----------------
1.  To adopt the Agreement and Plan of      a majority of the outstanding shares of
    Merger dated as of February 7, 2000     AmazeScape common stock.
    as amended April 19, 2000 between
    AmazeScape, Premier Concepts, and
    AmazeMerger.



CONSENT PROCEDURE
(SEE PAGE 29)                 You may vote your shares by completing, signing
                              and mailing to AmazeScape the written consent
                              included with this Proxy Statement/ Prospectus on
                              or before [             , 2000].



DISSENTER'S RIGHTS
(SEE PAGE 30)                 If the merger is completed, shareholders of
                              AmazeScape who do not consent to the merger may be entitled to dissenter's rights under the applicable laws of the State of Nevada. These rights entitle dissenting shareholders to receive cash in an amount equal to the fair value of their AmazeScape common stock rather than shares of Premier Concepts common stock in the merger.



AFFILIATED VOTING             On [record date, 2000], directors, executive
                              officers of AmazeScape and their affiliates beneficially owned and were entitled to vote
                              291,250 shares of AmazeScape common stock constituting 2.42% of the outstanding shares of AmazeScape common stock.


                              EACH OF THE DIRECTORS AND EXECUTIVE OFFICERS OF AMAZESCAPE AND THEIR RESPECTIVE AFFILIATES INTEND TO VOTE THEIR SHARES IN FAVOR OF ALL OF THE PROPOSALS IN THIS PROXY STATEMENT/PROSPECTUS.


INTERESTS OF THE DIRECTORS
AND OFFICERS OF AMAZESCAPE
IN THE MERGER (SEE PAGE 54)   Directors and officers of AmazeScape have
                              interests in the merger that are different from, or in addition to, your interests as a shareholder of AmazeScape. Specifically, if the merger is completed:


                                 - the existing directors and executive officers
                                   of AmazeScape will be designated as the
                                   initial board of directors and senior
                                   management of the holding company that will own Premier Commerce and AmazeScape Operations, Inc. after the merger; and

                                 - each of the five directors serving on the
                                   board of directors of AmazeScape, who will become directors of the holding company after the merger, will receive options to purchase an additional 25,000 shares of Premier Concepts common stock.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX B. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE TRANSACTION.


EFFECT OF THE MERGER
(SEE PAGE

33)                           If the merger is completed:



                                   - Premier Concepts will become a holding
                                     company and be known as "AmazeScape.com
                                     Inc.";


                                   - the existing business of Premier Concepts
                                     will be transferred to a newly-formed
                                     subsidiary of Premier Concepts to be known as "Premier Commerce, Inc." which will continue to operate Premier Concepts' retail faux jewelry business; and



                                   - AmazeMerger, a newly-formed subsidiary of
                                     Premier Concepts, will merge with
                                     AmazeScape which, as the surviving
                                     corporation after the merger, will be known as "AmazeScape Operations, Inc." and continue to develop and operate its Internet business as a wholly-owned subsidiary of Premier Concepts.



WHAT AMAZESCAPE
SHAREHOLDERS
WILL RECEIVE IN THE MERGER
(SEE PAGES 37-38)             AmazeScape shareholders will receive the
                              following:



                                   - Holders of AmazeScape common stock will
                                     receive one share of Premier Concepts
                                     common stock for each share of AmazeScape common stock that they own.



                                   - AmazeScape Series B convertible preferred
                                     stock will be converted into AmazeScape
                                     common stock immediately prior to the
                                     completion of the merger, and thereafter receive shares of Premier Concepts common stock in the merger exchange.



                                   - Holders of AmazeScape Series A preferred
                                     stock will receive one share of Premier
                                     Concepts Series B convertible preferred
                                     stock for each AmazeScape preferred share they own.



                              The value of the Premier Concepts securities that AmazeScape shareholders will receive will fluctuate as the market price for Premier Concepts common stock changes. The actual market value of the Premier Concepts securities to be issued in the merger, will depend on the market price of Premier Concepts common stock on the day the merger is completed. On April 18, 2000, the last reported per share sales price of Premier Concepts common stock on the Nasdaq SmallCap Market was $6.625.



WHAT PREMIER CONCEPTS
SHAREHOLDERS WILL RECEIVE
IN THE MERGER
(SEE PAGES 37-38)             Premier Concepts shareholders will continue to own
                              their existing shares of Premier Concepts common stock after the merger.



REASONS FOR THE MERGER
(SEE PAGES 34-37)             Premier Concepts' reasons for the merger are
                              twofold: operational and financial. The management and directors of Premier Concepts believe that the merger will be beneficial for the business and operations because:



                                   - AmazeScape's current Internet presence will
                                     assist in exploiting the Internet as a
                                     distribution channel for its products,
                                     complementing its current physical store presence; and

                                   - by using AmazeScape's advertising
                                     relationships and its Internet advertising mechanism, Premier Concepts will add in-store advertising as a secondary product line thereby tapping into a new source of revenues with negligible startup or ongoing operating costs.



                              Premier Concepts believes that the merger will be financially beneficial to Premier Concepts shareholders because:



                                   - the acquisition of an operating subsidiary
                                     which is focused on Internet activities, in addition to Premier's own e-commerce activities, is expected to place a large portion of the company's business activities into the fastest growing segment of the US economy -- the Internet.



                                   - the holding company's growth is expected to
                                     be much greater than that of a pure retail faux jewelry company. This is expected to result in increased investor interest in the company's common stock.



                              AmazeScape's reasons for this merger are also twofold: operational and financial. Operationally, AmazeScape expects to enhance its Internet presence by taking advantage of the access to the public that Premier Concepts' stores provide. The stores will be used:



                                   - as an outlet for soliciting subscribers to
                                     AmazeScape's Internet access services; and



                                   - as an outlet for delivering customer
                                     services to AmazeScape's subscribers; and



                                   - as the equivalent of 33 billboards for
                                     advertising AmazeScape's brand name; and





                                   - as facilities for outsourcing distribution
                                     and marketing services for other Internet companies.



                              AmazeScape's management and directors believe that the financial aspects which make this merger attractive to AmazeScape shareholders are:



                                   - that when the merger is completed, they
                                     will receive publicly traded shares of
                                     common stock which will result in greater liquidity for its shareholders; and



                                   - by being a publicly traded company
                                     AmazeScape believes that it will be easier to secure the financing necessary to implement its business plan because new investors will have a transparent market for its securities.



RECOMMENDATIONS TO
SHAREHOLDERS                  TO PREMIER CONCEPTS SHAREHOLDERS:  The board of
                              directors of Premier Concepts believes that:



                                   - the merger is fair to Premier Concepts and
                                     in the best interests of its shareholders;
                                     and



                                   - that the amendment of Premier Concepts
                                     Incentive Stock Option Plan to increase
                                     from 165,000 to 272,500 the number of
                                     shares of common stock for which options may be granted thereunder is in the best interests of Premier Concepts.

                              The board of directors of Premier Concepts unanimously recommends that the shareholders of Premier Concepts vote



                                   - FOR THE MERGER-RELATED PROPOSALS (PROPOSALS
                                     1 THROUGH 4) SET FORTH IN THIS PROXY
                                     STATEMENT/PROSPECTUS; AND



                                   - FOR THE PROPOSAL TO AMEND THE PREMIER
                                     CONCEPTS INCENTIVE STOCK OPTION PLAN.



                              TO AMAZESCAPE SHAREHOLDERS: The board of directors of AmazeScape believes that the merger is fair to AmazeScape and in the best interests of its shareholders and unanimously recommends that shareholders of AmazeScape give their written consent for approval of the merger agreement and the merger.



OPINION OF FINANCIAL
ADVISOR (SEE PAGE 41)         In deciding to approve the merger, Premier
                              Concepts' board of directors considered the opinion of a financial advisor, JWGenesis Capital
                              Markets, Inc. The opinion states that the consideration to be received by Premier Concepts under the February 1, 2000 draft merger agreement furnished to JWGenesis is fair, from a financial point of view, to Premier Concepts as of the date of the opinion.



U.S. FEDERAL INCOME TAX
CONSEQUENCES (SEE PAGE 38)    Each of Premier Concepts and AmazeScape has
                              counsel which will furnish an opinion, that the merger will qualify as a "tax-free reorganization" for U.S. federal income tax purposes. Subject to a number of assumptions, qualifications and limitations, holders of AmazeScape stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their AmazeScape stock for Premier Concepts stock in the merger.
                              The holders of Premier Concepts stock also will not recognize any gain or loss as a result of the merger.



                              THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL SHAREHOLDERS. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.



ACCOUNTING TREATMENT
(SEE PAGE 38)                 For financial statement purposes, AmazeScape is
                              considered the acquiring company. The merger has been treated as a purchase by AmazeScape of Premier Concepts.



MARKET PRICE INFORMATION
(SEE PAGE 13)                 Premier Concepts common stock is reported on the
                              Nasdaq SmallCap Market under the symbol "FAUX." On
                              November 16, 1999, the last full trading day before the public announcement of the proposed merger, the last reported per share sales price of Premier Concepts common stock was $2.50. On April
                              18, 2000, the most recent practicable date prior to the filing of this Proxy Statement/Prospectus, the last reported per share sales price for Premier Concepts common stock was $6.625.



                              Neither the common stock of AmazeScape nor its convertible preferred stock is publicly held or traded on any recognized securities market.



LISTING OF PREMIER CONCEPTS
COMMON STOCK                  Premier Concepts has applied to list its common
                              stock on the Nasdaq SmallCap Market under the new name "AmazeScape.com Inc." and new symbol "AMAS".
                              It has also applied to include in the listing the shares of its common stock issued or issuable in connection with the merger.

OWNERSHIP OF PREMIER
CONCEPTS AFTER THE MERGER
(SEE PAGE 37)                 In the merger, Premier Concepts will issue the
                              following securities:



                                   - 12,034,280 shares of common stock to
                                     holders of AmazeScape common stock; and



                                   - 428,571 shares of common stock to holders
                                     of AmazeScape common stock exchanged for Series B convertible preferred stock immediately prior to the completion of the merger; and



                                   - 150,000 shares of common stock to Al Cohen
                                     as fees for arranging the merger; and



                                   - 100,000 shares of common stock to Michael
                                     Gindi as fees for arranging the merger; and



                                   - 120 shares of Premier Concepts Series B
                                     convertible preferred stock to holders of AmazeScape Series A convertible preferred stock. The Series B convertible preferred stock will be convertible into 369,230 shares of Premier Concepts common stock.



                              After the merger, AmazeScape security holders will own 12,462,851 shares of Premier Concepts common stock or 87% of the total shares outstanding. Premier Concepts shareholders will own 1,626,853 shares or 11% of the holding company. Fees of 250,000 shares paid to arrangers will account for the remaining 2% of the holding company.



                              The above information is based on shareholdings on March 31, 2000 and does not take into account stock options, warrants, or convertible preferred stock of AmazeScape or Premier Concepts still outstanding after the merger. Conversion and exercise of these securities would result in:



                                   - 1,444,230 additional shares of common stock
                                     being issued to holders of AmazeScape
                                     outstanding warrants and Series A
                                     convertible preferred stock; and



                                   - 1,039,958 additional shares of common stock
                                     being issued to holders of Premier Concepts outstanding warrants and stock options.



                              Taking into account the issuance of these additional shares, on a fully diluted basis, Premier Concepts will be composed as follows:



                                   - Premier Concepts security holders will own
                                     2,666,811 shares of common stock or 16% of the total shares outstanding;



                                   - AmazeScape security holders will own
                                     13,907,081 shares of common stock or 83% of the holding company; and



                                   - Arrangers' fees will account for 250,000
                                     shares of common stock or 1% of the holding company.



DIRECTORS AND MANAGEMENT
OF HOLDING COMPANY
(SEE PAGE 55)                 The board of directors and the executive officers
                              of the holding company and AmazeScape Operations shall be the current members of AmazeScape board of directors and executive officers.



                              Four of the five directors presently serving on the board of directors of Premier Concepts and the current executive officers of Premier Concepts will serve as directors and executive officers of Premier Commerce following the merger. The president of AmazeScape will also serve as a director of Premier Commerce following the merger.


CONDITIONS TO COMPLETING TO
THE MERGER (SEE PAGE 52)      The respective obligations of Premier Concepts and
                              AmazeScape complete the merger are subject to the satisfaction or waiver of a number of conditions.
                              These conditions include, among others:



                                   - approval of the merger by the parties'
                                     shareholders;



                                   - that there is no law or court order
                                     prohibiting the merger;



                                   - that the representations and warranties of
                                     the respective parties made in the merger agreement remain accurate in all material respects, with permitted exceptions; and



                                   - that each of Premier Concepts and
                                     AmazeScape has performed in all material respects all of its respective obligations under the merger agreement.



TERMINATION OF THE MERGER
AGREEMENT (SEE PAGE 53)       Premier Concepts and AmazeScape can jointly
                              terminate the merger agreement at any time before completing the merger. In addition, either Premier
                              Concepts or AmazeScape can terminate the merger agreement if the merger is not completed by July
                              15, 2000 for any reason. Premier Concepts may terminate the merger agreement if AmazeScape commits a material breach of the merger agreement or if any of AmazeScape's representations and warranties are untrue on the closing date.
                              Likewise, AmazeScape may terminate the merger agreement if Premier Concepts or AmazeMerger commits a material breach of the merger agreement or if any of their respective representations and warranties are untrue on the closing date.


                                 OTHER MATTERS


RISK FACTORS (SEE PAGE 15)    The merger involves a number of risks to the
                              shareholders of each company. The shareholders of Premier Concepts and AmazeScape should carefully consider these risks before voting on or consenting to the proposals contained in this Proxy Statement/Prospectus. The principal factors which make the merger speculative or risky are described in the section entitled "Risk Factors."

                            SELECTED FINANCIAL DATA

     The following is selected historical financial data of Premier Concepts and AmazeScape. The Premier Concepts data is as of January 30, 2000 and January 31, 1999 and is for the each of the years then ended. AmazeScape's data is as of December 31, 1999, and is for the period from inception on August 9, 1999 through December 31, 1999. The data has been derived from audited historical financial statements appearing elsewhere in this Proxy Statement/Prospectus and should be read in conjunction with the financial statements and its related notes.

     This information is only a summary and you should read it together with the financial information included elsewhere in this Proxy Statement/Prospectus. See the section, "Where You Can Find More Information".

SELECTED HISTORICAL FINANCIAL DATA OF PREMIER CONCEPTS


                                                              YEAR ENDED    YEAR ENDED
                                                              JANUARY 30,   JANUARY 31,
                                                                 2000          1999
                                                              -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $12,377,600   $12,705,600
Operating loss..............................................     (714,100)   (1,051,600)
Store closing costs.........................................      130,100       114,400
Net loss....................................................     (745,200)   (1,059,700)
Net loss available to common shareholders...................     (897,708)   (1,059,700)
Net loss per common share...................................  $     (0.85)        (1.19)
Weighted average number of common shares outstanding........    1,055,100       887,500
STATISTICAL DATA:
Store revenues..............................................  $12,356,000   $12,525,400
Store gross margin..........................................    8,702,300     8,505,500
Store operating expenses....................................    7,547,600     7,843,400
Store operating profit......................................    1,024,300       662,100
Corporate overhead operating expenses.......................    1,734,900     1,616,800
Gross margin percentage.....................................         70.3%         67.3%
Comparable same store sales.................................   11,080,000    10,873,300
Comparable same store sales growth..........................          2.8%         (5.6)%


                                                              JANUARY 30,   JANUARY 31,
                                                                 2000          1999
                                                              -----------   -----------
BALANCE SHEET DATA:
Total assets................................................  $5,150,100    $5,136,700
Total liabilities...........................................   2,402,900     2,483,000
Working capital.............................................     333,400        61,400
Stockholders' equity........................................   2,547,200     2,653,700

SELECTED HISTORICAL FINANCIAL DATA OF AMAZESCAPE


                                                               FROM INCEPTION
                                                              (AUGUST 9, 1999)
                                                                  THROUGH
                                                                DECEMBER 31,
                                                                   1999)
                                                              ----------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................    $         0
Operating costs and expenses................................        220,000
                                                                -----------
Net loss/comprehensive loss.................................    $  (220,000)
                                                                ===========
Weighted shares outstanding.................................     11,738,000
Basic and diluted loss per share............................    $     (0.02)
                                                                ===========
PRO FORMA NET LOSS PER SHARE GIVING EFFECT TO CONVERSION OF
SERIES B PREFERRED STOCK PRIOR TO COMPLETION OF PENDING
MERGER TRANSACTION:
Weighted equivalent common shares outstanding...............     11,774,000
Basic and diluted loss per share............................    $     (0.02)
                                                                ===========



                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
BALANCE SHEET DATA:
Cash........................................................   $  821,000
Other current assets........................................    2,169,000
Other assets................................................    1,204,000
                                                               ----------
Total assets................................................    4,194,000
Total liabilities...........................................      149,000
Total stockholders' equity..................................   $4,045,000

                    MARKET FOR PREMIER CONCEPTS COMMON STOCK
                              AND RELATED MATTERS

PRICE RANGE OF COMMON STOCK

     Since April 23, 1997, the common stock, $.002 par value of Premier Concepts has traded on the Nasdaq SmallCap Market under the symbol "FAUX." The following table sets forth the reported high and low trade information for the Premier Concepts common stock for the periods indicated.


                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year 1999
  First Quarter.............................................  $ 5.50   $ 3.25
  Second Quarter............................................  $ 4.75   $ 2.63
  Third Quarter.............................................  $ 3.50   $ 0.63
  Fourth Quarter............................................  $1.125   $ 0.88
Fiscal Year 2000
  First Quarter.............................................  $2.375   $0.875
  Second Quarter............................................  $ 2.00   $1.375
  Third Quarter.............................................  $ 1.25   $0.938
  Fourth Quarter............................................  $21.25   $0.875
Fiscal Year 2001
  First Quarter (through April 18, 2000)....................  $18.25   $6.325


                              ---------------------------------------------
     All prices have been adjusted to give retroactive effect to a one-for-two reverse stock split that was effective on April 24, 1999.

     The high and low sales prices of Premier Concepts Common Stock on April 18, 2000 were $7.00 and $6.375, respectively, as reported on the Nasdaq SmallCap Market. As of April 18, 2000, there were approximately 540 shareholders of record of Premier Concepts common stock.

     The AmazeScape common stock is not traded on any recognized securities market.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA


     The table below sets forth, for the periods indicated, the following:

     - The historical net loss and book value per share of Premier Concepts Inc. for the fiscal years ended January 30, 2000 and January 31, 1999.

     - The historical net loss and book value per share of AmazeScape for the period from inception (August 9, 1999) to December 31, 1999.


     - Pro forma historical net loss and book value per share of the combined entity of Premier and AmazeScape accounted for as a purchase by AmazeScape of Premier, for the period presented. (See footnote (B))



     Neither Premier Concepts nor AmazeScape have declared or paid cash dividends on their common stock. Any future earnings are expected to be retained for use in the operations and expansion of the business. Neither Premier Concepts nor AmazeScape anticipate paying any cash dividends in the foreseeable future.


     The information presented in this table should be read in conjunction with the pro forma condensed consolidated financial information and the separate financial statements of Premier Concepts and AmazeScape included elsewhere in this document.


                                                                                      AS OF OR FOR THE
                                                                AS OF OR FOR THE      FISCAL YEAR ENDED
                                                                FISCAL YEAR ENDED        JANUARY 31,
                                                                JANUARY 30, 2000            1999
                                                              ---------------------   -----------------
PREMIER CONCEPTS, INC.:
  Net loss per common
     share..................................................         $(.085)               $(1.19)
  Cash dividends paid per common share......................             --                    --
  Book value per common share(A)............................         $ 1.76                $ 2.99



                                                                AS OF OR FOR THE
                                                              PERIOD FROM INCEPTION
                                                                (AUGUST 9, 1999)
                                                                     THROUGH
                                                                DECEMBER 31, 1999
                                                              ---------------------
AMAZESCAPE.COM INC.
  Net loss per common
     share..................................................          $(.02)
  Cash dividends paid per common share......................             --
  Book value per common share...............................          $ .34

PRO FORMA COMBINED(B):
  Net loss per common
     share..................................................          $(.29)
  Cash dividends paid per common share......................             --
  Book value per common share(A)............................          $1.17


---------------

(A) Includes redeemable common stock not included in stockholders equity at January 30, 2000.



(B) The pro forma combined book value per common share data combines the balance sheet of Premier as of January 30, 2000 with the balance sheet of AmazeScape as of December 31, 1999, and includes all shares of common stock anticipated to be issued in the merger. The pro forma combined loss per common share data combines the operations of Premier for the year ended January 30, 2000, with the operations of AmazeScape for the period from inception (August 9, 1999) to December 31, 1999, as if the merger had been consummated at the beginning of the period presented. Pro forma combined per share data for the year ended January 31, 1999 is not presented, as AmazeScape did not have operations during the period.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     Each of Premier Concepts and AmazeScape has made forward-looking statements in this Proxy Statement/Prospectus and in other documents to which you are referred that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations or the performance of the companies after the merger is completed. When any of the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the actual financial results and performance of each of the companies before the merger and of the holding company after the merger, and these factors or events could cause those results or performance to differ significantly from those expressed in these forward-looking statements. Many of these risks and uncertainties are not within either company's control and are set forth under the section "Risk Factors."

     Neither Premier Concepts nor AmazeScape is undertaking any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Proxy Statement/Prospectus. Additionally, neither Premier Concepts nor AmazeScape is undertaking any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this Proxy Statement/Prospectus. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Proxy Statement/Prospectus.

                                  RISK FACTORS

     The proposed merger poses a high degree of risk for both the shareholders of Premier Concepts and the shareholders of AmazeScape. Before deciding how to vote on the proposals set forth in this Proxy Statement/ Prospectus, shareholders should carefully consider the following risks.

                  RISKS RELATING TO PREMIER CONCEPTS' BUSINESS

     The following risks pertain to Premier Concepts and its business and are applicable without regard to whether the merger occurs.

PREMIER CONCEPTS HAS A
HISTORY OF OPERATING
LOSSES. Premier Concepts purchased the Impostors business from a company that was in bankruptcy in 1994. At January 30, 2000, Premier Concepts had suffered cumulative operating losses of $2,847,000 since the 1994 acquisition of the retail stores. Except for an operating profit of $326,000 for the year ended January 26, 1997, Premier Concepts has not had an operating profit in its six years of operating the retail chain. There are no assurances that Premier Concepts will ever enjoy profitable operations in the future.

PREMIER CONCEPTS HAS
LIMITED WORKING CAPITAL.      Because of its operating losses, Premier Concepts
                              has limited working capital. As a result, it may not be able to pursue business opportunities, including opening new stores, that would otherwise be desirable.


THE ASSETS OF PREMIER
CONCEPTS ARE ALREADY
LEVERAGED.                    Substantially all the assets of Premier Concepts
                              are encumbered by bank debt. At January 30, 2000, the amount of bank debt outstanding was $404,000.
                              While Premier Concepts is current in the payment of this debt, future losses from its operations may impair its ability to make payments. If
                              Premier Concepts fails to pay this debt when due or otherwise defaults on its secured debt, the bank could foreclose against its assets and effectively force a termination of its business.
                              In addition, its leveraged position impairs the ability of Premier Concepts to obtain additional financing to fund working capital requirements, capital expenditures or other purposes. This renders Premier Concepts more vulnerable to extended economic downturns, restricts its ability to make acquisitions or otherwise exploit business opportunities and limits its flexibility to respond to changing economic conditions.



SOME JEWELRY MAY BE SUBJECT
TO INFRINGEMENT CLAIMS.       Approximately 20% of Premier Concepts' products
                              represent jewelry designs or concepts which have been inspired by fine jewelry developed or sold by famous designers. While most jewelry designs are not protected by copyright or trademark law, on occasion a particular design may be subject to a design copyright or trademark registration obtained by the original designer. Although
                              Premier Concepts has developed methods of merchandising and purchasing to minimize the risk, it cannot assure investors that from time to time it will not inadvertently infringe upon the intellectual property rights of third parties.


PREMIER CONCEPTS HAS NO
PROPRIETARY ADVANTAGE WITH
RESPECT TO ITS JEWELRY
DESIGNS. Neither the design nor concept of any of Premier Concepts' jewelry is subject to protection under the copyright, trademark or trade secret laws. As a result, Premier Concepts has no proprietary advantage over others competing in its markets.

PREMIER CONCEPTS IS
DEPENDENT UPON ITS
VENDORS FOR PURCHASE OF
ITS PRODUCTS.                 Any of Premier Concepts' suppliers or
                              manufacturers may discontinue selling their products to it for any reason. Although Premier
                              Concepts believes that it can establish
                              alternative sources for most of its products, any delay in locating or establishing new relationships with other sources could result in product shortages and back orders for the product with resulting loss of revenues.

THE BUSINESS OF PREMIER
CONCEPTS IS HIGHLY
SEASONAL.                     Premier Concepts' mall locations generate nearly
                              20% of their business during the December holiday season. Its twelve tourist locations are less sensitive to seasonal fluctuations; however, on a store-by-store basis, they do experience fluctuations based upon various factors, including seasonal economic conditions, transportation costs and other factors affecting tourism in their particular locations. This seasonality results in higher demand for working capital at various times of the year.

                    RISKS RELATING TO AMAZESCAPE'S BUSINESS

     The following risks pertain to AmazeScape and its business and are applicable without regard to whether the merger is completed.

AMAZESCAPE'S BUSINESS IS
DIFFICULT TO EVALUATE BECAUSE
OF ITS LIMITED OPERATING
HISTORY AS AN INTERNET
COMPANY. AmazeScape was incorporated on August 9, 1999 and is a development stage company with no material revenues to date. Accordingly, AmazeScape's business has only a very limited operating history on which you can base your evaluation of the business. As a result, you will find it difficult to predict AmazeScape's future revenues or results. In addition, you must consider AmazeScape's prospects in light of the risks and uncertainties encountered by companies in an early stage of development in the new and rapidly evolving market for Internet-based services.

AMAZESCAPE HAS NEVER BEEN
PROFITABLE AND MAY NOT BE
PROFITABLE IN THE FUTURE.     AmazeScape has not made a profit to date and may
                              not be able to do so in the future. AmazeScape has incurred net losses of $220,000 from August 9, 1999 through December 31, 1999. AmazeScape expects to continue to experience losses for the foreseeable future, and cannot be certain when it will become profitable, if at all. AmazeScape's failure to achieve and maintain profitability could adversely affect the market price of AmazeScape common stock.

AMAZESCAPE FACES
COMPETITION FROM COMPANIES
OPERATING BUSINESSES SIMILAR
TO ITS OWN, AND
AMAZESCAPE'S FAILURE TO
COMPETE SUCCESSFULLY WITH
ITS CURRENT OR FUTURE
COMPETITORS COULD
MATERIALLY ADVERSELY
AFFECT ITS BUSINESS.          The market in which AmazeScape operates is very
                              competitive. Its chief competitors in the portal arena are Yahoo, Starmedia, Quepasa.com and China.com. AmazeScape seeks to grow by adding other languages, services and content as it implements its business plan. Other portals and web sites could provide substantially similar content and services. This may prevent AmazeScape from differentiating itself from other sites, making subscriber growth very difficult. These sites also have a substantially greater number of users, making their online communities better populated. AmazeScape may be unable to convince users of other portals to use or visit
                              AmazeScape's site, making its available pool of potential online community users smaller.

                              The market for digital subscriber line (DSL) access is growing rapidly, with firms like Covad Communications, Rhythm NetConnections, NorthPoint Communications, Copper Mountain Networks Inc. and High Speed Access Corp., all providing DSL access. Most major phone companies are also starting to deploy DSL service to businesses and to retail consumers. Due to the inherent difficulty of establishing a DSL network and infrastructure, AmazeScape will use a "private-label" approach, establishing relationships with DSL providers and creating its own brand. Although this segment of the Internet access business is growing, AmazeScape may be unable to have enough subscribers to justify expenditures and resources to continue pursuing this business. Technological advances in other forms of Internet access may make this type of access obsolete, cumbersome, complicated or cost-ineffective relative to other methods and forms of Internet access.


                              Currently, most home users of the Internet utilize so-called "dial-up" services, accessing the Internet via their home personal computer using a modem for access. Large, national dial-up Internet Service Providers include America Online, CompuServe, Earthlink and Prodigy. These companies are established, have existing infrastructure, comprehensive customer support and software, large customer bases and the ability to negotiate with phone companies to provide very cost-effective access. AmazeScape currently is under contract with Ziplink to provide "private-label" dial-up access for users who sign up for the service. If AmazeScape cannot develop the critical mass of users or if AmazeScape cannot attain profitability in a meaningful period of time, AmazeScape may have to cease operations in that area of business. Customer's unwillingness to try AmazeScape's dial-up service, dissatisfaction with service or customer support and non-competitive pricing could hinder its growth in this segment of its business.

AMAZESCAPE'S FAILURE TO
ESTABLISH RELATIONSHIPS
WITH ADDITIONAL INTERNET
CONTENT PROVIDERS OR TO
MAINTAIN EXISTING
RELATIONSHIPS WITH ITS
PROVIDERS MAY AFFECT ITS
ABILITY TO COMPETE.           AmazeScape's ability to compete successfully in
                              the online portal market is dependent upon its ability to enter into new relationships with companies not already in alliance with AmazeScape and to maintain these relationships on a continued basis. If AmazeScape is unable to enter into new business relationships with companies that provide data and support services for portals and ISPs, the growth of AmazeScape's business could be inhibited. AmazeScape's failure to maintain its existing relationships with its business partners for any reason could also cause it to lose existing and potential customers. A loss of customers or restrictions on AmazeScape's ability to grow its business could have a material adverse effect on AmazeScape's results of operations and financial condition.


AMAZESCAPE'S BUSINESS PLAN
DEPENDS ON THIRD-PARTY
TECHNOLOGY AND CONTENT
PROVIDERS; LOSS OF THESE
RELATIONSHIPS COULD IMPAIR
ITS WEB SITE.                 AmazeScape depends on establishing and maintaining
                              relationships with leading content providers, electronic commerce merchants, technology providers and infrastructure providers.
                              Specifically, AmazeScape depends on third parties for its translation capabilities. Most of AmazeScape's agreements with these third parties are not exclusive and its competitors are free to compete for these same providers and merchants, potentially impacting AmazeScape's relationships.
                              There is no assurance that AmazeScape will be able to maintain these relationships or replace them on financially attractive terms. If the providers and merchants with which AmazeScape has these relationships perform inadequately, curtail their activities with AmazeScape, or provide their services to a competitor, AmazeScape's business, financial condition and results of operations could be materially and adversely affected.


IF AMAZESCAPE'S ONLINE
SERVERS BECAME UNAVAILABLE,
IT COULD LOSE CUSTOMERS.      AmazeScape could lose users and customers for its
                              online portal and ISP business if they do not have ready access to its online servers, or if its online servers and computer systems do not perform reliably and to its customers' satisfaction.
                              Network interruptions or other computer system shortcomings, including inadequate capacity, could reduce cus-tomer satisfaction with AmazeScape's services or prevent customers from accessing its services and seriously damage its reputation.

                              As the number of users online increases, it will need to expand and upgrade the technology underlying its services. AmazeScape may be unable to predict accurately changes in the volume of user traffic and therefore be unable to expand and upgrade its systems and infrastructure in time to avoid system interruptions. System interruptions affect the quality of AmazeScape's services to existing customers and may cause AmazeScape to lose users. In addition, AmazeScape may need to divert significant resources to expand and upgrade its existing systems and infrastructure to meet any increase in user demand. This could have a material adverse effect on AmazeScape's business, results of operations and financial condition.

                              Although AmazeScape is planning to provide a redundant server capability in another geographic area, all of AmazeScape's computer and communications equipment is currently located in New York City, NY. This equipment is vulnerable to interruption or damage from fire, flood, power loss, telecommunications failure and earthquake. Some of the components of AmazeScape's computer and communication systems do not have immediate automatic backup equipment. The failure of any of these components could result in down time for AmazeScape's server and could seriously harm its business. AmazeScape's property damage and business interruption insurance may not protect it from any loss that it may suffer.

                              AmazeScape's computer and communications systems are also vulnerable to computer viruses, physical or electronic break-in and other disruptions. These problems could lead to interruptions, delays, loss of data or the ineffective operation of AmazeScape's server. Any of these outcomes could seriously harm AmazeScape's business.

AMAZESCAPE MAY BE UNABLE TO
PROTECT ADEQUATELY ITS
INTELLECTUAL PROPERTY RIGHTS,
AND ASSERTING ITS
INTELLECTUAL PROPERTY RIGHTS
MAY SUBJECT AMAZESCAPE TO
LITIGATION WHICH COULD HARM
ITS OPERATING RESULTS.        The unauthorized reproduction or other
                              misappropriation of AmazeScape's proprietary technology or use of its other intellectual property rights could enable third parties to benefit from AmazeScape's technology and other intellectual property rights without compensating
                              AmazeScape. Such activities could have a material adverse effect on AmazeScape's competitive position, business, operating results and financial condition. Although AmazeScape has taken steps to protect its proprietary technology and other intellectual property, steps taken may be inadequate. AmazeScape does not know whether it will be able adequately to defend its proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States. If AmazeScape resorts to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

AMAZESCAPE MAY FACE
INTELLECTUAL PROPERTY
INFRINGEMENT AND OTHER
CLAIMS FROM THIRD PARTIES
IN CONNECTION WITH THE USE
OF AMAZESCAPE'S TECHNOLOGY
WHICH COULD REQUIRE IT TO
INCUR SUBSTANTIAL COSTS
AND DIVERT ITS RESOURCES
FROM ITS BUSINESS.            Although AmazeScape attempts to avoid infringing
                              known proprietary rights of third parties, it is subject to the risk of claims alleging infringement of third party proprietary rights. If
                              AmazeScape were to discover that any of its products violated third party proprietary rights, there can be no assurance that it would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake the reengineering would be successful.
                              AmazeScape does not conduct comprehensive patent searches to determine whether the technology used in its products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

                              Any claim of infringement could cause AmazeScape to incur substantial costs defending against the claim, even if the claim is invalid, and could distract its management from its business for periods of time. A party making a claim could secure a judgment that requires AmazeScape to pay substantial damages. A judgment could also include an injunction or other court order that could prevent it from selling its products or services. Any of these events could have a material adverse effect on AmazeScape's business, operating results and financial condition.

AMAZESCAPE MAY FACE CLAIMS
FROM THIRD PARTIES IF ITS
REGISTERED USERS VIOLATE
THE RIGHTS OF THIRD PARTIES
RESULTING IN SUBSTANTIAL
COSTS AND DIVERSION OF ITS
RESOURCES.                    Users of AmazeScape will have access to post
                              webpages, send email and utilize other services provided by AmazeScape. Users who post information that may infringe on any of AmazeScape's terms of service could involve AmazeScape in litigation, lawsuits and injunctions. If AmazeScape is held liable for any incident caused by one of its users, it could materially and adversely affect its ability to conduct its business and distract management in defending itself and AmazeScape, reducing the time AmazeScape can commit to its business.

AMAZESCAPE DEPENDS ON THE
CONTINUED GROWTH OF
THE INTERNET AND ANY
DECREASE IN CONSUMER USE
OF THE INTERNET OR THE
GROWTH OF THE INTERNET
COULD HARM ITS BUSINESS.      AmazeScape's ability to generate revenues is
                              substantially dependent upon continued growth in the acceptance and use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. AmazeScape cannot be certain that the necessary infrastructure or complementary products or services will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, there can be no assurance that the infrastructure will continue to be able to support the demands placed upon it by potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle increased levels of Internet activity, increased governmental regulation or taxation of Internet commerce may restrict the growth of the Internet.
                              If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, it would have a material adverse effect on AmazeScape's business, operating results and financial condition.

AMAZESCAPE'S BUSINESS MAY
BE HARMED BY THE SECURITY
RISKS RELATED TO INTERNET
COMMERCE.                     A significant barrier to submission of personal
                              data of users over the Internet is the secure transmission of confidential information over public networks. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer transaction data. If any compromise of this security were to occur, it could have a material adverse effect on AmazeScape's potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations.
                              AmazeScape may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by the breaches. Security breaches could also damage AmazeScape's reputation and expose it to a risk of loss or litigation and possible liability.

GROWTH RATES OF THE
INTERNET MAY AFFECT
AMAZESCAPE'S ABILITY
TO GROW WITH RESPECT
TO USERS, WEB SITE
TRAFFIC AND ADVERTISING
REVENUE. AmazeScape cannot assure investors that users will find the content and services of the site to be useful to their needs and wants. Decreased usage of the Internet may slow AmazeScape's growth or even decrease its number of registered users.

                             This in turn significantly reduces or halts
                             AmazeScape's ability to generate revenue by allowing advertising on its site. Advertising revenue is proportional to the traffic that its site handles on an ongoing basis. Any decrease in traffic on AmazeScape's site will adversely affect its advertising model for revenue. Moreover, advertising distributors may either halt or revoke advertising contracts if its site does not generate the minimum Web site traffic that is required by many of these vendors.

                             The model of Internet advertising is still a relatively new phenomenon compared to most other forms of advertising media, including print, television, billboards and radio. Due to intense competition from traditional advertising media as well as intense competition from and among sellers of advertising on the Internet, utilizing an advertising revenue model may be unprofitable. Pricing models change at a rapid pace, which may reduce the profitability of the advertising model that AmazeScape projects for growth. If, following the merger, AmazeScape's web site advertising impressions or page hits decline, or the number of users does not grow or declines, the value of AmazeScape will likely decline.

AMAZESCAPE'S ONLINE
COMMUNITY MODEL MAY
NOT WORK.                    AmazeScape's primary source of revenue is
                             anticipated to be through advertising provided on its web site. Its plan to generate revenue through the sale of advertising is based on the assumption that users will find its plan and execution of offering links to web sites as well as services to registered users to be attractive enough for repeated visits to its web site. This assumption may not be correct.

                             For AmazeScape to be profitable, it must also provide goods, services, content partners and vendors which users will find attractive enough to visit on a frequent and ongoing basis. There are no assurances that users of the Internet will continue to find this type of online community attractive. If users do not find AmazeScape's online community attractive, AmazeScape may be unable to generate significant web site traffic and the resulting advertising revenues.

                          RISKS RELATING TO THE MERGER

     In addition to the risks relating to the businesses of Premier Concepts and AmazeScape which are described above, you should carefully consider the following risk factors relating to the merger in determining whether to vote in favor of the proposals contained in this Proxy Statement/Prospectus.

COMMON STOCK RECEIVED BY
HOLDERS OF AMAZESCAPE IN
THE MERGER WILL FLUCTUATE
IN VALUE.                    The market price of the Premier Concepts common
                             stock to be issued in the merger will fluctuate as a result of changes in the business, operations or prospects of the holding company and its operating subsidiaries as well as market assessments of the impact of the merger. Because the market price of Premier Concepts common stock fluctuates, the value of the Premier Concepts common stock that AmazeScape shareholders will receive will depend upon the market price of those shares at the time of the merger. There can be no assurance as to this value. For historical and current market prices of Premier Concepts common stock, see section "Market for Premier Concepts Common Stock and Related
                             Matters."

OFFICERS AND DIRECTORS HAVE
POTENTIAL CONFLICTS OF
INTEREST IN THE MERGER.       The directors and officers of each company may
                              have interests in the merger different from, or in addition to their shareholders. For example, the current members of the board of directors of AmazeScape will become members of the board of directors of the holding company. See "Interests of Related Persons in the Merger."


AMAZESCAPE'S EXISTING
SHAREHOLDERS WILL
CONTINUE TO EXERCISE
SIGNIFICANT CONTROL OVER
THE HOLDING COMPANY.          Currently AmazeScape's founding shareholders,
                              officers and directors beneficially own
                              approximately 92% of the common stock of AmazeScape and, after the merger, will continue to own approximately 67% of the outstanding common stock of the holding company, on a fully diluted basis. In addition, AmazeScape's directors will receive options to purchase an additional 125,000 shares of common stock of the holding company. As a result, the founders of AmazeScape will have the ability to control and direct the affairs and business of the holding company. The concentration of ownership may also have the effect of delaying, deferring or preventing a change in control in the holding company.


SHAREHOLDERS MAY BE
ENTITLED TO APPRAISAL
AND DISSENTERS' RIGHTS.       Shareholders of AmazeScape who do not consent to
                              the merger agreement and merger may, by following procedures prescribed by Chapter 92A "Mergers and Exchanges of Interest" of the Nevada Revised
                              Statutes, exercise dissenter's rights and receive cash for their shares of AmazeScape common stock.

                              A dissenting shareholder of AmazeScape must follow the appropriate procedures under Nevada law or suffer the termination or waiver of these rights. In the event a dissenting shareholder relinquishes or loses his dissenter's rights, the shareholder will receive from Premier Concepts the same number of shares of Premier Concepts common stock that the shareholder would have received in the merger had the shareholder not attempted to exercise dissenter's rights. Premier Concepts has no obligation to complete the merger if holders of more than 2% of the outstanding shares of AmazeScape common stock request or continue to have the right to exercise dissenter's rights. See section "Dissenter's Rights of AmazeScape Shareholders."

THE PUBLIC TRADING MARKET
FOR PREMIER CONCEPTS
COMMON STOCK HAS BEEN
ILLIQUID AND HIGHLY SPORADIC,
AND THERE HAS BEEN NO
PREVIOUS PUBLIC MARKET FOR
AMAZESCAPE COMMON STOCK;
THEREFORE, TO THE EXTENT
A MARKET DEVELOPS FOR THE
HOLDING COMPANY'S COMMON
STOCK AFTER THE MERGER, IT
IS LIKELY TO BE VOLATILE.     There historically has been only a limited and
                              sporadic public trading market for Premier
                              Concepts common stock. There is no assurance that the current market will continue to exist or will improve in the future. As a result, holders of the common stock after the merger may not be able to liquidate their investment without considerable delay, if at all. If a more active market does develop, the price of the common stock may be highly volatile. Broad market fluctuations and other factors, including new product developments and trends in the industry and the investment markets generally, as well as economic conditions and quarterly variations in the results of operations of the holding company, may also adversely affect the market price of the common stock.

                              AmazeScape common stock is currently not quoted on any quotation system, nor has there been any public market for the common stock. As a result of the merger, provided that the Nasdaq Stock Market, Inc. approves the listing of the holding company's common stock, the market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors, including fluctuations in the operating results of the holding company and its subsidiaries, announcements of technological innovations or new products and/or services by the holding company or its competitors, governmental regulatory action, developments with respect to proprietary rights and general market conditions.

FUTURE ISSUANCES OF COMMON
STOCK COULD DILUTE CURRENT
SHAREHOLDERS.                 Premier Concepts has the authority to issue up to
                              850,000,000 shares of common stock and to issue options and warrants to purchase shares of common stock without shareholder approval. These future issuances could be at values substantially below the price paid for common stock by current shareholders. In addition, large blocks of common stock could be issued to fend off unwanted tender offers or hostile takeovers without further shareholder approval. Future sales of Premier
                              Concepts common stock, whether upon original issuance or by current shareholders or persons acquiring common stock upon the exercise of warrants or stock options or the conversion of convertible preferred stock, may depress the market price for the common stock.


FUTURE ISSUANCE OF COMMON
STOCK COULD ADVERSELY
AFFECT THE MARKET.            Sales of substantial amounts of the common stock
                              in the public market, or the prospect of these sales, could depress the prevailing market price of the holding company's common stock and its ability to raise equity capital in the future.
                              Upon completion of this merger, the holding company will have outstanding 14,339,704 shares of common stock, warrants and options to purchase up to an additional 2,114,958 shares as well as 369,230 shares to be issued upon conversion of AmazeScape preferred stock assuming the maximum number of shares to be issued upon conversion. It is anticipated that all outstanding shares of common stock and all common stock to be issued upon the exercise of outstanding warrants and options or the conversion of outstanding
                              Convertible Preferred Stock will be immediately eligible for sale in the public market following the merger.


THE SECURITIES OF THE
HOLDING COMPANY COULD BE
EXCLUDED FROM THE NASDAQ
SMALLCAP MARKET.              Under the Nasdaq Stock Market Marketplace Rules,
                              Nasdaq requires its issuers to comply with applicable requirements for initial inclusion
                              (rather than continued inclusion) where the issuer merges with a non-Nasdaq entity which results in a change of control and a change in the business of the issuer. After the merger, for the common stock to be listed on the Nasdaq SmallCap Market, the holding company must satisfy the following requirements for initial inclusion:

                                  - net tangible assets (total assets, excluding
                                    goodwill, minus total liabilities) must be at least $4 million, or market capitalization must be at least $50 million, or net income in the latest fiscal year or two of the last three fiscal years must be at least $750,000;

                                  - public float must be at least 1 million
                                    shares not including shares held directly or indirectly by officers or directors or by any other person who beneficially owns more than ten percent of the holding company's total outstanding shares;

                                  - the market value of the holding company's
                                    public float is at least $5 million;

                                  - the minimum bid price of the holding
                                    company's common stock must be at least $4 per share;

                                  - there must be at least three market makers
                                    for the holding company's common stock;

                                  - there must be at least 300 shareholders of
                                    the holding company's common stock with each shareholder holding at least 100 shares of common stock;

                                  - the holding company must have an operating
                                    history of at least one year; and

                                  - the holding company must meet specific
                                    corporate governance tests promulgated by
                                    Nasdaq.

                             There are no assurances that the holding company will meet all of these requirements following the completion of the merger. Moreover, even if it does, Nasdaq may, in its sole discretion, still deny inclusion of any of its securities on the Nasdaq SmallCap Market or apply additional or more stringent criteria for the inclusion of any securities on the Nasdaq SmallCap Market. Accordingly, there can be no assurance that the common stock will continue to be reported on the Nasdaq SmallCap Market after the merger. Even if the listing is maintained, there is no assurance that any trading market for the common stock will exist. Consequently, you may not be able to liquidate your investment in the future, if at all, and as a result may lose a significant portion, or all, of your investment.

NO DIVIDENDS WILL BE PAID
IN THE NEAR FUTURE.          Neither Premier Concepts nor AmazeScape has ever
                             paid dividends on its common stock. Following the merger, it is not anticipated that the holding company will pay dividends in the foreseeable future. The holding company intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its businesses following the merger.

            RISKS RELATING TO THE BUSINESS, FINANCES AND OPERATIONS
                           OF THE COMBINED COMPANIES

PREMIER CONCEPTS AND
AMAZESCAPE HAVE BOTH
INCURRED SUBSTANTIAL
LOSSES, AND THE HOLDING
COMPANY MAY NEVER
BECOME PROFITABLE.           Both Premier Concepts and AmazeScape have incurred
                             cumulative net operating losses and experienced negative cash flow. It is expected that the combined companies will continue to experience operating losses and negative cash flow for the foreseeable future. Accordingly, there can be no assurance that the holding company's revenues will ever exceed its expenses or that it will become profitable.

THE HOLDING COMPANY MAY
REQUIRE ADDITIONAL FUNDING
WHICH MAY NOT BE AVAILABLE
ON FAVORABLE TERMS
OR AT ALL.                   Although Premier Concepts and AmazeScape each
                             believe that, following the merger, the cash balances, cash equivalents and cash generated from operations will be adequate to fund the holding company's operations for at least the next twelve months, these sources may prove to be inadequate. After these twelve months, the holding company may require additional funds to support its working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing, bank debt financing or from other sources. Adequate funds may not be available when needed or may not be available on favorable terms. If the holding company raises additional funds by issuing equity securities or convertible debt securities, existing shareholders may be diluted or have their rights subordinated to newly-issued senior securities. If funding is insufficient at any time in the future, the holding company may not be able to develop or enhance its products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm its business.
                             The future capital requirements of the holding company depend upon many factors, including the following:

                                  - the occurrence, timing, size and success of
                                    any future acquisitions;

                                  - the cost of building brand awareness for a
                                    new company;

                                  - the cost of developing necessary
                                    technologies; and

                                  - the rate at which the holding company
                                    expands its operations both domestically and internationally.

FOLLOWING THE MERGER,
THE COMBINED COMPANIES
WILL NOT RECEIVE ALL OF THE
TAX BENEFITS ASSOCIATED
WITH THEIR ACCUMULATED
NET OPERATING LOSSES.        Both Premier Concepts and AmazeScape have
                             accumulated net operating losses which, if the merger does not occur, may be available to reduce their respective taxable incomes and liability for income taxes in future years. The provisions of the tax code governing the use of net operating losses contain limitations on the use of combined net operating loss carryforwards following a change in control. The merger will result in a change in control of both Premier Concepts and AmazeScape. As a result, following the merger the combined companies may be unable to receive the tax benefits of the accumulated net operating losses of Premier
                             Concepts and AmazeScape, in whole or in part.

THE INTERNET MAY NOT BE A
VIABLE, PROFITABLE
COMMERCIAL VEHICLE FOR
THE COMBINED COMPANIES.      While the Internet is used for data retrieval,
                             entertainment, advertising, commerce, retail transactions and correspondence, it may not be a viable commercial marketplace. Users and entities may be unwilling to advertise, market and sell their goods and services online. Development of the Internet may be inadequate to support further growth, stifling or delaying response times to sites, degrading a user's total online experience.
                             Security and privacy issues may prevent or discourage the use of the Internet. All these factors can prove to be detrimental to the implementation of the holding company's business plan and have an adverse effect on the ability for AmazeScape to generate and direct traffic to its site.

THE EXPECTED SYNERGIES OF
THE COMBINED COMPANIES MAY
NOT BE REALIZED OR MAY
NOT PRODUCE THE
EXPECTED RESULTS.            Premier Concepts expects to generate additional
                             sales by advertising its products on AmazeScape's web site directly to AmazeScape's community and visitors. AmazeScape expects to generate additional membership by advertising on Premier Concepts' web site and in their stores. AmazeScape also expects to generate additional advertising revenues by establishing an Internet presence in Premier
                             Concepts' stores. There are no guarantees that these results will materialize, and if they do not, the price of common stock may drop, resulting in loss of part or all of your investment.

THE TRANSACTIONS
CONTEMPLATED BY
THE MERGER AGREEMENT WILL
RESULT
IN GOODWILL THAT WILL
REDUCE THE
EARNINGS OF THE COMBINED
COMPANIES.                   Because the merger will be treated as a purchase
                             for accounting and financial reporting purposes, goodwill will be recorded on the consolidated books of the holding company. The actual amount of goodwill to be recorded can not be determined until the closing of the merger as it is partially dependent upon the market value of Premier
                             Concepts' common stock on the date the merger is completed. However, as of the date of this filing total goodwill is estimated in excess of $11 million. This would result in amortization charges of approximately $2.26 million per year over a five year useful life.



                             Refer to "Premier Concepts, Inc. and
                             AmazeScape.com, Inc. Pro Forma Condensed
                             Consolidated Financial Statements (Unaudited)," on page F-28, for information regarding the determination and financial statement effects of the goodwill.


THERE MAY BE UNANTICIPATED
PROBLEMS IN INTEGRATING THE
BOARD
OF DIRECTORS, MANAGEMENT
AND
EMPLOYEES OF PREMIER
CONCEPTS
AND AMAZESCAPE.              The holding company will retain the management,
                             employees and board of directors of both companies.
                             The board and management of AmazeScape will become the board and management of the holding company and the AmazeScape Operations subsidiary. The board and management of the Premier Commerce subsidiary will be chiefly comprised of individuals who have served as directors and officers of Premier Concepts. It is expected that these groups will work together for the benefit of all shareholders. However, there can be no guarantees that all individuals will remain with the holding company. Departures may affect the day to day operations of the combined companies and as a result the stock price may drop resulting in loss of part or all of your investment.

                   THE PREMIER CONCEPTS SHAREHOLDERS MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies to the shareholders of Premier Concepts for use at Premier Concepts' special shareholders meeting. As a shareholder of Premier Concepts, you must consider and vote upon the following proposals at the special meeting:

     - to amend Premier Concepts' Articles of Incorporation to increase its authorized capital to include 120 shares of convertible preferred stock, for issuance in the merger;

     - to issue 12,712,851 shares of common stock and 120 shares of convertible preferred stock in connection with the merger;

     - to amend Premier Concepts' Articles of Incorporation to change the name of the corporation from "Premier Concepts, Inc." to "AmazeScape.com Inc.";

     - to adopt the 2000 Stock Option Plan, as contemplated by the merger agreement;

     - to amend the 1993 Incentive Stock Option Plan to increase from 165,000 to 272,500 the number of shares of Premier Concepts common stock for which options may be issued; and

     - to transact any other business as may properly come before the special meeting.

Each copy of this Proxy Statement/Prospectus mailed to the shareholders of Premier Concepts is accompanied by a form of proxy for use at the special meeting.

 THE BOARD RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF ALL OF THE FOREGOING
                                   PROPOSALS.

RECORD DATE; QUORUM

     The Premier Concepts board of directors has fixed the close of business on
[              , 2000] as the record date for the determination of the holders of Premier Concepts common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Premier Concepts common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Premier Concepts common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum.

VOTE REQUIRED

     As of the record date for the special meeting, there were 1,626,853 shares of Premier Concepts common stock outstanding, each of which is entitled to one vote on each matter properly submitted at the special meeting.

     Approval of the amendment of Premier Concepts' Articles of Incorporation requires the affirmative vote of the holders of a majority of all outstanding shares of Premier Concepts common stock. The affirmative vote of a majority of the shares of Premier Concepts common stock present or represented and voting at the special meeting.

     - to issue shares of common stock and convertible preferred stock in the merger agreement

     - to adopt the 2000 Stock Option Plan and


     - to amend the 1993 Incentive Stock Option Plan


     Only shares affirmatively voted in favor of the proposals presented at the special meeting will be counted as favorable votes. Any broker non-votes and abstaining votes will not be counted in favor of the proposals presented at the special meeting. Broker non-votes and abstentions will have the same effect as votes cast against the proposal to amend Premier Concepts' Articles of Incorporation because applicable law requires approval of a majority of all outstanding shares of common stock. Because the proposal to approve the issuance of common stock and convertible preferred stock requires only approval of a majority of the shares of common stock present or represented and voting at the special meeting, broker non-votes and abstentions will have no effect on the results of the voting as long as a quorum is present.

VOTING OF PROXIES

     Shares of Premier Concepts common stock represented by a valid proxy, unless subsequently revoked, will be voted in accordance with the instructions thereon. The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies. However, no proxy that is voted against the approval of the proposals will be voted in favor of any adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by Premier Concepts shareholders and, therefore, broker non-votes and abstentions will have no effect.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the assistant secretary of Premier Concepts, by submitting a signed proxy bearing a later date or by appearing at the special meeting and voting in person at the special meeting. No special form of revocation is required. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Premier Concepts shall pay for the solicitation of proxies from its shareholders, including the costs to prepare, file, print and distribute this Proxy Statement/Prospectus and any other solicitation materials to be used. In addition to solicitation by mail, the directors, officers and employees of Premier Concepts may solicit proxies from shareholders of Premier Concepts by telephone, the Internet or by other means of communication. The directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by these persons, Premier Concepts will reimburse the custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE PREMIER CONCEPTS SHAREHOLDERS. ACCORDINGLY, PREMIER CONCEPTS SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

     SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE PROPOSALS PRESENTED AT THE SHAREHOLDER MEETING ARE APPROVED BY THE SHAREHOLDERS AND THE MERGER IS COMPLETED, CURRENT SHAREHOLDERS WILL CONTINUE TO HOLD THEIR EXISTING SHARES OF PREMIER CONCEPTS COMMON STOCK.

              SOLICITATION OF CONSENTS OF AMAZESCAPE SHAREHOLDERS

     This Proxy Statement/Prospectus is provided to the shareholders of AmazeScape to authorize the merger of a wholly-owned subsidiary of Premier Concepts into AmazeScape after which AmazeScape, as the surviving corporation, would continue to operate the existing Internet business as a subsidiary of Premier Concepts.

     To approve and adopt the Agreement and Plan of Merger, dated as of February 7, 2000 between AmazeScape, Premier Concepts and AmazeMerger, you must return the enclosed form of consent in the postage pre-paid envelope provided.

AUTHORIZATION

     Section 78.320 of the General Corporation Law of the State of Nevada provides, in part, that any action that may be taken at any meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if taken by written consent signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting. AmazeScape's Articles of Incorporation do not prohibit the use of consents.

EFFECTIVENESS; RECORD DATE

     For the merger to be adopted by the AmazeScape shareholders, consents must be received by AmazeScape from holders of record of shares of AmazeScape common stock constituting at least a majority of the votes represented by all the outstanding shares of common stock as of the [record date, 2000].

     The board of directors of AmazeScape has established the close of business
on [              , 2000] as the record date for determining shareholders of record entitled to submit consents. At that date, AmazeScape had outstanding and entitled to vote 12,034,280 shares of common stock, each entitled to vote upon matters to be acted upon by shareholder vote.

     If the merger is adopted by less than unanimous consent of AmazeScape shareholders, AmazeScape will give prompt notice of the approval of the merger to those shareholders who have not returned executed consents to the merger proposal to AmazeScape and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for the meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to AmazeScape.

SOLICITATIONS OF CONSENTS

     Solicitations of Consents will be made by AmazeScape. AmazeScape will bear all expenses of this solicitation. Consents will be solicited by mail, telephone or telecopy and in person. No employee of AmazeScape will receive any additional compensation for the solicitation.

DISSENTER'S RIGHTS

     Under Nevada law, shareholders are entitled to appraisal rights with respect to the proposed merger. See section "Dissenter's Rights of AmazeScape Shareholders."

INSTRUCTIONS FOR CONSENTING

     If you wish to consent to the merger and were a record holder of AmazeScape common stock at the [record date, 2000], please mark the "CONSENT" box on the accompanying consent card and sign, date and mail it promptly to AmazeScape in the enclosed envelope to:

                              AMAZESCAPE.COM INC.
                            500 N. FRANKLIN TURNPIKE
                            RAMSEY, NEW JERSEY 07446
               ATTN: HARRICHAND PERSAUD, CHIEF EXECUTIVE OFFICER

All consent forms should be returned to AmazeScape on or before [          ,
2000,] the date by which all consents will have been tabulated. AmazeScape retains the right to extend the date.

     If you do not wish to consent to the merger and were a record holder of AmazeScape common stock on the record date, you may mark the "CONSENT WITHHELD" box on the accompanying consent card, and sign, date and mail the card in the enclosed envelope.

     Any shareholder of record failing to return a consent card is deemed not to have consented to the merger. Since a majority of the votes represented by all outstanding shares of AmazeScape common stock at the [record date, 2000] -- rather than a simple majority of votes cast -- must consent to the merger, an instruction to withhold consent, an abstention or a broker non-vote has the same effect as a "Consent Withheld" vote with respect to the proposed Merger.

     If a shareholder's shares of AmazeScape common stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a consent with respect to the shareholder's shares. Accordingly, please contact the person responsible for your account and give instructions for a consent to be delivered representing your shares.

 THE AMAZESCAPE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO THE PROPOSED
                                    MERGER.

                DISSENTER'S RIGHTS OF AMAZESCAPE'S SHAREHOLDERS

     Holders of shares of AmazeScape common stock who do not consent to the merger may dissent from the corporate action authorizing the merger proposal and receive cash for their shares of common stock only if they follow the procedures prescribed by Sections 92A.300 to 92A.500, inclusive, of Chapter 92A of the Nevada Revised Statutes. FAILURE TO CONSENT TO THE MERGER DOES NOT IN ITSELF CONSTITUTE A DEMAND FOR DISSENTER'S RIGHTS.

     Failure to follow the procedures under the Nevada law may terminate or waive any right to dissent. If shares of AmazeScape common stock are held of record in the name of a broker, nominee or another person, a dissenting shareholder must act promptly to cause that record holder to follow the procedures summarized below in a timely manner or risk losing any right to dissent.

     Premier Concepts has no obligation to complete the merger unless holders of at least 98% of the outstanding AmazeScape common stock have either:

     (1) consented to the merger proposals; or

     (2) waived their right to dissent.

     Any shareholder of AmazeScape dissenting to the merger will not receive payment for his shares if the merger is not completed.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE NEVADA LAW ON DISSENTERS' RIGHTS AND IS QUALIFIED BY THE FULL TEXT OF SECTIONS 92A.300 TO 92A.500 REPRINTED AS APPENDIX C.

NOTICE, DEMAND FOR PAYMENT AND PAYMENT

     Under Sections 92A.410 and 92A.430 of the Nevada law, AmazeScape must give written notice within ten (10) days of shareholder consent to the merger to all the holders of shares of AmazeScape common stock that:

     - a majority of the shareholders entitled to vote have consented to the merger; and

     - any shareholder not having consented may dissent.

     The notice shall state where and by what date the dissenting shareholders must demand payment and surrender their stock certificates. This date shall not be less than thirty (30) or more than sixty (60) days after the Notice is given. The form of notice is annexed as Appendix D to this Prospectus/Proxy Statement.

     Under Section 92A.440 of the Nevada law, any eligible shareholder wishing to dissent must, on or prior to the date set forth in the notice:

     (1) Demand payment on form provided;

     (2) Certify as to beneficial ownership of the shares of AmazeScape common stock on or before the date required by the notice; and

     (3) Deposit stock certificate(s) as provided in the notice.

     Failure to demand payment or to deposit the stock certificate by the date set forth in the notice will result in a loss of the right to dissent. AmazeScape may withhold making payment until after the merger is completed with respect to any dissenting shareholder who did not hold shares of AmazeScape
common stock as of [           , 2000].

     If a dissenting shareholder follows the procedures set forth in Section 92A.440 of the Nevada law and in the notice, they will receive a cash payment, in the amount of the "fair value" of their shares of common stock, within 30 days after receipt by AmazeScape of the demand for payment.

     Section 92A.460 of the Nevada law provides that payment by AmazeScape to the dissenting shareholders be accompanied by the following:

     - AmazeScape's financial statements from its inception in August 1999;

     - a statement of the "fair value" estimated by AmazeScape for the shares;

     - an interest calculation;

     - a statement of the dissenting shareholder's rights under Section 92A.480 of the Nevada law to demand payment based upon the shareholder's own estimate of the "fair value" of the shares; and

     - a copy of Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes.

DETERMINATION OF "FAIR VALUE"

     Unless the dissenting shareholder demands otherwise, AmazeScape shall determine the "fair value" of its shares of common stock for purposes of making payment to the dissenting shareholders.

     Section 92A.480 permits the dissenting shareholder to demand payment based upon his own estimate of the "fair value" of the shares and the accrued interest. Any demand must be made within 30 days after AmazeScape has either paid or offered payment for the shares. If demand is made and remains unsettled, AmazeScape shall petition a court of competent jurisdiction in the State of Nevada within 60 days after receipt of dissenting shareholder's demand. Once petitioned, the court shall determine the "fair value" of the shares and any accrued interest. Failure to petition the court timely shall result in AmazeScape paying to each dissenting shareholder whose demand remains unsettled the amount demanded.

     In determining the "fair value" of the shares and the accrued interest, the court may appoint one or more appraisers, with powers as ascribed by the court, to collect evidence and recommend to the court a determination of the "fair value."

     AmazeScape shall pay the costs of the petition, as determined by the court. The court may also order that all or a portion of the costs be charged against any or all of the dissenting shareholders if it determines that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

     DISSENTING SHAREHOLDERS SHOULD BE AWARE THAT THE "FAIR VALUE" OF THEIR SHARES OF AMAZESCAPE COMMON STOCK AS DETERMINED UNDER THE NEVADA LAW COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE VALUE OF THE CONSIDERATION THEY WOULD RECEIVE IN THE MERGER IF THEY DID NOT SEEK DISSENTER'S RIGHTS. Investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to "fair value" under the Nevada law.

ELIGIBILITY FOR DISSENTER'S RIGHTS

     A HOLDER OF SHARES OF AMAZESCAPE COMMON STOCK WISHING TO DISSENT MUST BE THE BENEFICIAL OWNER OF THE SHARES ON THE DATE SET FORTH IN AMAZESCAPE'S NOTICE OF APPROVAL OF THE MERGER AND MUST CONTINUE TO HOLD THE SHARES OF RECORD UNTIL THE COMPLETION OF THE MERGER. A beneficial owner on the date in the notice who transfers the shares prior to the completion of the merger will lose any dissenter's rights in respect of the shares.

     A holder of shares of AmazeScape common stock wishing to exercise rights as a dissenter must:

     (1) not consent to the merger and

     (2) on or before [           , 2000] deliver to AmazeScape a written demand
         for payment.

     A demand for payment should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificate. If the shares of AmazeScape common stock are owned of record by a trustee, guardian, custodian or in another fiduciary capacity, then demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, then demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for payment on behalf of a holder of record so long as the agent identifies the record owner or owners and discloses the fact that, in executing the demand, the agent is agent for the owner or owners.

     A record holder, including a broker who holds shares of AmazeScape common stock as a nominee for several beneficial owners, can dissent on behalf of some shareholders but not on behalf of other shareholders, so long as the written demand sets forth the number of shares for which dissenter's rights is sought. When no number of shares is expressly mentioned, the demand for payment will be presumed to cover all shares held in the name of the record owner. AmazeScape shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to dissent should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     ALL WRITTEN DEMANDS FOR PAYMENT, WHICH MAY BE IN THE FORM OF EXHIBIT A TO THE NOTICE ATTACHED AS APPENDIX D, TOGETHER WITH THE DISSENTING SHAREHOLDER'S STOCK CERTIFICATE(S), SHOULD BE SENT OR DELIVERED ON OR BEFORE [ 2000] TO:

                              AMAZESCAPE.COM INC.
                            500 N. FRANKLIN TURNPIKE
                                RAMSEY, NJ 07446
               ATTN: HARRICHAND PERSAUD, CHIEF EXECUTIVE OFFICER

     After the merger is completed, dissenting shareholders cannot vote their shares or receive payment of any dividends or other distributions for their shares, unless the dividends or other distributions are payable as of a date prior to the completion of the merger.

     Sections 92A.300 to 92A.500, inclusive, of the Nevada law and the form of notice to be sent to each beneficial holder of AmazeScape common stock at
[          , 2000] are attached to this Proxy Statement/ Prospectus as
Appendices G and H, respectively. Any eligible shareholder who wishes to dissent, or who wishes to preserve his right to do so, should review the above discussion and Appendices G and H carefully. Failure to comply timely and properly with the procedures specified in the Nevada law and the notice will result in the loss of any dissenter's rights.

     IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF THE NEVADA LAW, AMAZESCAPE'S SHAREHOLDERS WHO ARE CONSIDERING WITHHOLDING THEIR CONSENT TO THE MERGER AND DISSENTING SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

     Any dissenting shareholder who loses his right to demand payment because he fails to follow the procedures summarized above shall receive the consideration paid in accordance with the merger agreement.

                                   THE MERGER

NATURE OF TRANSACTION

     The merger for which your proxy and/or consent is being solicited provides for the following:

     - Premier Concepts will become a holding company and be known as "AmazeScape.com Inc.";

     - the existing business of Premier Concepts will be transferred to Premier Commerce, a newly-formed subsidiary of Premier Concepts which will continue to operate Premier Concepts' retail faux jewelry business; and

     - AmazeMerger, a newly-formed subsidiary of Premier Concepts, will merge with AmazeScape which, as the surviving corporation after the merger, will continue to develop and operate its Internet business as AmazeScape Operations.

BACKGROUND OF THE MERGER

     In early 1999, Premier Concepts had experienced continuing net losses ($0.59 million in 1998 and $1.06 million in 1999) and a considerably diminished cash position. The board of directors of Premier Concepts began to consider alternatives for its existing business strategy. Premier Concepts' stock price had deteriorated, to the extent that even after a one-for-two reverse stock split Premier Concepts remained in danger of being removed from the Nasdaq SmallCap Market because its stock price had fallen dangerously close to the minimum $1 bid price necessary for continued inclusion on that market.

     The alternatives that the board of directors of Premier Concepts considered included:

     - expanding its traditional retail distribution by adding store locations;

     - developing a new e-commerce website;

     - merging with a pure e-commerce retail company; and

     - becoming vertically integrated through the acquisition of a jewelry manufacturer.

     Because of limited capital, adding new stores or developing a website was not economically or financially feasible.

     To address its need for capital, Premier Concepts obtained investments from Equisition Capital, LLC for an aggregate of $500,000 in March and July of 1999 and issued an aggregate of 411,034 shares of common stock to Equisition. Infusion Capital Partners, LLC, an affiliate of Equisition, acted as investment banker on behalf of Premier Concepts in these transactions. Premier Concepts also engaged Infusion to provide financial advisory services.

     The Premier Concepts board of directors sought an opportunity for Premier Concepts shareholders to realize both short and long-term value greater than its existing share value. The board was interested in those situations that might enhance Premier Concepts' e-commerce potential, improve its ability to raise working capital and leverage its network of stores.

     In October 1999, the board of directors was notified by Infusion that it had been engaged by AmazeScape to find a merger partner. AmazeScape was developing its business as a multi-lingual portal, an online community, and a reseller of Internet access services. After examination of the potential merits of a business combination with AmazeScape, Premier Concepts instructed Infusion to pursue discussions with AmazeScape regarding a combination.

     AmazeScape was organized in August 1999 to develop and operate a multi-lingual Internet portal and to resell high speed Internet access. AmazeScape's board of directors determined that it would benefit from a business combination with Premier Concepts.

     The parties engaged in preliminary negotiations, leading to the adoption of a term sheet dated November 10, 1999 contemplating a merger. Following the adoption of the term sheet, the parties continued to negotiate the details of the merger transaction, conducted due diligence concerning each other's businesses, financial condition and operations and began the preparation of this Proxy Statement/Prospectus. The parties met numerous times during the following months to complete the merger agreement. These activities resulted in the execution of the Agreement and Plan of Merger dated February 7, 2000.

     A significant aspect of the negotiations concerned the relative portions of the holding company which would be owned by the shareholders of each of the combining companies. These portions ultimately were determined based on the parties' respective beliefs concerning the values of each company.

PREMIER CONCEPTS' REASONS FOR THE MERGER

     The board believes that the completion of the merger presents an opportunity for Premier Concepts' shareholders to participate in the fastest growing sector of commerce and the economy -- the Internet.

     In reaching its decision to approve the merger agreement and recommend its approval of the transactions contemplated by the merger agreement to Premier Concepts' shareholders, the Premier Concepts board consulted with management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

     - AmazeScape's portal is an attractive advertising medium for Premier Concepts. It provides access to a diverse population of Internet users, together with an ability to target advertising to specific language and national groups. It provides access to one of Premier Concepts' target market, the international tourist trade likely to visit destinations served by Premier Concepts' stores. Finally, AmazeScape's plans to add additional languages may support Premier Concepts' expansion into previously untapped markets. It is anticipated that, as an affiliate of AmazeScape, Premier Concepts will have access to this medium on advantageous terms both presently and in the future and will enjoy flexibility in its use of this medium that it could not have obtained as an independent contractor of AmazeScape.

     - The negotiated valuation for AmazeScape is modest relative to other online companies, including Quepasa.com Inc., China.com Corp. and StarMedia Network Inc., which offer similar opportunities to Premier Concepts to reach multi-lingual and non-English speaking communities.


     - JWGenesis Capital Markets, Inc. has rendered its written opinion to the Premier Concepts board that the consideration to be received by Premier Concepts is fair, as of the date of the opinion. The opinion is subject to a number of considerations detailed in the opinion. JWGenesis based its opinion on the February 1, 2000 draft merger agreement furnished to it by Premier Concepts. In evaluating the opinion of JWGenesis, Premier Concepts' board determined that the consideration to be received by it under the draft merger agreement utilized by JWGenesis does not differ materially from the consideration to be received under the merger agreement as executed. A copy of the JWGenesis opinion, which sets forth a summary of the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix E to this Proxy Statement/Prospectus and is incorporated herein by reference.


     - To the extent investors value the holding company as an Internet company, Premier Concepts' combination with AmazeScape may offer the shareholders of Premier Concepts an opportunity to realize increased value for their shares. It should be noted that Premier Concepts' board did not determine the likelihood that the holding company will be valued as an Internet company, and there are no assurances that the holding company will be so valued by investors.

     - AmazeScape plans to leverage Premier Concepts' 33 locations to co-brand both companies' products and services as well as to introduce new ways to utilize both a physical and virtual location strategy to expand both companies' operations.

     - The Premier Concepts board of directors believes that being a part of the holding company with prospects for growth greater than those of Premier Concepts alone, will provide Premier Concepts with access to financing on terms that otherwise would not be available to it on its own.

     - The Premier Concepts board of directors' belief that the participation by AmazeScape in the management of Premier Concepts' business will enhance its performance.

     In evaluating the proposed merger, the board of directors also considered AmazeScape's lack of operating history and revenues and took the associated risks into account in evaluating AmazeScape. The board of directors of Premier Concepts also assessed AmazeScape's value relative to the value of Premier Concepts and considered the exchange ratio provided in the merger agreement, which results in Premier Concepts' shareholders owning approximately 11% of the equity of the holding company.

     The above discussion of the information and factors considered by the board of directors of Premier Concepts is not intended to be exhaustive, but includes all material factors considered by the board. In reaching its determination to approve and recommend the merger, the Premier Concepts board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

RECOMMENDATIONS OF PREMIER CONCEPTS' BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF PREMIER CONCEPTS BELIEVES THAT THE CONSIDERATION RETAINED BY THE PREMIER CONCEPTS SHAREHOLDERS IN CONNECTION WITH THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PREMIER CONCEPTS SHAREHOLDERS. ACCORDINGLY, THE PREMIER CONCEPTS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT PREMIER CONCEPTS SHAREHOLDERS VOTE

     - FOR THE AMENDMENT OF PREMIER CONCEPTS' ARTICLES OF INCORPORATION TO AUTHORIZE THE CONVERTIBLE PREFERRED STOCK;

     - FOR THE ISSUANCE OF COMMON STOCK AND CONVERTIBLE PREFERRED STOCK AS PROVIDED IN THE MERGER AGREEMENT;

     - FOR THE CHANGE OF CORPORATE NAME TO "AMAZESCAPE.COM INC."; AND

     - FOR THE ADOPTION OF THE PREMIER CONCEPTS, INC. 2000 STOCK OPTION PLAN AS CONTEMPLATED BY THE MERGER AGREEMENT.

AMAZESCAPE'S REASONS FOR THE MERGER

     The decision of AmazeScape's board of directors to approve the merger agreement was based primarily on factors resulting from the rapid expansion of the Internet industry in recent months and AmazeScape's business prospects within that industry. In particular, the AmazeScape board of directors noted the opportunities for co-branding, co-locating and cross-advertising which arise from a combined Premier Concepts and AmazeScape. AmazeScape's board of directors concluded that the best means for AmazeScape to capitalize on these opportunities was to merge with Premier Concepts.


     AmazeScape's board of directors also believed that increasing competition in the expanding Internet market would make it more difficult for AmazeScape to succeed as a relatively small independent company. AmazeScape board of directors believed that it would be increasingly important for AmazeScape to grow and gain critical mass in order to compete against larger companies with substantially greater resources and broader, more integrated site offerings. In order to enhance its competitive position, AmazeScape's board of directors has considered a number of alternatives for growth. After discussions with two venture capital firms, AmazeScape's board concluded that venture capital funding would be prohibitively expensive. Of the three investment banking firms AmazeScape approached concerning a public offering, two were not interested in proceeding and a third was willing to proceed only for compensation AmazeScape believed to be excessive. Merger discussions with one merger candidate were rebuffed and discussions with a second were abandoned after it was determined that the merger candidate had excessive litigation exposure. In October 1999,

AmazeScape engaged Infusion to find a merger partner. Infusion introduced AmazeScape to Premier Concepts.

     AmazeScape's board of directors identified a number of benefits for AmazeScape's shareholders, employees and customers that could result from the merger. These potential benefits include:

     - opportunities for AmazeScape, as part of the holding company, to compete more effectively in the increasingly competitive and rapidly changing Internet industry;

     - the access to working capital resulting in the ability to dedicate greater resources to both current and emerging product development efforts and to fund the future growth of AmazeScape's business;

     - the opportunity for AmazeScape's shareholders to participate in the potential for growth of the holding company after the merger;

     - the greater liquidity to AmazeScape's shareholders offered by Premier Concepts common stock relative to AmazeScape common stock;

     - the tax-free aspects of the merger to AmazeScape's shareholders;

     - current financial market conditions and historical market prices, volatility and trading information with respect to AmazeScape and Premier Concepts common stock;

     - the success of AmazeScape's business depends on its ability to develop a significant brand name. Premier Concepts has successfully built a number of brands over the several years that it has pursued its business across the US;

     - Premier Concepts' 33 physical locations provide AmazeScape with promotional outlets for its brand;

     - Premier Concepts' 33 locations provide AmazeScape with a competitive advantage over its competitors who currently exist only in cyberspace. The physical outlet for AmazeScape's services, which Premier Concepts provides, complements its presence on the Internet especially well. Premier Concepts' locations across the country provide AmazeScape with facilities where its users may seek information and assistance regarding its services;

     - Premier Concepts' 33 locations provide AmazeScape with outlet facilities for selling its ISP services;

     - the opportunity to leverage these physical premises in developing relationships with other Internet businesses;

     - By cross advertising -- Premier Concepts on AmazeScape's web site and AmazeScape on Premier Concepts' web site -- the value of both companies is enhanced; and

     - A significant portion of Premier Concepts' clientele consists of tourists. AmazeScape is particularly interested in attracting these clients to become members of its online community. By establishing a presence alongside Premier Concepts, AmazeScape enhances its ability to achieve this objective.

     The foregoing discussion of the information and factors considered by AmazeScape's board is not intended to be exhaustive but is believed to include all material factors considered by AmazeScape's board. In view of the variety of factors considered in connection with its evaluation of the merger, AmazeScape board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of AmazeScape's board may have given different weight to different factors.

     In light of the size and diversity of the marketplace and the competitive positions of both Premier Concepts and AmazeScape, AmazeScape's board has concluded that the merger represents the best current and long-term strategy for AmazeScape.

     In considering the recommendation of AmazeScape's board of directors with respect to the merger agreement, you should also be aware that the directors and officers of AmazeScape have interests in the merger that are different from, or are in addition to, the interests of AmazeScape's shareholders generally. See the Section "Interests of Related Persons in the merger." AmazeScape's board of directors acknowledged and considered these conflicts of interest. The board determined that these conflicts did not materially affect its decision to approve and recommend the merger.


RECOMMENDATIONS OF THE AMAZESCAPE BOARD OF DIRECTORS

     THE AMAZESCAPE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AMAZESCAPE AND ITS SHAREHOLDERS. ACCORDINGLY, THE AMAZESCAPE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT AMAZESCAPE'S SHAREHOLDERS EXECUTE THE WRITTEN CONSENT FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

COUNTERVAILING CONSIDERATIONS BY BOTH COMPANIES

     The respective boards of directors of Premier Concepts and AmazeScape also identified and considered a number of potentially negative factors in their deliberations concerning the merger, including, but not limited to:

     - the risk that, despite the efforts of AmazeScape and Premier Concepts, key technical marketing and management personnel might choose not to remain employed by the holding company after the merger;

     - the risk that the potential benefits sought in the merger might not be realized fully, or within the time frame contemplated, if at all;

     - the possibility that the merger would not be completed and the effect of the abandonment of the merger on each company's ability to attract and retain key management, sales, marketing and technical personnel;

     - the substantial charges to be incurred, primarily in the quarter in which the merger is completed, including costs of integrating the business and transaction expenses arising from the merger; and


     - the other risks associated with each company's business, the merger and the combination of the companies described under the section entitled "Risk Factors".


     The respective boards of directors of Premier Concepts and AmazeScape each believes that the potential benefits of the merger outweigh these risks.

OWNERSHIP OF PREMIER CONCEPTS AFTER THE MERGER

     The merger will affect the securities of the companies in the following manner:

     - holders of AmazeScape Series B Preferred Stock will have those shares converted into AmazeScape common stock prior to the merger;

     - holders of AmazeScape common stock will receive one share of Premier Concepts common stock for each share of AmazeScape common stock;

     - holders of AmazeScape Series A Preferred Stock will receive one share of Premier Concepts Series B Convertible Preferred Stock for each share of AmazeScape Series A Preferred Stock;

     - holders of outstanding warrants exercisable for AmazeScape common stock will receive warrants exercisable on substantially the same terms and conditions for Premier Concepts common stock;

     - holders of Premier Concepts common stock will continue to own Premier Concepts common stock; and

     - holders of Premier Concepts warrants and options will continue to own those securities.

     In addition, at the time the merger is completed, options to purchase an aggregate of 280,000 shares of Premier Concepts common stock will be issued to directors and executive officers of the companies as follows:

     - an aggregate of 125,000 options to the directors of the holding company; and

     - an aggregate of 50,000 options to the directors of Premier Commerce; and

     - an aggregate of 105,000 options to current executive officers of Premier Concepts.

     The options will be granted under the Premier Concepts, Inc. 2000 Stock Option Plan. See "Adoption of Premier Concepts, Inc. 2000 Stock Option Plan."

     After the merger, AmazeScape security holders will own 12,462,851 shares of Premier Concepts common stock or 87% of the total shares outstanding. Premier Concepts shareholders will own 1,626,853 shares or 11% of the holding company. Fees of 250,000 shares paid to arrangers will account for the remaining 2% of the holding company.

     In the merger, Premier Concepts will issue the following securities:

     - 12,034,280 shares of common stock to holders of AmazeScape common stock; and

     - 428,571 shares of common stock to former holders of AmazeScape Series B convertible preferred stock who will convert their shares of preferred stock into common stock immediately prior to the completion of the merger; and

     - 150,000 shares of common stock to Al Cohen as fees for arranging the merger; and

     - 100,000 shares of common stock to Michael Gindi as fees for arranging the merger; and

     - 120 shares of Premier Concepts Series B convertible preferred stock to holders of AmazeScape Series A convertible preferred stock. The Series B convertible preferred stock will be convertible into 369,230 shares of Premier Concepts common stock.

     The above information is based on shareholdings on March 31, 2000 and does not take into account stock options, warrants, or convertible preferred stock of AmazeScape or Premier Concepts to be outstanding after the merger is completed. Conversion of these securities will result in:

     - 1,444,230 additional shares of common stock being held by holders of AmazeScape warrants and Series A Convertible Preferred stock; and

     - 1,039,958 additional shares of common stock being held by holders of Premier Concepts options and warrants.

     On a fully diluted basis, taking into account exercise of stock options, warrants and directors warrants, as well as the conversion of AmazeScape Series A convertible preferred stock, AmazeScape security holders will beneficially own 13,907,081 shares of common stock or 83% of the holding company and Premier Concepts security holders will beneficially own 2,666,811 shares of common stock or 16% of the holding company. Arrangers' fees will account for 250,000 shares of common stock or 1% of the holding company.

ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase" as the term is used under generally accepted accounting principles, for accounting and financial reporting purposes. It is expected that the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is anticipated that this transaction will be recorded as a purchase business combination whereby AmazeScape is treated as the accounting acquirer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of material United States federal tax consequences and considerations arising from the acquisition, ownership and sale of Premier Concepts stock by a holder of AmazeScape stock who acquires the Premier Concepts stock in the merger and who has held the AmazeScape stock and will hold the Premier Concepts stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This summary does not address all tax considerations that may be relevant to a holder as a result of the holder's particular circumstances or because the holder is subject to special treatment under United States federal income tax law (e.g., a United States person resident outside the United States or a former citizen or resident of the United States, financial institutions, broker-dealers, tax-exempt organizations, insurance companies, qualified plans, or persons holding the Premier Concepts stock as part of a hedge, hedging transaction or straddle). Moreover, the tax consequences to a particular holder may differ from those described below by reason of the holder's specific factual circumstances. In addition, this summary does not discuss any other United States federal or any state, local, foreign, minimum or other tax considerations. This discussion is based upon the provisions of United States federal tax law as in effect as of the date hereof, existing judicial decisions and current administrative rulings and practice, all of which are subject to change retroactively as well as prospectively.


     THE FOLLOWING DISCUSSION IS NOT TAX ADVICE. EACH HOLDER OF AMAZESCAPE STOCK SHOULD CONSULT WITH HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE ACQUISITION, OWNERSHIP AND SALE OF PREMIER CONCEPTS STOCK, INCLUDING THE EFFECTS OF APPLICABLE UNITED STATES FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS, AS WELL AS POSSIBLE CHANGES IN THE LAWS.

     TAX CONSEQUENCES OF THE MERGER. The material United States federal income tax consequences relevant to the exchange of shares of AmazeScape stock for Premier Concepts stock in the merger that are generally applicable to holders of AmazeScape stock are as follows:

     A. The merger will constitute a reorganization within the meaning of the Code.

     B. No gain or loss will be recognized by the AmazeScape shareholders as a result of the exchange of their shares of AmazeScape common stock for shares of Premier Concepts common stock and the exchange of their shares of AmazeScape Preferred Stock for shares of Premier Concepts Preferred Stock pursuant to the merger;

     C. The tax basis of the shares of Premier Concepts common stock received by each AmazeScape shareholder will equal the tax basis of the shares of AmazeScape common stock exchanged therefor by the shareholder in the merger, and the tax basis of the shares of Premier Concepts Preferred Stock received by each AmazeScape shareholder will equal the tax basis of the AmazeScape Preferred Stock exchanged therefor in the merger;

     D. The holding period for the shares of Premier Concepts common stock received by each AmazeScape shareholder will include the holding period for the shares of AmazeScape common stock exchanged by the shareholder in the merger, and the holding period for the shares of Premier Concepts Preferred Stock received by each AmazeScape shareholder will include the holding period for the shares of AmazeScape Preferred Stock exchanged therefor in the merger.

These consequences are based on

     - the truth and accuracy of representations contained in certificates executed by AmazeScape and Premier Concepts;

     - currently existing provisions of the Code;

     - existing and proposed treasury regulations under the Code; and

     - current administrative rulings and court decisions,

all of which are subject to change. Premier Concepts has represented that it is not, nor has it ever been during the relevant period, a United States real property holding corporation, and that the Preferred Stock is not non-qualified preferred stock. If the facts are not as represented in the certificates or if a change in applicable law occurs, the tax consequences to AmazeScape shareholders as described above could be altered.

     This discussion does not address with all United States federal income tax considerations that may be relevant to a particular AmazeScape shareholder in light of the AmazeScape shareholder's specific particular circumstances, including an AmazeScape shareholder who or that:

     - is a dealer in securities;

     - is subject to the alternative minimum tax provisions of the Code;

     - does not hold AmazeScape stock as capital assets; or

     - acquired AmazeScape stock in connection with stock option or stock purchase plans or in other compensatory transactions.

     In addition, this discussion does not address:

     - the tax consequences of the merger under foreign, state or local tax laws, or

     - the tax consequences of the assumption by Premier Concepts of AmazeScape stock options or the tax consequences of the receipt of rights to acquire Premier Concepts common stock. Accordingly, AmazeScape shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The IRS may successfully assert that the tax consequences to the AmazeScape shareholders are different from those as described above.

     A successful IRS challenge to the reorganization status of the merger would result in an AmazeScape shareholder recognizing taxable gain or loss with respect to each share of AmazeScape stock surrendered equal to the difference between

     - each shareholder's basis in the share; and

     - the fair market value, as of the merger, of the Premier Concepts stock received in exchange.

In this event, a shareholder's aggregate basis in the Premier Concepts stock received would equal its fair market value as of the closing date of the merger, and the shareholder's holding period for Premier Concepts stock would begin the day after the merger.

     SPECIAL CONSIDERATIONS APPLICABLE TO NON-UNITED STATES HOLDERS. The United States federal income tax treatment of a holder of Premier Concepts stock who acquired the stock in the merger and who holds the stock as a capital asset and who is a nonresident alien, foreign corporation, foreign partnership, or foreign estate or trust will generally depend on whether he is engaged in a United States trade or business. If he is not engaged in a United States trade or business, he will only be subject to tax on dividends on the Premier Concepts stock which will be subject to United States federal withholding tax at the rate of 30%. This rate may be lower if there is an applicable income tax treaty rate. In general, a person would not be subject to tax on gain from the sale of the Premier Concepts stock unless he were present in the United States for 183 days or more in the year of sale and satisfies other requirements. If, however, he is engaged in a United States trade or business, his income effectively connected with the trade or business would be subject to United States federal income taxation at the same graduated rates that apply to United States taxpayers, and he would be obligated to file a United States federal income tax return reporting the income. A similar set of consequences would apply if the Premier Concepts stock were considered to be a United States real property interest. Premier Concepts has represented that it is not nor has it ever been during all relevant prior periods a United States real property holding corporation. Holders that are corporations could also be subject to United States branch profits income tax.

     An individual non-United States holder who owns Premier Concepts stock at the time of his or her death or had made lifetime transfers of an interest in Premier Concepts stock will be required to include the value of those Premier Concepts stock in his or her gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     LOSS LIMITATIONS. As of January 30, 2000, Premier Concepts had incurred a cumulative net operating loss ("NOL") of $1,675,000. Pursuant to the merger, the stock ownership of Premier Concepts will change to such an extent as to cause a reduction in the amount of its NOL carryforward.


     As of December 31, 1999, AmazeScape had incurred a cumulative NOL of $220,000. Because of the change of ownership resulting from the merger, the amount of the NOL that can be carried forward is expected to be a reduced amount. In addition, after the merger AmazeScape will become a member of the Premier Concepts' affiliated group. Accordingly, the amount of its NOL that can be carried forward against the combined consolidated income of the group will further be limited based on AmazeScape's contribution of income to the affiliated group.

     DROP DOWN OF PREMIER CONCEPTS' BUSINESS. Premier Concepts will not recognize gain or loss on the drop-down of its business assets to a wholly-owned subsidiary prior to the merger.


     The foregoing is a brief summary of material United States Federal tax matters. The summary is not, and is not intended to be, a complete analysis of all provisions of United States Federal tax law or any state and local and foreign tax consequences which may be applicable. This analysis is not intended as a substitute for careful tax planning. Accordingly, AmazeScape shareholders are urged to consult their own respective tax advisors with respect to their own respective tax situations and the effects of the merger and the holding and sale of the premier concepts stock.


FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This Proxy Statement/Prospectus is not intended to cover any resales of Premier Concepts securities that AmazeScape's shareholders will receive upon completion of the merger. All Premier Concepts securities issued in the merger will be freely transferable. However, Premier Concepts securities received by persons who are deemed to be "affiliates" of AmazeScape under the Securities Act and the related SEC rules and regulations at the time of the shareholders' meeting will be subject to restrictions on resale. These affiliates may resell their Premier Concepts common stock only in transactions permitted by Rule 144 or in other transactions exempt from registration under other provisions under the Securities Act. Persons who may be deemed to be affiliates of AmazeScape for these purposes generally include individuals or entities that control, are controlled by, or are under common control with AmazeScape and may include officers, directors and principal shareholders of AmazeScape.

OPINION OF FINANCIAL ADVISOR

     Before entering into the merger agreement, Premier Concepts approached JWGenesis Capital Markets, Inc. to render a fairness opinion, from a financial point of view, with respect to the proposed merger. In subsequent discussions between JWGenesis and Premier Concepts, the nature and scope of the opinion JWGenesis would be engaged to render was considered. Premier Concepts and JWGenesis determined to retain JWGenesis to opine as to the fairness from a financial point of view of the transaction to Premier Concepts, rather than the fairness of the transaction to Premier Concepts' shareholders.

     This determination was based on two factors:

     - Because the proposed transaction is structured as a merger of a Premier Concepts subsidiary into AmazeScape, Premier Concepts' shareholders are not parties to the contract governing the transaction and will not participate directly in either giving or receiving consideration in the transaction. While its shareholders simply will retain securities they owned before the merger if the merger is completed, Premier Concepts is a party to the merger agreement and is furnishing consideration in the merger in the form of newly issued securities.

     - Under Colorado law, the fairness of the transaction to Premier Concepts is relevant to whether the transaction may be avoided due to the nature of any interests of the directors of Premier Concepts in the transaction. Management believes that the fairness of the transaction to the Premier Concepts shareholders is not an issue relevant to the voidability of the merger agreement under Colorado law.

     By an engagement letter dated December 3, 1999, Premier Concepts engaged JWGenesis to render its opinion. When JWGenesis was engaged, the definitive merger agreement had not yet been negotiated. Accordingly, Premier Concepts provided to JWGenesis revised drafts of the merger agreement from time to time, reflecting the progress of negotiations.

     On February 1, 2000, management of Premier Concepts scheduled a special meeting of the board of directors to consider further the proposed merger and, if appropriate, to authorize the merger and the other transactions incidental to it. The board of directors wished to have available to it at that special meeting JWGenesis' opinion. Accordingly, JWGenesis provided its opinion based on the then current February 1, 2000 draft of the merger agreement.

     As finally executed by Premier Concepts and AmazeScape, the merger agreement is not materially different than the February 1, 2000 draft furnished to JWGenesis. The final agreement differs from the draft, as follows:

     (1) Adds a representation and warranty by each of Premier and AmazeScape that, at any relevant time, the party was not a "United States real property holding corporation" within the meaning of Internal Revenue Code section 897(c),


     (2) Eliminates requirement that the Form S-4 Registration Statement, of which this Proxy Statement/ Prospectus is a part, be filed with the SEC within two (2) business days after the signing of the merger agreement,



     (3) Reduces from six (6) to five (5) years after the completion of the merger the period of time during which a registration statement covering the resale of Premier Concepts common stock to be issued upon the exercise of options and warrants must be kept effective,


     (4) Provides that AmazeScape will seek written consent of its shareholders in lieu of holding a shareholders' meeting,

     (5) Corrects a reference to the date of the Mutual Confidentiality Agreement between Premier and AmazeScape, and

     (6) Modifies a condition to closing requiring that not more than 2% of AmazeScape's shareholders, including holders of AmazeScape's Series B Preferred Stock, exercise dissenters' rights to a condition requiring that holders of at least 98% of AmazeScape's common stock either execute written consent to approve and adopt the merger agreement or waive their right to exercise dissenters' rights.

In light of the minor nature of these differences, Premier Concepts did not ask JWGenesis to review the merger agreement as executed or to reconsider its opinion based on the final merger agreement, and JWGenesis did not do so.

     On February 1, 2000, JWGenesis delivered to the Premier Concepts board of directors its written opinion that, as of that date the consideration to be received by Premier Concepts under the draft merger agreement was fair, from a financial point of view, to Premier Concepts. The opinion was qualified as of the date of the opinion and subject to the assumptions made and the limitations on the review undertaken and matters considered.

     THE FULL TEXT OF THE OPINION IS ATTACHED AS APPENDIX E AND IS INCORPORATED IN THIS PROXY STATEMENT/ PROSPECTUS BY REFERENCE. PREMIER CONCEPTS SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     The opinion was prepared for the benefit and use solely of the Premier Concepts board of directors in connection with its evaluation of the transactions contemplated by the merger agreement. The opinion does not constitute a recommendation to shareholders of Premier Concepts or AmazeScape on any matter whatsoever, including as to how they should vote, or take any other action, with respect to the proposals being submitted to them. The opinion does not address the relative merits of the merger and the other business strategies that the Premier Concepts board of directors has considered or may be considering or the underlying business decision of the Premier Concepts board of directors to proceed with the merger.

     JWGenesis was not authorized to, and did not, solicit third-party indications of interest in acquiring all or part of Premier Concepts or AmazeScape, and JWGenesis was not asked to consider, and its opinion does not address, the consideration Premier Concepts or AmazeScape might receive from third-party purchasers, the relative merits of the merger, as compared to any alternative business strategies that might exist for Premier Concepts or AmazeScape, or the effect of any other transaction in which Premier Concepts or AmazeScape might engage. The summary of the opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion.

     In preparing the opinion, among other things, JWGenesis:

     - reviewed the financial terms of the draft merger agreement;

     - reviewed and analyzed business and financial information with respect to Premier Concepts, including financial forecasts prepared by Premier Concepts. Premier Concepts' management has advised JWGenesis that the information provided to JWGenesis is the most recent information developed or reviewed by Premier Concepts and that management has not changed its position with respect to this information;

     - held discussions with certain members of management of Premier Concepts and AmazeScape concerning their business, operations and prospects and visited various facilities of both companies;

     - reviewed Premier Concepts' Annual Reports on Form 10-KSB for the four fiscal years ended January 31, 1999 and its Quarterly Report on Form 10-QSB for the period ended October 31, 1999;

     - reviewed financial statistics of various publicly-traded companies JWGenesis deemed reasonably comparable to Premier Concepts and compared the financial terms of the merger with those of similar transactions JWGenesis deemed reasonably comparable;

     - reviewed the price and public trading history of the Premier Concepts common stock; and

     - reviewed AmazeScape's business plan dated December 1999 and financial forecasts for and as developed by AmazeScape. AmazeScape's management has advised JWGenesis that the information provided to JWGenesis is the most recent information developed or reviewed by AmazeScape at the time the business plan was prepared and that management has not changed its position with respect to this information.

     In its review and analysis, and in arriving at its opinion, JWGenesis assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it and of information which was publicly available. This included information furnished to it orally or otherwise discussed with it by the managements of AmazeScape and Premier Concepts. JWGenesis did not attempt to verify, nor assumed responsibility for verifying, any of the information. JWGenesis relied upon the assurances of management of AmazeScape and Premier Concepts that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, JWGenesis did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of AmazeScape or Premier Concepts, nor was JWGenesis furnished with any evaluation or appraisal.

     With respect to the forward looking information (and the assumptions and bases therefor) for each of AmazeScape and Premier Concepts that JWGenesis reviewed, upon the confirmation of the managements of AmazeScape and Premier Concepts, JWGenesis assumed that the forward looking information had been prepared in good faith on the basis of reasonable assumptions. JWGenesis further assumed that the information reflected the best available estimates and judgments as to the future financial condition and performance of Premier Concepts and AmazeScape, respectively.

     In addition, JWGenesis assumed that:

     - the merger will be completed upon the terms set forth in the draft merger agreement without material alteration thereof;

     - the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

     - the historical financial statements of each of AmazeScape and Premier Concepts reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

     JWGenesis relied as to all legal matters relevant to rendering its opinion on the advice of counsel. JWGenesis' opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to JWGenesis as of, the date of the opinion.

     It should be understood that subsequent developments may affect the conclusion expressed in the opinion. For example, a material change in the business, financial condition or prospects of either Premier Concepts or AmazeScape could alter the conclusion reached in the opinion. If the Premier Concepts board of directors becomes aware of information not previously presented to JWGenesis which the board believes may be material to the conclusion reached in the JWGenesis opinion, it may ask JWGenesis to consider whether the additional information would result in a change of its opinion. JWGenesis has agreed to respond to any request if it occurs between the date of this Proxy Statement/Prospectus and within twelve weeks after the date of the JWGenesis opinion. JWGenesis has agreed to furnish an opinion responsive to an inquiry within a reasonable time. Although developments following the date of the JWGenesis opinion may affect the opinion, JWGenesis is not required to, except as part of responding to a board inquiry as described above, and will not conduct any investigation to bring new facts or information to light after rendering its opinion.

     The opinion is limited to the fairness, from a financial point of view and as of the date of its issuance, of the consideration to be received by Premier Concepts pursuant to the Draft Merger Agreement. JWGenesis expresses no additional opinions, including opinions

     - as to the value of any employee agreement;

     - as to the value of any other arrangement entered into in connection with the Merger Agreement;

     - regarding any tax or other consequences that might result from the Merger;

     - as to what the value of Premier Concepts Common Stock will be when issued to AmazeScape's shareholders pursuant to the Merger; or

     - as to the price at which the shares of Premier Concepts Common Stock that are issued in connection with the Merger may be traded in the future.

     The following is a brief summary of material analyses performed by JWGenesis. These analyses were reviewed with the board of directors of Premier Concepts in connection with the preparation by JWGenesis of its delivery of the written opinion to the board of directors of Premier Concepts on February 1, 2000.

     The valuation methods summarized below were compared to the total consideration to be received by Premier Concepts in the merger with AmazeScape, calculated as fully diluted shares outstanding as of the date of the opinion multiplied by Premier Concepts' closing price on February 1, 2000, or a total of $23,583,008.

     MARKET PRICE ANALYSIS. JWGenesis compared the market price of Premier Concepts' common stock prior to the announcement of the merger with AmazeScape with the price after the merger announcement. Based on an efficient market theory, the pre-announcement price reflects the value of Premier Concepts as a going concern, while the post-announcement price reflects the market's opinion about the value of the consideration being offered by the other party to the transaction.

     Because of day to day fluctuations, particularly for a small capitalization stock, in addition to analyzing the closing price of Premier Concepts' common stock one day prior to the merger announcement, JWGenesis also analyzed the closing price of Premier Concepts' common stock four weeks before the announcement of the transaction. To be conservative, JWGenesis also added control premiums of 35.5% and 26.7%, the four week and one day, respectively, average premiums of offers compared to the pre-announcement prices for all public company transactions, according to Securities Data Company. These premiums were added to the Premier Concepts common stock price to reflect the fact that AmazeScape was acquiring control of Premier Concepts. The two valuations, four weeks prior to the announcement and immediately prior to the announcement, yielded valuations of Premier Concepts of $2,239,642 and $5,004,442, respectively.

     MARKET MULTIPLE ANALYSIS. JWGenesis analyzed various public companies it deemed to be reasonably comparable to Premier Concepts and derived multiples of those companies' levels of sales, operating income, net income and projected net income (among others) based on the comparable companies' total market valuation, based upon their closing stock prices as of February 1, 2000. JWGenesis then used the derived multiples to estimate the value of Premier Concepts based on Premier Concepts' historic and projected financial performance.

     JWGenesis considered the enterprise value (i.e., market value of common equity plus interest-bearing debt less cash and cash equivalents) as a multiple of the latest publicly available twelve month ("LTM") sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). JWGenesis' analysis indicated that multiples of enterprise value to LTM sales ranged from a low of 0.3x to a high of 1.1x, with a mean and median multiple of 0.6x and 0.5x, respectively. The analysis indicated that multiples of enterprise value to LTM EBITDA ranged from a low of 3.6x to a high of 8.4x, with a mean and median multiple of 5.8x. The multiples of enterprise value to LTM EBIT ranged from a low of 6.8x to a high of 10.7x, with a mean and multiple value of 8.4x and 8.3x, respectively. The median multiple of enterprise value to LTM sales is 0.5x, which generated an implied net valuation of Premier Concepts of $6,179,565. Premier Concepts generated a negative LTM EBIT and only a marginally positive EBITDA for the twelve months ended November 30, 1999, and, as a result, multiples of enterprise value to LTM EBIT and EBITDA are not meaningful.

     JWGenesis also considered the implied equity value of Premier Concepts by applying the comparable company multiples to Premier Concepts' net income for the twelve months ended November 30, 1999, projected fiscal 2001 net income and book value. Based upon closing stock prices on February 1, 2000, the multiples applied to net income ranged from a low of 5.8x to a high of 21.4x, with a mean and median multiple of 12.1x and 13.5x, respectively. The multiples applied to book value ranged from a low of 0.4x to a high of 4.1x, with a mean and median multiple of 1.5x and 1.2x, respectively. The multiples applied to projected net income were calculated based on the Institutional Broker Estimates System estimates. For projected fiscal 2001 net income, the multiples ranged from a low of 4.2x to a high of 8.9x, with a mean and median multiple of 6.5x. Premier Concepts generated a negative net income for the twelve months ended November 30, 1999, and, as a result, multiples of equity value to net income are not meaningful. The median multiple of 1.2x applied to book value generated an implied equity value of $2,885,554. The multiple applied to projected fiscal 2001 net income generated an implied equity value of Premier Concepts of $1,498,586.

     ACQUISITION MULTIPLE ANALYSIS. JWGenesis analyzed information related to selected merger and acquisition transactions deemed to be reasonably comparable to the merger of Premier Concepts and AmazeScape. Its analysis indicated that:

     - aggregate consideration to LTM sales ranged from 0.3x to 0.9x, as compared to the 1.9x for the aggregate consideration to be received by Premier Concepts in the merger;

     - aggregate consideration to LTM EBITDA ranged from 3.0x to 10.7x;

     - aggregate consideration to LTM EBIT ranged from 3.3x to 22.4x; and

     - aggregate consideration to LTM net income ranged from 3.5x to 26.7x.

     Calculations using multiples of LTM EBIT, LTM EBITDA and LTM net income were not meaningful, as they resulted in a negative enterprise value for Premier Concepts. The aggregate consideration to book value ranged from 0.2x to 4.6x, with a mean and median of 2.3x and 1.8x, respectively, as compared to 9.9x for the aggregate consideration to be received by Premier Concepts in the merger transaction.

     DISCOUNTED CASH FLOW ANALYSIS. JWGenesis prepared a discounted cash flow analysis for Premier Concepts, which derives implied equity values based on the present value of future net cash flows, less current interest-bearing debt, plus current cash and cash equivalents. The discounted cash flow analysis for Premier Concepts was prepared for the fiscal years 2001 through 2005. It was based on operating and financial assumptions, forecasts and other information prepared by management of Premier Concepts using various assumptions provided by management regarding revenue growth, EBIT, EBITDA, margins and timing of retail expansion and on a range of discount rates and terminal values. JWGenesis calculated a net present value of free cash flow for the fiscal years 2001 through 2005 using discount rates ranging from 20.5% to 22.5% (a range around Premier Concepts' weighted average cost of capital as determined by JWGenesis). JWGenesis calculated terminal values in fiscal 2005 based on multiples to EBIT ranging from 6.7x to 8.7x, which multiples were derived from merger and acquisition transactions involving reasonably comparable companies. The implied enterprise values for Premier under the discounted cash flow valuation method ranged from $8,077,171 to $11,002,878.

     DEBT CAPACITY ANALYSIS
     JWGenesis compared the total consideration to be received by Premier Concepts in the merger to the equity value of Premier Concepts as calculated in a debt capacity analysis. This analysis derives an equity value based on the estimated amount a financial buyer reasonably could expect to pay for a company, based on a number of coverage, return, and other assumptions.

     Assuming leveraged buyout returns of 30.0%, 32.5% and 35.0%, the implied equity values for Premier Concepts were $5,210,000, $4,878,500 and $4,418,500, respectively.

     While the foregoing summary describes analyses and factors that JWGenesis deemed material in its presentation to the Premier Concepts board of directors, it is not a comprehensive description of all analyses and factors considered by JWGenesis. The preparation of a fairness opinion is a complex process that involves various determinations as to the appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. JWGenesis believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the opinion.

     The conclusions reached by JWGenesis are based on all analyses and factors taken as a whole and also on application of JWGenesis' own experience and judgment. Its conclusions may involve significant elements of subjective judgment and qualitative analysis. JWGenesis therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses that it performed. In performing its analyses, JWGenesis considered general economic, market and financial conditions and other matters, many of which are beyond the control of Premier Concepts and AmazeScape. The analyses performed by JWGenesis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by the analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business may actually be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Premier Concepts common stock may be traded at any future time.

     The engagement letter between JWGenesis and Premier Concepts provides that, for its services, JWGenesis is entitled to receive a transaction fee equal to $50,000, which has been paid. Premier Concepts has also agreed:

     - to reimburse JWGenesis for a portion of its out-of-pocket expenses, including legal fees;

     - to indemnify and hold harmless JWGenesis and its affiliates and any director, employee or agent of JWGenesis or any of its affiliates, or any person controlling JWGenesis or its affiliates for losses, costs, claims, damages, expenses and liabilities relating to or arising out of services provided by JWGenesis to Premier Concepts.

The terms of the fee arrangement with JWGenesis, which Premier Concepts and JWGenesis believe are customary for transactions of this nature, were negotiated at arm's length between Premier Concepts and JWGenesis, and the Premier Concepts board of directors was aware of the fee arrangements.

     JWGenesis was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. JWGenesis, as part of its investment banking business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. JWGenesis and its affiliates together are a full-service securities firm engaged in securities and brokerage activities, as well as in the provision of investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, JWGenesis or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of Premier Concepts.

     JWGenesis has consented to the disclosure in this Proxy
Statement/Prospectus relating to its fairness opinion and the analysis underlying its opinion.

                              THE MERGER AGREEMENT

     The following is a summary of the merger agreement, a copy of which is incorporated into this Proxy Statement/Prospectus as Appendix B. You should read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

     The merger agreement provides that AmazeMerger Co., a wholly-owned subsidiary of Premier Concepts, will merge with AmazeScape, with AmazeScape surviving the merger as a wholly-owned subsidiary of Premier Concepts. After the merger, Premier Concepts will change its name to "AmazeScape.com Inc."

CLOSING

     The merger will occur within three business days after approval of the merger by the shareholders of Premier Concepts and AmazeScape and satisfaction or waiver of the closing conditions set forth in the merger agreement. At the closing, AmazeScape expects to file articles of Merger with the Secretary of State of the States of Delaware and Nevada, at which time the merger will become effective.

CONVERSION OF SHARES OF AMAZESCAPE COMMON STOCK

     At completion of the merger, each share of AmazeScape common stock issued and outstanding immediately prior to closing will be converted into the right to receive one share of Premier Concepts common stock.

CONVERSION OF SHARES OF AMAZEMERGER COMMON STOCK

     At completion of the Merger, Premier Concepts' ownership interest in the outstanding shares of AmazeMerger common stock issued and outstanding immediately prior to the merger will be converted into one share of AmazeScape common stock. Because all shares of AmazeScape common stock issued and outstanding immediately prior to merger are being converted into shares of Premier Concepts common stock, Premier Concepts will hold the only share of AmazeScape common stock that will be issued and outstanding after giving effect to the merger. Accordingly, AmazeScape will become a wholly-owned subsidiary of Premier Concepts as a result of the Merger.

CONVERSION OF SHARES OF AMAZESCAPE SERIES A PREFERRED STOCK

     Two classes of AmazeScape preferred stock are currently issued and outstanding:

     Series A Preferred Stock -- At completion of the Merger, each share of AmazeScape Series A Preferred Stock issued and outstanding immediately prior to closing will be converted into one share of a new class of Premier Concepts convertible preferred stock. As part of the merger, Premier Concepts shall, subject to approval of the shareholders of Premier Concepts, authorize the convertible preferred stock as a new class of capital stock. The convertible preferred stock shall have substantially the same rights, privileges and duties with respect to Premier Concepts as the Series A Preferred Stock has with respect to AmazeScape, except that the holders of Premier Concepts convertible preferred stock shall having voting rights.

     Series B Preferred Stock -- Immediately prior to completion of the merger, the 1,500 shares of AmazeScape Series B Preferred Stock then issued and outstanding will be automatically converted into 428,571 shares of AmazeScape common stock, which, at closing, will be converted into shares of Premier Concepts common stock on a one-for-one basis as described above.

TREATMENT OF OPTIONS AND WARRANTS

     At completion of the Merger, each option and warrant to purchase shares of AmazeScape common stock, whether or not then vested or exercisable, shall be assumed by Premier Concepts. Any holder thereof will retain the right to purchase, on the same terms and subject to the same conditions as are set forth in the option or warrant being exchanged, the same number of shares of Premier Concepts common stock as the number of shares of AmazeScape common stock for which the option or warrant could have been exercised or become exercisable immediately prior to closing.

EXCHANGE OF CERTIFICATES, OPTIONS AND WARRANTS

     To implement the above, Premier Concepts shall reserve and issue a sufficient number of shares of its common stock for delivery upon:

     (1) conversion of the AmazeScape common stock,

     (2) conversion of Premier Concepts new class of convertible preferred stock issued at the closing, and

     (3) exercise of all options and warrants to purchase Premier Concepts common stock.

     Prior to closing, Premier Concepts will deposit with an exchange agent the certificates representing the appropriate number of shares of Premier Concepts common stock that will be issued in connection with the merger. As soon as practicable after closing, the exchange agent will mail a letter of transmittal that contains instructions for the surrender of the certificates to each holder of a certificate or certificates representing AmazeScape common stock that will be exchanged for Premier Concepts common stock. Upon surrender of a certificate and other required documents, the holder of a certificate or certificates of AmazeScape common stock or AmazeScape's Series A Preferred Stock will receive a certificate representing the same number of shares of Premier Concepts common stock or Premier Concepts Convertible Preferred Stock, respectively.


THE BOARD OF DIRECTORS AND OFFICERS OF THE HOLDING COMPANY AND ITS SUBSIDIARIES


     Upon completion of the merger, the five directors who serve on the AmazeScape board of directors and the officer of AmazeScape will become the directors and the officers of the holding company. As of this date, the five directors of AmazeScape are: Harrichand Persaud, Anton Nicaj, Brian Watts, James Dwight and John Gerber. As of this day, AmazeScape's officers consist of Messrs. Persaud, Nicaj and Dwight.

     The directors and officers of AmazeScape immediately prior to completion of the merger will continue to serve in the same capacity after the merger, subject to the Articles of Incorporation and by-laws of AmazeScape and applicable law.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary, mutual representations and warranties of Premier Concepts and AmazeScape, relating to, among other things:

     - corporate organization, power and authority;

     - corporate authorization;

     - non-contravention;

     - third party consents;

     - licenses, permits and other authorizations;

     - contracts;

     - insurance;

     - customers (in the case of Premier Concepts) or members/subscribers (in the case of AmazeScape);

     - authorized and issued capital stock, options and warrants;

     - subsidiaries and investments;

     - SEC filings and Nasdaq listing (in the case of Premier Concepts only);

     - financial statements;

     - no undisclosed liabilities;

     - absence of delineated changes;

     - inventory (in the case of Premier Concepts only);

     - personal property, including title to and condition of personal property;

     - real property, including title to or leaseholder interests in real property as well as condition of real property and environmental matters;

     - owned and licensed software, including year 2000 compliance;

     - intellectual property;

     - suppliers;

     - related persons;

     - accounts payable;

     - investigation and litigation;

     - brokerage;

     - compliance with applicable laws;

     - tax matters;

     - personnel information;

     - employee benefits;

     - labor and employment law matters; and

     - adequacy of disclosure.

MATERIAL COVENANTS

     DROP-DOWN OF PREMIER CONCEPTS BUSINESS. Before the closing, Premier Concepts will form Premier Commerce as a wholly-owned subsidiary of Premier Concepts. The directors of Premier Commerce will be: Sissel Eckenhausen, John Gerber, Anton Nicaj, Gary Wolf and Geraldine Magalnick. The initial officers of Premier Commerce are expected to be: Sissel Eckenhausen, Chief Executive Officer and President; Todd Huss, Chief Financial Officer and Treasurer; and Kevin O'Brien, Chief Operating Officer.

     At the closing, Premier Concepts will transfer and assign to Premier Commerce, as a capital contribution, substantially all businesses, rights, warranties, privileges, properties and assets used or useful in Premier Concepts' business as presently conducted. Premier Concepts will not transfer and assign to Premier Commerce the following assets:

     - Premier Concepts' agreement with the Nasdaq Stock Market, Inc.;

     - 80% of the cash proceeds from the exercise of options or warrants received by Premier Concepts after November 10, 1999 (which presently are being held in an escrow account by counsel to AmazeScape); and


     - any contract that cannot be assigned without a third party's consent that has not been obtained as of the closing.


     Premier Concepts will use all commercially reasonable efforts to obtain whatever third party consents may be necessary to effect the transfer and assignment of the businesses and assets of Premier Concepts to Premier Commerce as described above.

     PREPARATION AND FILING OF REGISTRATION STATEMENT. Premier Concepts will prepare and file a registration statement on an appropriate form to register the shares of Premier Concepts common stock to be issued in connection with the merger. Premier Concepts will use its reasonable best efforts to have the registration statement declared effective and to maintain its effectiveness.

     NASDAQ SMALLCAP MARKET. Premier Concepts shall use all reasonable efforts to cause the shares of Premier Concepts common stock to be issued in connection with the merger to be approved for inclusion on the Nasdaq SmallCap Market, subject to official notice of issuance, prior to completion of the merger. The continued inclusion of Premier Concepts common stock on the Nasdaq SmallCap Market is not a condition to the obligation of any party to complete the closing.

     STOCK OPTIONS. Premier Concepts will adopt, and shall submit to its shareholders for approval, the Premier Concepts, Inc. 2000 Stock Option Plan described elsewhere in this Proxy Statement/Prospectus.

     ADDITIONAL INVESTMENT IN AMAZESCAPE. If it is anticipated that the combined net cash position, as of completion of the merger, would not be sufficient to obtain Nasdaq approval of the merger and the other transactions contemplated hereby, including for the holding company to satisfy the initial listing qualifications of The Nasdaq SmallCap Market, the AmazeScape board of directors shall authorize one or more new series of preferred stock. Any newly-authorized series would have rights, preferences and duties no more favorable to the holders than the rights, preferences and duties applicable to the AmazeScape Series B Preferred Stock, including a conversion price to common stock of not less than $3.50 per share and a mandatory conversion to AmazeScape common stock immediately prior to the merger. AmazeScape would sell shares of the newly-authorized preferred stock for not less than the face value per share so that AmazeScape receives aggregate net proceeds from the sale sufficient for the holding company to obtain the approval. At this date, neither company anticipates that additional capital will need to be raised prior to the closing for purposes of Nasdaq approval.


     CONDUCT PENDING THE CLOSING. Each of Premier Concepts and AmazeScape has agreed to conduct its business only in the ordinary course, consistent with past practice, and to use all commercially reasonable efforts to preserve intact its business and keep available the services of its material employees and other personnel, preserve its goodwill and relationships with material suppliers, customers or members/subscribers (as applicable) and other persons with whom the party has a material business relationship. Accordingly, each party has agreed to maintain and keep its personal property in good operating condition, perform all of its material obligations under contracts, timely file all tax returns and, absent the written consent of the other parties authorizing the action, refrain from taking various actions, including:

     - amending its Articles of Incorporation or by-laws;

     - amending or waiving rights under any contract;

     - increasing compensation of employees and other personnel, other than annual raises in the ordinary course of business consistent with past practice;

     - changing its methods, policies, practices or procedures relating to bookkeeping, accounting, billing, collection, marketing, member/subscriber or customer relations, management of accounts receivable or accounts payable, ordering supplies or inventory, research and development, protection of trade secrets or other intellectual property;

     - acquiring the business, operations or assets of a third party (other than the purchase of supplies or inventory in the ordinary course of business consistent with past practice);

     - issuing any equity or debt securities, or splitting, combining or reclassifying its capital stock or changing the rights, privileges or duties of any class of capital stock;

     - incurring indebtedness for borrowed money, or providing a guarantee or suretyship for indebtedness of any third party;

     - assuming or permitting any material adverse lien or other encumbrance on its assets;

     - authorizing, declaring, making, paying or setting aside funds for any dividend or other distribution in respect of its capital stock or other securities; or

     - taking any action that could reasonably be expected to have a material adverse effect on a party's business as presently or proposed to be conducted or that could reasonably be expected to cause any representation or warranty of a party to untrue as of the closing.

     NO SOLICITATION. Neither Premier Concepts nor AmazeScape shall, directly or indirectly, through any affiliate, shareholder, director, officer, employee, broker, finder, agent, representative, financial advisor, attorney or other intermediary, seek any person, other than the other parties to the merger agreement:

     - to purchase or acquire all or any substantial part of the assets of a party outside the ordinary course of business, or

     - to purchase or acquire any securities of a party; or

     - to effect any consolidation, merger or other business combination, recapitalization, liquidation or similar transaction, or any transaction inconsistent with the transactions contemplated by the merger agreement, or

     - or make, negotiate, accept, solicit or entertain any offer to engage in, or take part in discussions or provide information concerning, any transaction.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Premier Concepts and AmazeScape will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived. The conditions include the following:

     - Premier Concepts' registration statement on Form S-4, which includes this proxy statement and prospectus, has been declared effective by the SEC;

     - Premier Concepts' shareholders and AmazeScape's shareholders approve and adopt the merger agreement, the merger and any other transactions contemplated by the merger agreement that require shareholder approval or adoption;

     - holders of at least 98% of AmazeScape common stock shall have consented to the merger and the other transactions contemplated by the merger agreement or waived their dissenter's rights under applicable provisions of Nevada law;

     - there is no injunction or other court or legal restraint or prohibition preventing completion of the merger and the other transactions contemplated by the merger agreement;

     - Premier Concepts shall have issued additional shares of Premier Concepts common stock and options and warrants to purchase shares of Premier Concepts common stock;

     - the statements made by Premier Concepts and AmazeScape in their respective representations and warranties were true and correct when made and are true and correct in all material respects or, if any of the statements were false when made or would be false if made as of the closing, the aggregate effect of the false statements would not deprive the other parties to the merger agreement of a material benefit of their respective bargains;

     - all covenants to be performed by the parties on or before the date of closing have been performed in all material respects;

     - all third party consents necessary for the completion of the merger and the other transactions contemplated by the merger agreement have been obtained;

     - Premier Concepts has completed the transfer and assignment of its business and assets to its wholly-owned subsidiary, Premier Commerce, as contemplated by the merger agreement and provided reasonably satisfactory evidence of the transactions to AmazeScape; and

     - since the date of the merger agreement, there has not been a material adverse change in the business, assets, liabilities, financial condition or prospects of any party.

DIRECTORS' AND OFFICERS' LIABILITY

     LIMITED LIABILITY. No director or officer of a party shall have any personal liability in respect of or relating to the representations, warranties or covenants of a party or in respect of any certificate delivered on behalf of a party.

     DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of six years beginning at closing, Premier Concepts shall maintain policies of directors' and officers' liability insurance providing coverage to the directors and officers of Premier Concepts and its subsidiaries. During this time, Premier Concepts shall not amend its Articles of Incorporation or by-laws or those of its subsidiaries so as to reduce the scope of liability indemnification provided to directors or officers therein. See "Interests of Related Persons in the Merger."

TERMINATION

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval of the matters presented in connection with the merger by the Premier Concepts shareholders or the AmazeScape shareholders, in any of the following ways:

     (a) by mutual written consent of Premier Concepts and AmazeScape;

     (b) by Premier Concepts or AmazeMerger in the event that either:

        - any statements made by AmazeScape were false when made or false as of the date of closing and the aggregate effect of the false statements deprives Premier Concepts or AmazeMerger of a material benefit of its bargain; or

        - AmazeScape breaches a covenant in the merger agreement or fails to execute or deliver any agreement, instrument or document to be completed by AmazeScape as a condition to Premier Concepts' or AmazeMerger's obligation to close, so long as the breach or failure has not been waived or caused by a material breach by Premier Concepts or AmazeMerger;

     (c) by AmazeScape in the event that either:

        - any statements made by Premier Concepts or AmazeMerger were false when made or false as of the date of closing and the aggregate effect of the false statements deprives AmazeScape of a material benefit of its bargain; or

        - Premier Concepts or AmazeMerger breaches a covenant in the merger agreement or fails to execute or deliver any agreement, instrument or document to be completed by it as a condition to AmazeScape's obligation to close, so long as the breach or failure has not been waived or caused by a material breach by AmazeScape; or

     (d) by either party at any time after July 15, 2000, if the merger has not been completed for any reason other than a breach of the merger agreement by the party seeking to terminate the merger agreement.

     Upon termination, neither party shall have any further liability or obligation to the other parties under the merger agreement. However, termination shall be without prejudice to any rights or claims a party may have arising from a misrepresentation, breach of warranty or breach of covenant occurring prior to the termination of the merger agreement.

     AmazeScape has agreed to pay all of Premier Concepts' and AmazeMerger's reasonable counsel fees and costs incurred in connection with the negotiation, documentation and completion of the merger and the other transactions contemplated by the merger agreement. Premier Concepts and AmazeMerger shall, however, be solely responsible for any fees and costs incurred by them in the event the merger agreement is terminated by AmazeScape in accordance with (c) above.

AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

     The parties may amend the merger agreement only by a written instrument signed by all parties, and the rights of a party may be waived only in a written instrument signed by the party.


     Neither party to the merger agreement has or intends at the present time to waive any of its rights under the merger agreement. In the event that any party decides to waive a right it has under the merger agreement, Premier Concepts would revise and recirculate its Proxy Statement/Prospectus if, based upon the advice of counsel, the waiver resulted in a substantial charge requiring disclosure under the securities laws.

                   INTERESTS OF RELATED PERSONS IN THE MERGER

     The directors and executive officers of Premier Concepts and AmazeScape have interests that are different from, or in addition to, your interests as a shareholder. Each company's board of directors was aware of these interests and considered them, among other matters, in approving the merger and the transactions contemplated thereby.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     After the merger, the directors of AmazeScape will be elected to, and will comprise in full, the holding company's board of directors. The current directors of AmazeScape are Harrichand Persaud, Anton Nicaj, Brian Watts, James Dwight and John Gerber. These same individuals will remain as directors of AmazeScape's board after the merger as well. Mr. Gerber currently also serves on the board of directors of Premier Concepts. After the merger, the board of directors of Premier Commerce will be comprised of Sissel Eckenhausen, John Gerber, Anton Nicaj, Gary Wolf and Geraldine Magalnick. See "Management of the Holding Company."

     Upon completion of the merger, each member of the board of directors of the holding company will receive an option under the holding company's 2000 Stock Option Plan to purchase up to 25,000 shares of Premier Concepts common stock at an exercise price equal to the market price at the time of grant. In addition, the holding company will grant each of the directors serving on the Premier Commerce board of directors an option under the 2000 Stock Option Plan to purchase 10,000 shares of the Premier Concepts common stock at an exercise price equal to the market price at the time of grant.

     Prior to the merger, AmazeScape had issued to each of its five directors, for their initial service on the AmazeScape board, a warrant to purchase up to 25,000 shares of AmazeScape common stock at an exercise price of $1.00 per share. For each year of service, Premier Concepts had granted each of its five directors an option to purchase up to 5,000 shares of its common stock at an exercise price equal to the market price at the time of grant.

     In connection with the merger, the employment agreements of Sissel Eckenhausen, President and Chief Executive Officer of Premier Concepts, Todd Huss, its Chief Financial Officer, and Kevin O'Brien, its Chief Operating Officer, have been amended, conditioned upon the completion of the merger, to waive rights each officer otherwise might have had:


     (1) to treat the merger as a "change of control" of Premier Concepts;



     (2) to terminate his or her employment; and


     (3) to receive severance benefits, having an approximate cash value of $260,000 for Ms. Eckenhausen, $140,000 for Mr. Huss and $146,000 for Mr. O'Brien.

     In consideration for waiving these rights, upon completion of the merger Ms. Eckenhausen, Mr. Huss and Mr. O'Brien will be granted options to purchase an additional 57,000, 28,000 and 20,000 shares of common stock, respectively. The terms and conditions of each option will be in accordance with the rules of the 2000 Stock Option Plan. See Section "Adoption of Premier Concepts, Inc. 2000 Stock Option Plan".

INDEMNIFICATION AND INSURANCE

     Under the merger agreement, the holding company will maintain policies of directors' and officers' liability insurance providing coverage "with per occurrence and aggregate limits that are favorable to the directors and officers by comparison with the policies customarily maintained by corporations of comparable size within the same industries" for a period of six (6) years after the merger is completed. The policies shall also cover the directors and officers of the subsidiaries of the holding company. There are no assurances that appropriate policies providing insurance to the limits to be established will be available on acceptable terms.

     During the six (6) year period, the holding company will not amend the Articles of Incorporation or by-laws of either Premier Commerce or AmazeScape to reduce the scope of liability indemnification provided to directors or officers.

                       MANAGEMENT OF THE HOLDING COMPANY

     At the completion of the merger, the directors and executive officers of the holding company shall be as follows:


NAME                                   AGE                           POSITION
----                                   ---                           --------
Harrichand Persaud                     39     Chief Executive Officer, Assistant Secretary and
                                              Chairman of the Board
Anton Nicaj                            28     President, Secretary and Director
James Dwight                           49     Vice President--Marketing and Director
Dr. Brian Watts                        48     Director
John Gerber                            34     Director


     HARRICHAND PERSAUD, 39, is a founder of AmazeScape and since its inception in August 1999 has been its Chief Executive Officer, Assistant Secretary and Chairman of the Board of Directors. Mr. Persaud holds a Bachelor of Arts (Magna Cum Laude) degree in Economics from Princeton University, 1983. Mr. Persaud was employed by Morgan Stanley Group, Inc. from 1983 to 1988 in its Information Systems and Proprietary Analytical Trading groups. Mr. Persaud directed equities trading activities at several hedge funds from 1989 to 1993 including Windsor IBC Inc., Millenium Partners, New Windsor Associates, L.P., and Spectrum Trading Partners LP. From May 1994 to February 1997, Mr. Persaud held various senior positions in the International Equities Arbitrage Group at Bear Stearns and Company, Inc., most recently as January 1997. From February 1997 until January 1998, Mr. Persaud served as Director with SLS Securities Company, where started a structured finance group and advised clients on corporate finance activities in the Internet sector. Mr. Persaud moved this group to Carlin Equities Corp. in January 1998 and served as that firm's Director of Structured Equity Finance until February 2000. Mr. Persaud brings several years of experience in analyzing Internet investments to AmazeScape. These skills will provide AmazeScape with an analytical framework within which to develop its Internet portfolio.

     ANTON NICAJ, 28, is a founder of AmazeScape. Mr. Nicaj graduated from Baruch College, CUNY with a Bachelor of Arts in Economics, 1993. From July 1993 through December 1996, Mr. Nicaj worked in the lodging and hospitality industry as an agent for New York Hilton and Towers. From December 1996 to February 1999, Mr. Nicaj served Electronic Trading Group LLC as an equity trader. From February 1999 until February 2000, Mr. Nicaj was a limited partner of Generic Trading of Philadelphia LLC. From December 1996 until the present time Mr. Nicaj has consulted with Filmblast.com Inc., eBrick.com Inc., JobsQuake.com Inc. and JagNotes Inc.

     JAMES DWIGHT, 49, is a venture capitalist and since January 1998 has served as vice-president of marketing for Filmblast.com, an Internet entertainment company and as a limited partner of Generic Trading of Philadelphia, LLC. He is also board member of HoorayAsia.com, a global Internet portal focusing on the Asia-Pacific region. Between January 1996 and January 1998, Mr. Dwight was retired from active business activities. From January 1987 to January 1996, Mr. Dwight was the venture capitalist for the Texas Independent Exploration Corporation. Additionally, Mr. Dwight worked with the ex-chairman of the South Carolina Judiciary Committee between 1984 and 1990. Between 1980 and 1983, he was responsible for residential sales in excess of $100 million. Mr. Dwight majored in History at the University of South Carolina, graduating in 1973.

     BRIAN WATTS, 48, has twenty-seven years of experience in the field of computing and computer science. He has developed the database search engine for a full-text information retrieval system called BiB/Search and the engine behind an international trade retrieval database system. In 1994, he founded the New York Internet Center, a company dedicated to the development of new Internet technologies. Since its founding, he has served as that company's President and Chief Executive Officer. Dr. Watts holds degrees in Computer Science, Mathematical Statistics, and Psychology with a Masters in Psychology and a Doctorate in Experimental Psychology from New York University.

     JOHN M. GERBER, 34, is a licensed attorney with nine years of practical experience documenting, negotiating and structuring debt and equity transactions and acquisitions in various industries. Since March 1999, he has been a board member of Premier Concepts. Since October 1999, he has also served as Chief Operating Officer and General Counsel for Meridian Telesis, LLC, an Internet services company. From January 1999 to October 1999, Mr. Gerber practiced law as a sole practitioner. From October 1995 to October 1998, he practiced with the law firm of Blank Rome Comisky & McCauley, LLP. Prior thereto, from September 1990, he practiced with the law firm of Cohen, Shapiro, Polisher, Shiekman, and Cohen.

EXECUTIVE COMPENSATION SUMMARY INFORMATION

     Except for the grant of stock options described below under "Director Compensation," neither Mr. Persaud, AmazeScape's Chief Executive Officer nor any other executive officer of AmazeScape received any cash compensation during the period from inception to December 31, 1999.

  Employment Agreements

     AmazeScape entered into employment agreements with Mr. Persaud, its Chairman and Chief Executive Officer, and Mr. Nicaj, its President in October 1999. Each employment agreement provides for three (3) years of employment, commencing October 15, 1999 at an annual salary of $100,000, and for health, dental and eyecare insurance and an annual expense allowance of $10,000.

     Mr. Persaud receives a bonus equal to the sum of

          (1) 2% of the Company's increase in annual sales and

          (2) 5% of the Company's increase in earnings before interest and taxes less depreciation and amortization.

     Mr. Persaud is also entitled to an incentive bonus of up to 2% of the total purchase price of each company acquired by AmazeScape which was arranged by him, approved by the board of directors, and implemented during the term of his employment.

     All bonuses are payable at the Company's discretion in cash, common stock, stock options or other awards from the Company's incentive stock plan subject to applicable securities law and withholding of tax payments due by Mr. Persaud.

     If either Mr. Persaud or Mr. Nicaj is terminated by AmazeScape without cause, the terminated employee will receive from AmazeScape his then applicable base salary and continuation of benefits until the expiration of the term of his employment agreement.

  Director Compensation

     On October 15, 1999, each director of AmazeScape was granted warrants to purchase an aggregate of 25,000 shares of AmazeScape common stock, at an exercise price of $1 per share. As of October 15, 1999, AmazeScape had 125,000 warrants outstanding.

     Further, each director will receive compensation of $1,000 for each meeting attended. All directors will receive reimbursement for out-of-pocket expenses incurred in attending meetings of the board. To date, no cash payments have been paid to AmazeScape's directors.

                 DESCRIPTION OF PREMIER CONCEPTS CAPITAL STOCK


     Premier Concepts is authorized to issue up to 850,000,000 shares of $.002 par value common stock and up to 20,000,000 shares of $.10 par value preferred stock. As of March 31, 2000, 1,626,853 shares of common stock and no shares of preferred stock were issued and outstanding.


     In connection with the merger, Premier Concepts wishes to amend its Articles of Incorporation to authorize 120 shares of convertible preferred stock in addition to the preferred stock which is already authorized. Because Premier Concepts' Articles do not permit the board to establish a series of Preferred Stock with the rights and preferences the new convertible preferred stock must possess under the merger agreement, shareholder proxies are being solicited to amend the Articles.

COMMON STOCK

     Each holder of Premier Concepts common stock is entitled to one vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of common stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably dividends as may be declared by the board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Premier Concepts, the holders of common stock are entitled to receive, pro rata, the assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The preferred stock presently authorized can be issued in one or more series as may be determined from time to time by the board of directors without further shareholder approval. In establishing a series, the Premier Concepts board of directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in the series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following:


- the rate of distribution                    - sinking fund provisions for the
                                                redemption of shares
- the price at and the terms and              - the terms and conditions on which
  conditions on which shares shall be           shares may be converted if the shares
  redeemed                                      of any series are issued with the
                                                privilege of conversion
- the amount payable upon shares for          - voting rights except as limited by law
  distributions of any kind


     Although there currently are no plans to designate a series of preferred stock, there can be no assurance that a designation will not occur in the future. As a result, the board of directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to Premier Concepts' assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common shareholders, and the right to the redemption to the shares, together with a premium, prior to the redemption of common stock. Common shareholders have no redemption rights. In addition, the board of directors could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

NEW CONVERTIBLE PREFERRED STOCK


     Premier Concepts solicits shareholder approval for the amendment of its Articles to authorize 120 shares of a new class of convertible preferred stock to be issued in connection with merger. This convertible preferred stock will be known as Series B Convertible Preferred stock.

     The proposed terms of the convertible preferred stock are:

     STATED VALUE. The stated value of the convertible preferred stock is $10,000 per share.

     LIQUIDATION PREFERENCE. Upon a liquidation or dissolution of Premier Concepts, the convertible preferred stock receives a distribution before distribution is made on any other class of stock of Premier Concepts in an amount equal to $10,000 per share. Holders of convertible preferred stock are not otherwise entitled to receive any distribution in the liquidation or dissolution of Premier Concepts.

     DIVIDENDS. The convertible preferred stock is entitled to receive dividends at an annual rate equal to three percent (3%) of the stated value. Dividends are cumulative and payable in cash or in the common stock of Premier Concepts, valued at its current market value on the day prior to the date on which the dividend is declared. No fractional shares of common stock will be issued and cash will be provided in lieu of any fractional share.


     CONVERSION RIGHTS. Each share of convertible preferred stock is convertible at the holder's option at any time into common stock at a conversion ratio, subject to anti-dilution adjustment, initially equal to the stated value divided by $3.25. Thus, one share of convertible preferred stock initially may be converted into 3,076 shares of common stock. Fractional shares will not be issued; instead the shareholders will receive $2.99 for a fractional share.


     VOTING RIGHTS. Each share of convertible preferred stock is entitled to a number of votes, in any matter coming to a vote of the shareholders, equal to the number of shares of common stock into which the convertible preferred stock is then convertible.

     REDEMPTION. The convertible preferred stock is subject to redemption at any time at the option of Premier Concepts for a redemption price equal to the sum of its stated value and all accrued, unpaid dividends. If fewer than all shares of convertible preferred stock are called for redemption, redemption must be pro-rata among all holders of the convertible preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Corporate Stock Transfer, Inc., Denver, Colorado. Premier Concepts will act as its own transfer agent and registrar with respect to the convertible preferred stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the merger, 14,339,704 shares of Premier Concepts common stock will be outstanding. These shares will be freely tradable without restriction under the Securities Act, except for the shares held by persons who are then "affiliates" of the holding company and its subsidiaries (within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act). The resale of those shares will be subject to the limitations of Rule 144 or Rule 145, as applicable.


     As currently in effect, Rule 144 provides that persons who may be deemed affiliates would be entitled to sell within any three-month period only a number of shares that does not exceed:


     - the greater of 1% of the then outstanding shares of common stock or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to provisions relating to the manner and notice of sale and availability of current public information about Premier Concepts. Rule 145 generally provides that affiliates would also be subject to the above restrictions on sales of common stock. In addition, a person who has not been an affiliate at any time during the 90 days immediately preceding a sale, and who has beneficially owned common stock for at least two years, would be entitled to sell the common stock under Rule 144(k) without regard to the volume limitation and other conditions described above.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     AmazeScape is incorporated in the State of Nevada. Shareholders of AmazeScape, whose rights as shareholders are currently governed by Nevada law and AmazeScape's Articles of Incorporation and by-laws, will upon effectiveness of the merger become shareholders of a Colorado corporation, and their rights will be governed by Colorado law and Premier Concepts' Articles of Incorporation and by-laws. The following is a summary of the material differences in the rights of shareholders under Colorado and Nevada law.

SHAREHOLDER VOTING IN FUNDAMENTAL CHANGES


     For a Nevada corporation, only a simple majority shareholder vote is required for any fundamental corporate change, including mergers and sales of substantially all of the assets. For a Colorado corporation "existing" before 1994, such as Premier Concepts, any fundamental change requires a vote of 2/3rds of the shareholders entitled to vote unless the articles of incorporation provide otherwise. Premier Concepts' Articles of Incorporation require only a simple majority shareholder vote whenever a 2/3rds vote would otherwise be required under Colorado corporate law.


SHAREHOLDER ACTION WITHOUT A MEETING

     In Nevada, a corporate action requiring shareholder approval may be taken without a meeting, if a majority of the shareholders entitled to vote thereon consent to the action in writing. In Colorado, a corporate action requiring shareholder approval may be taken without a meeting only if all shareholders entitled to vote thereon consent to the action in writing.

DISSENTER'S RIGHTS

     In Nevada and Colorado, dissenter's rights are basically the same. Most importantly, if:

          (1) the securities of the class entitled to vote are listed on a national securities exchange or are included on the Nasdaq National Market System or

          (2) there are more than 2,000 shareholders of record,


then there is no dissenter's right where the merger is:



             (a) with another company listed on a national securities exchange or the Nasdaq National Market System or


             (b) where the company has 2,000 shareholders of record; and

             (c) nothing other than cash or stock or a combination is being tendered in the merger.

     In Nevada, but not in Colorado, if a corporate action creating dissenter's rights is taken without a meeting of the shareholders, the corporation shall notify in writing all shareholders entitled to dissent that the action was taken and shall send them a written dissenter's notice ten (10) days after effectuation of the corporate action. Any notice shall set forth the procedure for the dissenting shareholders to follow to make demand for payment. The corporation shall pay the fair value of the dissenting shareholder's shares, as determined by the corporation, within thirty (30) days after receipt of demand for payment. In Colorado, a dissenting shareholder has a similar right to submit an assertion of fair value. If there is no agreement as to fair value, a court may determine fair value.

CORPORATE GOVERNANCE

     Except as noted below, corporate governance laws and procedures in Nevada and Colorado are similar.

     In Nevada, directors may be removed by a vote of 2/3rds of the shareholders entitled to vote, whereas in Colorado directors may be removed by majority vote of the shareholders at a meeting called for that purpose. In both states, vacant director positions may be filled by appointment by the remaining board.

     In Nevada, the board of directors, without a vote of the shareholders, may approve and effectuate a reverse split or recapitalization of the outstanding shares pro rata. In Colorado, the law requires a shareholder vote to accomplish a reverse split of shares.

     In Colorado, any shareholder may, during reasonable business hours and upon 5 days' written notice, inspect the books and financial records of the corporation. Under Nevada law, only a person holding or representing 15% or more of the outstanding shares may, on at least 5 days' notice, inspect the books and financial records of the corporation.

TAKEOVER BIDS

     In Nevada, unless the Articles of Incorporation provide that the anti-takeover sections of the Nevada Revised Statutes (NRS 78.378 to 78.3793) do not apply, any person or group acting together who acquire one fifth (1/5) or more of the outstanding shares of a company must submit a takeover statement to the other shareholders. The shares so acquired may not be voted in any takeover attempt, unless a resolution authorizing the shares to so vote is passed by a majority of the other shareholders at a special meeting of shareholders.

     Colorado law has no similar anti-takeover provisions.

                       ADOPTION OF PREMIER CONCEPTS, INC.
                             2000 STOCK OPTION PLAN

     At a meeting held on February 3, 2000, the board of directors of Premier Concepts adopted its 2000 Stock Option Plan, subject to the approval of the shareholders of Premier Concepts and to other conditions described below.

     The Plan enables Premier Concepts to reward individuals who are responsible for its continued growth with a proprietary interest in the company. Premier Concepts believes that rewarding individuals in this fashion creates an increased interest in, and a greater concern for, the company's welfare on the part of the individuals. These individuals may be:

          - its directors, executive officers and key employees; or

          - the directors, executive officers and key employees of any subsidiary or parent corporation of Premier Concepts.

     The plan is intended to align the interests of Premier Concepts, its directors, management and employees. It is also a means to attract and retain outstanding management.

     The plan became effective upon its adoption by the board of directors but shall be null and void unless, on or before February 2, 2001, the following conditions have been satisfied:

        1. the plan shall have been approved by the shareholders of Premier Concepts; and

        2. the merger has been completed.

     The primary terms of the plan are:

     1. NUMBER OF SHARES. The aggregate number of shares of common stock for which options may be granted under the plan is 1,750,000. Of the options available under the plan,

          - options for 250,000 shares of common stock are reserved for award to directors, officers and key employees of Premier Commerce; and

          - options for 1,500,000 shares of common stock are reserved for award to directors, officers, and key employees of Premier Concepts.

     Upon completion of the merger, each of the directors of Premier Commerce will be issued options to purchase 10,000 shares of Premier Concepts common stock. Options to purchase an additional 57,000 shares, 28,000 shares and 20,000 shares shall also be issued to Sissel Eckenhausen, President and Chief Executive Officer of Premier Commerce, Todd Huss, Chief Financial Officer of Premier Commerce and Kevin O'Brien, Chief Operating Officer of Premier Commerce, respectively.

     In addition, options for 25,000 shares of common stock shall be issued to each of the five directors of the holding company, who shall be the directors serving on AmazeScape's board of directors immediately before the merger, upon completion of the merger.

     All other options available under the plan may be awarded to any eligible persons as described below. Other than as stated in the previous two paragraphs, no options have been granted under the plan, and no commitment has been made regarding the granting of options under the plan.

     2. ELIGIBILITY. Options intended to be non-qualified options may be granted only to directors, officers and other salaried key employees of Premier Concepts, or any subsidiary corporation or parent corporation of Premier Concepts now existing or hereafter formed or acquired.

     Options intended to be incentive options may be granted only to salaried key employees of Premier Concepts or any subsidiary corporation or parent corporation now existing or hereafter formed or acquired, and not to any director or officer who is not also an employee.

     At February 1, 2000, approximately 13 persons would be eligible to participate in the plan, assuming that the merger had been completed on that date.

     3. ADMINISTRATION. The plan will be administered by a committee composed of not less than two directors appointed by the board of directors.


          Subject to the terms of the plan, the committee has the authority:


          - to determine the eligible persons to whom options shall be granted;



          - to determine the time when the options shall be granted;



          - to determine the number of shares which shall be subject to each option;



          - to determine the purchase price or exercise price of each share which shall be subject to each option;



          - to determine the periods during which the options shall be exercisable whether in whole or in part;



          - to determine the other terms and provisions with respect to the options, which need not be identical;



          - to determine, in accordance with standards set forth in the plan, the fair market value of the common stock underlying the options;



          - to construe the plan and options granted thereunder;



          - to accelerate or defer, with the consent of the optionee, the exercise of any option, consistent with the provisions of the plan;



          - to authorize any person to execute on behalf of Premier Concepts any instrument required to effectuate the grant of an option;



          - to prescribe rules and regulations relating to the plan; and



          - to make all other determinations deemed necessary or advisable for the administration of the plan.


     4. TERM. If approved, the plan will remain in effect until December 31, 2009, unless sooner terminated by the board of directors. Options may be granted under the plan at any time while the plan shall remain in effect.

     5. TERM OF OPTIONS. The committee shall determine the term of an option granted under the plan. The term may not exceed ten years from the date of grant, or five years in the case of an option intended to be an incentive option to a participant who owns more than ten percent of the voting stock of Premier Concepts.

     An option may not be assigned except by will, by the laws of descent and distribution and may not be exercised more than one year following an optionee's death.

     Except as the committee otherwise determines in a particular case, options held by a participant will be terminated if the participant's employment with Premier Concepts or a subsidiary terminates for reasons other than

          - retirement at the normal retirement date then in effect for employees of Premier Concepts or the subsidiary;

          - termination by Premier Concepts without cause;

          - disability; or

          - death.

     An optionee whose employment is terminated by Premier Concepts without cause or due to retirement may exercise the option for a period of three months after the termination of his service to Premier Concepts.

     An optionee whose employment ends due to his disability may exercise the option for a period of one year after the termination of his service.

     6. EXERCISE PRICE. The committee determines the exercise price of options granted under the plan. However, in the case of options intended to constitute incentive stock options under Section 422 of the Code, the exercise price may not be less than the fair market value of the common stock on the day of grant. In the case of options intended to be incentive options granted to a participant who owns more than ten percent of the outstanding common stock of Premier Concepts, the exercise price may not be less than 110% of the fair market value.


     7. EXERCISE; PAYMENT. Options granted under the plan may be immediately exercisable, except for options granted to officers, directors and other persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, which may not become exercisable until the expiration of six months after issuance. The aggregate exercise price due upon the exercise of an option granted under the plan may be paid in cash or by tendering other consideration (including common stock of Premier Concepts), having a fair market value on the date of exercise equal to the cash exercise price otherwise payable as the committee may determine.

     8. OPTION DOCUMENT. All options granted under the plan shall be evidenced by a written option document consistent with the terms of the plan.

     9. AMENDMENT. The plan may be amended from time to time by the board of directors. However, shareholder approval is required for any change which would

          - materially increase the benefits available to participants in the plan;

          - materially increase the number of shares for which options may be granted under the 2000 Option Plan; or

          - materially modify the requirements for participation in the plan.

     10. TAX CONSEQUENCES. Options granted under the plan to employees of Premier Concepts or its subsidiaries may be, in the discretion of the committee, either incentive options or non-incentive options for federal income tax purposes.

     A recipient of an incentive option will not recognize taxable income upon the grant or exercise of the incentive option. However, the amount by which the fair market value of the underlying common stock exceeds the exercise price on the date of exercise will be treated as an item of tax preference. This amount will be included in the computation of the optionee's alternative minimum taxable income in the year he exercises the incentive option.

     An optionee will recognize long term capital gain or loss upon the disposition of common stock acquired upon the exercise of an incentive option. However the optionee must not dispose of the common stock within two years after the granting of the incentive option, or within one year after the exercise of the incentive option. If the holding periods are satisfied, Premier Concepts will not be allowed a deduction by reason of the grant or exercise of an incentive option.


     Generally, a recipient of a non-incentive option granted under the plan will not recognize taxable income at the time of grant. Instead the recipient will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the common stock acquired on the date of exercise and the aggregate exercise price. Premier Concepts will receive a deduction at that time in like amount. Upon the disposition of common stock acquired upon the exercise of a non-incentive option, the optionee will recognize long term or short term capital gain or loss in an amount equal to the difference between the amount realized and the optionee's basis in the common stock sold. The basis will generally be the fair market value of the common stock sold on the date it was acquired through option exercise.


     The foregoing description of the plan is qualified in its entirety by reference to the plan attached as Appendix F to this Proxy Statement/Prospectus, which is incorporated herein by reference.

     The market price of Premier Concepts' Common Stock at April 18, 2000, determined by reference to the closing sale price of the Common Stock on the date on the Nasdaq SmallCap Market, was $6.625.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSAL TO APPROVE THE ADOPTION OF THE 2000 OPTION PLAN.

                   AMENDMENT TO INCREASE THE NUMBER OF SHARES
                         AVAILABLE FOR GRANT UNDER THE
            PREMIER CONCEPTS, INC. 1993 INCENTIVE STOCK OPTION PLAN

     At a meeting held on February 3, 2000, the board of directors of Premier Concepts amended its 1993 Incentive Stock Option Plan. The amendment is subject to the approval of the shareholders of Premier Concepts and other conditions described below. The amendment increases the number of shares of common stock for which options may be granted under the plan from 165,000 to 272,500.

     The purpose of the plan is to enable Premier Concepts to afford individuals who are responsible for its continued growth the opportunity to acquire a proprietary interest in the company. Premier Concepts believes that by rewarding individuals in this fashion creates an increased interest in, and a greater concern for, its welfare on the part of the individuals. These individuals may be:

     - its directors, executive officers and key employees; or

     - the directors, executive officers and key employees of any subsidiary or parent corporation of Premier Concepts.

     The plan is intended to align the interests of Premier Concepts, its directors, management and employees. It is also means to attract and retain outstanding management.

     The plan became effective on November 9, 1992 and was approved by the shareholders of Premier Concepts on March 30, 1994.

     The primary terms of the plan (as proposed to be amended) are as follows:

     1. NUMBER OF SHARES. The aggregate number of shares of common stock for which options may be granted under the Plan is 272,500, an increase from 165,000.

     2. ELIGIBILITY. Options intended to be non-qualified options may be granted only to directors, officers and other salaried key employees of Premier Concepts, or any subsidiary corporation or parent corporation of Premier Concepts now existing or hereafter formed or acquired.

     Options intended to be incentive options may be granted only to salaried key employees of Premier Concepts or any subsidiary corporation or parent corporation now existing or hereafter formed or acquired, and not to any director or officer who is not also an employee.

     At February 1, 2000, approximately 9 persons were eligible to participate in the Plan and approximately 9 persons were participating in the plan.

     3. ADMINISTRATION. Although the plan contemplates administration by a committee composed of not less than two directors appointed by the board of directors, no committee has been constituted. Accordingly, the date the plan has been administered by the full Premier Concepts board of directors.

          Subject to the terms of the plan, the board of directors or the committee has the authority:

          - to determine the eligible persons to whom options shall be granted;

          - to determine the time when the options shall be granted;

          - to determine the number of shares which shall be subject to each option;


          - to determine the purchase price or exercise price of each share which shall be subject to each option;



          - to determine the periods during which the options may be exercised, whether in whole or in part;



          - to determine the other terms and provisions with respect to the options, which need not be identical;



          - to determine, in accordance with standards set forth in the plan, the fair market value of the common stock underlying the options;

          - to construe the plan and options granted thereunder;



          - to accelerate or defer, with the consent of the optionee, the exercise of any option, consistent with the provisions of the plan;



          - to authorize any person to execute on behalf of Premier Concepts any instrument required to effectuate the grant of an option;



          - to prescribe rules and regulations relating to the plan; and



          - to make all other determinations deemed necessary or advisable for the administration of the plan.



     4. TERM. The plan became effective on November 9, 1992 and will remain in effect, unless sooner terminated by the board of directors, until December 31, 2003. Options may be granted under the plan at any time while the plan shall remain in effect.



     5. TERM OF OPTIONS. The term of an option granted under the plan shall be determined by the committee. The term may not exceed ten years from the date of grant, or five years in the case of an option intended to be an incentive option to a participant who owns more than ten percent of the voting stock of Premier Concepts.



     An option may not be assigned except by will, by the laws of descent and distribution and may not be exercised more than one year following an optionee's death.



     Except as the committee otherwise determines in a particular case, options held by a participant will be terminated if the participant's employment with Premier Concepts or a subsidiary terminates for reasons other than



          - retirement at the normal retirement date then in effect for employees of Premier Concepts or the subsidiary;



          - termination by Premier Concepts without cause;



          - disability; or



          - death.



     An optionee whose employment is terminated by Premier Concepts without cause or due to retirement may exercise the option for a period of three months after the termination of his service to Premier Concepts.


     An optionee whose employment ends due to his disability may exercise the option for a period of one year after the termination of his service.

     6. EXERCISE PRICE. The exercise price of options granted under the plan is determined by the committee administering it. However, in the case of options intended to constitute incentive stock options under Section 422 of the Code, the exercise price may not be less than the fair market value of the common stock on the day of grant. In the case of options intended to be incentive options granted to a participant who owns more than ten percent of the outstanding common stock of Premier Concepts, the exercise price may not be less than 110% of the fair market value.

     7. EXERCISE; PAYMENT. Options granted under the plan may be immediately exercisable, except for options granted to officers, directors and other persons subject to Section 16 of the Exchange Act, which may not become exercisable until the expiration of six months after issuance. The aggregate exercise price due upon the exercise of an option granted under the plan may be paid

          - in cash; or

          - by tendering other consideration, including Premier Concepts common stock, having a fair market value on the date of exercise equal to the cash exercise price otherwise payable as the committee may determine.

     8. OPTION DOCUMENT. All options granted under the plan shall be evidenced by a written option document consistent with the terms of the plan.

     9. AMENDMENT. The plan may be amended from time to time by the board of directors. However, shareholder approval is required for any change which would

          - materially increase the benefits available to participants;

          - materially increase the number of shares for which options may be granted; or

          - materially modify the requirements for participation.

     10. TAX CONSEQUENCES. Options granted under the plan to employees of Premier Concepts or its subsidiaries may be, in the discretion of the committee, either incentive options or non-incentive options for federal income tax purposes.

     A recipient of an incentive option will not recognize taxable income upon the grant or exercise of the incentive option. However, the amount by which the fair market value of the underlying common stock exceeds the exercise price on the date of exercise will be treated as an item of tax preference. This amount will be included in the computation of the optionee's alternative minimum taxable income in the year he exercises the incentive option.

     An optionee will recognize long term capital gain or loss upon the disposition of common stock acquired upon the exercise of an incentive option. However the optionee must not dispose of the common stock within two years after the granting of the incentive option, or within one year after the exercise of the incentive option. If the holding periods are satisfied, Premier Concepts will not be allowed a deduction by reason of the grant or exercise of an incentive option.

     Generally, a recipient of a non-incentive option granted under the plan will not recognize taxable income at the time of grant. Instead the recipient will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the common stock acquired on the date of exercise and the aggregate exercise price. Premier Concepts will receive a deduction at that time in like amount. Upon the disposition of common stock acquired upon the exercise of a non-incentive option, the optionee will recognize long term or short term capital gain or loss in an amount equal to the difference between the amount realized and the optionee's basis in the common stock sold. The basis will generally be the fair market value of the common stock sold on the date it was acquired through option exercise.


     Currently, there are no options available for grant under the plan. It is proposed that the plan be amended to increase from 165,000 to 272,500 the number of shares of common stock for which options may be granted thereunder. If the amendment is approved, there will be available 107,500 shares of common stock which Premier Concepts may issue upon exercise of options which Premier Concepts has granted or is committed to grant under the plan after January 30, 2000.



          THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSAL TO AMEND THE PREMIER CONCEPTS INC. 1993 INCENTIVE STOCK OPTION PLAN.

                          BUSINESS OF PREMIER CONCEPTS

     Operating under the names "Impostors" and "Elegant Pretenders," we specialize in the marketing and retailing of high-end reproduction jewelry ("faux jewelry"), 14-karat gold jewelry with cubic zirconia and other synthetic stones and sterling silver jewelry with semi-precious and synthetic stones. Our national chain of 33 retail stores sell jewelry that emulates classic fine jewelry as well as pieces designed by famous jewelers such as Tiffany & Co.(R), Cartier(R), Bulgari(R) and Harry Winston(R). The product line also includes replicas of jewelry owned by celebrities. Faux jewelry is created with layered gold, cubic zirconia and Austrian crystal to simulate the look of fine jewelry. We also sell a collection of genuine sterling silver jewelry featuring semi-precious and synthetic stones. The products are purchased from several domestic vendors and from vendors in China, Hong Kong, Italy, Korea, Spain, Taiwan and Thailand.

     The Impostors and Elegant Pretenders stores are designed to match the elegant look of our products and to provide customers with the feeling of shopping in an upscale, fine jewelry environment. The stores are located in shopping malls and tourist locations, currently in Southern California, Northern California, the states of Arizona, Colorado, Florida, Louisiana, Maryland, Nevada, New Jersey, Pennsylvania, Virginia, Washington and in the Washington, D.C. area. The largest and most visible store is located in the prime retail area of San Francisco's Union Square. Since January 27, 1997, we have opened thirteen (13) additional retail locations. During the same period, twelve (12) retail stores were closed due to lease expirations and unprofitable operations, bringing the total number of stores currently operating to thirty-three (33).

BUSINESS STRATEGY

     In March 1994, we acquired out of bankruptcy substantially all of the assets and assumed liabilities associated with the operation of a nationwide chain of 27 faux jewelry stores which were then operating under the trademark "Impostors." In the months following our entry into the faux jewelry industry, results of operations continued to deteriorate principally due to the continuing burden of excessive operating and overhead expenses, pre-petition and post-petition bankruptcy liabilities, the unprofitability of some of its stores, as well as the continuation of ineffective marketing and merchandising strategies.

     Our business strategy the past four years has included growing the retail chain in profitable markets, closing unprofitable stores, remodeling existing stores, and the development of new marketing channels including direct mail and Internet sales. Total revenues for the year ended January 30, 2000 of $12,378,000 were 2.6% less than the total revenues of $12,706,000 for the year ended January 31, 1999. However, the net loss improved by $315,000 from a net loss of $1,060,000 for the year ended January 31, 1999, to $745,000 for the year ended January 30, 2000. Business strategies continue to focus on the leveraging on its name and goodwill to achieve additional distribution for its products as well as seeking new retail locations that offer potential for above average return on investment.

PRINCIPAL PRODUCTS

     Our products are comprised of approximately 50% fine jewelry reproductions and emulations of merchandise inspired by classic designers such as Cartier(R), Tiffany & Co. (R), Bulgari(R) and Harry Winston(R), and approximately 40% of 14-karat gold featuring cubic zirconia and other synthetic stones and 10% sterling silver with semi-precious stones and cubic zirconia. The jewelry ranges from solitaire rings and faux pearl necklaces to earrings, pendants and bracelets. Since the products are set in layered 18-karat gold over jewelers' bronze or 18-karat gold over sterling silver, the jewelry can be offered at substantially less cost than the original pieces. The use of cubic zirconia and other laboratory grown stones offers a more affordable product by emulating the look and feel of expensive gemstone jewelry.

     Approximately 2,500 different jewelry items are offered, with none representing more than 10% of the total annual sales. As a group, 14-karat gold items constitute the largest classification, representing 40% of total inventory. Throughout the year, individual stores offer between 1,000 and 2,000 different pieces, with various specialty items being added from time to time for seasonal or other marketing purposes.

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     Most of the products are selected from existing inventory offered by vendors. However, from time to time, purchases are made of exclusive items that are manufactured specifically for us under special order. Because the products are high-quality emulations of classic fine jewelry designs that change little from year to year, no significant problems associated with inventory obsolescence have been experienced.

REMODELING AND EXPANSION STRATEGY

     During the past three years, nine existing stores have been remodeled at an average cost of $30,000 per store. Further remodeling of existing locations will depend upon the availability of working capital from future operations, or additional capital infusion, of which there can be no assurance. Further remodeling of existing locations will also depend on the lease terms, as well as the expected return on the leasehold improvements. Since January 26, 1998, we have opened five additional retail stores and closed six locations due to unprofitable operations and lease expirations. Further expansion of the retail chain beyond the current 33 locations will require additional capital infusion.

     In selecting and evaluating new sites, we have developed criteria that consider local population demographics, customer base, sales per square foot of other retailers in the area and, most significantly, location. Of particular focus are centers and malls with a heavy tourist trade. Absent a high tourist component, a regional mall would be considered only if the location offered is in a high traffic area with a mix of other fashion tenants. We also continue to pursue opportunities in casinos and high-profile hotels. Financial projections for any new proposed site are prepared and any location where we believe break-even operations cannot be achieved within a six to twelve month period are rejected. The opening of a new retail location represents an aggregate capital requirement of approximately $100,000 to $200,000, depending on location and size, which includes initial leasehold expenses and improvements, purchases of furniture, fixtures and equipment and initial inventory costs.

OTHER MARKETING AND DISTRIBUTION CHANNELS

     Currently, over 99% of total revenues are derived from retail store sales, while the remainder is derived from Internet and catalogue sales. In October 1996, we developed and completed our web site "www.impostors.com." In July 1999, we started the process of developing a new e-commerce platform "www.premierjewelry.com" from which to showcase existing and new concepts. While our first web site simply established an Internet presence, the new site is intended to serve as a platform from which we can increase market share and penetrate new markets. The new site will also replace our print catalogue that was developed in November 1997. We expect to launch our new e-commerce platform in the second quarter of 2000.

MARKET AND CUSTOMERS

     Our business niche bridges the markets between costume and fine jewelry by offering high-quality reproductions of classic and designer fine jewelry and also a collection of 14-karat gold and sterling silver with cubic zirconia, semi-precious and synthetic stones. Faux jewelry distinguishes itself from traditional fashion jewelry by the quality of the metals, stones and craftsmanship utilized in the design and manufacturing process. While costume jewelry is typically price-pointed in the $5 to $30 range, the majority of our faux jewelry is priced in the $30 to $100 range. The 14-karat gold collection has price points between $45 to $1,000, with the majority in the $100 to $400 range.

     The market for our products is to a large extent defined by a knowledgeable customer's desire to have the look, feel and design of classic fine jewelry and expensive diamond and gemstone jewelry, without the cost. The target market is women between the ages of 30 and 60 who are either purchasing jewelry reproductions in place of, or to complement expensive fine jewelry, or professional women who want the look of fine jewelry but are unwilling or unable to pay the fine jewelry price tag. This target market is expected to continue to grow in accordance with the continued increases in the number of women entering the professional workplace. It has been our experience that the vast majority of our retail customers are women purchasing for themselves rather than men purchasing for others.

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SUPPLIERS AND VENDORS

     We purchase our products from vendors who have an established history of manufacturing high-quality jewelry products. These vendors offer a standard product line through catalogues and trade shows and also manufacture products specifically for us, for which we will typically be given a 12 to 18 month exclusivity for that item by the vendor. Relationships with our vendors of high-quality product are considered a component of our strategic advantage over other competitors. We work closely with our vendors to constantly upgrade the quality of our products.

     Our products are currently being purchased 60% from domestic vendors and 40% from vendors in Hong Kong, Italy, Korea, Spain, Taiwan and Thailand. Most of the inventory is purchased from vendors' existing inventory and designs, while some is manufactured under special order. Orders from foreign vendors take 6 to 8 weeks to fill, with U.S. vendors delivering in approximately 3 to 4 weeks. Most domestic vendors offer terms of payment of between 30 and 60 days and some offer up to 90 days, while many international vendors require either prepayment or payment prior to shipment. We continually investigate new sources of merchandise in order to maximize profit margins. We consider the identity of our sources of supply to be proprietary to the extent that a product's quality, source and price bear directly upon our competitive advantage. We do not rely on any single source of supply and could readily obtain product from new suppliers should any given source become unavailable. We have not experienced any difficulty in obtaining merchandise and do not anticipate any future problems or restriction of availability.

COMPETITION

     Because our products address a market niche for the look and feel of fine jewelry without the cost, it experiences both indirect and direct competition from others. Indirect competition comes from costume and fashion jewelry at the low end and fine jewelry on the upper end, with our faux jewelry and 14 karat gold with synthetic stones bridging the gap. We believe our products are superior both in design and quality to jewelry offered by traditional fashion jewelry retailers. Conversely, our advantage over expensive fine gemstone and diamond jewelry is one of cost without a commensurate sacrifice in appearance or durability.


     We compete directly with department stores and other retailers of faux jewelry, including home shopping channels, and indirectly with specialty retailers of accessories and related items. Department stores typically offer lower-end costume and fashion jewelry, or on occasion will offer higher-end faux jewelry designed by their own exclusive designers. Our exclusive emphasis on the faux jewelry specialty market niche is designed to attract the customer who has already decided to purchase designer inspired jewelry rather than either costume jewelry or the high-cost piece of genuine fine jewelry. However, we are not alone in this marketing approach, as there exist a few other chains of retailers offering faux jewelry in a directly competitive manner. We are aware of only one other business, N. Landau Hyman, which has a comparable number of specialty retail stores that focus on the sale of faux jewelry. Other specialty retailers who focus on the sale of faux jewelry include Elegant Illusions, which has approximately 25 faux jewelry stores, Mystique which has 4 stores in Florida, and Diamond Essence which has a retail store in New York and another in Chicago, and a direct marketing catalogue concentrating exclusively on 14-karat gold jewelry with faux gemstones. Our advantage, if any, over these other retailers lies in our relationships with our vendors, some of which we consider to be highly proprietary, economies of scale offered by our ability to purchase large quantities of inventory from vendors who have minimum quantity requirements, and in our store locations. Nevertheless, in order for us to continue to be competitive, we must maintain and expand our desirable store locations and distribution channels and continue to develop strong vendor relations, none of which can be assured.


INTELLECTUAL PROPERTY

     Copyrights, trademarks and trade secrets are the principal protection for our products, services and reputation. We own federally registered trademarks for the following names: Impostors(R), Impostors Copy Jewels(R), Elegant Pretenders(R) and The Latest In Faux(R). All of the trademarks are considered by us to be valuable property rights. We believe the protection afforded by these intellectual property rights and the law of trade secrets to be adequate protection for our products and/or services.

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     As a reseller of emulations and copies of fine designer jewelry, we must avoid infringing any copyrights or trademarks claimed by the original designer. A copyright protects the manner of expression of a piece of a jewelry rather than the idea or concept behind making it. As our products do not purport to be exact copies, but rather emulations inspired by other designs, we believe that the sale of faux jewelry does not, per se, violate the copyright interest of others. Nevertheless, if a particular jewelry design is subject to copyright protection, that copyright expires after 75 years, if owned by a corporation, or after 50 years after the creator's death, if an individual. Prior to 1988, in order for a designer to claim copyright protection to a piece of jewelry, a copyright notice would have to have been affixed to the original piece. Thus, any jewelry sold in the United States before 1988 without a copyright notice is considered to be in the public domain. However, fine jewelry designed and sold in the United States after 1988 could be subject to copyright protection without the necessity of a copyright notice on the original piece. As a result, there is no effective way of determining if a particular piece of fine jewelry is subject to copyright protection claimed by its original designer. It is, therefore, important for us to ensure that our products do not purport to be exact copies of an original, but only inspired by the original designs.

     Although infrequent, it is possible for a designer to claim trademark protection if it can establish that the customer realizes that a particular piece of jewelry comes from a particular manufacturer. In order to be claimed, however, a registered trademark indication must usually be placed on the original piece. We take meticulous precaution to avoid advertising and marketing strategies that might lead to confusion in the minds of our customers as to the source or origins of our emulation jewelry.

     We have developed and adopted methodologies designed to prevent our infringement of the intellectual property rights of third parties; however, there can be no assurance that we will not be subject to claims for inadvertent infringement from time to time. While there have been only four instances of claimed infringement in the past, when we have received notice of inadvertent infringement, it has been our policy to voluntarily cease and desist selling the particular product. As an average store has more than 1,000 different items of jewelry on display and offered for sale, we have not experienced, and do not expect to experience, any material adverse effects on our revenues in these instances.

LICENSE ARRANGEMENTS

     We have granted a total of four licenses to former Impostors franchisees granting to them the right to use the Impostors(R) trademark in a total of four retail locations for a period of one year. Each license requires the payment of $5,000 per store per year, and is renewable annually at our discretion. It is not expected that these license arrangements will represent a material portion of our future activity.

EMPLOYEES AND CONSULTANTS

     We currently have approximately 85 full-time and 110 part-time employees, of which 19 are employed in our corporate offices. Additional part-time employees are typically hired during the peak holiday season. A manager and assistant manager, as well as one or more sales personnel, staff each retail store. We also have two regional managers (East and West Coasts). Store managers are hired and supervised by the regional managers. All management and staff personnel are employed directly by us.

     In February 1999, we entered into Employment Agreements with our President, Sissel Eckenhausen, our Chief Financial Officer, Todd Huss, and our Chief Operating Officer, Kevin O'Brien. Each Employment Agreement has a term of three years.

     In March 1999, we entered into a Management Services Agreement with Infusion Capital Partners, LLC for the provision of financial advisory services. This agreement was extended in November 1999, for a 2-year term commencing January 1, 2000. We are also party to an E-Commerce Services Agreement with MeridianTelesis, LLC, an Internet services company that is an affiliate of Infusion. The E-Commerce Services Agreement requires Meridian Telesis LLC to provide coordination, oversight and consulting services to complete our E-Commerce project, including Web site design and layout, Web site development and programming, and the integration of a transaction platform. The fee for these services is $95,000 of which

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


$85,000 has been paid to date and the remaining $10,000 is due upon completion and acceptance of the E-Commerce project.


SEASONALITY

     Our business is highly seasonal our mall locations generating approximately 20% of revenues during the December holiday season. Our 15 tourist locations experience fluctuations, based upon the factors as seasonality, economic conditions and other factors affecting tourism in their particular locations.

PROPERTIES

     We currently maintain executive offices at 3033 S. Parker Road, Suite 120, Aurora, Colorado 80014. The offices consist of 6,890 square feet, which we hold under a 5-year lease expiring in the year 2003, for a rental of $7,464 per month. Our executive offices represented the culmination of a strategic plan to close our executive offices in San Francisco, California to reduce operating expenses.

     Our 33 current retail locations are operated under commercial leases with expiration dates ranging from 2000 to 2012. Store size varies from 310 to 1,200 square feet with annual sales ranging from $200,000 to $1,600,000. Each lease requires the payment of a minimum base rent and additional payments for operating expenses, taxes, insurance and, in some cases, an additional rent based upon a percent of gross sales. On a daily basis, sales, margin and inventory turnover for each store location are monitored. This information is used not only to develop criteria for additional store expansions but also to determine acceptable parameters for lease renewals as they arise. In the ordinary course of business, we are continually engaged in discussions with our various commercial landlords over issues that arise from time to time under the leases. All of the existing commercial retail leases are in full force and effect as of the date of this report.

LEGAL PROCEEDINGS

     From time to time we are involved in commercial disputes in the ordinary course of business with vendors, landlords and other parties, which on occasion become the subject matter of litigation. At the present time, except as set forth below, we are not a party to any legal proceedings outside of the ordinary course of business or which would have a material adverse impact upon our operations or properties.

     We have been named as a defendant in a civil action filed in the Supreme Court of the State of New York, County of Onondaga on May 21, 1999. The lawsuit was brought by EkleCo as plaintiff, and asserts claims against us for rent and other sums due under the commercial lease for its retail store located in the Palisades Center in West Nyack, New York in an aggregate amount of approximately $140,000. We have denied liability, and on July 27, 1999 we filed a counter claim against the landlord asserting breach of contract, false representation and fraud in inducing us to enter into the lease. We are seeking damages in excess of $300,000. We intend to vigorously defend the action and prosecute our counterclaims. Based upon our assessment of the facts and consultations with legal counsel, we believe that the likelihood of a material adverse outcome in the matter is remote.

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                 AND RESULTS OF OPERATIONS OF PREMIER CONCEPTS

     The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this report.

RETAIL FISCAL YEAR

     The method of financial reporting is a fifty-two to fifty-three (52-53) week fiscal year ending on the last Sunday in January of each year. Likewise, reporting quarters end on the Sunday closest to the calendar end of April, July and October. Each reporting quarter contains 13 weeks of operations. Fiscal year ended January 31, 1999 contained fifty-three weeks of operations.

LIQUIDITY AND CAPITAL RESOURCES

     At January 30, 2000 the cash balance of $357,653 was approximately 62% greater than the cash balance of $221,273 at January 31, 1999.


     On March 11, 1999 we received approximately $211,500 of proceeds net of offering costs from the sale of 176,615 shares of common stock. On June 30, 1999 approximately $274,500 of proceeds net of offering costs was received from the sale of 223,385 shares of Series A Convertible Preferred Stock in a private placement. The preferred stock was convertible to shares of common stock at a conversion price of $1.25 per share. Holders of the preferred stock earned dividends at the rate of 10% per year, payable only in the form of common stock. On November 11, 1999 the holders converted all the shares of the preferred stock to common stock. A total of 234,419 shares were issued in the conversion which included 11,034 shares issued attributable to accumulated dividends. These funds are being used for the development of our e-commerce business, and for the reduction of the principal balance of the Bank Note as discussed below, as well as for general working capital.


     On April 1, 1999 we made a principal reduction of $112,000 on the note payable (Bank Note) with a Colorado Financial institution. Upon maturity on May 28, 1999, the Bank Note was renewed. The renewed note bears interest at the Bank's prime lending rate plus 1.5%, and requires monthly payments of $1,000 plus accrued interest, beginning in June, 1999 and continuing until the maturity date of June 20, 2000. A one time principal payment of $37,000 was paid on December 20, 1999. The Bank Note principal balance of $404,000 is classified as short-term debt at January 30, 2000.

     On January 31, 1999, $122,000 of accounts payable relating to the spring 1998 construction of the store at Palisades Center in West Nyack, New York was converted to a long-term note. The note requires monthly installments of $5,000 including principal and interest at 10%, with a single payment of $35,000 paid on January 1, 2000. The principal balance of $46,311 at January 30, 2000 is classified as current debt.

     Under the terms of the Agreement and Plan of Merger, we have placed into escrow all of the cash proceeds totaling $102,903 from the exercise of options or warrants received after November 17, 1999, through January 30, 2000. In the event the merger transaction is consummated, the funds will be released to AmazeScape. In the event the merger transaction is not consummated, the funds will be released to Premier Concepts. These escrowed funds are classified as restricted cash at January 30, 2000.

     During the year ended January 30, 2000, merchandise inventories decreased $189,340, or approximately 10% from $1,975,595 at January 31, 1999 to $1,786,255 at January 30, 2000. This decrease reflects effect of operating three less stores from thirty-six (36) stores at January 31, 1999 to thirty-three (33) at January 30, 2000. In addition, it reflects the effects of tighter inventory controls and a more focused merchandising strategy implemented in during the fourth quarter of the year ended January 31, 1999. Efforts are ongoing to further our merchandising strategy to increase our gross margins and inventory turns.

     Prepaid expenses and other current assets increased $162,934 from $97,295 at January 31, 1999 to $260,229 at January 30, 2000. The increase is primarily due to legal, accounting and other professional fees of approximately $155,000 incurred associated with the proposed merger with AmazeScape as discussed above.

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Under the terms of merger agreement, these costs are to be paid by AmazeScape as they come due. Also included in prepaid expenses and other current assets is approximately $17,000 representing the imputed value of a warrant to purchase 25,000 shares of common stock at $.875 per share associated with a two year extension of a Management Services Agreement. The agreement provides for the performance of consulting services including arrangement of the first and second equity fundings as discussed above, as well as strategic, operational and investment banking advice. On November 1, 1999 the Management Services Agreement was extended an additional two years through December 2002. These costs are being amortized during fiscal 2001.

     Also included in prepaid expenses and other current assets is approximately $14,000 of costs associated with the replacement of our point of sale computer systems at all the retail stores, and a point of sale and inventory control software conversion completed in September, 1999. These costs are being amortized over three years.

     As a result of the foregoing, current assets increased by $212,877, from $2,294,163 at January 31, 1999, to $2,507,040 at January 30, 2000.

     On November 12, 1999, 228,571 shares of common stock were sold to an investor in a private placement for $200,000. The proceeds from the sale, and the shares of common stock, are being held in escrow. The escrowed funds are to be used as partial collateral to facilitate a debt financing. The funds and the shares of common stock will be released from the escrow account upon specific terms and conditions, including the approval of the Board of Directors and consent of the lender in the proposed debt financing. In the event the merger transaction described above is not consummated prior to May 15, 2000, at the investor's option the $200,000 will be released from escrow and disbursed to the investor, and the 228,571 shares of common stock will be returned and canceled. These escrowed funds are classified as restricted cash at January 30, 2000, and the escrowed shares of common stock are classified as redeemable common stock.

     In October 1996, we developed and launched our first e-commerce web site "impostors.com" which provided our initial Internet presence. While the web site had the capability to generate sales of our product, we have realized only modest revenue generated directly from the web site. In July 1999, we started the process of developing a new e-commerce platform "premierjewelry.com" from which we intend to showcase existing and new product concepts, and serve as a platform from which we can increase market share and penetrate new markets. The new site, expected to launch in late April 2000, will also replace our print catalogue that was developed in November 1997. As of January 30, 2000, we have invested approximately $131,000 in the new "premierjewelry.com" web site.


     During the year ended January 30, 2000 approximately $49,000 was invested in computer equipment and fixture improvements at our corporate offices in Aurora, Colorado, to upgrade our point of sale and inventory control, and accounting systems. Other asset additions include $11,500 invested to develop additional design concepts for future retail expansion, approximately $15,000 in minor improvements in existing retail locations, and $30,000 associated with securing the lease for a retail store location in the new Aladdin Hotel and Casino in Las Vegas, Nevada. This store is expected to open in the August of 2000. The total investments made during the year ended January 30, 2000 of $104,057 compares to the $835,347 invested in property and equipment for the year ended January 31, 1999. These investments consisted of leasehold improvements in connection with the remodeling of the stores in Palm Desert and Pleasanton, California, and in Menlo Park, New Jersey, as well as the construction of four new locations at the Riverwalk in New Orleans, Louisiana, Franklin Mills in Philadelphia, Pennsylvania, Palisades Center in West Nyack, New York, and the Fashion Outlet in Primm, Nevada.



     During the year ended January 30, 2000, two stores were closed upon expiration of the leases. These stores were located at the Paradise Valley Mall in Phoenix, Arizona, and at the Pentagon City Mall in Arlington, Virginia. No store closing costs were incurred with the closings of these two stores. Our store at the Palisades Center Mall in West Nyack, New York was closed in January 2000, due to continued poor performance. Investments in leasehold improvements of approximately $130,000 were written off upon the store closing and are included in store closing costs. We are in litigation with the landlord to mitigate our losses, but as of the date of this filing, no settlement has been reached. (See "Business of Premier Concepts -- Legal Proceedings" in Part I above.)

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     Based on the foregoing, property and equipment, net of accumulated depreciation, decreased approximately $509,000, from $2,699,376 at January 31, 1999, to $2,190,331 at January 30, 2000.

     Our trademark assets, representing the goodwill of the Impostors trademark and other intellectual property, was acquired as part of the acquisition of Impostors in 1994. This asset is being amortized over a 10-year period, and had an amortized book value of $50,633 at January 30, 2000.

     As of January 30, 2000 approximately $131,000 had been invested to design and construct a new e-commerce web site that is expected to be launched during the first quarter of fiscal 2000/01.

     As of January 30, 2000, total outstanding liabilities were $2,402,884 compared to $2,483,036 at January 31, 1999, a decrease of $80,152. Current liabilities decreased $59,110, from $2,232,760 at January 31, 1999 to $2,173,650 at January 30, 2000, primarily reflecting increases in accounts payable and accrued liabilities associated with the accrual of approximately $155,000 of costs associated with the proposed merger with AmazeScape as discussed above, and the reductions of the Bank Note and construction note payable as discussed above.

     In addition to the Bank Note and the store construction note payable, both as discussed above, the current portion of long-term debt includes notes that were part of the Impostors retail chain acquisition in February 1994. The total debt related to these notes was reduced by $7,480 as the result of normal scheduled payments from $19,973 at January 31, 1999, to $12,493 at January 30, 2000.

     In November 1999, a settlement was reached on a note payable that was due for legal services relating to the acquisition of the retail chain in 1994. On November 3, 1999, $6,000 was paid, with the $30,000 balance of the note paid on December 28, 1999.

     Accounts payable increased by $96,882 from $965,189 at January 31, 1999 to $1,062,071 at January 30, 2000. Other accrued liabilities increased by $60,215 from $584,461 at January 31, 1999 to $644,676 at January 30, 2000. Excluding the approximately $155,000 of costs accrued associated with the proposed merger with AmazeScape as noted above, accounts payable and accrued liabilities represent expenses incurred in the ordinary course of business in connection with the operation of the Impostors retail chain.

     Working capital, net of restricted cash as discussed above, increased by $169,084, from $61,403 at January 31, 1999, to $230,487 at January 30, 2000,
primarily reflecting the increase in cash of $136,380 resulting from the private equity investments as discussed above.

     Deferred rent increased $27,990 from $201,244 at January 31, 1999, to $229,234 at January 30, 2000, resulting from the recognition of rental expense on a straight line basis on leases that contain predetermined fixed escalations of the minimum rents during the initial term of the lease.

     The increase in common stock of $881 from $1,775 at January 31, 1999 to $2,656 at January 30, 2000, and the net increase in additional paid-in capital of $637,821 from $5,660,263 to $6,298,084 at January 31, 1999 and January 30,
2000, respectively, reflects the proceeds received from the March and June, 1999 equity financings, all as discussed above, net of $14,000 of direct costs of the offerings, and the preferred stock dividend of $10,394. In addition, some employees and former directors exercised incentive stock options under our 1993 Incentive Stock Option Plan to purchase 25,000 shares of common stock. An additional 2,160 shares of common stock were issued from the exercises of options granted to a former director and to our President and Chief Executive Officer they received as compensation for their personal guarantee of our lease of our corporate offices in Denver, Colorado. Total proceeds from the exercise of stock options were $102,903.

     As a result of the net loss for the year ended January 30, 2000 of $745,185 the accumulated deficit increased from $3,008,370 at January 31, 1999 to a deficit of $3,753,555 at January 30, 2000. As a result of the loss, and considering the equity financing and the exercise of incentive stock options, total stockholders' equity decreased $106,483 from $2,653,668 at January 31, 1999, to $2,547,185 at January 30, 2000.

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     Net cash provided by operating activities for the year ended January 30,
2000 was $150,735, compared with cash provided by operating activities of $352,359 for the year ended January 31, 1999. This change of approximately $202,000 primarily reflects the effect of:


     1) the decrease in merchandise inventories of approximately $189,000 for the year ended January 30, 2000, compared to the decrease in merchandise inventories of approximately $332,000 during the comparable year ended January 31, 1999;



     2) the increase in other assets of approximately $137,000 as discussed above, as compared to the decrease of other assets of approximately $184,000 for the year ended January 31, 1999;



     3) the increase of accounts payable and accrued liabilities of approximately $157,000 for the year ended January 30, 2000, as compared to the increase in accounts payable and accrued liabilities of approximately $277,000 for the year ended January 31, 2000, and;



     4) the $314,500 improvement of the net loss from a net loss of approximately $1,060,000 for the year ended January 31, 1999, to a net loss of approximately $745,000 for the year ended January 30, 2000.


     Cash used in investing activities of $235,115, primarily represents the investment in the new e-commerce web site and improvements in computer equipment at the corporate offices in Aurora, Colorado as discussed above. This compares with net cash used by investing activities of $835,347 during the year ended January 31, 1999 which primarily represents investments in new retail stores and remodeling efforts as discussed above.

     Net cash provided by financing activities for the year ended January 30, 2000, was $523,663, and represents the net proceeds of the equity financing and exercise of incentive stock options, and payments on notes payable, both as discussed above. This compares to net cash used by financing activities of $101,788 for the year ended January 31, 1999, representing payments on notes payable.

     The foregoing resulted in an increase in the cash position of $439,283, from $221,273 at January 31, 1999 to $660,556 at January 30, 2000. However, as discussed above, approximately $303,000 of the cash at January 30, 2000, is restricted.

     On August 20, 1999 a lease was executed to open a retail store in the new Aladdin Hotel and Casino in Las Vegas, Nevada. This store is expected to open in August of 2000. No additional leases to open retail locations have been executed. However, possible new locations are currently being evaluated. Depending on location and size, the opening of a new retail location represents an aggregate capital requirement of approximately $75,000-$200,000, including the lease build-outs, fixtures, equipment and inventory. As discussed above, the funds received in the March and June 1999, equity financing, provided new capital to meet current obligations, and provided capital to further the Company's business plan.

     Also, as discussed above, in November 1999, 228,571 shares of common stock were sold to an investor for $200,000. The proceeds from the equity sale are being held in escrow and will be used as partial collateral to obtain additional debt financing of up to $500,000 to provide capital for retail expansion, further development of e-commerce, and general working capital. Additional sources of capital are currently being evaluated to meet plans for future capital investment and working capital needs. However, there can be no assurance that the financing will be secured.

RESULTS OF OPERATIONS

     Set forth below is selected summary financial data derived from the financial statements and financial records:


                                                                   FISCAL              FISCAL
                                                                 YEAR ENDED          YEAR ENDED
                                                              JANUARY 30, 2000    JANUARY 31, 1999
                                                              ----------------    ----------------
STATEMENTS OF OPERATIONS DATA:
Total Revenues..............................................    $12,377,646         $12,705,602
Operating income (loss).....................................       (714,067)         (1,051,573)
Net income (loss)...........................................       (745,185)         (1,059,688)
Net income (loss) available to common shareholders..........       (897,708)         (1,059,688)
Net income (loss) per common share (basic and diluted)......           (.85)              (1.19)
Weighted average shares outstanding (basic and diluted).....      1,055,088             887,513
STATISTICAL DATA:
Store revenues..............................................    $12,355,987         $12,525,435
Store gross margin..........................................      8,701,998           8,505,483
Store operating expenses....................................      7,547,575           7,843,427
Store operating profit......................................      1,024,295             662,056
Corporate overhead operating expenses.......................      1,734,846           1,616,834
Gross margin percentage.....................................           70.3%               67.3%
Comparable same store sales (31 stores).....................     11,079,954          10,780,354
Comparable same store sales growth..........................            2.8%               (5.6)%


     Total revenues for the year ended January 30, 2000 were $12,377,646 for the year ended January 30, 2000 as compared to $12,705,602 for the year ended January 31, 1999, a decrease of $327,956. The decrease is partially reflective of a decrease in wholesale sales of $156,297, from $164,560 for the year ending January 31, 1999 to $8,263 for the year ended January 30, 2000. This decrease was due to working capital constraints that did not allow us to procure sufficient product for wholesale distribution. The remaining decrease is due to net revenues lost through the closings of unprofitable stores and stores closed upon lease expirations during fiscal years ended January 31, 1999, and January 30, 2000. Following is a schedule of store openings and closings for the past two fiscal years:

FISCAL YEAR ENDED JANUARY 31, 1999:

     NEW STORES OPENED:

        The Riverwalk -- New Orleans, Louisiana                    March 8, 1998
        Franklin Mills -- Philadelphia, Pennsylvania               March 19, 1998
        Palisades Center -- West Nyack, New York                   April 3, 1998
        Fashion Outlet -- Primm, Nevada                            July 15, 1998
        Block at Orange -- Orange, California                      November 19, 1998

     STORES CLOSED:


        Jackson Brewery -- New Orleans, Louisiana                  March 2, 1998
        Kiosk at Washington National Airport -- Arlington,
          Virginia                                                 July 31, 1998
        Miami International Mall -- Miami, Florida                 September 9, 1998
        St. Louis Galleria -- St. Louis, Missouri                  September 30, 1998
        Dallas Galleria -- Dallas, Texas                           January 3, 1999
        Brea Mall -- Brea, California                              January 5, 1999


FISCAL YEAR ENDED JANUARY 30, 2000:

     STORES CLOSED:

        Paradise Valley Mall -- Phoenix, Arizona                   December 26, 1999
        Pentagon City -- Arlington, Virginia                       January 25, 2000
        Palisades Center -- West Nyack, New York                   January 25, 2000

     Comparable same store sales, adjusted to the fifty-two week year, were $11,079,954 for the year ended January 30, 2000 as compared to $10,780,354, an increase of approximately $300,000, or 2.8%. The increase is partially attributable to a strong fourth quarter holiday shopping season in which we realized comparable same store sales gains of approximately 5%.

     Sales from wholesale and non-store retail operations were $8,263 and $164,560 for the years ended January 30, 2000, and January 31, 1999, respectively. Revenues from our catalog and sales generated from our web site have historically been minor, but are expected to increase significantly during fiscal 2000/01 upon the launching of our new web site during the first quarter.


     For the year ended January 31, 1999, cost of goods sold was $4,158,271 and the gross margin was $8,547,331, or 67.3%. For the year ended January 30, 2000, cost of goods sold was $3,671,297 and the gross margin was $8,706,349, or approximately 70.3%. The 3% increase in gross margin is attributed to a more focused merchandise mix and more effective promotional activity during the year ended January 30, 2000 as compared to the year ended January 31, 1999.


     Total operating expenses were $9,420,416 for the year ended January 30, 2000, compared to $9,598,904 for the year ended January 31, 1999, or 76.1% and 75.5% of revenues, respectively, representing a decrease of approximately $178,500 for the comparable year. A significant portion of these expenses were comprised of personnel expenses, which amounted to $3,970,176 and $4,110,433 for the twelve months ended January 30, 2000, and January 31, 1999, respectively, a decrease of approximately $140,300. Occupancy costs of $2,936,361, and $2,935,159, and other selling, and general administrative expenses of $1,883,377 and $1,937,245 are included in total operating expenses for the years ended January 30, 2000 and January 31, 1999, respectively. Other selling, general and administrative expenses represent expenses incurred in the ordinary course of business including costs of merchandise distribution, supplies and packaging, telephone and utility expenses, advertising, professional and legal fees, and other general store and corporate operating costs.

     Included in operating expenses are corporate overhead expenses of $1,734,846, or 14.0% of total revenues, for the year ended January 30, 2000, as compared to $1,616,834, or 12.7% of total revenues, for the year ended January 31, 1999, representing an increase of approximately $118,000 for the comparable period. The increase is primarily attributable to the hiring of our Chief Operating Officer in November 1998, and to the expenses associated with the Management Services Agreement as discussed above. It is expected that corporate overhead will decrease as a percentage of sales as new retail stores and additional distribution is added. Efforts to continue to improve and utilize technological resources and control administrative costs are ongoing.

     Also included in total operating expenses are depreciation and amortization expenses that were $500,373 and $501,697 for the years ended January 30, 2000 and January 31, 1999, respectively.


     During the year ended January 31, 1999 three non-performing stores were closed. Store closing costs of $114,370 included approximately $67,000 of leasehold write-offs, $30,000 of lease termination fees, and $5,000 of professional fees associated with the lease termination negotiations. During the year ended January 30, 2000, our store at the Palisades Center in West Nyack, New York was closed due to continued poor performance. Investments in leasehold improvements of approximately $130,000 were written off upon the store closing and are included in store closing costs. We are in litigation with the landlord to mitigate our losses, but as of the date of this filing no settlement has been reached. See "Business of Premier Concepts -- Legal Proceedings."


     As a result of the foregoing, the loss from operations for the year ended January 31, 2000 was $714,067, as compared with a loss from operations for the year ended January 31, 1999 of $1,051,573, an improvement of approximately $337,500.


     Interest expense was $61,996 and $62,560 for the years ended January 30, 2000, and January 31, 1999, respectively, and is comprised primarily of interest charged on the Bank Note and the construction note payable as discussed above. Interest income was $11,136 and $18,133 for the years ended January 30, 2000, and January 31, 1999, respectively, and results from the daily investing of available cash balances.

     Other income was $19,742 and $36,312 for the years ended January 30, 2000, and January 31, 1999, respectively, and consists almost entirely of license fees associated with extension agreements that will allow former franchisees to use the Impostors trademark. The license agreements have a one-year term expiring in January 2000, and are renewable at our option. Also included in other income for the year ended January 31, 1999, was approximately $13,000 receivable from the U.S. government resulting from the carry back of available net operating losses to fiscal year 1997.

     As discussed above, in June 1999, we sold in a private placement 223,385 shares of Series A Preferred Stock. The holders of the preferred stock were entitled to receive dividends at the annual rate of 10% per year. The dividend was payable only upon the conversion of the preferred stock, as provided above. In November 1999, the holders of the preferred stock converted all their shares to common stock. The preferred stock dividend of $10,394 represents the value of the common stock issued as a dividend.

     Also as discussed above, the preferred stock was convertible by the holder at any time into shares of common stock at $1.25 per share. The difference between the $220,871 allocated to the preferred stock and $363,000 representing the underlying value of the common stock that the preferred stock converts to at the issuance date, was recorded as an imputed dividend to the holders of the preferred stock.

     In addition, the preferred stock investors received a warrant to purchase 80,000 shares of the Company's $.002 par value common stock at an exercise price of $4.10 per share. The warrant has a term of three years and expires in June 2002.

     Based on the foregoing, the net loss for the year ended January 30, 2000 was $745,185, which translates to a net loss per share of $(0.71) before taking into effect the $152,523 of preferred stock dividends as discussed above, based on 1,055,088 weighted average shares outstanding, or $(0.85) after consideration of the preferred stock dividends. This compares with a net loss for the year ended January 31, 1999 of $1,059,688, or $(1.19) per share, based on 887,513 weighted average shares outstanding as of that date.

                             BUSINESS OF AMAZESCAPE

     Since its incorporation on August 9, 1999, AmazeScape has developed and operated:

     - a multi-lingual Internet portal and online international community web site; and

     - private label dial-up and high-speed digital subscriber line (DSL) Internet service provider (ISP).

     AmazeScape intends to derive its revenues from selling advertising space on its portal web site, and from monthly subscription fees received from users of its ISP services.

  Internet Portal

     AmazeScape's portal is structured along three dimensions: languages, services, and content.

          (1) Languages. Currently, AmazeScape provides access via its portal in six languages:

- Spanish
- French
- Italian
- Portuguese
- Mandarin
- English

          AmazeScape intends to add languages to its portal to enable all its users to access the Internet in his or her native language. AmazeScape will also enable its users to access cross-cultural services in his or her native language. For example, real-time translation in AmazeScape's multi-lingual chat service permits an Italian to converse with a Portuguese member of AmazeScape's online community in a fashion that each user both sends and receives the conversation in his or her native language. AmazeScape's long-term goal is to provide users with multi-language and cross-language interaction with real-time translation.

          (2) Services. The services offered on the portal shall focus on providing AmazeScape's registered user community with the ability to communicate freely and effectively with each other. Each user will be offered

- free e-mail
- free personalized web pages
- bulletin and message boards
- classified and personal ads
- pen pal and dating interaction

          AmazeScape's short-term plan calls for it to offer full search engine capability to its users. Long term, AmazeScape intends to offer search engine capability in each user's native language, multi-language business to business services, wireless access to its portal, and a multi-language auction site.

          (3) Content. The content offered on the portal will be focused in providing AmazeScape's user community with high entertainment value. Initially, in the six languages listed above, users will be provided with high quality audio and video access to

- radio
- television;
- music
- sports
- fashion
- magazines
- online interactive games
- online e-books

          Over time, AmazeScape expects to add cooking and recipes, movies, news, finance, and technology to its content package.

  Internet Service Provider

     The ISP expects to take advantage of the synergies offered by being integrated with a multi-cultural and multi-language portal by offering dial-up and high-speed DSL access to the user community. By teaming up with a number of partners who provide AmazeScape with the ability to effectively outsource the hardware and infrastructure aspects of being an ISP, AmazeScape can become a truly national and international ISP. AmazeScape expects to be a private label reseller of Internet access provided by a number these companies. AmazeScape expects its online community asset to give it the opportunity to solicit a large number of potential users of AmazeScape's ISP services. The hardware and infrastructure provider might otherwise not have access to this client base.

     AmazeScape believes that the Internet portal and the ISP together provides it with an advantage over other companies like America Online Inc. and Yahoo Inc. because AmazeScape is combining a multi-language portal site with a low-cost ISP that is currently not available from these other companies. Additionally, unlike companies such as StarMedia Inc., which offers access in Spanish and Portuguese and Quepasa.com Inc., which offers access in English and Spanish. AmazeScape's multi-language portal provides its users access in six languages currently, with an intention to expand the number of languages offered in the future.

     AmazeScape's long-term goal is to become a truly global marketer of Internet access services by forming alliances with a number of providers of Internet access in countries across the globe. AmazeScape anticipates its multi-lingual web portal to become a primary destination for Internet users globally. AmazeScape believes that its business model provides it with opportunities for future growth.

COMMERCIAL RELATIONSHIPS

     AmazeScape has entered into agreements and developed relationships with the following Internet information providers and service companies:

     - License with Netscape Communications Corporation, providing free-use on AmazeScape's portal of their Open Directory which currently has approximately 1.3 million links listed;

     - License with Universe Corporation, providing multi-lingual chat to its users utilizing their Java chat client;

     - License with e-lingo.com, providing AmazeScape with the ability to offer its users translated text, translated web pages, translated e-mail, and translated queries and results;

     - A one year contract with New York Internet Center, a provider of high-speed Internet connectivity, providing hosting, development, and maintenance services for its web site;

     - A one year contract with Meglyn Enterprises Inc., a provider of translation services, web site design, and web site development services;

     - Agreement with Teknosurf.com Inc, providing for the sale of advertising space on AmazeScape's web site; and

     - Agreement with Ziplink Inc., providing dial-up and high speed Internet access services for resale by AmazeScape.

THE INTERNET MARKET

     The Internet has grown from a few million users who were mostly academics and military personnel to its current incarnation: a maze of business, personal, academic and government users that can interact on a global scale in an efficient manner. The Internet is the fastest growing industry sector in the world, both in terms of the number of users and the amount of commerce conducted.

     International Data Corporation estimates that in 2003, 65 million US households will have Internet access in their homes, up from 36 million in 1999. IDC also estimates the number of U.S. users of the World Wide Web increasing from 70 million in 1999 to 136 million in 2002. In the consumer spending category alone, Jupiter Communications sees commerce increasing from $5 billion in 1998 to over $19 billion in 2001. AmazeScape seeks to capture the growing number of non-English speaking Internet users in the world.

According to a survey compiled by Nua Internet Surveys, an online compiler of Internet-related statistics, there are currently 304 million Internet users, as follows:


World Total   304.36 million
Africa          2.58 million
Asia/Pacific   68.90 million
Europe         83.35 million
Middle East     1.90 million
Canada & USA  136.86 million
Latin
  America      10.74 million

---------------

Source: Nua Internet Surveys
http://www.nua.ie/surveys/how--many--online/index.html


     AmazeScape sees this kind of growth as an opportunity to offer this burgeoning group of users a number of technological advances that will make it more efficient to communicate, to engage in commerce and market items as well as to enjoy the increasing amount of time spent online. AmazeScape intends to target users of five foreign languages initially. Below is a table of mother-tongue speakers of each respective language that AmazeScape will target:

Chinese:            1 billion people
Spanish:          250 million people
Portuguese:       135 million people
French:            70 million people
Italian:           60 million people

---------------

Source:  The Cambridge Factfinder. Ed. David Crystal. Cambridge,


         United Kingdom: Cambridge University Press, 1993


  The growth of online communities and other free Internet services

     Traditional use of the Web has consisted largely of one-way communications in which users select and view different Web sites containing professionally-created content on topics of general interest, including news, sports and weather. However, there is a growing demand for online community sites where users can publish content and engage in community activities, including home page building, and interactive discussion or "chat" forums. In addition, many users are interested in gaining access to other free services for entertainment, including interactive games or video, or for their utility to the end user, such as e-mail. Online communities provide a medium for this access and interaction. These communities generate significant volumes of traffic, as "visitors" tend to return to those sites where they have established an online presence or have become familiar with the services. Merrill Lynch, an investment bank, forecasts the market for portals growing from a $4.4 billion industry in 1998 to a $14 billion industry in 2002, an annual growth rate of approximately 33 percent.

  Internet Advertising

     Growth in the Web has created an important new advertising channel. Tools not available in traditional advertising media, including real-time measurement of "click-throughs" on advertising banners further increase the attractiveness of Web advertising by giving advertisers instant feedback on campaigns. Jupiter Communications projects that the dollar value of advertising on the Web is expected to increase from approximately $3.2 billion in 1999 to approximately $8.8 billion in 2002. To date, businesses and advertisers have typically used traditional navigational sites and professionally-created content sites for the sale and marketing of their products and services online. Online community sites, however, provide more detailed demographic data provided by its members. Advertisers can more easily deliver targeted messages in a cost-effective manner on online community sites.

MARKETING STRATEGY

     AmazeScape expects to target the burgeoning but underserved market of non-English speaking users of the Internet. The specific need of this target market is to access Internet services, products and content in the native language of the user. This market is expected to grow faster than the English speaking market over the next three to five years. Initially, AmazeScape will target groups speaking Spanish, Portuguese, French, Italian and Mandarin. AmazeScape will also make its services and content available in English. In the long-term, AmazeScape intends to provide its services and content in a large number of widely spoken languages.


     AmazeScape Internet portal and ISP provides a synergistic, vertically integrated product line which addresses the target market's needs, providing it at the lowest cost while generating revenues for AmazeScape.


     Most of AmazeScape's competitors in this target market provide access in one or two non-English languages only, without the cross-language access and without the low-cost access. AmazeScape provides access in five languages, provides cross-language access, and is vertically integrated with an ISP. Moreover, AmazeScape's portal content focuses on entertainment and user interaction which AmazeScape believes is likely to attract and keep users.


     AmazeScape intends to provide a quality service at a low cost to the user. AmazeScape's revenue model is geared to capturing advertising revenues from companies wishing to reach a multi-lingual, multi-cultural user base. AmazeScape believes that its target market is underserved and expects to provide companies seeking access to this market with an effective mechanism to reach it.


     AmazeScape's portal currently is provided to users free of charge and will likely be priced at a premium to the advertiser. It is AmazeScape's intention to price its ISP at the lower end of the pricing spectrum.

     AmazeScape's promotion strategy is four-pronged:

     - Web advertising

     - "Opt-in" and targeted e-mail

     - Standard advertising media

     - Loyalty factor generates high word-of-mouth promotion.

     AmazeScape is developing its portal to deliver its product over a variety of media, including the following:

     - New Internet browsers incorporating state-of-the-art audio/video technology

     - Older browsers

     - Cable modems and other high speed delivery methods

     - Wireless

     AmazeScape also intends to reach a large number of potential users by partnering with as many ISP wholesalers as is feasible. In this way, AmazeScape expects to be able to reach a very large percentage of its target market.

     Not only is AmazeScape's focus on delivering its product to the user but also in being able to attract advertisers by providing them with a premium product. AmazeScape also expects to partner with a number of web advertising agencies in order to reach as large a number of advertisers as possible.

BUSINESS STRATEGY

     AmazeScape intends to target a large number of different cultural groups, to emphasize the development of a targeted advertising model, and to benefit from the synergies offered by a combined portal and ISP product line.

     AmazeScape's strategy is broken down into two synergistic products:
Internet Portal and ISP. The tactics and programs being implemented to drive the success of AmazeScape's business strategy are outlined here:


STRATEGY                        TACTIC                                         PROGRAM
--------                        ------                                         -------
Portal    Drive a large number of visitors to the portal on a  - Traditional Media
          daily basis                                          - Web Banner Ads
                                                               - Free Stuff
                                                               - Promotions
                                                               - Contests
                                                               - Many Languages
                                                               - Cross-language
                                                               - Many Services:
                                                               Free E-Mail
                                                               Personal Webpages
                                                               Chat
                                                               Personals
                                                               - Entertaining Content:
                                                               Fashion
                                                               Interactive Games
                                                               E-books

          Register a large number of users                     - Must register to use services

          Retain users and cultivate customer loyalty          - Create online friendships
                                                               - Penpals and personals
                                                               - Chat
                                                               - Personal web pages create a sense of
                                                                 ownership and belonging
                                                               - E-Mail provides an identity on the
                                                                 worldwide web.

          Generate a high number of repeat visits              - Daily changes in content in
                                                                 radio/television etc. to generate
                                                                 repeat visits.
                                                               - Free E-mail to generate repeat visits
                                                                 as users check their e-mail
                                                               - Giveaways, Chat, Personals

ISP       Generate a large number of subscribers               - Broad subscriber base by appealing to
                                                                 individuals from diverse set of
                                                                 cultures.
                                                               - Portal Home Page will be the home
                                                                 page of the ISP
                                                               - Advertising jointly with Portal.

          Minimize turnover by creating customer loyalty       - Develop services in underserved
                                                                 regions and groups
                                                               - Be a low-cost provider
                                                               - Focus on customer service
                                                               - Create online friendships
                                                               - Penpals and personals
                                                               - Chat rooms
                                                               - Personal web pages create a sense of
                                                                 ownership and belonging
                                                               - E-Mail provides an identity on the
                                                                 worldwide web.

FREE E-MAIL SERVICES

     AmazeScape offers its registered members the ability to utilize AmazeScape's proprietary e-mail service. Users choose an e-mail username, with the domain "@AmazeScape.com" added. E-mail can be read, composed and managed from the AmazeScape site by a user at any location. It is intended for e-mail users to be allocated five megabytes of storage. Users also will have the ability to e-mail attachments. All users will be subject to AmazeScape's anti-spam policy instituted in order to prevent or minimize the use of its e-mail system to distribute unsolicited commercial e-mail (UCE.)

FREE WEB SITES

     Registered members shall be assigned free web space on AmazeScape's server to host their own site. AmazeScape developed and owns the web hosting application. Users can utilize a simple fill-in form to create web pages or can upload files directly to their assigned web space. Users web addresses are uniformly created with http://www.AmazeScape.com/- followed by their username. Currently, up to five megabytes of space are allocated to each username. It is AmazeScape's intention to allocate, upon request, up to 100 megabytes of disk storage for a user's personal web site.

ONLINE BULLETIN BOARDS, FORUMS, AND DISCUSSION BOARDS

     Discussion boards allow members to exchange information on a variety of subjects with each other. AmazeScape uses WebBoard, a product of O'Reilly and Associates, to provide this service. Accordingly, users will have the ability to post and read messages for others in the particular group they have accessed. Discussion boards will also allow users to upload files as well as page other members who are logged on at the same time. Members are allowed unlimited posting subject to a Terms of Services Agreement to which they agree upon registration with AmazeScape.

CHAT SERVICES

     AmazeScape members have access to a multi-lingual chat program that allows a member to converse across the language barrier with another member in real-time. AmazeScape currently licenses this program from Universe Inc. The program allows for a user in a language to converse to a member who does not necessarily speak the same language. For example, an English-speaking user can chat in real-time with a user who speaks Spanish. The program is written in Java, allowing almost universal browser compatibility. At this time, the languages supported are English, Spanish, German, Italian, Portuguese and French.

PERSONALS ADVERTISING

     Registered AmazeScape members may also utilize its web site to enter personal advertisements. AmazeScape have developed a program that allows users to post data about themselves in a database. Inquiries can then be made to the database and searches conducted based on a variety of criteria, including age, location, and language spoken.

REVENUE SOURCES

     AmazeScape does not currently generate significant revenues. AmazeScape's current advertising relationship with Teknosurf has been in place since January 2000. AmazeScape expects to begin generating revenues in the very near term, although there can be no assurances whether or when revenues will be generated. AmazeScape expects to book revenues received under this contract on a cash basis.

     AmazeScape's management believes that its online communities have an advertising advantage over other general web sites in that AmazeScape's target audiences can be clearly defined. This allows AmazeScape's advertisers to deliver highly targeted advertising. Current advertising prices on AmazeScape's web site range from $10 to $25 cost-per-thousand page views ("CPM") depending on the size and length of the impression.

     Having executed an ISP re-seller's agreement with Ziplink in January 2000, AmazeScape began offering this service to its members and visitors in February 2000.


REGISTERED USERS

     As of March 31, 1999, there were approximately 25,000 registered members in AmazeScape's online community. These users were accumulated as a result of a free PC giveaway which was implemented in November 1999 and ongoing recruiting efforts. Using the proceeds of AmazeScape's recent private placement, AmazeScape intends to conduct similar giveaways and other advertising programs to accumulate other registered users. Management of AmazeScape has developed highly targeted advertising programming and other Internet oriented strategies in order to attract additional users.

PROPRIETARY RIGHTS

     AmazeScape relies primarily on a combination of copyright, trademarks, licenses, trade secret laws and restrictions on disclosure to protect its intellectual property and trade secrets. AmazeScape also enters into confidentiality agreements with its employees and consultants, and generally control access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use AmazeScape's intellectual property or trade secrets without authorization.


     AmazeScape is pursuing the registration of its trademarks in the United States, although AmazeScape has not secured registration of all of its marks. AmazeScape has registered a United States trademark for AmazeScape(TM). AmazeScape does not currently hold any patent rights.


     AmazeScape believes that AmazeScape own all rights in its intellectual property, and has not received any notices from any third party claiming ownership in its intellectual property. AmazeScape also has not received any notice that its products or services infringe the intellectual property rights of any other person.

EMPLOYEES


     As of April 10, 2000 AmazeScape employed 4 persons full-time and two additional persons on a part-time basis. None of AmazeScape's employees are represented by a union and AmazeScape has never experienced a work stoppage. AmazeScape's management considers its relations with its employees to be good.


DESCRIPTION OF PROPERTY

     AmazeScape's registered office in the State of Nevada is 1971 California Street, Carson City, Nevada 89701.

     AmazeScape's headquarters are located in 500 N. Franklin Turnpike, Ramsey, New Jersey 07446.

     AmazeScape also conducts operations at 158 West 29th Street, 10th Fl, New York, New York 10001, where AmazeScape occupies approximately 500 square feet of space as a tenant at will. AmazeScape's Internet servers are hosted by the New York Internet Center which is also located at this facility.

     AmazeScape believes that these existing facilities are adequate to meet its current and foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

COMPETITION

     The main competitors of AmazeScape in the portal arena are Yahoo, Starmedia, Quepasa.com and China.com. Except for Yahoo, all the other portals listed focus on one or two languages, thereby limiting growth once that market is fully matured. In order to maintain its growth, AmazeScape intends to add other languages, services, and content as it implements its business plan.

     The market for DSL is growing rapidly, with firms like Covad Communications Group, Inc., Rhythm NetConnections, Inc., NorthPoint Communications Group, Inc., Copper Mountain Networks Inc., and High Speed Access Corp. providing DSL access. Most major phone companies are starting to deploy DSL service to businesses and to retail consumers. Due to the inherent difficulty of establishing a DSL network and infrastructure, AmazeScape will use a "private-label" approach.

     AmazeScape expects to establish relationships with DSL providers and create its own brand with payment to the DSL access provider for access to their infrastructure. AmazeScape will provide sales, customer support and personalized software. Since AmazeScape will be a reseller, the growing number of DSL access providers will be a pricing advantage for AmazeScape, allowing AmazeScape to "shop around" for the best price offered by wholesale DSL providers. By forming a DSL reseller on a rapid timetable, coupled with the strong support and sales staff, AmazeScape feels the DSL market will provide it with a stable cash flow and allow it to establish a presence within a short timeframe.

     AmazeScape believes that its relationships with its partners, together with its strategy of building on its existing position, growing its brands, and reaching into the non-English speaking population, provide it with competitive advantages.

LEGAL PROCEEDINGS

     AmazeScape is not a party to any material legal proceedings.

                        PLAN OF OPERATIONS OF AMAZESCAPE



     You should read the following plan of operations in conjunction with "Selected Financial Data" and AmazeScape's financial statements and related notes appearing elsewhere in this Proxy Statement/ Prospectus.


CORPORATE BACKGROUND

     On August 9, 1999 AmazeScape was organized under the General Corporation Laws of the State of Nevada with its principal office in the State of Nevada located at 1971 California Street, Carson City, Nevada, 89701. Our headquarters are located at 500 N. Franklin Turnpike, Ramsey, NJ 07446.

PLAN OF OPERATIONS


     AmazeScape is a development stage company. AmazeScape began operations on August 9, 1999. Since the inception of operations, AmazeScape has focused its efforts on developing its Internet presence and securing funding for its future operations. All expenditures to date have been funded entirely by its founders. AmazeScape currently has no revenues. AmazeScape currently has no outstanding long term debt.


     The first phase of development of AmazeScape's multi-lingual Internet portal and online community has been completed. AmazeScape currently provides its members and visitors with the ability to browse the Internet in six languages: Chinese, Portuguese, French, Spanish, Italian, and English. AmazeScape also offers several services free of cost to its members: personal web site utilizing up to 100 megabytes of storage, e-mail, multi-lingual chat, discussion boards, and personals advertising. AmazeScape also offers its visitors and members the ability to translate webpages. AmazeScape's members can also access over 700 books on its web site and play over 50 different interactive games.

     AmazeScape has also prepaid a portion of its ongoing web site development by issuing common stock to its largest providers of design, development, hosting, programming, and maintenance services.

     In January, AmazeScape also commenced sales of advertising space on its Internet web site by contracting with Teknosurf Inc, a major Internet advertising company. AmazeScape expects to derive future revenues from selling targeted advertising space on its Internet web site via other Internet advertising companies.

     In February, AmazeScape also commenced operations as a re-seller of dial-up and DSL high speed Internet access. AmazeScape entered into a contract to be a re-seller of these services from Ziplink Inc. AmazeScape expects to begin producing revenues from these operations in the very near term.

     In fiscal 2000, AmazeScape plans to focus its efforts in several areas: wireless access to its portal, e-mail, and discussion boards, wireless access to translated e-mail facilities, multi-lingual business to business applications of its portal, expanded ISP subscribers, expanded portal membership, and the addition of other languages to its offerings. AmazeScape also expects to make significant expenditures in developing its brand both in the US and abroad. AmazeScape intends to develop additional strategic relationships and expects to make acquisitions in those areas where it believes the acquisition accelerates its strategic plans.

LIQUIDITY AND CAPITAL RESOURCES

     Since the inception of operations, all expenditures have been funded entirely by its founders. AmazeScape currently has no revenues. AmazeScape currently has no outstanding long-term debt.

     Common Stock. AmazeScape has prepaid a portion of its ongoing web site development by issuing common stock to its largest providers of design, development, hosting, programming, and maintenance services. In September, AmazeScape issued 375,000 shares of common stock, valued at $375,000, to Meglyn Enterprises Inc. in exchange for services and 200,000 shares, valued at $200,000 to New York Internet Center in exchange for services. AmazeScape has consumed $285,000 of these services leaving $290,000 as pre-paid. AmazeScape expects to use its common stock in similar transactions in the future.

     Preferred Stock. AmazeScape has raised a total of $2.7 million, $1.2 million by issuing 120 shares of Series A Preferred stock and $1.5 million by issuing 1500 shares of Series B Preferred stock.



     Warrants. In October 1999, AmazeScape engaged Infusion Capital Partners LLC for a one year period to provide advisory services in AmazeScape's strategic and financing activities. AmazeScape has issued Infusion warrants to purchase a total of 950,000 shares of its common stock at $1 per share in compensation for these services. In addition, during the fiscal year 1999, AmazeScape agreed to pay Infusion Capital Partners, LLC $120,000 and 34,280 shares of its common shares in connection with consulting and financial advisory services rendered to it.



     In January 2000, AmazeScape canceled warrants issued to Infusion to purchase 355,000 shares of common stock at an exercise price of $1.00 per share. The warrant exercise was conditional upon AmazeScape's common stock reaching specified market price levels and the pending merger being completed. In connection with canceling the warrants, AmazeScape issued to Infusion warrants to purchase 355,000 shares of common stock at an exercise price of $1.00. The warrants are exercisable immediately on a cashless basis. In the event the warrants are not exercised by June 30, 2000, AmazeScape has the right to purchase the warrant at a price of $1.00. As a result of this transaction, AmazeScape will record the value of these warrants, which approximate $4,123,000, as deferred merger costs. The fair value of these warrants has been estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: zero dividend yield; expected volatility of 130%; risk free interest rate of approximately 5.3%; and expected lives of three years.


     Sufficiency of Cash Flows. AmazeScape believes that the current cash balances and any cash generated from operations will be sufficient to meet its cash needs for working capital and capital expenditures for at least the next twelve months. A portion of AmazeScape's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies from time to time, in the ordinary course of business, to expand its web site offerings. There can be no assurance, however, that AmazeScape will be able to generate sufficient cash, in which event AmazeScape may need to forego the investments, curtail the combined operations of the holding company or sell or exchange additional common or preferred shares, or any combination of the foregoing.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. AmazeScape does not expect the adoption of this statement to have an impact on its results of operations, financial position or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     AmazeScape considered the provisions of Financial Reporting Release No. 48 "Disclosures of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosures of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Commodity Instruments." AmazeScape has no holdings of derivative financial or commodity instruments.

                     AMAZESCAPE RELATED PARTY TRANSACTIONS

     On September 9, 1999, AmazeScape entered into a Services Provider Contract with New York Internet Center (NYIC), an Internet web site hosting and consulting company in New York City, NY. The President, Dr. Brian Watts, is a founding shareholder and is currently a director of AmazeScape. NYIC has a twelve (12) month hosting and consulting agreement with AmazeScape to provide the following services:

     - design consultation for its web site;

     - programming;

     - graphics; and

     - other mutually agreed upon tasks to ensure AmazeScape's portal is operating properly.

     The agreement provides for minimum monthly payments of $10,000 to NYIC for a minimum of 100 man-hours of services. NYIC holds 200,000 shares of AmazeScape common stock.

     On September 1, 1999, AmazeScape entered into a Services Provider Contract with Meglyn Enterprises Inc., a privately held New Jersey Corporation, which is an Internet development services provider and vendor of computer systems. Meglyn also provides translation services to various businesses. Mr. Persaud, Chief Executive Officer and Chairman of AmazeScape, owns fifty percent (50%) of the issued and outstanding shares of Meglyn's capital stock. In prepayment for all services to be rendered under this agreement, Meglyn received shares of the common stock of AmazeScape, in the aggregate amount of 375,000 shares.

     In the past, AmazeScape has borrowed money from some of its officers. At no time did any amounts borrowed exceed $25,000. At the date of this Proxy Statement/Prospectus, all these loans had been repaid in full.


     On October 12, 1999, AmazeScape entered into a Management Services Agreement with Infusion for the provision of financial advisory services to assist it with identifying, structuring and implementing merger opportunities. In consideration for services, AmazeScape issued Infusion warrants to purchase an aggregate of 950,000 shares of AmazeScape common stock at an exercise price of $1.00 per share. The exercise of warrants to purchase 355,000 shares of common stock was conditioned upon the AmazeScape common stock attaining specific market price levels and completion of the pending merger. In January 2000, these warrants to purchase 355,000 shares of common stock were canceled and AmazeScape issued replacement warrants to purchase 355,000 shares of AmazeScape common stock at an exercise price of $1.00, which warrants were immediately exercisable on a cashless basis. AmazeScape has the right to redeem the warrants issued to Infusion at a price of $1.00 per warrant in the event such warrants are not exercised by June 30, 2000.


     John Gerber, a director of AmazeScape and Premier Concepts, formerly served as outside legal counsel to Infusion and to Equisition, whose relationships with Premier Concepts and AmazeScape are described elsewhere in this Proxy Statement/Prospectus. Mr. Gerber holds a 2.367% interest in Equisition.

                      PRINCIPAL SHAREHOLDERS OF AMAZESCAPE

     The following table sets forth as of the date of this Proxy
Statement/Prospectus all material information regarding the ownership of voting securities of AmazeScape by each shareholder known to the management of AmazeScape to be

     - the beneficial owner of more than 5% of AmazeScape's outstanding common stock;

     - each of the directors and nominees for director of AmazeScape;

     - the executive officers named in the Summary Compensation Table under "Executive Compensation"; and

     - all named executive officers and directors as a group.

     Except as otherwise noted, AmazeScape believes that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole investment and voting power with respect to the shares.


                                                              NUMBER OF SHARES OF    PERCENTAGE OF
NAME++                                                           COMMON STOCK        COMMON STOCK
------                                                        -------------------    -------------
Lee Thye Ang(1).............................................        813,750          6.76    %
Ngaw Chee Ang(1)............................................        680,000          5.65
Koh Hwa Ang(1)..............................................        680,000          5.65
Guozhao Ang(1)..............................................        680,000          5.65
Lee Ang(1)..................................................        977,700(2)       7.92
Yong Sai Ang(1).............................................        670,000          5.57
Kim Lai Ang(1)..............................................        670,000          5.57
Plasma Fund LP(3)...........................................        670,000          5.57
Pooranchand Pritipal(4).....................................        655,000          5.44
Nika Nicaj(5)(6)............................................        650,000          5.40
Dokica Kaljevic(7)..........................................        650,000          5.40
Haripaul Pritipal(4)........................................        640,000          5.32
Poonerbassie Persaud(8)(9)..................................        625,000          5.10
Harrichand Persaud(10)......................................         58,625          *
Anton Nicaj(10).............................................         50,125          *
James Dwight(10)............................................            -0-          *
John M. Gerber(10)..........................................            -0-          *
Brian Watts(10).............................................        182,500          1.52
Total: All Directors and Named Executive Officers (5
  Persons)..................................................        291,250          2.42    %


---------------
  * Less than 1%.

++ Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

 (1) The address of the person named is in care of William Ang, 3327 29th Street, 2nd Fl, Long Island City, NY 11006.


 (2) Includes up to 307,692 shares of AmazeScape common stock to be issued upon the conversion of currently convertible shares of Series A Preferred Stock held by Mr. Lee
Ang.


 (3) The address of the person named is 200 E 82nd Street, Suite 4F, New York, NY 10028

 (4) The address of the person named is 2115 Newbold Ave, Bronx NY 10462

 (5) The address of the person named is 2034 Muliner Ave, Bronx, NY 10462

 (6) The named person is the brother of Anton Nicaj, a director and the President of AmazeScape. The named person, however, retains sole voting power with respect to, and is the beneficial owner of, the shares of common stock set forth opposite his name.

 (7) The address of the person named is 3750 Hudson Manor 3G East, Bronx, NY
     10463

 (8) The address of the person named is 15 Tweed Crescent, Scarborough, Ontario, Canada N1R 2B5

 (9) The named person is the mother of Harrichand Persaud, a director and the Chief Executive Officer of AmazeScape. The named person, however, retains sole voting power with respect to, and is the beneficial owner of, the shares of common stock set forth opposite her name.

(10) The address of the person named is in care of AmazeScape.com Inc., 500 N. Franklin Turnpike, Ramsey, New Jersey 07446.

                                 LEGAL MATTERS

     Neuman & Drennan, P.C., special counsel to Premier Concepts, will pass on the validity of the Premier Concepts common stock and the Premier Concepts convertible preferred stock to be issued to AmazeScape shareholders in the merger. It is a condition to the completion of the merger that Premier Concepts and AmazeScape receive opinions from Hangley Aronchick Segal & Pudlin, P.C., special counsel to Premier Concepts, and from Parker Chapin LLP, special counsel to AmazeScape, respectively, to the effect that the merger will be a tax-free reorganization for federal income tax purposes. See "The Merger Agreement--Conditions to the Completion of the Merger" and "The Merger--Material Federal Income Tax Consequences of the Merger."

                                    EXPERTS

     The financial statements of Premier Concepts as of January 30, 2000 and for the fiscal years ended January 30, 2000 and January 31, 1999 included within this Proxy Statement/Prospectus have been so included in reliance on the report of Hein + Associates LLP independent auditors, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of AmazeScape as of December 31, 1999 and for the period from August 9, 1999 (Inception) through December 31, 1999 included within this Proxy Statement/Prospectus have been so included in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Premier Concepts files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Premier Concepts files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Premier Concepts' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Premier Concepts filed a registration statement on Form S-4 to register with the SEC the Premier Concepts common stock and convertible preferred stock to be issued to AmazeScape shareholders in the Merger. This Proxy Statement/Prospectus is a part of that registration statement and constitutes a prospectus of Premier Concepts in addition to being a proxy statement of Premier Concepts and AmazeScape for each company's special meeting. As permitted by SEC rules, this Proxy Statement/Prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement. No person is authorized to give any information or to make any representation with respect to the matters described in this document other than those contained herein and, if given or made, the information or representation must not be relied upon as having been authorized by Premier Concepts or AmazeScape. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, nor does it constitute the solicitation of a proxy, in any jurisdiction on which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any sale made hereby, under any circumstances, shall create any implication that there has been no change in the affairs of Premier Concepts or AmazeScape since the date hereof, or that the information herein is correct as of any time subsequent to its date.

                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement on Form S-4 of our report dated January 10, 2000 (February 7, 2000, with respect to the 3rd paragraph of Note A) on our audit of the financial statements of AmazeScape.com Inc., as of December 31, 1999 and for the period from August 9, 1999 (inception) through December 31, 1999, and to the reference to our firm under the caption "Experts" in the prospectus.

                                    RICHARD A. EISNER & COMPANY, LLP


Florham Park, New Jersey
April 21, 2000

                         INDEX TO FINANCIAL STATEMENTS


                                                                   PAGE
                                                                   ----
I.   Historical Financial Statements of Premier Concepts, Inc.
     INDEPENDENT AUDITOR'S REPORT................................   F-2
     BALANCE SHEET -- As of January 30, 2000.....................   F-3
     STATEMENTS OF OPERATIONS -- For the Fiscal Years Ended         F-4
       January 30, 2000 and January 31, 1999.....................
     STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY -- For the        F-5
       Fiscal Years Ended January 31, 1999 and January 30,
       2000......................................................
     STATEMENTS OF CASH FLOWS -- For the Fiscal Years Ended         F-6
       January 30, 2000 and January 31, 1999.....................
     NOTES TO FINANCIAL STATEMENTS...............................   F-7
II.  Historical Financial Statements of Amazescape.com Inc.
     INDEPENDENT AUDITOR'S REPORT................................  F-17
     BALANCE SHEET -- December 31, 1999..........................  F-18
     STATEMENT OF OPERATIONS -- For the Period From August 9,      F-19
       1999 (Inception) Through December 31, 1999................
     STATEMENT OF SHAREHOLDERS' EQUITY -- For the Cumulative       F-20
       Period From August 9, 1999 (Inception) Through December
       31, 1999..................................................
     STATEMENT OF CASH FLOWS -- For the Period From August 9,      F-21
       1999 (Inception) Through December 31, 1999................
     NOTES TO FINANCIAL STATEMENTS...............................  F-22
III. Pro Forma Condensed Consolidated Financial Statements of the
       Combined Companies (Unaudited)
     INTRODUCTION................................................  F-28
     PRO FORMA COMBINING, CONDENSED BALANCE SHEET................  F-29
     PRO FORMA COMBINING, CONDENSED STATEMENT OF OPERATIONS......  F-30
     NOTES TO PRO FORMA FINANCIAL STATEMENTS.....................  F-31

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Premier Concepts, Inc.
Denver, Colorado

     We have audited the accompanying balance sheet of Premier Concepts, Inc. as of January 30, 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for the fiscal years ended January 30, 2000 and January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Concepts, Inc., as of January 30, 2000, and the results of its operations and its cash flows for the fiscal years ended January 30, 2000 and January 31, 1999, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Denver, Colorado
March 3, 2000

                             PREMIER CONCEPTS, INC.

                                 BALANCE SHEET
                                JANUARY 30, 2000

ASSETS
Current Assets:
     Cash and cash equivalents..............................    $  357,653
     Restricted cash........................................       102,903
     Merchandise inventories................................     1,786,255
     Prepaid expenses and other.............................       260,229
                                                                ----------
          Total current assets..............................     2,507,040
Property and Equipment, Net.................................     2,190,331
Other Assets:
     Restricted cash........................................       200,000
     Trademarks, net of accumulated amortization of
      $93,367...............................................        50,633
     Website development cost...............................       131,058
     Other..................................................        71,007
                                                                ----------
          Total Assets......................................    $5,150,069
                                                                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Notes payable..........................................    $  466,903
     Accounts payable.......................................     1,062,071
     Accrued liabilities....................................       644,676
                                                                ----------
          Total current liabilities.........................     2,173,650
Deferred Rent...............................................       229,234
                                                                ----------
          Total liabilities.................................     2,402,884
                                                                ----------
Commitments and Contingency (Notes 4 and 5)
Redeemable Common Stock, $.002 par value, 228,571 shares
  issued and outstanding....................................       200,000
STOCKHOLDERS' EQUITY:
  Preferred stock, $.10 par value, 20,000,000 shares
     authorized; no shares issued and outstanding...........            --
  Common stock, $.002 par value; 850,000,000 shares
     authorized; 1,328,207 shares issued and outstanding....         2,656
  Additional paid-in capital................................     6,298,084
  Accumulated deficit.......................................    (3,753,555)
                                                                ----------
          Total Stockholders' Equity........................     2,547,185
                                                                ----------
Total Liabilities and Stockholders' Equity..................    $5,150,069
                                                                ==========

             See accompanying notes to these financial statements.

                             PREMIER CONCEPTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                    FOR THE FISCAL
                                                                     YEARS ENDED
                                                              --------------------------
                                                              JANUARY 30,    JANUARY 31,
                                                                 2000           1999
                                                              -----------    -----------
NET REVENUES:
  Retail....................................................  $12,369,383    $12,541,042
  Wholesale.................................................        8,263        164,560
                                                              -----------    -----------
          Total revenues....................................   12,377,646     12,705,602
COST OF GOODS SOLD..........................................    3,671,297      4,158,271
                                                              -----------    -----------
     Gross margin...........................................    8,706,349      8,547,331
OPERATING EXPENSES:
  Personnel.................................................    3,970,176      4,110,433
  Occupancy.................................................    2,936,361      2,935,159
  Other selling, general and administrative.................    1,883,377      1,937,245
  Depreciation and amortization.............................      500,373        501,697
  Store closing costs.......................................      130,129        114,370
                                                              -----------    -----------
          Total operating expenses..........................    9,420,416      9,598,904
                                                              -----------    -----------
OPERATING LOSS..............................................     (714,067)    (1,051,573)
OTHER INCOME (EXPENSE):
  Interest expense, net.....................................      (50,860)       (44,427)
  Other.....................................................       19,742         36,312
                                                              -----------    -----------
          Other expense, net................................      (31,118)        (8,115)
                                                              -----------    -----------
NET LOSS....................................................     (745,185)    (1,059,688)
Preferred Stock Dividends...................................      (10,394)            --
Preferred Stock Dividends -- Imputed........................     (142,129)            --
                                                              -----------    -----------
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS...................  $  (897,708)   $(1,059,688)
                                                              ===========    ===========
NET LOSS PER COMMON SHARE (BASIC AND DILUTED)...............  $     (0.85)   $     (1.19)
                                                              ===========    ===========
Weighted Average Common Shares Outstanding
  (Basic and Diluted).......................................    1,055,088        887,513
                                                              ===========    ===========

             See accompanying notes to these financial statements.

                             PREMIER CONCEPTS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
        FOR THE FISCAL YEARS ENDED JANUARY 31, 1999 AND JANUARY 30, 2000

                                SERIES A
                            PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                          --------------------    -------------------     PAID-IN      ACCUMULATED
                           SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL        DEFICIT         TOTAL
                          --------    --------    ---------    ------    ----------    -----------    -----------
BALANCES, January 25,
  1998..................        --    $     --      887,513    $1,775    $5,660,263    $(1,948,682)   $ 3,713,356
  Net loss..............        --          --           --        --            --     (1,059,688)    (1,059,688)
                          --------    --------    ---------    ------    ----------    -----------    -----------
BALANCES, January 31,
  1999..................        --          --      887,513     1,775     5,660,263     (3,008,370)     2,653,668
  Common stock issued in
    private placement...        --          --      176,615       353       211,190             --        211,543
  Common stock issued
    for services........        --          --        2,500         5         4,995             --          5,000
  Preferred stock issued
    in private
    placement...........   223,385      22,339           --        --       252,118             --        274,457
  Exercise of stock
    options.............        --          --       27,160        54       102,848             --        102,902
  Warrants issued for
    services............        --          --           --        --        44,800             --         44,800
  Preferred stock
    dividend............        --          --           --        --       (10,394)            --        (10,394)
  Conversion of
    preferred stock.....  (223,385)    (22,339)     234,419       469        32,264             --         10,394
  Net loss..............        --          --           --        --            --       (745,185)      (745,185)
                          --------    --------    ---------    ------    ----------    -----------    -----------
BALANCES, January 30,
  2000..................        --    $     --    1,328,207    $2,656    $6,298,084    $(3,753,555)   $ 2,547,185
                          ========    ========    =========    ======    ==========    ===========    ===========

             See accompanying notes to these financial statements.

                             PREMIER CONCEPTS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                    FOR THE FISCAL
                                                                     YEARS ENDED
                                                              --------------------------
                                                              JANUARY 30,    JANUARY 31,
                                                                 2000           1999
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(745,185)    $(1,059,688)
  Adjustments to reconcile net loss to net cash from
     operating activities:
     Amortization of warrants issued for services...........      27,742
     Depreciation and amortization..........................     500,373         501,697
     Store closing costs....................................     130,129          77,586
  Changes in operating assets and liabilities:
     (Increase) decrease in:
       Merchandise inventories..............................     189,340         332,244
       Other assets.........................................    (136,751)        184,128
     Increase (decrease) in:
       Accounts payable and accrued liabilities.............     157,097         276,994
       Other liabilities....................................      27,990          39,398
                                                               ---------     -----------
     Net cash provided by operating activities..............     150,735         352,359
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...........    (104,057)       (835,347)
  Capital expenditures for development in Website...........    (131,058)             --
                                                               ---------     -----------
     Net cash used in investing activities..................    (235,115)       (835,347)
                                                               ---------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deferred offering costs...................................     (14,000)             --
  Proceeds from issuance of redeemable common stock.........     200,000              --
  Proceeds from issuance of common stock....................     220,768              --
  Proceeds from issuance of preferred stock.................     279,231              --
  Proceeds from exercise of options and warrants............     102,903              --
  Proceeds from issuance of notes payable...................      12,000         610,000
  Payment on notes payable..................................    (277,239)       (711,788)
                                                               ---------     -----------
     Net cash provided by (used in) financing activities....     523,663        (101,788)
                                                               ---------     -----------
INCREASE(DECREASE)IN CASH AND CASH EQUIVALENTS..............     439,283        (584,776)
CASH AND CASH EQUIVALENTS, beginning of period..............     221,273         806,049
                                                               ---------     -----------
CASH AND CASH EQUIVALENTS, end of period....................   $ 660,556     $   221,273
                                                               =========     ===========
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................   $  58,110     $    72,203
                                                               =========     ===========
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
  Conversion of accounts payable to note payable............   $      --     $   122,000
                                                               =========     ===========
  Preferred stock dividend  -- non-cash.....................   $  10,394     $        --
                                                               =========     ===========


             See accompanying notes to these financial statements.

                             PREMIER CONCEPTS, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:


     Nature of Operations -- Premier Concepts, Inc. (the "Company") was incorporated in the state of Colorado in 1988. During 1993, the Company acquired certain real estate located in a limited stakes gaming city in Colorado, which were exchanged during 1993 for common stock of Global Casinos, Inc. (Global), a company which had two common directors. During 1994, the Company purchased out of bankruptcy certain assets and liabilities of American Fashion Jewels, Inc. (Impostors) and, in a separate transaction, Mirage Concepts, Inc. (Mirage), both of which are retail chains of reproduction jewelry stores. As of January 30, 2000, the Company operated 33 retail stores with a geographic concentration of stores in California, including one store in San Francisco, California that accounted for approximately 13% and 11% of total revenues during the fiscal years ended January 30, 2000 and January 31, 1999, respectively.

     Liquidity -- The Company's business strategy has been to grow the retail chain in profitable markets as to leverage its name and goodwill to achieve additional distribution for its products. At January 30, 2000, the Company had approximately $230,000 in working capital (net of restricted cash, see Note 5) and has incurred over $1.7 million in operating losses over the last two years. Management is attempting to return the Company to profitability by closing unprofitable stores and restructuring store operations through the enhancement of executive and senior management. During the year ended January 30, 2000, the Company raised approximately $500,000 in private equity fundings through sales of the Company's common and preferred stock. It has an additional $200,000 held in escrow for the sale of redeemable common stock reflected outside of stockholder's equity (see Note 5).

     The Company has also entered into a definitive agreement to merge with AmazeScape.com, Inc. (AmazeScape) (see Note 7). While AmazeScape only commenced operations in August 1999 and had no revenues through December 31, 1999 with operating losses, management believes AmazeScape has substantial potential for growth and the combined operations will enhance the future of the Company.

     Although management cannot assure that future operations will be profitable nor that additional debt and/or equity capital will be raised, it believes that its capital resources will be adequate to maintain and realize its business strategy. Should, however, losses continue it could adversely affect future operations.

     Fiscal Year -- The Company's year is a 52/53-week period ending on the last Sunday in January. Fiscal years ended January 30, 2000 (fiscal 2000) and January 31, 1999 (fiscal 1999) contained 364 and 371 days of activity, respectively.

     Cash Equivalents -- For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     Inventories -- Inventories consist primarily of merchandise which is held for resale. Inventories are stated at the lower of cost or market, as calculated using the average-cost method. Inventory costs include the amounts charged by vendors and related freight-in costs.

     Property and Equipment -- Property and equipment is stated at cost. Depreciation is computed over the lesser of the lease term on each location that the assets reside or the estimated useful lives of the assets using the straight-line method generally over a 5 to 10-year period. Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or the useful life. Expenditures for ordinary maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the account and any gain or loss is reflected in the statement of operations.

     Trademarks -- A portion of the Impostors purchase price was allocated to trademarks. This cost is being amortized over 10 years.

                             PREMIER CONCEPTS, INC.

     Website Development Cost -- The Company is currently developing its Website and related costs have been capitalized. After the completion of the Website, capitalized development costs will be amortized over three years, which is the estimated life of the current Website.

     Advertising -- The Company incurs advertising expense in connection with the marketing of its product. Advertising costs are expensed the first time the advertising takes place. Advertising expense was $177,198 and $194,349 for the years ended January 30, 2000 and January 31, 1999, respectively.

     Deferred Rent -- Many of the Company's store leases contain predetermined fixed escalations of the minimum rentals during the initial term. For these leases, the Company recognizes the related rental expense on a straight-line basis and records the difference as deferred rent.

     Fair Value of Financial Instruments -- The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts payable, notes payable, and accrued liabilities approximate fair value due to their short maturities.

     License Agreements -- The Company grants license agreements to entities for the use of the Impostors' name. License fees are recognized as income on a straight-line basis over the term of the agreement.

     Income Taxes -- The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109 which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined, based on the difference between the financial statements and tax bases of asset and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Foreign Currency Transactions -- Gains and losses from the effects of exchange rate fluctuations on transactions denominated in foreign currencies are included in results of operations. The effects of these transactions are immaterial for fiscal 2000 and fiscal 1999.

     Use of Estimates -- The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.


     Impairment of Long-Lived Assets and Trademarks -- In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. No impairment has been taken for the year ended January 30, 2000 or January 31, 1999.



     Comprehensive Loss -- Comprehensive loss is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investment. Comprehensive loss includes net loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustment on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive loss was equal to its net loss for all periods presented in those financial statements.



     Stock-Based Compensation -- As permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation in accordance with the provisions of Accounting principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant for common stock issued to employees only, if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if

                             PREMIER CONCEPTS, INC.

the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.



     Net Loss Per Common Share -- The Company has adopted SFAS No. 128 which establishes standards for computing and presenting earnings per share (EPS) for entities with publicly held common stock. The standard requires presentation of two categories of EPS -- basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. All potential dilutive securities are antidilutive as a result of the Company's net loss for the years ended January 30, 2000 and January 31, 1999. Accordingly, basic and diluted EPS are the same for each year. The Company accrued an imputed dividend on the convertible preferred stock when determining the net loss applicable to common shareholders (see note 5).



     Impact of Recently Issued Accounting Standards -- In 1998, SFAS Nos. 133, Accounting for Derivative Instruments and Hedging Activities and No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprises were issued. These pronouncements are not expected to impact the Company.



     Reclassification -- Certain reclassifications have been made to conform fiscal 1999 financial statements to the presentation in fiscal 2000. The reclassification had no effect on net loss.


2. PROPERTY AND EQUIPMENT:

     At January 3, 2000, property and equipment consists of the following:

Furniture, fixtures and equipment...........................  $ 1,885,684
Leasehold improvements......................................    2,252,451
                                                              -----------
                                                                4,138,135
Less accumulated depreciation and amortization..............   (1,816,746)
                                                              -----------
                                                              $ 2,321,389
                                                              ===========

     Related depreciation and amortization expense for the years ended January 30, 2000 and January 31, 1999 was $487,973 and $489,298, respectively.

                             PREMIER CONCEPTS, INC.

3. NOTES PAYABLE AND LONG-TERM DEBT:

     Notes payable consist of the following:

                                                              JANUARY 30,
                                                                 2000
                                                              -----------
Note payable to a bank, interest payable monthly at prime
  rate plus 1.5% at January 30, 2000, $1,000 monthly
  principal payments and the remaining balance due June
  2000, collateralized by substantially all the assets of
  the Company...............................................   $404,000
Note payable to an entity for services rendered in
  connection with the build-out of the Company's store in
  West Nyack, New York. Payable in monthly installments of
  $5,000 (single payment of $35,000 due January 1, 2000)
  including interest at 10%, maturing in November 2000......     46,312
Notes payable to creditors of Impostors from bankruptcy
  settlement, payable in monthly installments plus accrued
  interest at 6% to 8%, over variable terms through December
  1999. A note totaling $35,000 is guaranteed by former
  stockholders of the Company...............................     12,493
Other.......................................................      4,098
                                                               --------
                                                               $466,903
                                                               ========

     The $404,000 note payable is subject to administrative covenants. At January 30, 2000, the Company was in compliance with all of the covenants related to the note.

4. COMMITMENTS:

     Lease Commitments -- The Company leases its offices and retail facilities under operating leases for terms expiring at various dates from 1999 to 2012. The corporate office lease has been guaranteed by a director and certain former directors of the Company. The aggregate minimum annual lease payments under leases for the fiscal years are as follows:

2001....................................................  $ 2,181,800
2002....................................................    2,131,000
2003....................................................    1,443,100
2004....................................................    1,260,800
Thereafter..............................................    3,751,400
                                                          -----------
Total minimum lease payments............................  $10,768,100
                                                          ===========

     Most leases also provide for payment of operating expenses, real estate taxes and in some cases for additional rent based on a percentage of sales. Rental expense was $2,936,361 and $2,935,159 for the years ended January 30, 2000 and January 31, 1999, respectively. Included in rental expense is approximately $21,000 and $-0- of additional contingent rent based on percentage of sales for the years ended January 30, 2000 and January 31, 1999, respectively.

     Management Services Agreement -- In March 1999, the Company entered into a Management Services Agreement (MSA) with Infusion Capital Partners, LLC (Infusion). The agreement provides for certain consulting services including arrangements of the March 1999 private placement of common stock, and the June 1999 private placement of preferred stock, as discussed in Note 5, as well as strategic, operational and investment banking advice. Infusion received cash compensation of $50,000 and a warrant to purchase 25,000

                             PREMIER CONCEPTS, INC.

shares of common stock at $1.25 per share, which expires in March 2002 (see Note
5). The warrant was valued based on its fair value of $27,000. The cash compensation and value of the warrant were amortized over the term of the agreement which expired December 31, 1999.

     On November 1, 1999, the MSA was extended an additional two years to December 31, 2001. Infusion received an additional warrant to purchase 25,000 shares of the Company's common stock at $.875 per share which expires in November 2002 (see Note 5). This warrant is valued at $17,800, and is being amortized over the term of the extension agreement.

5. REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY:

     Common Shares -- In January 1999, the Company's stockholders approved a 1 for 2 reverse stock split at a future date at the discretion of the Company. In April 1999, the Company's Board of Directors approved the reverse split effective immediately. Accordingly, all common stock reflected in the accompanying financial statements and notes reflect this reverse split for all periods presented.

     Restricted Cash and Redeemable Common Stock -- On November 12, 1999, the Company sold 228,571 shares of its common stock in a private placement to International Monetary Group, Inc. (IMG). The $200,000 proceeds from the sale and the 228,571 shares of common stock are being held in escrow. The escrowed funds are to be used as partial collateral to facilitate a proposed sale leaseback financing of certain of the Company's property and equipment. However, the terms of the proposed sale leaseback transaction have not yet been negotiated. The funds and the shares of common stock will be released from the escrow account upon certain terms and conditions, including the approval of the Company's Board of Directors and consent of the lender in the proposed debt financing. In the event the merger transaction described in Note 7 is not consummated prior to May 15, 2000 at IMG's option, the $200,000 will be released from escrow and disbursed to IMG and the Company's common stock will be returned and canceled. IMG also received a warrant to purchase 32,000 shares of the Company's common stock for $4.10 per share, expiring in November 2001. The stock purchase agreement also entitled IMG to elect one member to the Company's Board of Directors.

     Under the terms of the Agreement and Plan of Merger described in Note 7, the Company also has placed all of the cash proceeds totaling $102,903 from the exercise of options or warrants received after November 17, 1999 into escrow. In the event that the merger transaction is consummated, the funds in escrow will be released and disbursed to AmazeScape. In the event that the merger transaction is not consummated, the funds in escrow will be released and disbursed to Premier Concepts, Inc.

     Private Placements of Common Stock -- In March 1999, the Company received $220,769 from an entity for 176,615 shares of the Company's common stock. Concurrent with this transaction, the entity also received the right to elect one member to the Company's Board of Directors.

     Preferred Stock -- The Board of Directors has authority to divide the class of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series as permitted by the Company's articles of incorporation at the time of designation. The Board of Directors has authorized the issuance of Series A and Series B preferred stock.


     Private Placement of Preferred Stock and Additional Warrants -- In June 1999, the Company sold 223,385 shares of its Series A Convertible Preferred Stock and warrants for the purchase of 80,000 shares of common stock in a private placement to Equisition Capital, LLC for $279,231. The Company allocated $220,871 and $58,360 of the proceeds to the convertible preferred stock and warrants, respectively, based on their relative fair values. The Series A Preferred Stock is convertible by the holder at any time into shares of

                             PREMIER CONCEPTS, INC.

common stock at $1.25 per share. It may also be converted at the Company's option if the shares of the common stock underlying the conversion are subject to an effective registration statement and have traded for a period of 20 consecutive trading days at a price in excess of 150% of the conversion price. The difference between the $220,871 allocated to the preferred stock and the underlying value of the common stock that the preferred stock converts to at the issuance date ($363,000) has been accounted for as an imputed dividend to the holders of the preferred stock and was recognized upon issuance as a result of the preferred stock being immediately convertible.

     The holders of the Series A Preferred Stock are entitled to receive dividends at the annual rate of 10% per year. The dividend is payable only upon conversion of the Series A Preferred Stock (dividend payment date). The dividend is payable only by the issuance of shares of the Company's common stock valued at fair market value on the dividend payment date. Each share of Series A Preferred Stock is entitled to one vote.

     The warrant to purchase 80,000 shares of the Company's common stock is at an exercise price of $4.10 per share of common stock. The warrant expires on June 30, 2002.

     On November 11, 1999, Equisition Capital, LLC converted the Series A Preferred Stock to common stock. A total of 234,419 shares of common stock were issued in the conversion which included 11,034 shares (valued at $10,394) issued attributable to the dividend feature.

     Series B Convertible Preferred Stock -- On February 3, 2000, the Board of Directors approved an amendment to the Articles of Incorporation to authorize a new Series B Convertible Preferred Stock. The new Series B Convertible Preferred Stock is redeemable at the option of the Company, in whole or in part, at a liquidation value of $10,000 per share plus accrued and unpaid dividends. The Series B preferred stock has an annual dividend rate of 3% and such dividends are cumulative. Each share of Series B preferred stock is convertible, at the option of the holder, into approximately 3,077 shares of common stock. All Series B preferred stock automatically convert into common stock upon the 2nd anniversary of the date of issuance.

     Stock Purchase Warrants -- The Company has granted warrants which are summarized as follows:

                                                   FISCAL 2000              FISCAL 1999
                                              ---------------------    ---------------------
                                                           WEIGHTED                 WEIGHTED
                                                           AVERAGE                  AVERAGE
                                               NUMBER      EXERCISE     NUMBER      EXERCISE
                                              OF SHARES     PRICE      OF SHARES     PRICE
                                              ---------    --------    ---------    --------
Outstanding, beginning of year..............   437,083      $10.00      437,083      $10.00
  Granted...................................    50,000      $1.063           --          --
  Granted...................................   112,000      $4.100           --          --
                                               -------      ------      -------      ------
Outstanding, end of year....................   599,083      $8.151      437,083      $10.00
                                               =======      ======      =======      ======
Vested, end of year.........................   567,083      $8.380      437,083      $10.00
                                               =======      ======      =======      ======

     Included in the preceding table are the 32,000 warrants granted in conjunction with the IMG redeemable common stock, as discussed above, and can be rescinded based on the terms of the agreement.

     During fiscal 2000, the exercise price of 25,000, 25,000, and 112,000 warrants were granted less than, equal to, and in excess of the market price of the stock on the grant date, respectively. The weighted average contractual life for all warrants as of January 30, 2000 was approximately one year, with the exercise prices

                             PREMIER CONCEPTS, INC.

ranging from $.875 to $10.00 The weighted average fair value for all warrants granted in fiscal 2000 and fiscal 1999 was $.72 and $-0-, respectively. Warrants outstanding at January 30, 2000 will expire as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                            NUMBER      EXERCISE
FISCAL YEARS                                               OF SHARES     PRICE
------------                                               ---------    --------
2001.....................................................   437,083     $10.000
2003.....................................................    50,000       1.063
2003.....................................................   112,000       4.100
                                                            -------
                                                            599,083
                                                            =======

     Stock Options -- In 1993, the Company adopted the 1993 Incentive Stock Option Plan (the "Plan") which provides for the Company to grant options to purchase up to 115,000 shares of the Company's common stock to officers, employees, and directors of the Company. In fiscal 1999, the Company increased the number of authorized shares to 165,000. On February 3, 2000, the Board of Directors adopted a resolution to increase the number of shares of common stock for which the options may be issued under the Plan from 165,000 to 272,500, and is pending shareholder approval. Pursuant to the Plan, the Company may grant incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options.

     Also on February 3, 2000, the Board of Directors approved a resolution to adopt the Premier Concepts, Inc. 2000 Stock Option Plan ("2000 Plan"), which would provide for the Company to grant options to purchase up to 1,750,000 shares of the Company's common stock to offices, employees, and directors of the Company. The 2000 Plan is pending shareholder approval. No options have been granted under the 2000 Plan.

     Under a formula approved by the Board of Directors, each outside director is automatically granted stock options on their anniversary date for each full year of service for the purchase of 5,000 shares of common stock at a price equal to 100% of the fair market value of the Company's common stock at the date of grant. Each option is exercisable one year after the date of grant and expires two years thereafter.

     Incentive and non-qualified stock options may not be granted at an exercise price of less than the fair market value of the common stock on the date of grant (except for holders of more than 10% of common stock, whereby the exercise price must be at least 110% of the fair market value at the date of grant for incentive stock options). The term of the options may not exceed 10 years. At January 30, 2000, the balance of unvested options will vest over the next year. Options outstanding for the Plan at January 30, 2000 have exercise prices that range from $1.38 to $7.19.

     During fiscal 1996, the Company granted to directors of the Company 6,000 options outside of the Plan to purchase common stock in return for guaranteeing the Company's corporate office lease. These options have an exercise price of $5.00 per share. During January 2000, 2,160 shares of common stock were issued for these options and 2,340 options were surrendered leaving a balance of 1,500.

                             PREMIER CONCEPTS, INC.

     The following is a table of activity of the Plan:

                                                   FISCAL 2000              FISCAL 1999
                                              ---------------------    ---------------------
                                                           WEIGHTED                 WEIGHTED
                                                           AVERAGE                  AVERAGE
                                               NUMBER      EXERCISE     NUMBER      EXERCISE
                                              OF SHARES     PRICE      OF SHARES     PRICE
                                              ---------    --------    ---------    --------
Outstanding, beginning of year..............   125,000      $5.026      115,500      $5.528
  Granted to:
     Employees..............................    50,000       1.375           --          --
     Directors..............................    20,000       3.250       15,000       1.166
  Exercised.................................   (25,000)      4.113           --          --
  Forfeited.................................   (10,000)      4.000       (5,500)      5.068
  Expired...................................   (12,500)      6.700           --          --
                                               -------      ------      -------      ------
Outstanding, end of year....................   147,500      $3.629      125,000      $5.026
                                               =======      ======      =======      ======
Vested, end of year.........................   127,500      $3.689      107,500      $5.529
                                               =======      ======      =======      ======

     For all options granted during fiscal 2000 and 1999, the weighted average market price of the Company's common stock on the grant date was approximately equal to the weighted average exercise price. The fair market value of the Company's common stock is determined by the quoted closing price on the date of grant. The weighted average contractual life for all options as of January 30, 2000 was approximately 2.44 years, with the exercise prices ranging from $1.38 to $7.19. At January 30, 2000, options for 129,000 shares were exercisable and options for the remaining shares become exercisable pro rata through fiscal 2001. If not previously exercised, all options outstanding (includes 1,500 options not included in the Plan) at January 30, 2000, will expire as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                            NUMBER      EXERCISE
FISCAL YEARS                                               OF SHARES     PRICE
------------                                               ---------    --------
2001.....................................................    11,500      $5.870
2002.....................................................    45,000       4.056
2003.....................................................    45,000       5.056
2005.....................................................    47,500       1.375
                                                            -------      ------
                                                            149,000      $3.640
                                                            =======      ======

     Pro Forma Stock-Based Compensation Disclosures -- The Company applies APB Opinion 25 and related interpretations in accounting for its stock options which are granted to employees. Accordingly, no compensation cost has been recognized for grants of options to employees since the exercise prices were not less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amount indicated below.

                             PREMIER CONCEPTS, INC.

                                                                  FISCAL YEARS ENDED
                                                              --------------------------
                                                              JANUARY 30,    JANUARY 31,
                                                                 2000           1999
                                                              -----------    -----------
Net loss applicable to common shareholders:
  As reported...............................................  $  (897,708)   $(1,059,688)
  Pro forma.................................................  $  (991,382)   $(1,111,468)
Net loss per common share (basic) and diluted:
  As reported...............................................  $      (.85)   $     (1.19)
  Pro forma.................................................  $      (.94)   $     (1.25)


     For purposes of this disclosure, the weighted average fair value of the options granted in fiscal 2000 and fiscal 1999 was $1.575 and $.900, respectively. The fair value of each employee option granted in fiscal years 2000 and 1999, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                            FISCAL YEARS ENDED
                                                        --------------------------
                                                        JANUARY 30,    JANUARY 31,
                                                           2000           1999
                                                        -----------    -----------
Expected volatility...................................      129%           133%
Risk-Free interest rate...............................      5.3%           4.2%
Expected dividends....................................       --             --
Expected terms (in years).............................      4.4              3

6. INCOME TAXES:

          The Company's actual effective tax rate differs from U.S. Federal corporate income tax rate of 34% as follows for the fiscal years ended:

                                                        JANUARY 30,    JANUARY 31,
                                                           2000           1999
                                                        -----------    -----------
Statutory rate........................................     (34.0%)        (34.0%)
State income taxes, net of Federal income tax
  benefit.............................................      (3.3%)         (3.3%)
Increase (reduction) in valuation allowance related to
  of net operating loss carryforwards and change in
  temporary differences...............................      37.3%          37.3%
                                                           -----          -----
                                                               0%             0%
                                                           =====          =====

                             PREMIER CONCEPTS, INC.

     The components of the net deferred tax asset recognized as of January 30, 2000 are as follows:

Deferred tax assets (liabilities):
  Current -
     Capitalized inventory...............................  $  73,000
     Prepaid expense.....................................    (29,000)
     Allowance for doubtful accounts.....................     13,000
     Inventory reserve...................................     20,000
     Other...............................................     25,000
  Non-current -
     Net operating loss carryforwards....................    625,000
     Other...............................................     18,000
  Valuation allowance....................................   (745,000)
                                                           ---------
     Net deferred tax asset..............................  $      --
                                                           =========

     The valuation allowance was $494,000 at January 31, 1999 increased by $251,000 for the year ended January 30, 2000.

     At January 30, 2000, the Company had net operating loss carryforwards for Federal tax purposes of approximately $1,675,000. Certain of the loss carryforwards are subject to restrictions due to a greater than 50% change in ownership in prior years. The loss carryforwards, unless utilized, will expire from 2009 through 2020.

7. PROPOSED MERGER:


     The Company has executed an Agreement and Plan of Merger with AmazeScape. The pending merger is subject to stockholder approval. At the consummation of this transaction, stockholders of AmazeScape will be issued 12,462,851 shares of common stock and 120 shares of Series B convertible stock, representing approximately 87% of the combined entity. Directors and officers of the Company and Amazescape will receive options for the purchase of 280,000 shares of common stock upon consummation of the merger. Additionally, the Company will issue 250,000 shares of common stock for services providing in arranging the merger. It is anticipated that this transaction will be accounted for as a purchase business combination. The transaction will be treated as a reverse merger, with AmazeScape being the surviving Company for financial reporting purposes.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
AmazeScape.com Inc.

     We have audited the accompanying balance sheet of AmazeScape.com Inc. (a development stage enterprise) as of December 31, 1999 and the related statements of operations, stockholders' equity and cash flows for the period from August 9, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of AmazeScape.com Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from August 9, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP
Florham Park, New Jersey
January 10, 2000
With respect to the third paragraph of Note A, February 7, 2000

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                               DECEMBER 31, 1999

ASSETS
Current assets:
  Cash......................................................  $  821,000
  Subscriptions receivable (collected in January 2000)......   1,775,000
  Prepaid expenses..........................................     394,000
                                                              ----------
          Total current assets..............................   2,990,000
Website development costs, net..............................     263,000
Equipment, net..............................................      30,000
Deferred acquisition costs..................................     911,000
                                                              ----------
                                                              $4,194,000
                                                              ==========

LIABILITIES
Current liabilities:
  Notes payable -- affiliate................................  $   26,000
  Accounts payable and accrued expenses.....................     111,000
  Current portion of capital lease obligation...............       4,000
                                                              ----------
          Total current liabilities.........................     141,000
                                                              ----------
Obligation under capital lease, less current portion........       8,000
                                                              ----------
          Total liabilities.................................     149,000
                                                              ----------
Commitments

STOCKHOLDERS' EQUITY
Capital stock $.0005 par value
Preferred, authorized 10,000,000 shares
  Series A, 3% cumulative, convertible, redeemable, 120
     shares Authorized, issued and outstanding, liquidation
     value $1,200,000.......................................
  Series B, 3% cumulative, convertible, 1,500 shares
     authorized, issued and outstanding, liquidation value
     $1,500,000.............................................
Common, authorized 50,000,000 shares; 12,034,000 shares
  issued and outstanding....................................       6,000
Additional paid-in capital..................................   4,259,000
Deficit accumulated during the development stage............    (220,000)
                                                              ----------
          Total stockholders' equity........................   4,045,000
                                                              ----------
                                                              $4,194,000
                                                              ==========

   The accompanying notes are an integral part of these financial statements

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS
        PERIOD FROM AUGUST 9, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999


Revenues....................................................  $        0
                                                              ----------
Operating costs and expenses:
  General and administrative ($80,000 from equity
     issuances).............................................     220,000
                                                              ----------
NET LOSS/COMPREHENSIVE LOSS.................................  $ (220,000)
                                                              ==========
Basic and diluted loss per share:
  Weighted average number of common shares outstanding......  11,738,000
                                                              ==========
  Basic and diluted loss per share..........................  $     (.02)
                                                              ==========
Pro Forma net loss per share giving effect to the Series B
  Preferred Stock conversion upon consummation of pending
  merger transaction:
  Weighted average number of equivalent common shares upon
     conversion of Series B Preferred Stock.................  11,774,000
                                                              ==========
  Basic and diluted loss per share..........................  $     (.02)
                                                              ==========


   The accompanying notes are an integral part of these financial statements

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                                (NOTES A AND F)
                 FOR THE PERIOD FROM AUGUST 9, 1999 (INCEPTION)
                           THROUGH DECEMBER 31, 1999

                                                                                                 DEFICIT
                                        PREFERRED STOCK                                        ACCUMULATED
                                      -------------------      COMMON STOCK       ADDITIONAL   DURING THE
                                      SERIES A   SERIES B   -------------------    PAID-IN     DEVELOPMENT
                                       SHARES     SHARES      SHARES     AMOUNT    CAPITAL        STAGE        TOTAL
                                      --------   --------   ----------   ------   ----------   -----------   ----------
Equipment contributed by founders...                                              $   21,000                 $   21,000
Expenditures incurred by founders on
  behalf of the Company.............                                                 111,000                    111,000
Issuance of shares to founders at
  par value.........................                        11,075,000   $6,000                                   6,000
Issuance of shares at $1.00 per
  share for website development in
  September 1999, at fair value.....                           375,000               375,000                    375,000
Issuance of shares at $1.00 per
  share for website development and
  hosting in September 1999, at fair
  value.............................                           200,000               200,000                    200,000
Issuance of shares at $1.00 per
  share in connection with the
  merger transaction in October
  1999, at fair value...............                           350,000               350,000                    350,000
Issuance of warrants to purchase
  595,000 shares of common stock
  exercisable at $1.00 per share for
  fair value of services in October
  1999..............................                                                 452,000                    452,000
Issuance of shares, net of issuance
  costs in December 1999............    120                                        1,180,000                  1,180,000
Issuance of shares, net of issuance
  costs in December 1999............              1,500                            1,485,000                  1,485,000
Issuance of shares at $2.50 per
  share for consulting services in
  December
  1999..............................                            34,000                85,000                     85,000
Net loss/comprehensive loss.........                                                            $(220,000)     (220,000)
                                        ---       -----     ----------   ------   ----------    ---------    ----------
                                        120       1,500     12,034,000   $6,000   $4,259,000    $(220,000)   $4,045,000
                                        ===       =====     ==========   ======   ==========    =========    ==========

   The accompanying notes are an integral part of these financial statements

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

                                                              PERIOD FROM
                                                               AUGUST 9,
                                                                  1999
                                                              (INCEPTION)
                                                                THROUGH
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(220,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Expenses paid by founders treated as capital
      contributed...........................................      36,000
     Common stock issued for services.......................      55,000
     Notes payable issued for services......................      26,000
     Depreciation and amortization..........................      42,000
     Changes in:
       Prepaid expenses.....................................     (61,000)
       Accounts payable and accrued expenses................     111,000
                                                               ---------
          Net cash used in operating activities.............     (11,000)
                                                               ---------
CASH FLOWS FROM INVESTING ACTIVITY:
  Website development costs.................................     (19,000)
                                                               ---------
          Net cash used in investing activity...............     (19,000)
                                                               ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of Series B preferred stock....     908,000
  Deferred acquisition costs................................     (56,000)
  Capital lease payments....................................      (1,000)
                                                               ---------
          Net cash provided by financing activities.........     851,000
                                                               ---------
Net increase in cash........................................     821,000
                                                               ---------
Cash, beginning of period
CASH, END OF PERIOD.........................................   $ 821,000
                                                               =========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of 563,000 common shares to affiliates for
     Website development....................................   $ 563,000
  Equipment acquired under capital lease....................      13,000
  Founder's contribution of equipment.......................      21,000
  Issuance of warrants to consultant for merger
     transaction............................................     452,000
  Costs paid by founders for website development and raising
     capital................................................      75,000
  Issuance of 350,000 common shares in connection with the
     merger transaction.....................................     350,000

   The accompanying notes are an integral part of these financial statements

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

NOTE A -- ORGANIZATION AND OPERATIONS

     AmazeScape.Com, Inc. (the "Company") was organized as a Nevada corporation in August 1999. The Company is in the development stage and intends to market and maintain a multi-lingual Internet portal and community website and to conduct business as an internet service provider. Through December 31, 1999, the Company has not received any revenues.

     There is no assurance that the Company's developmental and marketing efforts will be successful, that the Company will ever have commercially accepted products, or that the Company will achieve significant revenues from any such products. The Company has incurred a net loss since inception. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the services of its employees and its consultants. If the Company is unable to successfully commercialize its technologies, it is unlikely that the Company could continue its business.

     In November 1999, the Boards of Directors of Premier Concepts, Inc. ("Premier"), a public company, and the Company approved a plan for a merger of the two entities. The pending merger is subject to Premier stockholder approval. A definitive agreement was executed on February 7, 2000. Premier is a specialty retailer of faux jewelry. Premier's 33 store locations operate nationally.


     The proposed terms of the merger include an exchange of the Company's outstanding common stock for common stock of Premier. The Company will merge into a newly-formed wholly-owned subsidiary of Premier with the Company surviving the merger. Holders of the Company's Series A preferred stock will receive one share of Premier's Series B convertible preferred stock. Holders of the Company's Series B preferred stock will be required to convert their shares into common stock of the Company, which will be included in the proposed common stock exchange (Note F). The common stockholders of the Company will receive approximately 12,463,000 newly issued common shares of Premier. At the consummation of this transaction, stockholders of the Company will own a substantial majority of the combined entity. It is anticipated that this transaction will be recorded as a purchase business combination whereby the Company is treated as the accounting acquirer. The total purchase price relating to this transaction is approximately $14,409,000.


NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  [1] Equipment:

     Equipment acquired under capital lease is recorded at cost. Equipment contributed is recorded at fair value which approximates historical cost. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation is charged against results of operations using the straight-line method over the estimated economic useful life.

  [2] Website development costs:

     The Company accounts for its website development costs in a manner consistent with the American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company is amortizing its capitalized website development costs over 24 months.

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  [3] Income taxes:

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax basis of assets and liabilities, and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

  [4] Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.

  [5] Stock-based compensation:

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") allows companies to either expense the estimated fair value of stock options and warrants, or to continue following the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income had the fair value of the options and warrants been expensed. The Company has elected to apply APB 25 in accounting for its stock based incentive plans. Equity instruments issued to non-employees are measured based on their fair values.

  [6] Cash:

     As of December 31, 1999, the Company maintained one account with a financial institution. The cash balance exceeded the FDIC insured limit at that date.

  [7] Merger costs:

     Merger costs represent direct incremental external costs incurred in connection with the acquisition/merger transaction. Such costs will be included as part of the purchase price of Premier Concepts, Inc. If such merger is not consummated, the costs will be expensed.


  [8] Revenue recognition:



     The Company will recognize net advertising revenues from a membership agreement of an advertising network as earned.

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE C -- EQUIPMENT

     Equipment as of December 31, 1999 consists of the following:

                                                 USEFUL LIVES
                                                   IN YEARS
                                                 ------------
Computers......................................       5          $16,000
Computers subject to capital lease.............       5           13,000
Software.......................................       3            5,000
                                                                 -------
                                                                  34,000
Less accumulated depreciation..................                    4,000
                                                                 -------
                                                                 $30,000
                                                                 =======

     Included in depreciation expense for the period August 9, 1999 (inception) through December 31, 1999 is amortization on equipment under capital lease of $2,000.

NOTE D -- OBLIGATION UNDER CAPITAL LEASE

     As of December 31, 1999, the future minimum lease payments under a capital lease are as follows:

YEAR ENDING
DECEMBER 31,
------------
  2000.....................................................  $ 6,000
  2001.....................................................    6,000
  2002.....................................................    3,000
                                                             -------
                                                              15,000
Less amount representing interest..........................    3,000
                                                             -------
Capital lease payable......................................   12,000
Less current portion.......................................    4,000
                                                             -------
Long-term capital lease payable............................  $ 8,000
                                                             =======


NOTE E -- RELATED PARTY TRANSACTIONS


  Notes Payable -- Affiliate

     An entity, controlled by a stockholder of the Company, advanced funds on behalf of the Company. These borrowings are due no later than June 30, 2000 and accrue interest at 10% per annum.


  Founder Transactions



     From inception through December 31, 1999, certain founding shareholders made expenditures consisting primarily of legal fees and website development costs approximating $111,000 on behalf of the Company.


NOTE F -- CAPITAL TRANSACTIONS

  Common Stock:

     In August 1999, the Company issued 11,075,000 shares of common stock to the founding stockholders at par value. The purchase price of such shares amounted to approximately $6,000. The Company received the proceeds subsequent to December 31, 1999 and such amount is included in subscriptions receivable as of December 31, 1999.

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     From August 9, 1999 (inception) through December 31, 1999, the Company issued 959,000 common shares in exchange for services rendered to the Company. 925,000 of such shares were valued at $1.00 per share and 34,000 shares were valued at $2.50 per share. 575,000 shares were issued in September 1999, 350,000 shares were issued in October 1999 and 34,000 shares were issued in December 1999. 575,000 of such shares were issued to entities controlled by certain stockholders of the Company for services related to website development activities. 563,000 shares valued at $1.00 per share were capitalized as website development costs, including $290,000 as prepaid expenses, 12,000 shares valued at $1.00 per share were expensed, 34,000 shares valued at $2.50 per share were capitalized as prepaid consulting fees, and 350,000 shares valued at $1.00 per share were capitalized as deferred merger costs.

  Preferred stock:


     During the period August 9, 1999 (inception) through December 31, 1999, the Company issued 120 shares of Series A preferred stock for $1,200,000 and issued 1,500 shares of its Series B preferred stock for $1,500,000. The Company received $931,000 prior to December 31, 1999. The balance of $1,769,000 is included in subscriptions receivable as of December 31, 1999 and was collected on various dates during January 2000.


     The Company's Series A preferred stock is redeemable at the option of the Company, in whole or in part, at a liquidation value of $10,000 per share plus accrued and unpaid dividends. The Series A preferred stock has an annual dividend rate of 3% and such dividends are cumulative. Each share of Series A preferred stock is convertible, at the option of the holder, into approximately 3,077 shares of common stock subject to adjustment for stock splits and other similar changes in equity as defined in the Preferred Stock Certificate of Designation. All Series A preferred stock automatically convert into common stock upon the 2nd anniversary of the date of issuance.

     Each share of the Company's Series B preferred stock is convertible, at the option of the holder, into approximately 286 shares of common stock subject to adjustment for stock splits and other similar changes in equity as defined in the Preferred Stock Certificate of Designation. All Series B preferred stock automatically convert into common stock upon either a) the 2nd anniversary of the date of issuance or b) a merger transaction whereby the common stock is exchanged for securities registered under the Securities Act of 1933. The Series B preferred stock has an annual dividend of 3% and such dividends are cumulative. Each share of Series B preferred stock has a liquidation value of $1,000 plus accrued and unpaid dividends.


     Upon consummation of the proposed merger transaction, as more fully described in Note A, the outstanding shares of Series B Preferred Stock will convert into common stock.


  Warrants:

     In October 1999, the Company issued directors warrants to purchase 125,000 shares of common stock. Had compensation cost been determined based upon the fair value at the grant date consistent with the methodology prescribed under FAS 123, the Company's net loss would have been $308,000.


     Also in October 1999, the Company issued warrants to purchase 950,000 shares of common stock in connection with professional services rendered (Note
I). In January 2000, 355,000 of such warrants were canceled and 355,000 new warrants were issued (Note J). No accounting recognition was ascribed to the initial issuance and subsequent cancellation of such warrants since all conditions necessary to exercise the warrants had not been met and therefore a measurement date had not been established.


     The fair value of each warrant granted has been estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: zero dividend yield, expected volatility of 130%, risk free

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

interest rate of approximately 5.3% and expected lives of 3 years. The fair value of 595,000 immediately exercisable warrants which approximated $452,000 has been recorded as deferred merger costs.

     As of December 31, 1999, the Company had outstanding warrants to purchase 1,075,000 shares of common stock at an exercise price of $1.00. These warrants expire October 2002. As of December 31, 1999, 1,872,801 shares have been reserved for the exercise of warrants and conversion of preferred stock.

NOTE G -- INCOME TAXES

     There is no provision for federal, state or local income taxes for the period ended December 31, 1999, since the Company has incurred a net operating loss for the period.

     The Company's deferred tax asset as of December 31, 1999 represents a benefit from net operating loss carryforwards of approximately $75,000, which is reduced by a valuation allowance of approximately $75,000 since the future realization of such tax benefit is not presently determinable.

     As of December 31, 1999, the Company has a net operating loss carryforward of $220,000 expiring in 2019 for federal income tax purposes. In the event of potential future ownership changes (Note A), Internal Revenue Code Section 382 may limit the amount of such net operating loss carry forward available to offset future taxable income.

NOTE H -- COMMITMENTS


     During 1999, the Company entered into employment agreements with two key executives expiring in October 2002. Under the terms of the agreements, the base annual compensation is $100,000 per executive. Additionally, one of the agreements, among other things, includes provisions for an annual bonus based on 2.5% of the Company's increase in sales and 5% of the Company's increase in earnings before interest, taxes, depreciation and amortization.


     The Company is obligated to pay an entity controlled by a stockholder of the Company a minimum of $10,000 per month for web hosting and maintenance services through September 2000.

NOTE I -- CONSULTING AGREEMENTS

     In October 1999, the Company entered into a management services agreement (the "Agreement") with Infusion Capital Partners ("Infusion"). Infusion is to provide financial advisory services to the Company. As compensation, Infusion received warrants to purchase 950,000 shares of the Company's common stock at an exercise price of $1.00 per share. 595,000 of such warrants are exercisable immediately on a cashless basis and expire in October 2002. In the event a merger is not consummated by June 30, 2000, the Company has the right to purchase the warrants at a price of $1.00 per warrant. The Agreement expires in October 2000 and may be canceled by either party as defined in the Agreement. In January 2000, the remaining warrants to purchase 355,000 shares of common stock were canceled (Note J).

     In December 1999, the Company entered into a second management services agreement with Infusion in which Infusion is to locate, structure and implement an equity investment in the Company. As compensation, Infusion is to receive $120,000 plus 34,280 common shares valued at $85,000. The Agreement expires in February 2000.

                              AMAZESCAPE.COM INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE J -- SUBSEQUENT EVENTS

  WARRANTS:


     In January 2000, the Company canceled warrants issued to Infusion to purchase 355,000 shares of common stock at an exercise price of $1.00 per share. The warrant exercise was conditioned upon the Company's common stock reaching certain market price levels and the completion of the pending merger. 177,500 warrants were subject to the market price of the common stock equaling or exceeding 400% of the exercise price for 20 consecutive days prior to exercise and 177,500 warrants were subject to the market price of the common stock equaling or exceeding 1,000% of the exercise price for 20 consecutive days prior to exercise. No accounting recognition was ascribed to the initial issuance and subsequent cancellation of such warrants since all conditions necessary to exercise the warrants had not been met and therefore a measurement date had not been established. In connection with canceling the warrants, the Company issued to Infusion warrants to purchase 355,000 shares of common stock at an exercise price of $1.00. Such warrants are exercisable immediately on a cashless basis. In the event a merger is not consummated by June 30, 2000, the Company has the right to purchase the warrant at a price of $1.00. As a result of this transaction, the Company will record the fair value of these warrants, (estimated at approximately $4,123,000), as deferred merger costs. The fair value of these warrants will be determined at the consummation of the merger and has been estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: common stock with a fair value of $12.19 per share; zero dividend yield; expected volatility of 130%; risk free interest rate of approximately 5.3%; and expected lives of three years.


  CONTRACTS:


     In January 2000, the Company entered into an agreement with a third party in which the third party will provide translation services in connection with the Company's website. The agreement will continue for one year periods unless terminated by either party as defined in the agreement. Fees to be paid by the Company will be based upon volume of translations per month. There is no minimum monthly fee associated with this agreement. Such expenses, which represent maintenance activities of the website, will be recognized as an expense on a monthly basis upon services performed by the vendor.



     In January 2000, the Company entered into an agreement with a third party in which the Company will become a reseller of the third party's dial up network services. The initial term of the agreement is for three years with automatic one year renewal options unless terminated by either party as defined in the agreement. The fees to be paid by the Company will generally be based upon the volume of subscribers provided by the Company. The Company is obligated to a minimum monthly usage commitment of $500 with additional incremental charges to be assessed to the Company if the minimum usage commitment is not met. Such expenses will be recognized as an expense upon such notification from third party vendor.

                   PREMIER CONCEPTS, INC. AND AMAZESCAPE.COM


       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



INTRODUCTION



     AmazeScape.com Inc., and Premier Concepts, Inc. have entered into a merger agreement, whereby AmazeScape shareholders will obtain approximately 87% of the common stock of the combined entity. Additionally, most members of senior management and the board of directors of the combined entity will be individuals currently holding such positions at AmazeScape. Therefore, for financial statement reporting purposes, AmazeScape is considered to be the acquiring company, and the transaction has been treated as a purchase by AmazeScape of Premier. For legal purposes, however, Premier remains the surviving entity. The net assets of Premier acquired in the merger will be preliminary recorded at their historical recorded value, which approximates their fair market value, and therefore 100% of the excess of purchase price over the net book value of Premier will be allocated to goodwill.



     The basic terms of the merger agreement provide for the following items:



     - AmazeScape shareholders will receive 12,462,851 shares of common stock in a one for one exchange;



     - Holders of AmazeScape Series A, 3% cumulative, convertible, redeemable preferred shares with a liquidation value of $1,200,000, will exchange their preferred shares for Premier Series A preferred stock with essentially the same features as the AmazeScape shares surrendered. The preferred shares are convertible into 369,231 shares of common stock;



     - Two individuals will receive 250,000 shares of common stock as arranger fees;



     - Directors and officers of AmazeScape will receive stock options to purchase 125,000 shares of common stock at market value on the closing date of the merger;



     - Directors and officers of Premier will receive stock options to purchase 155,000 shares of common stock at market value on the closing of the merger, and;



     - All outstanding options and warrants to purchase shares of common stock of Premier and AmazeScape will convert to options and warrants to purchase shares of common stock of the combined entity under their existing terms and conditions.



     The accompanying unaudited pro forma combining, condensed balance sheet combines the balance sheet of Premier as of January 30, 2000 with the balance sheet of AmazeScape as of December 31, 1999.



     The accompanying unaudited pro forma combining, condensed statement of operations combine the operations of Premier for the year ended January 30, 2000, with the operations of AmazeScape for the period from inception (August 9, 1999) to December 31, 1999, as if the merger was completed as of the beginning of Premier's fiscal year.



     These statements are not necessarily indicative of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated.



     The unaudited pro forma combined, condensed financial statements should be read in conjunction with the historical financial statements and notes thereto, included elsewhere in this document.

                   PREMIER CONCEPTS, INC. AND AMAZESCAPE.COM



                       COMBINING, CONDENSED BALANCE SHEET



                                                                             (A)
                                                                          PRO FORMA
                                        PREMIER                          ADJUSTMENTS
                                     CONCEPTS, INC.    AMAZESCAPE.COM    -----------      PRO FORMA
                                       1/30/2000         12/31/1999        MERGER         COMBINED
                                     --------------    --------------    -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents........    $  461,000        $  821,000      $        --     $ 1,282,000
  Subscriptions receivable.........            --         1,775,000               --       1,775,000
  Inventories......................     1,786,000                --               --       1,786,000
  Other current assets.............       260,000           394,000               --         654,000
                                       ----------        ----------      -----------     -----------
     Total Current Assets..........     2,507,000         2,990,000               --       5,497,000
Property and equipment, net........     2,190,000           293,000               --       2,483,000
Restricted cash....................       200,000                --               --         200,000
Intangible assets..................        51,000                --       11,315,000A     11,366,000
Other assets.......................       202,000           911,000         (911,000)B       202,000
                                       ----------        ----------      -----------     -----------
     Total Assets..................    $5,150,000        $4,194,000      $10,404,000     $19,748,000
                                       ==========        ==========      ===========     ===========
CURRENT LIABILITIES:
  Leases and Notes payable --
      current......................    $  467,000        $   30,000      $        --     $   497,000
  Account payable and accrued
     expenses......................     1,707,000           111,000          500,000C      2,318,000
                                       ----------        ----------      -----------     -----------
     Total current liabilities.....     2,174,000           141,000          500,000       2,815,000
Other liabilities..................       229,000             8,000               --         237,000
                                       ----------        ----------      -----------     -----------
     Total Liabilities.............     2,403,000           149,000          500,000       3,052,000
                                       ----------        ----------      -----------     -----------
Redeemable common stock............       200,000                --               --         200,000
Shareholders' Equity...............     2,547,000         4,045,000        9,904,000D     16,496,000
                                       ----------        ----------      -----------     -----------
     Total Liabilities, Redeemable
       Common Stock and Equity.....    $5,150,000        $4,194,000      $10,404,000     $19,748,000
                                       ==========        ==========      ===========     ===========

                   PREMIER CONCEPTS, INC. AND AMAZESCAPE.COM



                  COMBINING, CONDENSED STATEMENT OF OPERATIONS



                                      PREMIER
                                   CONCEPTS, INC.    AMAZESCAPE.COM      PRO FORMA
                                     1/30/2000         12/31/1999       ADJUSTMENTS       PRO FORMA
                                   --------------    --------------    -------------     -----------
Total Revenues...................   $12,378,000        $      --       $          --     $12,378,000
Cost of Goods Sold...............     3,672,000               --                  --       3,672,000
                                    -----------        ---------       -------------     -----------
Gross Margin.....................     8,706,000               --                  --       8,706,000
Operating Expenses...............     9,420,000          220,000           2,261,000E     11,901,000
                                    -----------        ---------       -------------     -----------
Operating Loss...................      (714,000)        (220,000)         (2,261,000)     (3,195,000)
  Other income (expense), net....       (31,000)                                             (31,000)
                                    -----------        ---------       -------------     -----------
Net Loss.........................      (745,000)        (220,000)         (2,261,000)     (3,226,000)
  Preferred Stock dividends......      (168,000)                                            (168,000)
                                    -----------        ---------       -------------     -----------
Net Loss available to common
  shareholders...................   $  (913,000)       $(220,000)      $  (2,261,000)    $(3,394,000)
                                    ===========        =========       =============     ===========
Net Loss per Share
  (Basic and Diluted)............   $     (0.87)                                         $     (0.29)
                                    ===========                                          ===========
Weighted Average Shares..........     1,055,000                           10,745,000F     11,800,000
                                    ===========                        =============     ===========

                   PREMIER CONCEPTS, INC. AND AMAZESCAPE.COM


NOTES


     (A) To reflect the acquisition of Premier Concepts, Inc., in a purchase transaction with AmazeScape.com, accounted for as a reverse merger. The assets and liabilities of Premier will be recorded at then current net book value as such amounts are estimated to approximate their fair market value. The value of the intangible asset represents the fair value of Premier's common stock, less Premier's net book value, plus the estimated costs of the merger, and is based on the following:



     - The fair market value of Premier's common stock and outstanding options and warrants at January 30, 2000 valued at and around November 17, 1999, the date the merger was publicly announced. The valuation was based on Premier's common stock closing prices two days prior and two days after November 17, 1999. At January 30, 2000, Premier had 1,556,778 shares of common stock outstanding, and 880,500 options and warrants to purchase common stock at exercise prices ranging from $0.875 to $14.00 per share. After January 30, 2000, and up to February 29, 2000, 59,450 shares of common stock were issued upon exercise of options and warrants resulting in net proceeds to Premier of approximately $347,000. The fair market value of the common stock and outstanding options and warrants at January 30, 2000 was valued at $5,375,000. Premier's net book value at January 30, 2000 was $3,094,000, taking into effect the $347,000 proceeds from the exercise of options and warrants, and the 228,571 shares of redeemable common stock of $200,000 outstanding at January 30, 2000. The resulting market value of Premier's outstanding common stock, options and warrants in excess of the book value was $2,281,000.



     - Estimated costs of the merger totaling $9,034,000, are generally comprised of:



      - Cash costs incurred by AmazeScape of approximately $609,000 including legal, accounting and other professional fees, and costs associated with the printing and distribution of documents;



      - Non-cash costs incurred by AmazeScape of approximately $8,425,000:



          - The issuance of 350,000 shares of AmazeScape common stock in October 1999, valued at $350,000 based on the per share trading market value of Premier's common stock on the date of issuance, of $1.00 per share. The shares were issued to individuals who introduced AmazeScape to Infusion Capital Partners, LLC, which is assisting AmazeScape in the merger transaction with Premier.



          - Warrants issued to Infusion Capital Partners, LLC, to purchase 595,000 shares of AmazeScape common stock for $1.00 per share issued in October 1999, as compensation for services regarding the merger transaction with Premier under an agreement. The fair value of the warrant of approximately $452,000, was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: zero dividend yield; expected volatility of 130%; risk free interest rate of approximately 5.3%, and; expected life of 3 years.



          - Warrants issued to Infusion Capital Partners, LLC, to purchase 355,000 shares of AmazeScape common stock for $1.00 per share issued in January 2000, as additional compensation for services regarding the merger transaction with Premier under an agreement. The fair value of the warrant of approximately $4,123,000, was determined using the Black-Scholes pricing model with the following assumptions: zero dividend yield; expected volatility of 130%; risk free interest rate of approximately 5.3%, and; an expected life of 3 years.



          - 250,000 common shares valued at $3,500,000, to be issued to certain individuals immediately prior to the merger as arrangers' fees. The final value of these shares will be determined at the closing of the merger. However, for purposes of the pro forma financial statements, these shares have been valued at $14.00 per share, representing the approximate quoted market price of Premier's common stock on February 11, 2000.

     (B) Pro forma adjustment to close the deferred merger costs to equity upon completion of the merger. See Note A for discussion of the components of the costs of the merger.



     (C) Pro forma adjustment to accrue additional estimated merger costs incurred after the pro forma balance sheet dates. See Note A for discussion of the components of the costs of the merger.



     (D) Pro forma equity adjustment to reflect the capitalization of the costs of the merger paid in common stock and warrants that were not issued as of the balance sheet dates of Premier and AmazeScape, and the market value in excess of the net book value of Premier outstanding common stock, options and warrants after taking into effect the costs of the merger. See Note A for additional discussion regarding the pro forma calculations of these amounts.



     (E) Pro forma adjustment to reflect the amortization of goodwill associated with the merger as if the merger had occurred on February 1, 1999. Goodwill associated with the merger is estimated to have a useful life of five years.



     (F) For purposes of the pro forma weighted average per share calculation, AmazeScape shares are considered outstanding for the entire period presented.

                                   APPENDIX A
                          MAIL TO: SECRETARY OF STATE
                              CORPORATIONS SECTION
                            1560 BROADWAY, SUITE 200
                                DENVER, CO 80202
                                 (303) 894-2251
                               FAX (303) 894-2242

                                 MUST BE TYPED
                               FILING FEE: $25.00
                             MUST SUBMIT TWO COPIES
                             PLEASE INCLUDE A TYPED
                            SELF-ADDRESSED ENVELOPE

                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION

    Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its
                           Articles of Incorporation:

     FIRST: The name of the corporation is Premier Concepts, Inc.

     SECOND: The following amendment to the Articles of Incorporation was
adopted on             , 2000, as prescribed by the Colorado Business
Corporation Act, in the manner marked with an X below:

        [ ] No shares have been issued or Directors Elected -- Action by
            Incorporators

        [ ] No shares have been issued but Directors Elected -- Action by
            Directors

        [ ] Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

        [X] Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

     THIRD: If changing corporate name, the new name of the corporation is AmazeScape.com Inc.

     FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

                            See Exhibit A (attached)

If these amendments are to have a delayed effective date, please list that date:
N/A
(NOT TO EXCEED NINETY (90) DAYS FROM THE DATE OF FILING)

                                          PREMIER CONCEPTS, INC.

                                          Signature:
                                          --------------------------------------
                                          Title: President and Chief Executive
                                          Officer

                                                                       EXHIBIT A

                             PREMIER CONCEPTS, INC.

                     AMENDMENT TO ARTICLES OF INCORPORATION

     The Articles of Incorporation of Premier Concepts, Inc., a Colorado corporation (the "Corporation") are hereby further amended by the addition thereto of a new Section 3 of Article IV thereof, to read in full as follows:

     "Section 3. Of the shares of preferred stock authorized in Section 1 of this Article IV, there is hereby designated a series of Preferred Stock of the Corporation, consisting of one hundred twenty (120) shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

     a. Designation and Amount. This series of Preferred Stock shall be designated "Series B Convertible Preferred Stock" and the authorized number of shares constituting such series shall be one hundred and twenty (120).

     b. Dividend Rights of Series B Convertible Preferred Stock. The holders of the shares of Series B Convertible Preferred Stock shall be entitled to regular dividends equal to three percent (3%) of the Series B Preference Amount (as defined in subparagraph c(i)(A) per annum, payable either (i) in cash, from the surplus profits of the Corporation, to the extent there are such surplus profits or, at the sole option of the Corporation, (ii) in common stock, $.002 par value, of the Corporation (the "Common Stock") equal to that number of shares of Common Stock determined by dividing the accrued dividend amount by the Current Market Value (as defined below); provided, that in no case shall fractional shares of Common Stock be distributed but, rather, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by such closing bid price. Such dividends shall be cumulative.

     For purposes hereof, "Current Market Value" shall mean the average "closing price" of the Corporation's Common Stock on the trading days immediately prior to the date the dividend is declared (the "Declaration Date"). The "closing price" for each day shall be the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board. If the Common Stock is listed or admitted to trading on a national securities exchange, the closing price shall be the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock on such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Current Market Price" shall mean the fair market value per share of Common Stock or of such other securities as determined in good faith by the Board based on such assumptions as the Board shall deem to be necessary and appropriate.

     c. Preference on Liquidation.

     (i) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

          (A) The holders of Series B Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds to the holders of the Common Stock or any other class or series of stock of this Corporation which by its terms ranks junior to the Series B

     Convertible Preferred Stock by reason of their ownership of such stock, an amount for each share of Series B Convertible Preferred Stock then held by them, equal to $10,000, appropriately adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares (hereinafter such amount shall be referred to as the "Series B Preference Amount"). If upon occurrence of such event of liquidation, dissolution or winding up, the assets and property legally available to be distributed among the holders of the Series B Convertible Preferred Stock (after satisfaction of the liquidation preference of any class or series of stock of this Corporation which by its terms ranks senior to the Series B Convertible Preferred Stock) shall be insufficient to permit the payment to such holders of the Series B Preference Amount, then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Convertible Preferred Stock together with the holders of any other series of Preferred Stock ranking on parity with the Series B Convertible Preferred Stock.

          (B) After payment has been made to the holders of the Series B Convertible Preferred Stock of the full amounts to which they shall be entitled pursuant to subparagraph c(i)(A) above, all remaining assets available for distribution, if any, shall be distributed, ratably among the holders of the Common Stock based upon the number of shares of Common Stock then held.

     (ii) The holders of Series B Convertible Preferred Stock shall have no priority or preference with respect to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

     d. Voting Rights. With respect to any matter upon which the shareholders have a right to vote, each holder of the Series B Convertible Preferred Stock shall be entitled to one vote for each share of Common Stock into which such holders Series B Convertible Preferred Stock may be converted pursuant to paragraph 5 below. The votes of the holders of Series B Convertible Preferred Stock shall be counted together with those of the holders of Common Stock, and not separately as a class or group, except as otherwise provided by applicable law, by the Articles of Incorporation or by a resolution of the Board of Directors.

     e. Conversion Rights. The holders of Series B Convertible Preferred Stock shall have conversion rights as follows:

          (i) The holders shall deliver to the Corporation a notice of conversion (a "Notice of Conversion") and the original shares of Series B Convertible Preferred Stock to be converted within five (5) business days from the Conversion Date (as hereinafter defined). A Notice of Conversion may only be served on a business day between the hours of 9:00 a.m. and 5:00 p.m., local time at the principal business offices of the Corporation, and shall be deemed delivered upon facsimile receipt by the Corporation with such time period or the next business day if served after 5:00 p.m., local time at the principal business offices of the Corporation. The Corporation shall then deliver to the holders within five (5) business days of facsimile receipt (provided that the original shares of Series B Convertible Preferred Stock were delivered to the Corporation within five
     (5) business days of the Conversion Date) of the holder's Notice of Conversion the appropriate number of shares of Common Stock. For purposes hereof, "Conversion Date" shall mean the date on which the holders give notice of conversion by facsimile to the Corporation.

          (ii) Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Convertible Preferred Stock, into Common Stock as more fully described below; except, however, a holder of shares of Series B Convertible Preferred Stock shall not be entitled to convert any such shares once they are the subject of a Redemption Notice (as defined in paragraph h). The number of shares of fully paid and nonassessable Common Stock into which each share of Series B Convertible Preferred Stock may be converted shall be determined by dividing the Series B Preference Amount by a price per share equal to $3.25 (the "Conversion Price"), subject to adjustment, if any, as provided in paragraph f below.

          (iii) Notwithstanding anything in the foregoing to the contrary, each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price, as adjusted, for each such share upon the second (2nd) anniversary of the date of issuance of the shares of Series B Convertible Preferred Stock (in such case the second anniversary shall be deemed a Conversion Date).

          (iv) No fractional shares of Common Stock shall be issued upon conversion of Series B Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing bid price of the Common Stock on the Conversion Date. In the event of an automatic conversion pursuant to subparagraph c(iii), the outstanding shares of all Series B Convertible Preferred Stock shall be converted automatically and the original shares of Series B Convertible Preferred Stock and the shares of Common Stock shall be delivered in accordance with subparagraph e(i). In the event that a holder notifies the Corporation that its certificates evidencing its shares of Series B Convertible Preferred Stock have been lost, stolen or destroyed, the holder shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred in connection with such certificates.

          (v) The Corporation shall, within five (5) business days after a Conversion Date issue and deliver at such office to such holder of Series B Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder, or order, in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and a certificate for any shares of Series B Convertible Preferred Stock not so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (vi) In the event of any taking by the Corporation of a record of the holders of any class of shares of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Convertible Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (vii) Upon any conversion of Series B Convertible Preferred Stock pursuant to this paragraph 5, the shares of Series B Convertible Preferred Stock which are converted shall not be reissued. Upon conversion of all of the then outstanding Series B Convertible Preferred Stock pursuant to this paragraph c and upon the taking of any action required by law, all matters set forth herein shall be eliminated from the Articles of Incorporation, shares of Series B Convertible Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall revert to the status of authorized and unissued shares of preferred stock.

          (viii) Unless otherwise set forth herein, any notices required by the provisions of this paragraph e to be given to the holders of shares of Series B Convertible Preferred Stock shall be deemed given if deposited in the United States mail, first class, postage prepaid and addressed to each holder of record at its address appearing on the books of the Corporation.

     f. Adjustments to Conversion Price.

     (i) In the event the Corporation at any time or from time to time effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series B Convertible Preferred Stock, then and in each such event the Conversion Price shall be decreased or increased proportionately.

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

     (ii) In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event, the Conversion Price shall be proportionately decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

     (iii) In case of any merger (other than a merger in which the Corporation is not the continuing or surviving entity) or any reclassification of the Common Stock of the Corporation, each share of the Series B Convertible Preferred Stock shall thereafter be entitled to receive such additional number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock issuable upon conversion of a share of Series B Convertible Preferred Stock immediately prior to such merger or reclassification would have been entitled upon such merger or reclassification. In any such case, either (i) appropriate adjustment (as determined by the Board in good faith) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B Convertible Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter issuable upon conversion or (ii) new shares or series of preferred stock shall be issued to the holders of Series B Convertible Preferred Stock, which new shares or series of preferred stock shall be in substantially the same form and have substantially identical powers, designations, preferences, qualifications, limitations and other rights and restrictions as provided for the benefit of the holders of Series B Convertible Preferred Stock.

     (iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder authorizations), in accordance with the laws of the State of Colorado, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series B Convertible Preferred Stock at the time outstanding.

     g. Ranking. The Series B Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, (i) rank senior to any of the Common Stock and any other class or series of stock of the Corporation which by its terms shall rank junior to the Series B Convertible Preferred Stock, (ii) rank junior to any other class or series of stock of the Corporation which by its terms shall rank senior to the Series B Convertible Preferred Stock, and
(iii) rank on a parity with any other class or series of stock of the Corporation which by its terms shall rank on a parity with the Series B Convertible Preferred Stock. No approval of the holders of Series B Convertible Preferred Stock shall be required for the authorization or issuance of any shares of any class or series of stock of the Corporation, whether ranking senior to, junior to or on a parity with the Series B Convertible Preferred Stock.

     h. Corporation's Redemption Option. The Corporation may, at its sole option, redeem all or a portion of the Series B Convertible Preferred Stock upon five (5) business days prior written notice to the holders of the Series B Convertible Preferred Stock (the "Redemption Notice") at a price per share of Series B Convertible Preferred Stock (the "Redemption Price") equal to sum of the Series B Preference Amount plus accrued cumulative dividends as of the date immediately preceding the date of the Redemption Notice. The Corporation shall deliver the Redemption Price in immediately available funds to the holder(s) within five (5) business days after the Corporation has delivered the Redemption Notice. The Redemption Notice may
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

only be served on a business day between the hours of 9:00 a.m. and 5:00 p.m., local time at the principal business office of the Corporation, and shall be deemed delivered upon facsimile receipt by the holders of the Series B Convertible Preferred Stock within such time period or such immediately subsequent business day if served after such hours. Redemptions must be pro rata among the holders of Series B Convertible Preferred Stock, if fewer than all of the outstanding shares of Series B Convertible Preferred Stock are being redeemed. The Redemption Notice shall set forth (i) the Redemption Price (including calculations) and (ii) the number of shares of Series B Convertible Preferred Stock being redeemed.

                                          PREMIER CONCEPTS, INC.

                                          By:
                                            ------------------------------------
                                            President

                                          By:
                                            ------------------------------------
                                            Secretary

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of
February   , 2000 by and among Premier Concepts, Inc., a Colorado corporation
("Parent"), AmazeMerger Co., a Delaware corporation ("Merger Subsidiary"), and AmazeScape.com Inc., a Nevada corporation ("Amaze").

                                   BACKGROUND

     Parent has formed Merger Subsidiary as a wholly owned subsidiary of Parent for the purpose of merging Merger Subsidiary with and into Amaze. The respective boards of directors of Parent, Merger Subsidiary and Amaze have determined that it is in the best interests of their respective corporations for Merger Subsidiary to merge with and into Amaze, which, as the surviving corporation, would become a wholly owned subsidiary of Parent, pursuant to the terms and subject to the conditions set forth in this Agreement and the applicable provisions of General Corporation Law of the State of Delaware (the "GCL"), the Business Corporation Act of the State of Colorado (the "BCA"), and each of Chapter 92A of Nevada Revised Statutes and the General Corporation Law of the State of Nevada (collectively, the "Nevada Law").

     Subject to the terms and conditions set forth herein, the parties hereto desire to enter into and adopt this Agreement as a plan of "reorganization" with the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

     1. The Merger.

     1.1 Merger of the Constituent Corporations. In accordance with the provisions of this Agreement, the GCL and the Nevada Law, at the "Effective Time" (as defined in Section 1.2), Merger Subsidiary shall merge with and into Amaze (the "Merger"), and Amaze shall be the surviving corporation. Amaze, at and after the Effective Time, is also referred to herein sometimes as the "Surviving Corporation." The name, identity, existence, rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Amaze shall continue unaffected and unimpaired by the Merger. At the Effective Time, the identity and separate corporate existence of Merger Subsidiary shall cease, and the Surviving Corporation shall succeed to all rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Subsidiary in accordance with the GCL and the Nevada Law.

     1.2 Closing; Effective Time.

     (a) Closing. Subject to the conditions contained herein, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parker Chapin Flattau & Klimpl, LLC, counsel to Amaze, at 12:00 noon, eastern standard time, on the third business day after the conditions set forth in Sections 7.3, 7.4, 8.3 and 9 have been satisfied and/or waived, as the case may be, or at such other date and time as the parties may agree in writing. The time of the Closing is referred to herein as the "Closing Date."

     (b) Effective Time. At the Closing, Merger Subsidiary and Amaze shall execute the Certificate of Merger in the form attached hereto as Exhibit 1.2(b)(i) (the "Certificate of Merger") and file it with the Secretary of State of Delaware, shall execute the Articles of Merger in the form attached hereto as
Exhibit 1.2(b)(ii)(the "Articles of Merger") and file it with the Secretary of State of Nevada, and the parties shall make all other filings and recordings required by applicable law in connection with the Merger. The "effective time" of the Merger as stated in the Certificate of Merger and Articles of Merger is referred herein to as the "Effective Time."

     1.3 Articles of Incorporation. The Articles of Incorporation of Amaze, as in effect immediately prior to the Effective Time and as amended by the Articles of Merger, shall continue in full force and effect as the

Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein in accordance with applicable law.

     1.4 By-Laws. The By-Laws of Amaze, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the By-Laws of the Surviving Corporation, until thereafter amended or repealed as provided therein in accordance with applicable law.

     1.5 Directors and Officers of Parent.

     (a) Parent's Board. At the Effective Time, the board of directors of Parent shall consist of five (5) directors, who shall be the same five (5) persons serving as the directors of Amaze at the Effective Time, and they shall serve on the board of directors of Parent in accordance with and subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Parent, the BCA and this Agreement. All directors who have served on the Parent's board but are not included in said five (5) designees shall have resigned, on or before the Effective Time.

     (b) Officers of Parent. The officers of Amaze immediately prior to the Effective Time shall become the officers of Parent and shall serve in such capacity in accordance with and subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Parent, the BCA and this Agreement.

     1.6 Directors and Officers of Surviving Corporation.

     (a) Surviving Corporation's Board. The directors of Amaze immediately prior to the Effective Time shall serve continue to serve as the directors of Surviving Corporation, and said five directors of the Surviving Corporation shall serve on its board of directors in accordance with and subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, the Nevada Law and this Agreement.

     (b) Officers of Surviving Corporation. The officers of Amaze immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall serve in such capacity in accordance with and subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, the Nevada Law and this Agreement.

     1.7 Conversion of Amaze Stock into Parent Stock. At the Effective Time, each share of common stock of Amaze issued and outstanding immediately prior to the Effective Time ("Old Amaze Stock"), by virtue of the Merger and without any action by the holder thereof or any party hereto, shall be converted into one validly issued, fully paid and non-assessable share of Common Stock. "Common Stock" means the common stock, $0.002 par value per share, of Parent. After the Effective Date, until so surrendered and exchanged, each certificate which immediately prior to the Effective Date represented outstanding shares of the Old Amaze Stock shall represent solely the right to receive the Common Stock as provided in this Section 1.7.

     1.8 Conversion of Convertible Preferred Stock.

     (a) Series A Preferred. At the Effective Time, each share of the Series A Convertible Preferred Stock of Amaze ("Amaze Preferred Stock") issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by the holder thereof or any party hereto, shall be converted into one validly issued, fully paid and nonassessable share of Parent's "Series B Convertible Preferred Stock" (as defined in Section 4.6).

     (b) Series B Preferred. Immediately prior to the Effective Time, each share of Series B Preferred Stock of Amaze issued and outstanding at such time shall, by virtue of the Merger and without any action by any party hereto or the holder thereof, be converted into the number of validly issued, fully paid and nonassessable shares of Old Amaze Stock as provided for upon conversion of said Series B Preferred Stock pursuant to section 5(d) of the applicable Certificate of Designation of Amaze on file with the State of Nevada. Accordingly, the shares of Old Amaze Stock resulting from the conversion of said Series B Preferred Stock shall be subject to conversion into Common Stock at the Effective Time in accordance with Section 1.7.

     1.9 Exchange of Options and Warrants to Purchase Amaze Stock. At the Effective Time, each holder of an option or warrant to purchase shares of Old Amaze Stock, whether or not then vested or exercisable, shall be entitled to receive in exchange therefore, upon surrender for cancellation thereof, an option or warrant to purchase, on the same terms and subject to the same conditions as are set forth in the option or warrant being replaced, the number of shares of Common Stock equal to the number of shares of Old Amaze Stock for which such option or warrant being exchanged otherwise could have been exercised or become exercisable.

     1.10 Exchange of Certificates, Options and Warrants. At the Closing, each holder of a certificate evidencing Old Amaze Stock, a certificate evidencing Amaze Preferred Stock or an option or warrant to purchase Old Amaze Stock shall be entitled to surrender to Parent for cancellation all such certificates, options and warrants, in each case duly executed for transfer or accompanied by a duly executed instrument of assignment, with evidence that all applicable stock transfer taxes (if any) have been paid. Against receipt of such certificates, options and warrants, Parent shall issue and deliver certificates evidencing Common Stock, Parent's Convertible Preferred Stock and options and warrants to purchase Common Stock, as the case may be, to the persons who became entitled thereto upon conversion of the Old Amaze Stock, conversion of the Amaze Preferred Stock and exchange of the options and warrants to purchase Old Amaze Stock pursuant to Sections 1.7, 1.8 and 1.9, respectively. The issuance and delivery of certificates, options and warrants as provided herein shall be subject to applicable state escheat laws, and if a person entitled to receive a certificate, option or warrant has not made a claim therefor within the time provided under the applicable escheat laws of a state, the certificates, options and warrants may be delivered to such state, in which case such person shall have no claim against a party hereto but may pursue its rights to such certificates, options and warrants from such state. As of the Effective Date, Parent shall have reserved sufficient shares of Common Stock for issuance of the required number of shares of Common Stock pursuant to the conversion of the Parent's Convertible Preferred Stock and the exercise of such options and warrants.

     1.11 Conversion of Merger Subsidiary Stock. At the Effective Time, each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by the holder thereof or any party hereto, shall be converted into one validly issued, fully paid and nonassessable share of stock in the Surviving Corporation, which at the Effective Time shall become a wholly owned subsidiary of Parent. Any shares of the capital stock of Merger Subsidiary held in the treasury of Merger Subsidiary shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     1.12 Dissenting Shares. Notwithstanding anything in Section 1.7 to the contrary, if any holder of Old Amaze Stock exercises in accordance with the Nevada Law his, her or its right to dissent from, and obtain payment of the fair value of his shares of Old Amaze Stock as a result of, the Merger and other transactions contemplated hereby, the shares of Old Amaze Stock outstanding at the Effective Time and held by such holder shall not be converted into Common Stock, unless such holder withdraws or forfeits his, her or its dissenter's rights under the Nevada Law. Promptly following its receipt thereof, Amaze shall give the Parent and Merger Subsidiary a copy of any notice that dissenter's rights are being exercised or any demand for payment for shares of Old Amaze Stock.

     2. Representations and Warranties of Parent and Merger Subsidiary. As a material inducement to Amaze to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Subsidiary, jointly and severally, represent and warrant to Amaze that (A) all of the statements in
Section 2.1, Section 2.2(a), clause (i) of Section 2.2(b), the first and third sentences of Section 2.3, Section 2.4, Section 2.5(b) and Section 2.6(f) are true and correct and (B) all of the other statements in this Section 2 set forth below are, to the knowledge of Parent and Merger Subsidiary, true and correct:

     2.1 Corporate Status and Organization.

     (a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which its ownership of assets or conduct of business requires it to be so qualified. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, but Merger Subsidiary is not engaged in any active trade or business.

     (b) Power and Authority. Parent has all requisite corporate power and authority to own, lease and use its assets, to conduct its business as heretofore conducted and to enter into and perform its obligations under this Agreement. Parent has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. Merger Subsidiary was formed for the sole purpose of merging with and into Amaze pursuant to this Agreement and has no business and only nominal assets, is not bound by and has no rights under any Contract (other than this Agreement) and has no employees or "Personnel" (as hereinafter defined), other than directors and officers.

     For purposes of this Agreement, "Personnel" of a party means, collectively,
(i) all Persons who are employed or engaged by such party (including independent contractors, outside consultants and professionals) and (ii) all other Persons whose employment or engagement has terminated but whose obligations to such party or whose obligations owed by such party have not been completely satisfied.

     (c) Articles/Certificate of Incorporation and By-Laws. Parent and Merger Subsidiary have delivered to Amaze complete and correct copies of their respective Articles of Incorporation (in the case of Parent) or Certificates of Incorporation (in the case of Amaze) and By-Laws, each as in effect on the date hereof. The respective minute books of each of Parent and Merger Subsidiary heretofore made available to Amaze contain accurate records of all meetings and other corporate actions of their respective shareholders and board of directors (including committees of their respective boards of directors) customarily maintained in a minute book.

     2.2 Authority for Agreement; Consents.

     (a) Authority and Approval; Enforceability. Parent's and Merger Subsidiary's execution and delivery of this Agreement and the other agreements, instruments and documents to be executed and delivered by either of them pursuant hereto (the "Premier Documents"), the consummation of the Merger and the other transactions contemplated hereby and thereby and the performance of the obligations of Parent and Merger Subsidiary hereunder and thereunder have been duly authorized by their respective boards of directors and approved by Parent, as the sole stockholder of Merger Subsidiary. No other corporate act or proceeding is necessary to authorize Parent's or Merger Subsidiary's execution, delivery or performance of this Agreement and the Premier Documents, except for approval and adoption by Parent's shareholders as contemplated by Section 4.3. As of the date hereof, Parent's board of directors has (i) determined that the Merger is fair to and in the best interests of its shareholders, (ii) approved the Merger and (iii) subject to the fiduciary duties of such directors, resolved to recommend to Parent's shareholders that they approve the transactions contemplated by this Agreement that require approval by Parent's shareholders under the BCA or Parent's Articles of Incorporation or By-Laws, with such recommendation to be set forth in the proxy statement to be contained in the S-4 Registration Statement (as defined in Section 4.2) and used to solicit such approval of Parent's shareholders. This Agreement does, and each of the Premier Documents when executed and delivered shall, constitute a valid and binding agreement of Parent and Merger Subsidiary, enforceable against them in accordance with their respective terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the Premier Documents and the availability of injunctive relief or other equitable remedies.

     (b) Non-Contravention. Parent's and Merger Subsidiary's execution and delivery of this Agreement and the Merger Documents, and, subject to obtaining the approval of Parent's shareholders, the performance by Parent and Merger Subsidiary of their respective obligations under this Agreement and the Premier Documents, shall not (i) violate any provision of the Articles of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Merger Subsidiary, (ii) violate or conflict with any "Legal Requirement" (as hereinafter defined) resulting in a material adverse effect on Parent's business, assets, liabilities, financial condition or prospects, (iii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, cancellation or acceleration of, material modification of the effect of, or the loss of any benefits under, any "Contract" (as hereinafter defined) to which Parent or any of its assets or business is subject or under which Parent has rights resulting in a material adverse effect on Parent's business, assets, liabilities, financial condition or prospects or

(iv) result in the creation of any "Lien" (as hereinafter defined) upon any of Parent's assets or restriction resulting in a material adverse effect on Parent's business, assets, liabilities, financial condition or prospects.

     For purposes of this Agreement:

          "Legal Requirement" means any federal, state, local or foreign law, statute, ordinance, code, constitution, rule, regulation, ruling, requirement, order or other promulgation of any government or subdivision, department or agency thereof or any judgment, writ, injunction, order, award, decision or decree of any court, arbitrator or other tribunal or any judicial, regulatory, administrative or other authority of competent jurisdiction.

          "Contract" means an agreement, contract, commitment, guaranty, suretyship, warranty, lease, license and other arrangement, whether oral or written, formal or informal.

          "Lien" means any lien, security interest, mortgage, pledge, charge, transfer or use restriction, adverse claim or encumbrance of any kind, other than liens for "Taxes" (as defined in Section 2.8(f)) that are not yet due or that are being contested in good faith by appropriate "Proceedings" (as defined in Section 2.5(d)).

     (c) Third Party Consents. Except for obtaining the consents of third parties identified on Schedule 2.2(c) (collectively, "Drop-Down Consents"), no consent, approval, authorization or action by, or filing, registration or declaration with or notice to, any Person is necessary in connection with the execution and delivery of this Agreement and the Premier Documents by Parent and Merger Subsidiary or the performance of any of their respective obligations hereunder.

     For purposes of this Agreement, "Person" means an individual, a proprietorship, partnership, joint venture, corporation, limited liability company, association, trust, estate, unincorporated organization or any other entity, or a governmental entity or any subdivision, department or agency thereof.

     2.3 Authorized and Issued Capital Stock, Options and Warrants.  Schedule
2.3 discloses, as of the execution hereof, the aggregate number of issued and outstanding shares of capital stock of Parent and all options, warrants and other rights to acquire capital stock of Parent, and Schedule 2.3 identifies all Persons who own of record or beneficially, based solely on Schedules 13D and 13G filed with respect to Parent, more than ten percent (10%) of the outstanding capital stock on a fully-diluted basis, assuming the exercise of all options, warrants and other rights to acquire capital stock of Parent. All outstanding shares of capital stock of Parent have been duly and validly issued in full compliance with applicable federal and state securities laws, are fully paid and nonassessable with no personal liability attaching thereto. Except as disclosed on Schedule 2.3, there are no (i) preemptive rights (statutory or contractual), rights of first refusal or first offer or other similar rights on the part of any holder of any class of securities of Parent, (ii) options, warrants, conversion or other rights, agreements or commitments of any kind obligating Parent or any of the Persons listed on Schedule 2.3, contingently or otherwise, to issue, purchase, redeem, register, vote, sell or transfer any capital stock or other equity interests in Parent or any securities or rights convertible into or exchangeable for any such capital stock or equity or (iii) no stock appreciation rights, "phantom stock" rights or other rights or interests having profit participation or other equity features or providing economic incentives or benefits based upon the income or other measure of performance of Parent or any "Affiliate" (as hereinafter defined) of Parent, and Parent has not authorized any of the foregoing.

     For purposes of this Agreement, "Affiliate" of a given Person means any other Person directly or indirectly (including through one or more intermediaries) controlling, controlled by or under common control with the given Person.

     2.4 Subsidiaries; Investments. Parent does not own, directly or indirectly, any shares of capital stock or other equity or ownership interests of any kind in any corporation, partnership, limited liability company, business trust, association or other entity or business enterprise of any kind, other than Merger Subsidiary, nor has Parent entered into any Contract to acquire all or any substantial part of the assets of, to acquire any equity or ownership interests in, to contribute to the capital of, to guarantee or act as a surety for the obligations of or share or participate in the profits or losses of any Person.

     2.5 SEC Documents; Financial Information.

     (a) SEC Documents. Parent has furnished Amaze with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") in the last three (3) years (collectively, the "SEC Documents"), which constitute all of the documents (other than preliminary material) that Parent was required to file with the SEC since such date. At the time filed, each of the SEC Documents (including any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and did not (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Nasdaq. As of the date hereof, all of the issued and outstanding shares of Common Stock are listed for trading on the Nasdaq SmallCap Market under the ticker symbol "FAUX." As of the date of this Agreement, Parent is in full compliance with the requirements for inclusion in The Nasdaq SmallCap Market as set forth in the Nasdaq MarketPlace Rules, as presently in effect.

     (c) Financial Statements. The financial statements of Parent included in the SEC Documents (the "Parent Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q and 10-QSB of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of Parent as at the dates thereof and the results of operations and changes in financial position for the periods then ended. The Parent Financial Statements were prepared from the books and records of Parent, which fairly reflect all material transactions by Parent, have been maintained in accordance with sound business practices and all applicable Legal Requirements and accurately reflect the basis for all information presented in the Parent Financial Statements, the SEC Documents and the disclosures made by Parent pursuant to this Agreement.

     (d) No Undisclosed Liabilities. Except as set forth on Schedule 2.5(d), Parent has no material liabilities or obligations of any kind (absolute or contingent, choate or inchoate, whether due or to become due) except: (i) liabilities and obligations that are fully reflected, reserved against or disclosed in the latest audited balance sheet included in the SEC Documents and
(ii) liabilities and obligations incurred since the date of said audited balance sheet in the ordinary course of Parent's business. Except as set forth on
Schedule 2.5(d) or in the SEC Documents, no liability or obligation of Parent results from a breach of Contract, tort, infringement, claim or Proceeding.

     For purposes of this Agreement, "Proceeding" means any claim, action, suit, investigation or other proceeding of any kind, whether judicial, arbitral, regulatory or otherwise.

     (e) Absence of Certain Changes. Except as set forth on Schedule 2.5(e), since the date of the latest audited balance sheet included in the SEC
Documents: (i) Parent has deployed its assets and conducted its business only in the ordinary course of business, consistent with its past practice; (ii) Parent has not changed any of its methods, policies, practices or procedures relating to its business, including with respect to bookkeeping, accounting, billing, collection, marketing, customer relations, management of accounts payable, research and development, protection of trade secrets, proprietary software or information or other intangible assets; (iii) Parent has maintained and kept its Personal Property (as defined in Section 2.6(b)), in good operating condition (except for ordinary wear and tear), and there has not been any material damage or destruction to or material loss of any Personal Property, whether or not covered by insurance; (iv) Parent has performed all of its material obligations under all Contracts, and no other party to a Contract with Parent has failed to perform timely any of its material obligations thereunder; (v) Parent has not allowed any rights under
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any Contract to which it is a party which are renewable at no cost or on favorable terms to expire, and Parent has not waived any material rights under Contracts with Parent or any material claims against third parties; (vi) there has been no voluntary or involuntary termination of the employment or engagement of any "Management Personnel" (as hereinafter defined), and no notice of any such termination has been given; and (vii) no other event has occurred which has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or prospects of Parent or "Premier" (as defined in Section 4.1) through the Closing or as proposed to be conducted by Premier thereafter.

     For purposes of this Agreement, "Management Personnel" means the officers, department managers, district managers and regional managers employed by Parent (or by Premier after the consummation of transactions contemplated by Section 4.1).

     2.6 The Assets.

     (a) Inventory. All inventory held by Parent as of the date hereof is of the same type and quality as heretofore used by Parent and all finished goods inventory of Parent is saleable in the ordinary course of Parent's business, except for merchandise that is damaged or that Parent determines to discontinue selling for reasons explained on Schedule 2.6(e). The present quantities of all inventory are reasonable and appropriate for Parent's business as presently conducted.

     (b) Personal Property. Schedule 2.6(b) contains a depreciation schedule that, as of November 28, 1999, includes all personal property (including machinery, servers, computer hardware and other equipment, vehicles, furniture, parts, supplies, furnishings, accessories, fixtures, leasehold improvements and all other tangible property of any kind (collectively, "Personal Property")) owned by Parent and reflected in the latest audited balance sheet included in the SEC Documents. All Personal Property owned, leased or licensed by Parent is located at Parent's office or other places of business listed on Schedule 2.6(c) (collectively, "Premier Premises"). All tangible items located at the Premier Premises (other than improvements and fixtures thereto) are the sole property of Parent, except for incidental personal belongings of Parent's employees. All Personal Property included in the depreciation schedule provided on Schedule 2.6(b) is in good operating condition except for normal wear and tear, and each such item is free of any structural, mechanical or other defect or dangerous condition, is fit for its intended purpose and is not in violation of any building, zoning, health, safety or other applicable Legal Requirement, except as otherwise specified on Schedule 2.6(b). Except as disclosed on Schedule 2.6(b), Parent has good title to all Personal Property owned or purported to be owned by it, including the Personal Property reflected on the latest balance sheet included in the SEC Documents and the Personal Property acquired after the date thereof in the ordinary course of Parent's business, free and clear of all Liens.

     (c) Real Property. Schedule 2.6(c) identifies all real property leased by Parent. Parent does not own or use any real property other than Premier Premises. The Premier Premises do not violate any applicable Legal Requirement and are not the subject of any pending or threatened condemnation or eminent domain Proceedings. Parent has, or has the benefit of, all licenses, permits, easements, rights-of-way and other authorizations and all utilities and access rights (including ingress to and egress from the Premier Premises) necessary to conduct business on the Premier Premises as presently and proposed to be conducted. There is no Hazardous Material (defined as any chemical, pollutant, contaminant, waste, hazardous or toxic substance, asbestos, polychlorinated biphenyls, petroleum and petroleum product or other substances, whether solid, liquid or gaseous, the emission, discharge, release or threatened release, manufacture, processing, distribution, migration, use, treatment, storage, disposal, transport or handling of which is regulated by any applicable Legal Requirement for the protection of health, safety or the environment, including those Legal Requirements relating to the use, storage, handling, transport or disposal of Hazardous Materials causing or posing a threat to cause contamination or adverse effect to the environment (e.g., the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act and the Clean Air Act, all as amended from time to time, state and federal superlien and environmental cleanup programs and the regulations of the U.S. Department of Transportation (with respect to transport of Hazardous Materials) and the Nuclear Regulatory

Commission)) contained in, stored or used at, or forming part of, any component of any of the Premier Premises.

     (d) Software.

     (i) Parent does not own any software.

     (ii) All software used by Parent (collectively, the "Premier Licensed Software") is licensed software readily available "off the shelf."

     (iii) Parent's date sensitive systems and embedded technology used to support Parent's business, are capable of accurately processing, providing and/or receiving data from, in, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000.

     (iv) None of the Premier Licensed Software contains any program routine, device or other undisclosed feature (including any time bomb, virus, lock, drop-dead device, malicious logic, worm, trojan horse or trap door) that is designed to delete, disable, deactivate, interfere with or otherwise harm any software, hardware, data or other programs, or that is intended to provide access or produce modifications without authorization.

     (e) Intellectual Property. Schedule 2.6(e) contains an accurate and complete list of all patents, copyrights, trademarks, service marks, trade names, web sites, URLs, domain names, fictitious names, slogans, logos and other trade dress and commercial symbols and other intellectual property of any kind (collectively, "Intellectual Property") owned, licensed or used by Parent and material to Parent's business. Parent owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable Contract listed on Schedule 2.7(a), all Intellectual Property necessary for the conduct of Parent's business as heretofore conducted, and no loss or expiration of any rights to any such Intellectual Property is pending or threatened or reasonably foreseeable. Except as indicated on Schedule 2.6(e), (i) there has been no claim made against Parent asserting the invalidity, misuse or unenforceability of any such Intellectual Property or challenging Parent's rights in, or otherwise opposing any such Intellectual Property, and there is no reasonable basis for such a claim, (ii) Parent has not received notice of any claim of infringement or other conflict with the asserted rights of any third party with respect to any such Intellectual Property, (iii) the conduct of Parent's business and its use of such Intellectual Property has not infringed upon or misappropriated and does not infringe upon or misappropriate the rights of any third party and (iv) none of such Intellectual Property has been infringed upon or misappropriated by any third party. No information of Parent regarded as confidential or proprietary has been disclosed to a third party, other than pursuant to a confidentiality agreement identified on Schedule 2.7(a). Schedule 2.6(e) lists all applications, registrations and other filings made by Parent with respect to Intellectual Property. All marks that Parent has registered with the United States Patent and Trademark Office and all copyrights that Parent has registered with the United States Copyright Office are currently in compliance with all applicable Legal Requirements, are valid and enforceable.

     (f) Authorizations. Parent has all licenses, permits, franchises, certificates, registrations, approvals, consents and authorizations of any kind (collectively, "Authorizations") necessary for the ownership and use of Parent's assets, use of the Premier Premises and the conduct of Parent's business as heretofore conducted.

     2.7 Contractual Matters.

     (a) Contracts. All written Contracts by which Parent or any of its assets are bound or under which Parent has rights or obligations are listed on Schedule 2.7(a). Parent has delivered to Amaze true and complete copies of all written Contracts to which Parent is a party, each of which is in full force and effect (except as otherwise provided in the next sentence). Except for obtaining the Drop-Down Consents, none of such Contracts require consent from or notice to another Person before or upon consummation of the transactions contemplated by this Agreement. Neither Parent nor any other party to any such Contract is in breach thereof or default thereunder or has any present intention or expectation of not fully performing all obligations thereunder, and there does not exist any event which, with the giving of notice or the lapse of time, or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents already have been obtained, as set forth in Schedule 2.7(a).

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

     (b) Insurance. All insurance contracts, policies and binders maintained by Parent are listed on Schedule 2.7(a). Parent has delivered to Amaze a description of each such insurance policy (specifying the insurer and the amount of any deductible, describing any pending claims and the alleged amounts thereof, whether or not in excess of applicable policy limits), whether for errors and omissions, general liability, fire, product liability, worker's compensation, vehicle, unemployment or other insurance.

     (c) Customers. No individual customer of Parent has accounted for more than two percent (2%) of Parent's gross revenue in any fiscal year.

     (d) Suppliers. Except as set forth on Schedule 2.7(d), Parent does not rely on any supplier of significant materials or services with respect to which practical alternate sources of supply are not available on comparable terms and conditions. Schedule 2.7(d) identifies the ten suppliers from which Parent has purchased the goods having the greatest dollar value (based on the price paid by Parent) during the nine-month period ending October 31, 1999.

     (e) Related Persons. Except as set forth on Schedule 2.7(e), no "Related Person" (as hereinafter defined) of Parent (i) is a creditor of Parent, supplier to Parent or party to a Contract with Parent; (ii) has any right, title or interest (whether as a licensor, licensee, joint owner or user) in, to or under any assets, tangible or intangible, owned, leased, licensed or used by Parent; or (iii) has or has plans to acquire any rights or interests of any kind in a competitor of Parent's business (other than a passive investment in less than two percent (2%) of the publicly-traded stock of a competitor).

     For purposes of this Agreement, "Related Person" of a given party means any: (i) Affiliates of such party, (ii) any holder of more than five percent (5%) of the outstanding capital stock of such party, (iii) any director or officer of such party or any of its Affiliates, (iv) any family member within a third degree relationship of any natural person described in clause (i), (ii) or
(iii) of this sentence and (v) any trust for the benefit of any of the foregoing.

     2.8 Liabilities; Compliance with Laws.

     (a) Accounts Payable. All of Parent's accounts payable and accrued expenses arose from bona fide transactions in the ordinary course of Parent's business and, except as disclosed on Schedule 2.6(b), are unsecured, and none of the obligees thereof are Related Persons.

     (b) Investigation and Litigation. There is no Proceeding pending or threatened, which, if successful, could reasonably be expected to prevent Parent from performing its obligations under this Agreement and the Premier Documents. Except as set forth on Schedule 2.8(b), there is no Proceeding pending or threatened that involves Parent's business, operations or assets. Except as set forth on Schedule 2.8(b), Parent is not the subject of any judgment, writ, injunction, order, award, decision or decree issued by a court, arbitrator, tribunal or any judicial, regulatory, administrative or other governmental authority.

     (c) Brokerage. Except as disclosed on Schedule 2.8(c), neither Parent nor any director, officer, employee or agent acting or purporting to act on behalf of Parent has entered into any Contract with any broker or finder, and there are no claims for brokerage commissions, finders' fees or similar compensation, in connection with the transactions contemplated by this Agreement nor has any Person claimed entitlement to any brokerage commission, finder's fee or similar compensation, nor is there any basis for such a claim.

     (d) Compliance with Applicable Laws. Parent's assets and the Premier Premises are, and the conduct of Parent's business has been and remains, in material compliance with all applicable Legal Requirements. There exists no condition or event relating to its business, any of its assets or the Premier Premises which, after notice or lapse of time, or both, would give rise to a violation or default of any applicable Legal Requirement.

     (e) Questionable Conduct. Neither Parent nor any director, officer, employee, agent or other Person acting or purporting to act on behalf of Parent has directly or indirectly (i) given or agreed to give any bribe, kickback, political contribution or other illegal payment from corporate funds, (ii) established or maintained any unrecorded fund or asset, (iii) concealed or mischaracterized an illegal or unauthorized payment or receipt, (iv) knowingly made a false entry in any books or records of Parent or (v) committed or participated in any act which is illegal or could subject Parent to fines, penalties or other sanctions.

     (f) Taxes.  Except as set forth in Schedule 2.8(f):

          (i) Parent has (A) duly and timely filed or caused to be filed with the appropriate branch, office, department, agency or other instrumentality engaged in the monitoring, collection and enforcement of Taxes (as defined below) (the "Tax Authority") each return, declaration, statement or any amendment thereto ("Tax Return") that is required to be filed by or on behalf of Parent or that includes or relates to Parent's income, sales, assets or business, which Tax Return is true, correct and complete in all material respects, and (B) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable by Parent on or before the date of this Agreement;

          (ii) Parent has complied in all material respects with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any Tax Authority, including Code sections 1441, 1442, 1445 and 3402;

          (iii) no Tax Return filed by or on behalf of Parent or that includes or relates to Parent's income, sales, assets or business has been examined, audited or reviewed by any Tax Authority in the last three years;

          (iv) no audit, examination, investigation, reassessment or other administrative or court proceeding is pending, proposed or threatened against Parent with regard to any Taxes or Tax Return or the payment, collection or withholding of any Taxes due or claimed to be due by Parent;

          (v) Parent has not requested or received a private letter or other ruling from any Tax Authority or an agreement with any Tax Authority (including any closing agreement within the meaning of Code section 7121 or any analogous provision of applicable law), and there is no outstanding subpoena or request for information or documents from any Tax Authority, with respect to any Taxes for which Parent is or may be liable or with respect to Parent's income, sales, assets or business;

          (vi) Parent has not requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed, and the statute of limitations for the assessment or collection of any Taxes for which Parent is liable with respect to Parent's income, sales, assets or business has never been extended or waived;

          (vii) Parent has not requested an extension of time within which to file any Tax Return in respect of any material Taxes which have not since been paid;

          (viii) all material Taxes due with respect to Parent's income, sales, assets or business or for which Parent is liable have been paid;

          (ix) no election under Code section 338 or any similar provision of applicable law has been made or required to be made by or with respect to Parent;

          (x) Parent is not a "consenting corporation" with the meaning of Code section 431(f) or any similar provision of applicable law and has not agreed to have Code section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code section 341(f)(4)) owned by Parent;

          (xi) Parent is not, and Parent has not been at any time during the applicable period referred to in Code Section 897(c)(1)(A)(ii), a "United States real property holding corporation" within the meaning of Code section 897(c)(2);

          (xii) Parent does not have any "tax-exempt use property" within the meaning of Code section 168(g) or any similar provision of applicable law with respect to Parent's income, sales, assets or business;

          (xiii) Parent does not have any material liability in respect of any Tax as a transferee or successor of any third party, and Parent is not a party to any Tax allocation, Tax indemnification or Tax sharing Contract;

          (xiv) there is no power of attorney for Parent in effect relating to any Tax for which Parent is or may be liable;

          (xv) no jurisdiction where Parent does not file a Tax Return has made or threatened to make a claim that Parent is required to file a Tax Return for such jurisdiction;

          (xvi) Parent (A) is not required to include in income any adjustment pursuant to Code section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method, and no Tax Authority has proposed any such adjustment or change of accounting method, and (B) has not deferred any material income to a period after the Effective Time that has economically accrued or is otherwise attributable to a period prior to the Effective Time or has accelerated any material deductions into a period ending on or before the Effective Time that will or may economically accrue after the Effective Time; and

          (xvii) Schedule 2.8(f) sets forth a list of all states in which any Tax Returns have been filed by or on behalf of Parent or with respect to Parent's income, sales, assets or business since the latest balance sheet included in the SEC Documents; and Parent has provided to Amaze (A) a copy of all federal income Tax Returns filed by or on behalf of Parent for the last three (3) years, and (B) all audit reports, closing agreements, letter rulings or technical advice memoranda relating to any Taxes for which Parent is or may be liable with respect to Parent's income, sales, assets or business.

     For purposes of this Agreement, "Taxes" shall mean any tax, charge, fee, levy, deficiency or other assessment of whatever kind, including any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, customs duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including under section 6901 of the Code or any similar provision of applicable law) as a result of Treasury Regulation sec.1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

     2.9 Personnel Matters.

     (a) Personnel Information. Parent has provided Amaze with the following information for all Management Personnel: (i) the name; (ii) current title;
(iii) current level of base salary, bonus, perquisites, benefits and other compensation; and (iv) to the extent existing, all employment agreements with respect to Management Personnel. Except as disclosed on Schedule 2.9(a), Parent is not a party to any Contract which provides (i) benefits that are contingent, or that contains terms that would be materially altered, upon the occurrence of a transaction involving Parent of the nature of any of the transactions contemplated by this Agreement, (ii) severance benefits or other benefits after the termination of employment or engagement regardless of the reason for such termination of employment or engagement or (iii) any benefits that will be increased or that will become vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement or that will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (b) Employee Benefit Plans. Except for those "Benefits Plans" (as hereinafter defined) described on Schedule 2.9(b), at no time has any Benefit Plan been sponsored, maintained, contributed to or been required to be contributed to by Parent or any trade or business, whether or not incorporated, which together with Parent would be deemed a "single employer" within the meaning of section 4001 of ERISA, for the benefit of current or former employees or directors of Parent.

     For purposes of this Agreement:

          "Benefit Plan" means any "employee pension benefit plan," "employee benefit plan," or "employee welfare benefit plan" as such terms are defined in Sections 3(2), (3) and 3(1) of ERISA, respectively, including any "multiemployer plans" as defined in Section 3(37) of ERISA, and any other pension, profit sharing, retirement, deferred compensation, incentive compensation, stock purchase, stock option, bonus, vacation, severance, termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or other employee benefit or welfare plan, program, practice, agreement or arrangement.
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

          "ERISA" means the Employee Retirement Income Security Act or 1974, as amended, and all regulations, rulings, procedures and pronouncements promulgated thereunder.

     (c) Restrictions and Conflicts. Except as set forth on Schedule 2.9(c), none of Parent's Personnel are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or other agreement or arrangement that would restrict or affecting the right of any of such Personnel to continue to faithfully and diligently perform any services requested by Parent on a full-time basis.

     (d) No Organizing Efforts. Parent is not a party to, and is not presently negotiating, any collective bargaining agreement or other agreement with any labor organization or any other Person or group claiming to represent or bargain collectively for any Personnel of Parent, and Parent has no obligation to recognize any labor organization or collective bargaining unit with respect to any such Personnel. There have not been within the last five years and there are not presently any organizing efforts by any union or other group or Person seeking to represent any unorganized Personnel of Parent as their bargaining agent.

     (e) Labor and Employment Law. No unfair labor practice charges, grievances, administrative charges or other Proceedings have been brought or threatened questioning whether Parent's business has been in compliance with any applicable Legal Requirement with respect to employment, employee compensation or benefits, employment practices or terms and conditions of employment, including provisions relating to wages, hours, equal opportunity, disability, leave of absence, occupational safety or health, collective bargaining, ERISA or the withholding or payment of social security or other Taxes. The consummation of transactions contemplated by this Agreement shall not create or give rise to any requirements of notice or other rights of any kind in favor of any current or former Personnel of Parent.

     2.10 Disclosure. No statement made by Parent in this Agreement, including any Exhibits or Schedules hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances, not misleading. Parent has not concealed or omitted to disclose to Amaze any fact which could reasonably be expected to have a material adverse effect on Parent's business, assets, liabilities, financial condition or prospects.

     2.11 Registration Statements; Blue Sky Filings; Other Information. The information supplied or to be supplied by Parent or Merger Subsidiary for inclusion in a Registration Statement (as defined in Section 4.5) and any other documents to be filed with the SEC or any other regulatory agency in connection with the transactions contemplated hereby will not, at the respective times such documents are filed or declared effected by the SEC, as applicable, and at the Effective Time, and when first published, sent or given to shareholders of Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, at the time of the meeting of shareholders of Parent provided for in Section 4.2, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Parent or Merger Subsidiary files or is responsible for filing with the SEC and any other regulatory agency in connection with the Merger (including the S-4 Registration Statement) will comply as to form and content in all material respects with the provisions of applicable Legal Requirements. Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Subsidiary makes any representation or warranty with respect to any information that has been or shall be supplied by Amaze, or its auditors, attorneys or financial advisors specifically for use in a Registration Statement, or in any other documents to be filed with the SEC or any other regulatory agency in connection with the transactions contemplated hereby.

     3. Amaze's Representations and Warranties. As a material inducement to Parent and Merger Subsidiary to enter into this Agreement and consummate the transactions contemplated hereby, Amaze represents and warrants to Parent and Merger Subsidiary that (A) all of the statements in Section 3.1, Section 3.2(a), clause (i) of Section 3.2(b), the first and third sentences of Section 3.3,
Section 3.4 and Section 3.6(f) are
true and correct and (B) all of the other statements in this Section 3 set forth below are, to Amaze's knowledge, true and correct:

     3.1 Corporate Status and Organization.

     (a) Organization. Amaze is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which its ownership of assets or conduct of business requires it to be so qualified.

     (b) Power and Authority. Amaze has all requisite corporate power and authority to own, lease and use its assets, to conduct its business as heretofore conducted and as proposed to be conducted pursuant to the "Business Plan" (as defined in Section 3.5(b)) and to enter into and perform its obligations under this Agreement.

     (c) Articles of Incorporation and By-Laws. Amaze has delivered to Parent and Merger Subsidiary complete and correct copies of the Articles of Incorporation and By-Laws of Amaze, each as in effect on the date hereof. The minute book of Amaze heretofore made available to Parent and Merger Subsidiary contain accurate records of all meetings and other corporate actions of Amaze's stockholders and board of directors (including committees of their respective boards of directors) customarily maintained in a minute book.

     3.2 Authority for Agreement; Consents.

     (a) Authority and Approval; Enforceability. Amaze's execution and delivery of this Agreement and the other agreements, instruments and documents to be executed and delivered by Amaze pursuant hereto (the "Amaze Documents"), the consummation of the Merger and the other transactions contemplated hereby and thereby, and the performance of the obligations of Amaze hereunder and thereunder have been duly authorized by its board of directors. No other corporate act or proceeding is necessary to authorize Amaze's execution, delivery or performance of this Agreement and the Amaze Documents, except for approval and adoption by Amaze's stockholders as contemplated by Section 5.3. As of the date hereof, Amaze's board of directors has (i) determined that the Merger is fair to and in the best interests of its stockholders, (ii) approved the Merger and (iii) subject to the fiduciary duties of such directors, resolved to recommend to Amaze's stockholders that they approve the Merger and the other transactions contemplated by this Agreement that require approval by Amaze's stockholders under the Nevada Law or Amaze's Articles of Incorporation or By-Laws, with such recommendation to be set forth in the proxy statement to be contained in the S-4 Registration Statement (as defined in Section 4.2) and used to solicit such approval of Amaze's stockholders. This Agreement does, and each of the Amaze Documents when executed and delivered shall, constitute a valid and binding agreement of Amaze, enforceable against Amaze in accordance with its terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the Amaze Documents and the availability of injunctive relief or other equitable remedies.


     (b) Non-Contravention. Amaze's execution and delivery of this Agreement and the Amaze Documents and, subject to obtaining the "Merger Consents" (as defined in Section 3.2(c)), the performance by Amaze of its obligations under this Agreement do not and shall not (i) violate any provision of the Articles of Incorporation or By-Laws of Amaze, (ii) violate or conflict with any Legal Requirement resulting in a material adverse effect on Amaze's business, assets, liabilities, financial condition or prospects, (iii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, cancellation or acceleration of, or material modification of, the effect of or the loss of any benefits under, any Contract to which Amaze or any of its assets or business is subject or under which Amaze has rights resulting in a material adverse effect on Parent's business, assets, liabilities, financial condition or prospects or
(iv) result in the creation of any Lien upon any of Amaze's assets or restriction resulting in a material adverse effect on Amaze's business, assets, liabilities, financial condition or prospects.


                                      B-13
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     (c) Third Party Consents.  Except for obtaining the consents of third parties identified on Schedule 3.2(c) (collectively, "Merger Consents"), no consent, approval, authorization or action by, or filing, registration or declaration with or notice to, any Person is necessary in connection with the execution and delivery of this Agreement and the Amaze Documents by Amaze or the performance of any of its obligations hereunder.

     3.3 Authorized and Issued Capital Stock, Options and Warrants. All of the issued and outstanding shares of capital stock of Amaze, including Amaze Preferred Stock, and all options, warrants and other rights to acquire capital stock of Amaze are owned of record and beneficially by the persons listed on
Schedule 3.3 in the respective amounts set forth on Schedule 3.3, and no other Person has any direct or indirect right or interest with respect to any capital stock or other equity of Amaze. All outstanding shares of capital stock of Amaze have been duly authorized and validly issued in full compliance with all applicable federal and state securities laws and are fully paid and non-assessable with no personal liability attaching thereto. Except as disclosed on Schedule 3.3, there are no (i) preemptive rights (statutory or contractual), rights of first refusal or first offer or other similar rights on the part of any holder of any class of securities of Amaze, (ii) options, warrants, conversion or other rights, agreements or commitments of any kind obligating Amaze or any of the persons listed on Schedule 3.3, contingently or otherwise, to issue, purchase, redeem, register, vote, sell or transfer any capital stock or other equity interests in Amaze or any securities or rights convertible into or exchangeable for any such capital stock or equity or (iii) no stock appreciation rights, phantom stock rights or other rights or interests having profit participation or other equity features or providing economic incentives or benefits based upon the income or other measure of performance of Amaze or any of its Affiliates, and Amaze has not authorized any of the foregoing.

     3.4 Subsidiaries; Investments. Amaze does not own, directly or indirectly, any shares of capital stock or other equity or ownership interests of any kind in any corporation, partnership, limited liability company, business trust, association or other entity or business enterprise of any kind, nor has Amaze entered into any Contract to acquire all or any substantial part of the assets of, to acquire any equity or ownership interests in, to contribute to the capital of, to guarantee or act as a surety for any obligation of or share or participate in the profits or losses of any Person.

     3.5 Financial Information.

     (a) Financial Statements. Amaze has delivered to Parent and Merger Subsidiary copies of the audited balance sheet of Amaze as at October 31, 1999 and the statement of income and cash flows for the two (2)-month period then ended (collectively, the "Amaze Financial Statements"). The Amaze Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present in all material respects (subject to normal, recurring audit adjustments) the financial condition of Amaze as of October 31, 1999 and the results of its operations for the period then ended. The Amaze Financial Statements were prepared from the books and records of Amaze, which fairly reflect all material transactions by Amaze, have been maintained in accordance with sound business practices and all applicable Legal Requirements and accurately reflect the basis for all information presented in the Amaze Financial Statements and the disclosures made by Amaze pursuant to this Agreement.

     (b) Business Plan. Amaze has delivered to Parent and Merger Subsidiary the latest version of Amaze's complete Business Plan (the "Business Plan"). The Business Plan correctly describes, as of the date hereof, Amaze's business and the plans, goals and reasonable expectations of Amaze's management. The projections and other forward-looking statements contained in the Business Plan were prepared in good faith by the management of Amaze and are based upon reasonable assumptions.

     (c) No Undisclosed Liabilities. Except as set forth on Schedule 3.5(c), Amaze has no material liabilities or obligations of any kind (absolute or contingent, choate or inchoate, whether due or to become due) except: (i) liabilities and obligations that are fully reflected, reserved against or disclosed in the balance sheet included in the Amaze Financial Statements and
(ii) liabilities and obligations incurred since the date of said balance sheet in the ordinary course of Amaze's business. Except as set forth on Schedule 3.5(c), no liability or obligation of Amaze results from a breach of Contract, tort, infringement, claim or Proceeding.

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     (d) Absence of Certain Changes.  Except as set forth on Schedule 3.5(d), since the date of the balance sheet included in the Amaze Financial Statements:
(i) Amaze has deployed its assets and conducted its business only in the ordinary course of business, consistent with its past practice; (ii) Amaze has not changed any of its methods, policies, practices or procedures relating to its business, including with respect to bookkeeping, accounting, billing, collection, marketing, subscriber relations, management of accounts receivable or accounts payable, research and development, protection of trade secrets, proprietary software or information or other intangible assets; (iii) Amaze has maintained and kept its Personal Property in good repair, working order and condition (except for ordinary wear and tear), and there has not been any material damage or destruction to or material loss of any Personal Property, whether or not covered by insurance; (iv) Amaze has performed all of its material obligations under all Contracts, and no other party to a Contract with Amaze has failed to perform timely any of its obligations thereunder; (v) Amaze has not allowed any rights which are renewable at no cost or on favorable terms under any Contract to which it is a party to expire, and Amaze has not waived any material rights under any Contract with Amaze or any material claims against third parties; (vi) there has been no voluntary or involuntary termination of the employment or engagement of any material Personnel, and no notice of any such termination has been given; and (vii) no other event has occurred which has had or could reasonably be expected to have material adverse effect on the business, assets, liabilities, financial condition or prospects of Amaze through the Closing or as proposed to be conducted by Amaze thereafter.

     3.6 The Assets.

     (a) Accounts Receivable. Schedule 3.6(a) sets forth a true and complete list of Amaze's accounts receivable as of a date not more than five (5) business days prior to the date hereof. All such accounts receivable have arisen from bona fide transactions in the ordinary course of Amaze's business consistent with past practice, and Amaze anticipates that its allowance for doubtful or uncollectible accounts receivable as indicated on Schedule 3.6(a) will be adequate.

     (b) Personal Property. Schedule 3.6(b) contains a complete and accurate list of all Personal Property owned, leased, licensed or otherwise used by Amaze having an initial cost or replacement value in excess of $1,000. All Personal Property owned, leased or licensed by Amaze is located at Amaze's office at AmazeScape.com Inc. c/o 264 Airmont Avenue, Mahwah, NJ 07430 (the "Amaze Premises"). All tangible items located at the Amaze Premises (other than improvements and fixtures thereto) are the sole property of Amaze, except for incidental personal belongings of Amaze's employees. Each item of Personal Property listed on Schedule 3.6(b) is in good operating condition (normal wear and tear excepted), and each such item is free of any structural, mechanical or other defect or dangerous condition, is fit for its intended purpose and is not in violation of any building, zoning, health, safety or other applicable Legal Requirement, except as otherwise specified on Schedule 3.6(b). Except as disclosed on Schedule 3.6(b), Amaze has good title to all Personal Property owned or purported to be owned by it, including the Personal Property reflected on the balance sheet included in the Amaze Financial Statements and the Personal Property acquired after the date thereof in the ordinary course of Amaze's business, free and clear of all Liens.

     (c) Real Property. Amaze has a valid leasehold interest in the Amaze Premises. Amaze does not own, lease or use any real property, other than the Amaze Premises. The Amaze Premises do not violate any applicable Legal Requirement and are not the subject of any pending or threatened condemnation or eminent domain Proceedings. Amaze has, or has the benefit of, all licenses, permits, easements, rights-of-way and other authorizations and all utilities and access rights (including ingress to and egress from the Amaze Premises) necessary to conduct business on the Amaze Premises as presently and proposed to be conducted. There is no Hazardous Material contained in, stored or used at, or forming part of, any component of the Amaze Premises.

     (d) Software.

     (i) Schedule 3.6(d)(i) specifically identifies all software (including source code and object code) owned by Amaze (collectively, "Amaze Owned Software"). Amaze has clear title to all Amaze Owned Software (including the right to use, license, sell, publish, display, distribute, modify and copy all Amaze Owned Software), free and clear of all Liens (such as claims or rights of employees, independent contractors, agents,
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consultants, customers and other third parties, whether or not involved in the development, creation, conception, marketing, maintenance, enhancement, modification or licensing of such software). All Amaze Owned Software was written, developed, conceived and created solely by either (A) third parties who assigned all of their rights and interests with respect thereto to Amaze by means of a valid and enforceable Contract or (B) employees of Amaze on a work-for-hire basis without the assistance of any third party, other than a third party described in clause (A) of this sentence. Amaze has not disclosed information regarding any Amaze Owned Software to a third party in a manner that would restrict or limit the ability of Amaze to protect, or that would prevent Amaze from protecting, its ownership interests in or rights to preserve the confidentiality of any Amaze Owned Software. All Amaze Owned Software functions in material compliance with the specifications according to which it was designed and developed and performs in a manner sufficient for Amaze to conduct business as contemplated by the Business Plan.

     (ii) Schedule 3.6(d)(ii) specifically identifies all software (including source code and object code) licensed or used by Amaze other than Amaze Owned Software (collectively, "Amaze Licensed Software"). Except as specifically disclosed on Schedule 3.6(d)(ii), no Amaze Owned Software or Amaze Licensed Software is dependent on or contains any software that is not included in the Amaze Owned Software or Amaze Licensed Software in order to fully operate in the manner in which such Amaze Owned Software or Amaze Licensed Software is intended.

     (iii) Amaze's date sensitive systems, including the Amaze Owned Software and Amaze Licensed Software, and embedded technology used to support Amaze's business, are capable of accurately processing, providing and/or receiving data from, in, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000.

     (iv) None of the Amaze Owned Software or Amaze Licensed Software contains any program routine, device or other undisclosed feature (including any time bomb, virus, lock, drop-dead device, malicious logic, worm, trojan horse or trap door) that is designed to delete, disable, deactivate, interfere with or otherwise harm any software, hardware, data or other programs, or that is intended to provide access or produce modifications without authorization.

     (e) Intellectual Property. Schedule 3.6(e) contains an accurate and complete list of all Intellectual Property owned, licensed or used by Amaze and are material to Amaze's business. Amaze owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable Contract listed on Schedule 3.7(a), all Intellectual Property necessary for the conduct of Amaze's business as heretofore conducted and as proposed to be conducted in accordance with the Business Plan, and no loss or expiration of any rights to any such Intellectual Property is pending or threatened or reasonably foreseeable. Except as indicated on Schedule 3.6(e), (i) there has been no claim made against Amaze asserting the invalidity, misuse or unenforceability of any such Intellectual Property or challenging Amaze's rights in, or otherwise opposing any such Intellectual Property, and there is no reasonable basis for such a claim, (ii) Amaze has not received notice of any conflict with the asserted rights of any third party with respect to any such Intellectual Property, (iii) the conduct of Amaze's business and its use of such Intellectual Property has not infringed upon or misappropriated and does not infringe upon or misappropriate the rights of any third party and (iv) none of such Intellectual Property has been infringed upon or misappropriated by any third party. No information of Amaze regarded as confidential or proprietary has been disclosed to a third party, other than pursuant to a confidentiality agreement identified on Schedule 3.7(a). Schedule 3.6(e) lists all applications, registrations and other filings made by Amaze with respect to Intellectual Property. All marks that Amaze has registered with the United States Patent and Trademark Office and all copyrights that Amaze has registered with the United States Copyright Office are currently in compliance with all applicable Legal Requirements, are valid and enforceable.

     (f) Authorizations. Amaze has all Authorizations necessary for the ownership and use of Amaze's assets, use of the Amaze Premises and the conduct of Amaze's business as heretofore conducted and as proposed to be conducted in accordance with the Business Plan.

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     3.7 Contractual Matters.

     (a) Contracts. All written Contracts by which Amaze or any of its assets are bound or under which Amaze has rights or obligations are listed on Schedule 3.7(a). Amaze has delivered to Parent and Merger Subsidiary true and complete copies of all written Contracts to which Amaze is a party, each of which is in full force and effect (except as otherwise provided in the next sentence). Except for obtaining the Merger Consents, none of such Contracts require consent from or notice to another Person before or upon consummation of the transactions contemplated by this Agreement. Neither Amaze nor any other party to any such Contract is in breach thereof or default thereunder or has any present intention or expectation of not fully performing all obligations thereunder, and there does not exist any event which, with the giving of notice or the lapse of time, or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents already have been obtained, as set forth on Schedule 3.7(a).

     (b) Insurance. All insurance contracts, policies and binders maintained by Amaze are listed on Schedule 3.7(a). Amaze has delivered to Parent and Merger Subsidiary a description of each such insurance policy (specifying the insurer and the amount of any deductible, describing any pending claims and the alleged amounts thereof, whether or not in excess of applicable policy limits), whether for errors and omissions, general liability, fire, product liability, worker's compensation, vehicle, unemployment or other insurance.

     (c) Members/Subscribers. Amaze has delivered to Parent and Merger Subsidiary a complete list of its members and subscribers as of a date not more than [five] business days prior to the date hereof. Amaze has delivered to Parent and Merger Subsidiary a complete and accurate list of Amaze's prices for services and a complete and accurate description of all material terms of Amaze's pricing, billing and collection practices.

     (d) Suppliers. Except as set forth on Schedule 3.7(d), Amaze does not rely on any supplier of significant materials or services with respect to which practical alternate sources of supply are not available on comparable terms and conditions.

     (e) Related Persons. Except as set forth on Schedule 3.7(e), no Related Person of Amaze (i) is a creditor of Amaze, supplier to Amaze or party to a Contract with Amaze; (ii) has any right, title or interest (whether as a licensor, licensee, joint owner or user) in, to or under any assets, tangible or intangible, owned, leased, licensed or used by Amaze; or (iii) has or has plans to acquire any rights or interests of any kind in a competitor of Amaze's business (other than a passive investment in less than two percent (2%) of the publicly-traded stock of a competitor).

     3.8 Liabilities; Compliance with Laws.

     (a) Accounts Payable. All of Amaze's accounts payable and accrued expenses are unsecured and arose from bona fide transactions in the ordinary course of Amaze's business, and none of the obligees thereof are Related Persons.

     (b) Investigation and Litigation. There is no Proceeding pending or threatened, which, if successful, could reasonably be expected to prevent Amaze from performing its obligations under this Agreement and the Amaze Documents. Except as set forth on Schedule 3.8(b), there is no Proceeding pending or threatened that involves Amaze's business, operations or assets. Except as set forth on Schedule 3.8(b), Amaze is not the subject of any judgment, writ, injunction, order, award, decision or decree issued by a court, arbitrator, tribunal or any judicial, regulatory, administrative or other governmental authority.

     (c) Taxes.  Except as set forth in Schedule 2.8(c):

          (i) Amaze has (A) duly and timely filed or caused to be filed with the appropriate Tax Authority each Tax Return that is required to be filed by or on behalf of Amaze or that includes or relates to Amaze's income, sales, assets or business, which Tax Return is true, correct and complete in all material respects, (B) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable by Amaze on or before the date of this Agreement; and (C) all Taxes shown by such Tax Returns to be due and payable have been paid or reflected as a liability on Amaze's books and records;

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          (ii) Amaze has complied in all material respects with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any Tax Authority, including Code sections 1441, 1442, 1445 and 3402;

          (iii) no Tax Return filed by or on behalf of Amaze or that includes or relates to Amaze's income, sales, assets or business has been examined, audited or reviewed by any Tax Authority;

          (iv) no audit, examination, investigation, reassessment or other administrative or court proceeding is pending, proposed or threatened against Amaze with regard to any Taxes or Tax Return or the payment, collection or withholding of any Taxes due or claimed to be due by Amaze;

          (v) Amaze has not requested or received a private letter or other ruling from any Tax Authority or an agreement with any Tax Authority (including any closing agreement within the meaning of Code section 7121 or any analogous provision of applicable law), and there is no outstanding subpoena or request for information or documents from any Tax Authority, with respect to any Taxes for which Amaze is or may be liable or with respect to Amaze's income, sales, assets or business;

          (vi) Amaze has not requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed, and the statute of limitations for the assessment or collection of any Taxes for which Amaze is or may be liable or with respect to Amaze's income, sales, assets or business has never been extended or waived;

          (vii) Amaze has not requested an extension of time within which to file any material Tax Return in respect of any Taxes which have not since been paid;

          (viii) all Taxes due with respect to Amaze's income, sales, assets or business or for which Amaze is or may be liable have been paid;

          (ix) no election under Code section 338 or any similar provision of applicable law has been made or required to be made by or with respect to Amaze;

          (x) Amaze is not a "consenting corporation" with the meaning of Code section 431(f) or any similar provision of applicable law and has not agreed to have Code section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code section 341(f)(4)) owned by Amaze;

          (xi) Amaze is not, and Amaze has not been at any time during the applicable period referred to in Code Section 897(c)(1)(A)(ii), a "United States real property holding corporation" within the meaning of Code section 897(c)(2);

          (xii) Amaze does not have any "tax-exempt use property" within the meaning of Code section 168(g) or any similar provision of applicable law with respect to Amaze's income, sales, assets or business;

          (xiii) Amaze does not have any material liability in respect of any Tax as a transferee or successor of any third party, and Amaze is not a party to any Tax allocation, Tax indemnification or Tax sharing Contract;

          (xiv) there is no power of attorney for Amaze in effect relating to any Tax for which Amaze is or may be liable;

          (xv) no jurisdiction where Amaze does not file a Tax Return has made or threatened to make a claim that Amaze is required to file a Tax Return for such jurisdiction;

          (xvi) Amaze (A) is not required to include in income any adjustment pursuant to Code section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method, and no Tax Authority has proposed any such adjustment or change of accounting method, and (B) has not deferred any income to a period after the Effective Time that has economically accrued or is otherwise attributable to a period prior to the Effective Time or has accelerated any deductions into a

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     period ending on or before the Effective Time that will or may economically accrue after the Effective Time; and

          (xvii) Schedule 3.8(c) sets forth a list of all states in which any Tax Returns have been filed by or on behalf of Amaze or with respect to Amaze's income, sales, assets or business and a description of each such Tax Return and the period for which it was filed; and Amaze has provided to Parent (A) a copy of all Tax Returns filed by or on behalf of Amaze and (B) all audit reports, closing agreements, letter rulings or technical advice memoranda relating to any Taxes for which Amaze is or may be liable with respect to Amaze's income, sales, assets or business.

     (d) Brokerage. Except as disclosed on Schedule 3.8(d), neither Amaze nor any director, officer, employee or agent acting or purporting to act on behalf of Amaze has entered into any Contract with any broker or finder, and there are no claims for brokerage commissions, finders' fees or similar compensation, in connection with the transactions contemplated by this Agreement nor has any Person claimed entitlement to any brokerage commission, finder's fee or similar compensation, nor is there any basis for such a claim.

     (e) Compliance with Applicable Laws. Amaze's assets and the Amaze Premises are, and the conduct of Amaze's business has been and remains, in material compliance with all applicable Legal Requirements. There exists no condition or event relating to its business, any of its assets or the Amaze Premises which, after notice or lapse of time, or both, would give rise to a violation or default of any applicable Legal Requirement.

     (f) Questionable Conduct. Neither Amaze nor any director, officer, employee, agent or other Person acting or purporting to act on behalf of Amaze has directly or indirectly (i) given or agreed to give any bribe, kickback, political contribution or other illegal payment from corporate funds, (ii) established or maintained any unrecorded fund or asset, (iii) concealed or mischaracterized an illegal or unauthorized payment or receipt, (iv) knowingly made a false entry in any books or records of Amaze or (v) committed or participated in any act which is illegal or could subject Amaze to fines, penalties or other sanctions.

     3.9 Personnel Matters.

     (a) Personnel Information. Amaze has provided Parent and Merger Subsidiary with the following information for all Personnel of Amaze who receive an annual salary in excess of $35,000: (i) the name; (ii) current title; (iii) current level of base salary, bonus, perquisites, benefits and other compensation; and
(iv) to the extent existing, all employment agreements with respect to such Personnel. Except as disclosed on Schedule 3.9(a), Amaze is not a party to any Contract which provides (i) benefits that are contingent, or that contain terms that would be materially altered, upon the occurrence of a transaction involving Amaze of the nature of any of the transactions contemplated by this Agreement,
(ii) severance benefits or other benefits after the termination of employment or engagement regardless of the reason for such termination of employment or engagement or (iii) any benefits that will be increased or that will become vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement or that will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (b) Employee Benefit Plans. At no time has any Benefit Plan been sponsored, maintained, contributed to or been required to be contributed to by Amaze or any trade or business, whether or not incorporated, which together with Amaze would be deemed a "single employer" within the meaning of section 4001 of ERISA, for the benefit of current or former employees or directors of Amaze.

     (c) Restrictions and Conflicts. Except as set forth on Schedule 3.9(c), none of Amaze's Personnel are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or other agreement or arrangement that would restrict or affecting the right of any of such Personnel to continue to faithfully and diligently perform any services requested by Amaze on a full-time basis.

     (d) No Organizing Efforts. Amaze is not a party to, and is not presently negotiating, any collective bargaining agreement or other agreement with any labor organization or any other Person or group claiming to represent or bargain collectively for any Personnel of Amaze, and Amaze has no obligation to recognize any labor organization or collective bargaining unit with respect to any such Personnel. There have not been within

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the last five years and there are not presently any organizing efforts by any union or other group or Person seeking to represent any unorganized Personnel of Amaze as their bargaining agent.

     (e) Labor and Employment Law. No unfair labor practice charges, grievances, administrative charges or other Proceedings have been brought or threatened questioning whether Amaze's business has been in compliance with any applicable Legal Requirement with respect to employment, employee compensation or benefits, employment practices or terms and conditions of employment, including provisions relating to wages, hours, equal opportunity, disability, leave of absence, occupational safety or health, collective bargaining, ERISA or the withholding or payment of social security or other Taxes. The consummation of transactions contemplated by this Agreement shall not create or give rise to any requirements of notice or other rights of any kind in favor of any current or former Personnel of Amaze.

     3.10 Disclosure. No statement made by Amaze in this Agreement, including any Exhibits or Schedules hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances, not misleading. Amaze has not concealed or omitted to disclose to Parent and Merger Subsidiary any fact which could reasonably be expected to have a material adverse effect on Amaze's business, assets, liabilities, financial condition or prospects.

     3.11 Registration Statements; Blue Sky Filings; Other Information. The information supplied or to be supplied by Amaze for inclusion in a Registration Statement (as defined in Section 4.5) and any other documents to be filed with the SEC or any other regulatory agency in connection with the transactions contemplated hereby will not, at the respective times such documents are filed or declared effected by the SEC, as applicable, and at the Effective Time, and when first published, sent or given to stockholders of Amaze, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, at the time of the meeting of stockholders of Amaze provided for in Section 4.2, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

     4. Certain Covenants to be Performed by Parent Before or At the Closing.

     4.1 Drop-Down of Premier Business. Before the Closing, Parent shall form a new corporation under the laws of the State of Delaware ("Premier"), which shall be a wholly owned subsidiary of Parent.

     (a) Certificate of Incorporation; By-Laws. The Certificate of Incorporation and By-Laws of Premier shall be in the forms attached as Exhibit 4.1(a)(i) and Exhibit 4.1(a)(ii), respectively.

     (b) Directors and Officers. The initial directors and officers of Premier shall be as set forth on Exhibit 4.1(b).

     (c) Contribution of Assets and Business. At the Closing, Parent shall transfer and assign to Premier, as a capital contribution pursuant to Section 351 of the Code, all businesses, rights, warranties, privileges, properties and assets (of every kind, nature and description whatsoever, real, personal or mixed, tangible or intangible and wherever situated), used or useful in the business of Parent as presently conducted or proposed to be conducted, including all cash, cash equivalents and all bank accounts, marketable securities, accounts receivable and other claims against third parties, inventory, Personal Property, rights under Contracts (including leases of real property, insurance contracts, policies and binders all agreements with employees serving the business) relating to the conduct of Parent's business and marked with an asterisk (*) on Schedule 3.7(a), security deposits and advances, prepaid items (including payments with respect to purchase orders for supplies, inventory and other goods which have not been accepted by Parent), Intellectual Property (including rights in the name "Premier Concepts" and any other trademarks, trade names, trade dress, fictitious names, slogans, logos and commercial symbols used in Parent's business), Authorizations and all business records; except, however, Parent shall not transfer and assign to Premier (i) Parent's rights and privileges that related to its separate corporate existence and identity rather than to the conduct of Parent's business, (ii) Parent's rights and obligations under this Agreement, (iii) Parent's agreement with The Nasdaq Stock Market, Inc. ("Nasdaq"), (iii) cash proceeds from the exercise of options and warrants received after November 10, 1999 but prior to the Closing ("Option/Warrant Proceeds"), except as provided in the last
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sentence of this paragraph, (iv) any Contract that is not assignable without a
Drop-Down Consent that has not been obtained as of the Closing, (v) any information or other asset that Parent is prohibited from transferring or assigning to Premier pursuant to a Legal Requirement, (vi) any rights with respect to correspondence or other communications (written or oral), attorney work product or other documents which, if transferred or assigned to Premier, would jeopardize an attorney-client, work-product or other similar privilege that Parent otherwise could assert or (vii) any books or records relating primarily to items referred to in clauses (i) through (vi) of this sentence, such as minute books, stock ledgers, stock transfer books, Returns, accountant's work-papers and correspondence and other documents relating primarily to Contracts, information or assets that are not being transferred or assigned. In addition to the contributions of assets required by the preceding sentence, on or before the last day of each of the first six calendar quarters (i.e., January 1 - March 31, April 1 - June 30, July 1 - September 30 and October 1 - December
31) following the Closing, Parent shall be required to contribute to Premier cash of an amount that is at least ten percent (10%) of the Option/Warrant Proceeds received during the calendar quarter then ended, up to a maximum cash contribution of $125,000 for a calendar quarter; provided, however, at the end of such six calendar quarters, Parent shall make whatever additional cash contribution is necessary so that the aggregate cash contributions by Parent to Premier pursuant to this sentence is at least the lesser of $700,000 and ten percent (10%) of the total Option/Warrant Proceeds received during such six calendar quarters.

     (d) Drop-Down Consents. Parent shall use all commercially reasonable efforts to obtain, at or before the Closing, all Drop-Down Consents.

     (e) Qualification as a Foreign Corporation. Premier shall qualify to do business as a foreign corporation in each jurisdiction in which its ownership of assets or conduct of business, after giving effect to Section 4.1(c), requires Premier to be so qualified. After the transfer and assignment effected pursuant to Section 4.1(c), Premier shall continue to operate the business theretofore conducted by Parent in accordance with the terms of this Agreement, including the covenants in Section 6, which shall apply to Premier as if Parent and Premier were one entity.

     4.2 Preparation and Filing of Form S-4 Registration Statement. As promptly as practicable, Parent shall prepare and file with the SEC pursuant to the Securities Act a registration statement on Form S-4 with respect to (a) all Common Stock to be issued at the Effective Time upon conversion of the Old Amaze Stock and (b) all Common Stock that may be issued upon the conversion of Parent's Convertible Preferred Stock (the "S-4 Registration Statement"). The S-4 Registration Statement shall contain (i) a proxy statement for use in soliciting Parent's shareholders to approve any transactions contemplated hereby that require approval of Parent's shareholders under the BCA or Parent's Articles of Incorporation or By-Laws, (ii) a statement for use in soliciting Amaze's stockholders to approve by written consent the Merger and any other transactions contemplated hereby that require approval of Amaze's stockholders under the Nevada Law or Amaze's Articles of Incorporation or By-Laws and (iii) a prospectus. Parent shall use its reasonable best efforts to respond to any comments of the SEC with respect to the S-4 Registration Statement and to cause the S-4 Registration Statement to become effective under the Securities Act at the earliest practicable date and to remain in effect in order to permit the solicitation of Parent's shareholders and Amaze's stockholders to approve the Merger and the other transactions contemplated hereby with respect to which stockholder approval is sought. Parent shall obtain an opinion of counsel, substantially in the form of the draft attached hereto as Exhibit 4.2, for inclusion in the S-4 Registration Statement.

     4.3 Solicitation of Shareholder Approval. As promptly as practicable following the time at which the S-4 Registration Statement shall become effective, Parent shall call a special meeting of its shareholders to be held at the earliest practicable date for the purpose of voting on the transactions contemplated by this Agreement that require approval or adoption by Parent's shareholders under any applicable provision of the BCA or Parent's Articles of Incorporation or By-Laws. Parent's board of directors shall, subject to its fiduciary duties, recommend to Parent's shareholders approval and adoption of such transactions.

     4.4 Preparation and Filing of Form S-3 Registration Statement. Before the Closing, Parent shall prepare and file with the SEC pursuant to the Securities Act a registration statement on Form S-3 with respect to the resale by Parent's shareholders after the Effective Time of all Common Stock that may be

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issued in connection with the transactions contemplated by this Agreement or upon the exercise of options and warrants outstanding as of the Closing Date (including options and warrants issued by Amaze before the Closing Date which shall become exercisable for Common Stock pursuant to Section 1.9) or options issued in connection with the transactions contemplated by this Agreement (including the Common Stock, options and warrants identified on Exhibit 9.5), whether or not vested or exercisable (the "S-3 Registration Statement"). Parent shall use its reasonable best efforts to respond to any comments of the SEC with respect to the S-3 Registration Statement and to cause the S-3 Registration Statement to become effective under the Securities Act at the earliest practicable date and remain in effect for a period of at least five (5) years following the Closing. Parent's covenant in this Section 4.4 shall survive the Merger, notwithstanding any other provision herein to the contrary, and each holder of Common Stock or options or warrants exercisable for Common Stock intended to be covered by the S-3 Registration Statement is intended to be a third-party beneficiary of this Section 4.4 and shall be entitled to rely on and enforce this Section 4.4, in his, her or its own name, notwithstanding any action or inaction by any party hereto or other third-party beneficiary hereof, free of any claim, defense, set-off or other right against any party or other third-party beneficiary hereof.

     4.5 Cooperation and Consultation. In the process of its preparation of the S-4 Registration Statement, the S-3 Registration Statement and the S-8 Registration Statement contemplated by Section 4.7(c) (each, a "Registration Statement"), Parent shall provide Amaze and its advisors (including its legal counsel) drafts of the Registration Statement and shall provide Amaze and its advisors a reasonable opportunity to participate in such drafting process. Parent shall notify Amaze promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to a Registration Statement or for additional information, and shall supply Amaze and its advisors with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to a Registration Statement. Parent, after consultation with Amaze and its legal counsel, shall respond promptly to any comments made by the SEC with respect to a Registration Statement. Although Parent shall consult with Amaze while preparing the Registration Statements and in considering and responding to any comments received by the SEC with respect thereto, all determinations as to the content of a Registration Statement, except for those disclosures the completeness and accuracy of which are warranted by Amaze pursuant to Section 5.1, shall be made by Parent in accordance with applicable Legal Requirements.

     4.6 Amendments to Parent's Articles of Incorporation. At or before the Closing, Parent's board of directors shall, subject to it fiduciary duties and obtaining approval of Parent's shareholders, cause that Parent's Articles of Incorporation to be amended to authorize a new class of capital stock of Parent, called "Series B Convertible Preferred Stock," having the rights, privileges and duties set forth on Exhibit 4.6.

     4.7 Stock Option Plan. At or before the Closing, the board of directors of Parent shall, subject to its fiduciary duties and obtaining approval of Parent's shareholders, (a) adopt the Stock Option Plan in the form attached as Exhibit
4.7 (the "Stock Option Plan") and recommend to Parent's shareholders approval and adoption of said Stock Option Plan, conditioned on the consummation of the Merger and (b) prepare and file with the SEC pursuant to the Securities Act a registration statement on Form S-8 covering all Common Stock that may be issued upon the exercise of options to be issued under the Stock Option Plan, whether or not vested or exercisable.

     4.8 Option/Warrant Proceeds Escrow. Pursuant to the Escrow Agreement dated as of November 10, 1999, by and among Parent, Amaze and Amaze's counsel, a copy of which is attached as Exhibit 4.8 (the "Escrow Agreement"), Parent shall direct payment of all Option/Warrant Proceeds to Amaze's counsel, as escrow holder, to hold and disperse said Option/Warrant Proceeds and any interest earned thereon in accordance with the Escrow Agreement. Under no circumstances shall Amaze assert any claim or initiate any Proceeding to prevent or delay the disposition of the Option/Warrant Proceeds or any interest earned thereon in accordance with the terms of the Escrow Agreement.

     4.9 Nasdaq Application Amendment. Before the Closing Date, Parent shall file and diligently prosecute an appropriate Addendum: The Nasdaq SmallCap Market Application Amendment covering (a) all Common Stock to be issued at the Effective Time upon conversion of the Old Amaze Stock, (b) all Common Stock that may be issued upon the conversion of Parent's Convertible Preferred Stock to be issued at Closing

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and (c) all Common Stock that may be issued upon the exercise of options and warrants outstanding as of the Closing Date or issued in connection with the transactions contemplated by this Agreement (including the Common Stock, options and warrants identified on Exhibit 9.5), whether or not vested or exercisable.

     4.10 Blue Sky Filings. If as of two (2) days before the Closing Parent has not received from Nasdaq assurances reasonably acceptable to the parties hereto that all Common Stock issued and outstanding as of the Closing Date and all Common Stock that may be issued upon the exercise of options and warrants outstanding as of the date hereof or issued in connection with the transactions contemplated by this Agreement (including those options and warrants identified on Exhibit 9.5), whether or not vested or exercisable, shall continue to be included on The Nasdaq SmallCap Market through the Closing, without any Proceeding pending or threatened to remove the Common Stock from by The Nasdaq SmallCap Market, Parent shall prepare and file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register for resale all such Common Stock in the states listed on Exhibit 4.10 (the "Blue Sky Filings"). The Parent shall use its reasonable best efforts to respond to any comments of the applicable state securities administrators with respect to such Blue Sky Filings and to cause the qualification or registration of such Common Stock for resale in such states at the earliest practicable date. In the process of its preparation of the Blue Sky Filings, Parent shall provide Amaze and its advisors (including its legal counsel) drafts of the Blue Sky Filings and shall provide Amaze and its advisors a reasonable opportunity to participate in such drafting process. Parent shall notify Amaze promptly of the receipt of any comments from applicable state securities administrators and of any request by such administrators for additional information, and shall supply Amaze and its advisors with copies of all correspondence between Parent or any of its representatives, on the one hand, and applicable state securities administrators, on the other hand, with respect to Blue Sky Filings. Parent, after consultation with Amaze and its legal counsel, shall respond promptly to any comments made by applicable state securities administrators with respect to Blue Sky Filings. Although Parent shall consult with Amaze while preparing the Blue Sky Filings and in considering and responding to any comments received by applicable state securities administrators with respect thereto, all determinations as to the content of the Blue Sky Filings, except for those disclosures the completeness and accuracy of which are warranted by Amaze pursuant to Section 5.1, shall be made by Parent.

     4.11 Fairness Opinion and Valuation. Parent has engaged JWGenesis Capital Markets, Inc. ("JWGenesis"), an investment banking and financial advisory firm, to consider and opine upon (in an opinion to be addressed to Parent's board of directors) the fairness, from a financial point of view, of the consideration to be received by Parent in connection with the Merger and the other transactions contemplated hereby, collectively. All parties shall furnish to JWGenesis such information concerning the Merger, the other transactions contemplated hereby, each party hereto and its shareholders, directors, officers, affiliates, business, assets, liabilities, financial conditions and prospects as JWGenesis may request in connection with the consideration or rendition of such opinion. Amaze has approved the selection and engagement of JWGenesis for such purposes and shall reimburse Parent for the fees and expenses of JWGenesis incurred by Parent in accordance with the terms of such engagement.

     4.12 Reservation of Trading Symbol. Promptly after the execution of this Agreement, Parent shall, subject to and in accordance with the Nasdaq MarketPlace Rules, seek to reserve the trading symbol "AMZE," or such other appropriate trading symbol as Amaze may determine, for trading of Common Stock on The NASDAQ SmallCap Market after the Effective Time.

     5. Certain Covenants to be Performed by Amaze Before or At Closing.

     5.1 Information to be Supplied. Amaze shall provide Parent and its counsel with all information relating to Amaze, its stockholders, directors, officers, affiliates, business, assets, liabilities, financial condition and prospects, as Parent shall reasonably request in connection with the preparation of the Registration Statements and any amendments or supplements thereto, the Addendum:
Nasdaq SmallCap Market Application Amendment referred to in Section 4.9, any Blue Sky Filings referred to in Section 4.10 and any other documents that Parent, on the advice of counsel, may determine necessary or advisable to prepare and file in connection with the transactions contemplated hereby. No information supplied by Amaze pursuant to

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this Section 5.1 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Amaze shall obtain an opinion of counsel, substantially in the form of the draft attached hereto as Exhibit 5.1, for inclusion in the S-4 Registration Statement.

     5.2 Solicitation of Stockholder Approval. As promptly as practicable following the time at which the S-4 Registration Statement shall become effective, Amaze shall seek the written consent of its stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement that require approval or adoption by Amaze's stockholders under any applicable provision of the Nevada Law or Amaze's Articles of Incorporation or By-Laws. Amaze's board of directors shall, subject to its fiduciary duties, recommend to Amaze's stockholders approval and adoption of this Agreement, the Merger and such transactions.

     5.3 Merger Consents. Amaze shall use all commercially reasonable efforts to obtain, at or before the Closing, all Merger Consents.

     5.4 Additional Investment in Amaze. If Parent's net cash position, as of the Effective Time, would not be sufficient to obtain Nasdaq approval of the Merger and the other transactions contemplated hereby (including for Parent to satisfy the initial listing qualifications of The Nasdaq SmallCap Market), Amaze's board of directors shall authorize one or more new series of preferred stock having rights, preferences and duties no more favorable to holder thereof in any respect than the rights, preferences and duties applicable to Amaze's existing Series B Preferred Stock (including a conversion price to Amaze common stock of not less than $3.50 per share and a mandatory conversion to Amaze common stock immediately prior to the Merger) and sell shares of such newly-authorized preferred stock for not less than the face value per share so that Amaze receives aggregate net proceeds from such sale sufficient for Parent to obtain such approval.

     5.5 Counsel Fees and Costs. Amaze shall pay all of Parent's and Merger Subsidiary's reasonable counsel fees and costs incurred in connection with the negotiation, documentation and consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, notwithstanding anything contained herein to the contrary, Parent and Merger Subsidiary shall be solely responsible for any such fees and costs incurred by them in the event that this Agreement is terminated pursuant to Section 12.3.

     6. Certain Covenants to be Performed by All Parties Before or At Closing.

     6.1 Conduct Pending the Closing. From the date of this Agreement until either the Closing has been consummated or this Agreement has been terminated in accordance with Section 12, each party shall conduct its business only in the ordinary course, consistent with past practice, and shall use all commercially reasonable efforts to preserve intact its business and keep available the services of its material Personnel (which, in the case of Parent, refers to its Management Personnel), preserve its goodwill and relationships with material suppliers, subscribers/customers and other Persons with which such party has a material business relationship. Without limiting the generality of the foregoing, except for actions and changes expressly required, permitted or contemplated by this Agreement or as otherwise consented to in writing by the other parties hereto, each party shall:

          (a) maintain and keep its Personal Property in good operating condition (except for ordinary wear and tear, and damage due to casualty or theft occurring notwithstanding such party's prudence), including by making all appropriate repairs, renewals, replacements, additions and improvements thereto;

          (b) perform all of its material obligations under all Contracts to which it is a party or by which it is bound;

          (c) duly and timely file all Tax Returns required to be filed by it under any applicable Legal Requirement;

          (d) refrain from:

             (i) modifying, amending or repealing any provision of its Articles of Incorporation or Certificate of Incorporation, as applicable, or By-Laws;

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

             (ii) authorizing or issuing any capital stock or other securities, whether debt or equity, splitting or reclassifying any class of capital stock or other securities, or modifying the rights, privileges or duties incident to holding any class of capital stock or other securities;

             (iii) authorizing, declaring, making or paying, or set aside funds or property for making or paying, any dividend or other distribution of any kind, whether in cash, securities or other property, in respect of the capital stock or other securities issued by a party hereto; and

             (iv) acquiring the capital stock or other securities, whether debt or equity, or the business, operations or assets of any third party, other than the purchase of supplies or inventory in the ordinary course of business consistent with past practice;

             (v) selling, leasing, licensing, assigning, transferring or otherwise disposing in any manner of any assets, other than in the ordinary course of business, consistent with past practice;

             (vi) modifying, amending or waiving rights under any material Contract to which it is a party or by which it is bound, or committing any act or omitting any act, or permitting any act or omission, which could reasonably be expected to cause a material breach by a party under this Agreement or any material Contract to which it is a party or by which it is bound;

             (vii) increasing in any manner the compensation or benefits of any Personnel, other than annual raises in the ordinary course of business consistent with past practice;

             (viii) becoming liable for money borrowed, whether as a primary obligor or as a guarantor or surety for liabilities or obligations of others, or assuming or permitting any material Lien upon its assets;

             (ix) changing any of its methods, policies, practices or procedures relating to its business, including with respect to bookkeeping, accounting, billing, collection, marketing, member/subscriber or customer relations (as applicable), handling of complaints, managing and collecting accounts receivable, managing and paying accounts payable, ordering supplies and inventory, research and development and the protection of trade secrets, proprietary software or information or other Intellectual Property (including by accelerating billings to or payments from members/ subscribers or customers (as applicable) or orders from suppliers or adjusting the level of office supplies or inventory, except in the ordinary course of business consistent with past practice);

             (x) failing to act in accordance with any applicable Legal Requirement, the failure of which would have a material adverse effect on the business, assets, liabilities, financial condition or prospects of a party hereto;

             (xi) taking any other action that could reasonably be expected to have a material adverse effect on such party's business as heretofore conducted or as proposed to be conducted thereafter or the premises or any material assets used therein, or that could reasonably be expected to cause any representation or warranty set forth in Section 2 or 3 to be untrue as of the Closing Date or any condition to Closing in Section 7, 8 or 9 not to be satisfied; or

             (x) agreeing or otherwise creating any obligation to take any of the foregoing actions; and

          (f) give written notice to the other parties hereto immediately upon obtaining knowledge of:

             (i) any Proceeding (including any citation, order to show cause, or other legal process or order) which affects any asset or Contract, which directs any party hereto to become a party to or appear at any Proceeding or which, if adversely determined, could reasonably be expected to have, either individually or in the aggregate with other matters, a material adverse effect on the business, assets, liabilities, financial condition or prospects of a party hereto and include with such written notice a copy of any such citation, order to show cause or other legal process or order; or

             (ii) the occurrence of any other event which shall or is likely to
        (A) have a material adverse effect on the business, assets, liabilities, financial condition or prospects of a party hereto or (B) to the extent not waived, cause any condition set forth in Section 7, 8 or 9 to be unsatisfied.

     6.2 Access to Information. Subject to the Confidentiality Agreement (as defined in Section 6.4), applicable fiduciary, privacy and other Legal Requirements, each party shall afford the other parties and their respective representatives, upon reasonable notice and in a manner that shall not unreasonably interfere with the conduct of business, with reasonable access to, and copies of, all books, records, accounts, correspondence, files, invoices, Personnel records, subscriber/customer lists and information, supplier lists and information, sales and marketing studies and plans, business forecasts, procurement requirements, appraisals, reports, surveys, analyses and similar information and all other documents, information, agreements and arrangements relating to a party's business, assets, liabilities, financial condition and prospects. Each party and its representatives and agents shall also be afforded reasonable access to the premises of the other parties and the right to discuss operating and financial matters with appropriate Personnel of the other parties.

     6.3 No Shop. Until the Closing has been consummated or this Agreement has been terminated in accordance with Section 13, no party shall, directly or indirectly, including through any Related Person, employee, broker, finder, agent, representative, financial advisor, attorney or other intermediary, (a) seek any Person or Persons, other than the parties hereto, to purchase or acquire all or any substantial part of the assets of a party hereto outside the ordinary course of business, to purchase or acquire any securities of a party hereto, or to effect a consolidation, merger or other business combination, recapitalization, liquidation or similar transaction, or any other transactions inconsistent with consummation of the transactions contemplated by this Agreement or (b) make, negotiate, accept, solicit or entertain any offer (even if conditional upon the termination of this Agreement without a Closing) to engage in, or take part in discussions or provide information concerning, any transaction referred to in clause (a) of this Section 6.3.

     6.4 Covenant to Maintain Confidentiality. Each party acknowledges that the success of its business depends to a great degree upon the continued preservation of the confidentiality of certain proprietary software and other information. Accordingly, each party shall comply with that certain Mutual Confidentiality Agreement dated December 9, 1999 (the "Confidentiality Agreement"), which shall survive the execution and delivery of this Agreement and the termination of this Agreement for any reason whatsoever.

     6.5 Public Announcements. Parent and Merger Subsidiary, on the one hand, and Amaze, on the other hand, shall use all reasonable efforts to consult with each other before issuing any press release or making any public statement with respect to this Agreement or any of the transactions contemplated hereby and, except as may be required by an applicable Legal Requirement or Parent's agreement with Nasdaq, each party shall use all reasonable efforts not to issue any such press release or make any such public statement prior to such consultation.

     6.6 Efforts to Achieve Closing. Upon the terms and subject to the conditions of this Agreement, each party agrees, subject to applicable Legal Requirements and the fiduciary duties of such party's directors, to take all necessary corporate and other action and use all commercially reasonable efforts to (a) obtain all necessary third party consents, (b) make all necessary filings required to carry out the transactions contemplated by this Agreement, (c) satisfy or caused to be satisfied all conditions to the other parties' obligation to consummate the Closing at the earliest practicable date and (d) otherwise to perform its obligations under this Agreement.

     7. Conditions Precedent to Obligations of Parent and Merger
Subsidiary. The obligations of Parent and Merger Subsidiary under this Agreement to be performed at the Closing are subject to and conditioned upon the satisfaction, or waiver (in whole or in part) by Parent and Merger Subsidiary, at or prior to the Closing of each of the following conditions:

     7.1 Representations and Warranties. The statements made by Amaze in Sections 3.1 through 3.10 (inclusive) were true and correct when made and are true and correct in all material respects on and as of the Closing Date (as if such statements were made on and as of the Closing Date, except insofar as the statements relate solely to a particular specified date or period other than the Closing Date and except for the effects of

                                      B-26
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actions or changes required, permitted or contemplated by this Agreement), in each case without regard to Amaze's knowledge, or, if any such statements were false when made or would be false if made on and as of the Closing Date, the aggregate effect of such false statements does not and would not deprive Parent or Merger Subsidiary of a material benefit of its bargain.

     7.2 Covenants Performed. All covenants to be performed by Amaze on or before the Closing Date shall have been performed, including the execution and filing of the Articles of Merger with the Secretary of State of the State of Nevada and the execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     7.3 Third Party Consents. Amaze shall have obtained and delivered to Parent and Merger Subsidiary all Merger Consents, which shall be in form and substance reasonably satisfactory to Parent and Merger Subsidiary.

     7.4 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change (whether or not covered by insurance) in Amaze's business, assets, liabilities, financial condition or prospects.

     7.5 Officer's Certificate. Amaze shall have delivered to Parent an officer's certificate, certifying that (a) attached thereto are true, correct and complete copies of resolutions duly adopted by unanimous consent in writing of Amaze's board of directors and stockholders, authorizing and approving the execution, delivery and performance of this Agreement and the Amaze Documents and the consummation by Amaze of the transactions contemplated hereby, and such resolutions are in full force and effect as of the Closing Date, (b) attached thereto are good standing certificates for Amaze issued by the Secretary of State of the State of Nevada and of each state in which Amaze is qualified to do business as a foreign corporation; (c) the representations and warranties made by Amaze in Section 3 were true and correct when made and true and correct in all material respects on and as of the Closing Date (as if such representations and warranties were made on and as of the Closing Date, except insofar as the representations and warranties relate solely to a particular specified date or period other than the Closing Date and except for the effects of actions or changes required, permitted or contemplated by this Agreement) or, if any such representations or warranties were false when made or would be false if made on and as of the Closing Date, the aggregate effect of such false representations and warranties does not and would not deprive Parent or Merger Subsidiary of a material benefit of its bargain; and (d) all conditions to the obligations of Amaze to consummate the Closing in this Section 7 have been completely satisfied. Such officer's certificate shall also include a certificate of incumbency, signed by the Secretary of Amaze, certifying the names, titles and signatures of all persons executing this Agreement and the other instruments, certificates and documents to be executed on behalf of Amaze.

     7.6 Opinions of Counsel to Amaze. On the Closing Date, Parent and Merger Subsidiary shall have received from counsel to Amaze a written opinion substantially in the form attached as Exhibit 7.6. In addition, on the Closing Date, Amaze shall have received confirmation from counsel to Amaze that no information has been brought to such counsel's attention that would cause such counsel to withdraw or change the conclusion reached in its opinion rendered pursuant to Section 5.1.

     7.7 Fairness Opinion. On or prior to the Closing Date, Parent's board of directors shall have received an opinion from JWGenesis that the consideration to be received by the Parent in connection with the Merger and the other transactions contemplated hereby, collectively, is fair to Parent from a financial point of view, and such opinion shall not have been withdrawn, retracted or contradicted by JWGenesis.

     7.9 Other Documents. On the Closing Date, Amaze shall have delivered to Parent and Merger Subsidiary such other agreements, instruments and documents relating to the Merger and the transactions contemplated by this Agreement as Parent, Merger Subsidiary or their respective counsel shall have reasonably requested, in each case duly executed and, if so requested, acknowledged by Amaze.

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     8. Conditions Precedent to Obligations of Amaze.  The obligations of Amaze under this Agreement to be performed at the Closing are subject to and conditioned upon the satisfaction, or waiver (in whole or in part) by Amaze, at or prior to the Closing of each of the following conditions:

     8.1 Representations and Warranties. The statements made by Parent and Merger Subsidiary in Sections 2.1 through 2.10 (inclusive) were true and correct when made and are true and correct in all material respects on and as of the Closing Date (as if such statements were made on and as of the Closing Date, except insofar as the statements relate solely to a particular specified date or period other than the Closing Date and except for the effects of actions or changes required, permitted or contemplated by this Agreement), in each case without regard to Parent's or Merger Subsidiary's knowledge, or, if any such statements were false when made or would be false if made on and as of the Closing Date, the aggregate effect of such false statements does not and would not deprive Amaze of a material benefit of its bargain.

     8.2 Covenants Performed. All covenants to be performed by Parent and Merger Subsidiary on or before the Closing Date shall have been performed, including the execution and filing of the Articles of Merger with the Secretary of State of the State of Nevada and the execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     8.3 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change (whether or not covered by insurance) in the business, assets, liabilities, financial condition or prospects of Parent and its subsidiaries, taken as a whole.

     8.4 Officer's Certificate. Each of Parent and Merger Subsidiary shall have delivered to Amaze an officer's certificate, certifying that (a) attached thereto are true, correct and complete copies of resolutions duly adopted by unanimous consent in writing of their respective board of directors, authorizing and approving the execution, delivery and performance of this Agreement and the Premier Documents and the consummation by Parent or Merger Subsidiary, as the case may be, of the transactions contemplated hereby, subject to approval of Parent's shareholders, and such resolutions are in full force and effect as of the Closing Date, (b) attached thereto are true, correct and complete copies of resolutions duly adopted by Parent's shareholders at a duly convened meeting of Parent's shareholders at which a quorum was present and voting, approving the transactions contemplated by this Agreement and the Premier Documents that require shareholder approval under any applicable provision of the BCA, Parent's Articles of Incorporation or Parent's By-Laws, (d) attached thereto are good standing certificates for Parent and Merger Subsidiary issued by the Secretary of State of the States of Colorado and Delaware, respectively, (e) the representations and warranties made by Parent and Merger Subsidiary in Section 2 were true and correct in all material respects when made and true and correct on and as of the Closing Date (as if such representations and warranties were made on and as of the Closing Date, except insofar as the representations and warranties relate solely to a particular specified date or period other than the Closing Date and except for the effects of actions or changes required, permitted or contemplated by this Agreement) or, if any such representations or warranties were false when made or would be false if made on and as of the Closing Date, the aggregate effect of such false representations and warranties does not and would not deprive Amaze of a material benefit of its bargain; and
(f) all conditions to the obligations of Parent and Merger Subsidiary to consummate the Closing in this Section 8 have been completely satisfied. Such officer's certificate shall also include a certificate of incumbency, signed by the Secretary of Parent or the Merger Subsidiary as the case may be, certifying the names, titles and signatures of all persons executing this Agreement and the other instruments, certificates and documents to be executed on behalf of Parent and Merger Subsidiary.

     8.5 Drop-Down Documents. Parent shall have delivered to Amaze copies of all agreements, instruments and documents evidencing that the transactions contemplated by Section 4.1 have been consummated, including true, correct and complete copies of (a) the Certificate of Incorporation and By-Laws of Premier,
(b) all Drop-Down Consents that have been obtained, (c) the executed instruments of assignment that effected the transfer and assignment of Parent's assets and business to Premier in accordance with Section 4.1(c) and (d) a good standing certificate from the State of Colorado and each other jurisdiction in which Premier has qualified to do business as a foreign corporation.

     8.6 Opinions of Counsel to Parent and Merger Subsidiary. On the Closing Date, Amaze shall have received from counsel to Parent and Merger Subsidiary a written opinion substantially in the form attached as Exhibit 8.6. In addition, on the Closing Date, Amaze shall have received confirmation from counsel to Parent that no information has been brought to such counsel's attention that would cause such counsel to withdraw or change the conclusion reached in its opinion rendered pursuant to Section 4.2.

     8.7 Other Documents. On the Closing Date, Parent and Merger Subsidiary shall have delivered to Amaze such other agreements, instruments and documents relating to the Merger and the transactions contemplated by this Agreement as Amaze or its counsel shall have reasonably requested, in each case duly executed and, if so requested, acknowledged by Parent and Merger Subsidiary.

     9. Conditions Precedent to Obligations of Parent, Merger Subsidiary and Amaze. The obligations of Parent, Merger Subsidiary and Amaze under this Agreement to be performed at the Closing are subject to and conditioned upon the satisfaction, or waiver (in whole or in part) by each of the parties hereto, at or prior to the Closing of each of the following conditions:

     9.1 Effective Registration Statements. The S-4 Registration Statement shall have been declared effective by the SEC, and then approval and adoption of this Agreement, the Merger and/or any other transactions contemplated by the Merger Agreement requiring approval of the shareholders of Parent or Amaze shall have been solicited pursuant to the S-4 Registration Statement. The S-3 Registration Statement shall have been declared effective by the SEC, and the S-8 Registration Statement shall have been filed.

     9.2 Shareholder Approval. The shareholders of Parent shall have voted on and approved the transactions contemplated by this Agreement that require shareholder approval or adoption under any applicable provision of the BCA, Parent's Articles of Incorporation or Parent's By-Laws.

     9.3 Stockholder Approval. The stockholders of Amaze shall have approved and adopted by written consent this Agreement, the Merger and the transactions contemplated by this Agreement that require stockholder approval or adoption under any applicable provision of the Nevada Law, Amaze's Articles of Incorporation or Amaze's By-Laws.

     9.4 Limited Dissenters. Holders of at least ninety-eight percent (98%) of Old Amaze Stock shall have either (a) executed and delivered to Amaze a written consent to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement that require approval or adoption by Amaze's stockholders under any applicable provision of the Nevada Law or Amaze's Articles of Incorporation or By-Laws or (b) executed and delivered to Amaze a valid and effective waiver of such holder's rights to dissent from and obtain payment of the fair value of his shares of Old Amaze Stock under the Nevada Law.

     9.5 Issuance of Common Stock, Options and Warrants. Parent shall have issued the additional Common Stock and options or warrants to purchase Common Stock set forth on Exhibit 9.5.

     9.6 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated by this Agreement shall have been issued, decreed or enacted.

     10. Non-Survival of Representations, Warranties and Covenants. Except as otherwise expressly set forth in this Agreement, the representations, warranties and covenants of the parties in this Agreement or in any agreement or instrument delivered by a party pursuant to this Agreement shall not survive the Merger.

     11. Director's and Officers' Liability. This Section 11 shall survive the Merger or the termination of this Agreement for any reason whatsoever.

     11.1 Limited Liability. Notwithstanding any of the terms or provisions of the Agreement, no director or officer of a party hereto shall have any personal liability in respect of or relating to the representations, warranties or covenants of a party hereunder or in respect of any certificate delivered with respect thereto.

     11.2 Directors' and Officers' Liability Insurance. Notwithstanding anything to the contrary contained in this Agreement, Parent (including the surviving corporation after giving effect to the Reincorporation Plan) shall, during the six-year period commencing at the Effective Time, (a) maintain appropriate directors' and officers' liability insurance policies providing broad coverage with per occurrence and aggregate liability limits that are favorable to the directors and officers by comparison with such policies customarily maintained by corporations of comparable size within the same industries, which policy also shall cover directors and officer of any subsidiary of Parent, and (b) not amend the Certificate of Incorporation or Articles of Incorporation, as applicable, or By-Laws of Parent, Merger Subsidiary, Premier or Amaze so as to reduce the scope of directors' and officers' liability indemnification provided for therein. The parties specifically acknowledge and agree that each person serving as a director or officer of Parent, Merger Subsidiary, Premier or Amaze is intended to be a third-party beneficiary of this Section 11.2 and is entitled to rely on and enforce this Section 11.2 Agreement, in his or her own name, notwithstanding any action or inaction by any party hereto or other third-party beneficiary hereof, free of any claim, defense, set-off or other right of any party against any party or other third-party beneficiary hereof.

     12. Termination. This Agreement may be terminated at any time prior to consummation of the Closing as follows:

     12.1 Mutual Consent. Amaze and Parent may terminate this Agreement at any time prior to the Closing by their mutual written consent, in which case, unless otherwise agreed between Amaze and Parent, no party hereto shall have any liability to any others hereunder.

     12.2 Amaze's Breach. Without prejudice to any rights or claims a party may have arising from a misrepresentation, breach of warranty or breach of covenant occurring prior to the termination of this Agreement, Parent or Merger Subsidiary may terminate this Agreement at any time prior to Closing by giving written notice to Amaze in the event that:

          (a) any statements made by Amaze in Sections 3.1 through 3.10 (inclusive) were false when made or false on and as of the Closing Date (as if such statements were made on and as of the Closing Date, except insofar as the statements relate solely to a particular specified date or period other than the Closing Date and except for the effects of actions and changes required, permitted or contemplated by this Agreement), in each case without regard to Amaze's knowledge, and the aggregate effect of such false statements deprives Parent or Merger Subsidiary of a material benefit of its bargain; or

          (b) Amaze breaches a covenant in this Agreement or fails to execute and/or deliver any agreement, instrument or document to be executed or delivered by Amaze as a condition to Parent's or Merger Subsidiary's obligation to consummate the Closing, provided that such breach or failure has not been waived or caused by a material breach by either Parent or Merger Subsidiary. Parent's and Merger Subsidiary's respective rights of termination pursuant to this Section 12.2 are in addition to and cumulative with any and all other legal or equitable rights and remedies, as may be available as a result of such or any other breach or default by Amaze.

     12.3 Parent's or Merger Subsidiary's Breach. Without prejudice to any rights or claims a party may have arising from a misrepresentation, breach of warranty or breach of covenant occurring prior to the termination of this Agreement, Amaze may terminate this Agreement at any time prior to Closing by giving written notice to Parent and Merger Subsidiary in the event that:

          (a) any statements made by Parent or Merger Subsidiary in Sections 2.1 through 2.10 (inclusive) were false when made or false on and as of the Closing Date (as if such statements were made on and as of the Closing Date, except insofar as the statements relate solely to a particular specified date or period other than the Closing Date and except for the effects of actions and changes required, permitted or contemplated by this Agreement), in each case without regard to Parent's or Merger Subsidiary's knowledge, and the aggregate effect of such false statements deprives Amaze of a material benefit of its bargain; or

          (b) Parent or Merger Subsidiary breaches a covenant in this Agreement or fails to execute and/or deliver any agreement, instrument or document to be executed or delivered by Parent or Merger Subsidiary as a condition to Amaze's obligation to consummate the Closing, provided that such breach or failure has not been waived or caused by material breach by Amaze.

Amaze's right of termination pursuant to this Section 12.3 is in addition to and cumulative with any and all other legal or equitable rights and remedies that may be available as a result of such or any other breach or default by Parent or Merger Subsidiary.

     12.4 Expiration Date. Without prejudice to any rights or claims a party may have arising from a misrepresentation, breach of warranty or breach of covenant occurring prior to the termination of this Agreement, any party hereto may terminate this Agreement at any time after May 15, 2000 (the "Expiration Date") if Closing has not occurred as of such date other than as the result of a material breach by such party seeking to terminate this Agreement, in which case no party hereto shall have any liability to any others hereunder, except for any misrepresentation, breach of warranty or breach of covenant occurring prior to such termination.

     13. Waiver of Jury Trial. IRREVOCABLY AND UNCONDITIONALLY, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTELLIGENTLY AND VOLUNTARILY WAIVES ALL RIGHTS IT MAY HAVE HAD, BUT FOR THIS AGREEMENT, TO TRIAL BY JURY IN ANY PROCEEDING, DISPUTE OR CONTROVERSY ARISING FROM OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY AGREEMENT, INSTRUMENT OR DOCUMENT OR OTHER MATTER CONTEMPLATED BY THIS AGREEMENT.

     14. Notices and Other Communications. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be delivered personally to the recipient, sent to the recipient by reputable overnight courier service with charges prepaid or mailed to the recipient by United States certified or registered mail with return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties hereto at their respective addresses indicated below:

          (a) to Parent or Merger Subsidiary:

          Premier Concepts, Inc.
          3033 South Parker Road, Suite 120
          Aurora, CO 80014
          Attention: Sissel B. Eckenhausen, President and CEO

          with a copy to:

          Hangley Aronchick Segal & Pudlin
          One Logan Square, 27th Floor
          Philadelphia, PA 19103
          Attention: Curtis L. Golkow, Esq.

          (b) to Amaze:

          264 Airmont Avenue
          Mahwah, NJ 07430
          Attention: Harry Persaud

          with a copy to:

          Parker Chapin Flattau & Klimpl, LLP
          1211 Avenue of the Americas
          New York, New York 10036
          Attention: Martin Eric Weisberg, Esq.
                   Christopher Stewart Auguste, Esq.

Each party may change its address or the Person designated to receive communications on such party's behalf by giving the other party written notice of such change at least ten (10) days in advance. All notices, demands and other communications shall be deemed to have been given hereunder when delivered personally, one business day after deposit with a reputable courier service that has guaranteed overnight delivery, or on the date shown on the return receipt, whether or not delivery is accepted by the addressee.

     15. General Provisions.

     15.1 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, embodies the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements or understandings made by and among such parties, whether written or oral, which may have related to the subject matter hereof in any way whatsoever, other than the Confidentiality Agreement and Escrow Agreement, both of which remain in full force and effect.

     15.2 Amendment; Waiver. This Agreement may be amended only in a written instrument signed by all parties hereto, and the rights of a party may be waived only in a written instrument signed by such party. Except as otherwise expressly provided herein, no delay or failure of any party to enforce at any one or more times, or for any periods of time, any or all provisions this Agreement shall be construed as a waiver of any such provisions or shall diminish or affect the right of such party thereafter to enforce the same or any other provision.

     15.3 Severability. Whenever possible, each provision of this Agreement and the agreements, instruments and other documents to be executed pursuant to this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement or any other agreement, instrument or document is held to be invalid or unenforceable under an applicable Legal Requirement, the remainder of this Agreement and the agreements, instruments and documents executed in connection with this Agreement shall be unaffected thereby, and such illegal, invalid or unenforceable provision shall be deemed modified to the minimum extent necessary to render such provision legal, valid and enforceable (including, in the case of a covenant that is held to be illegal, invalid or unenforceable by reason of its stated duration or scope, by reducing the duration or scope).

     15.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of law.

     15.5 Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder is otherwise assignable, or shall be assigned, by either of the parties without the prior written consent of the other party, and any such attempted or purported assignment shall be null and void ab initio. Except as expressly provided in this Agreement, no provision hereof is intended to or shall create or provide any rights to or in favor of any third party, it being specifically agreed that no third party shall have any right to rely upon or enforce any provision of this Agreement or to assert any right or claim or initiate any Proceeding under this Agreement except as expressly provided herein.

     15.6 Counting Days. For purposes of this Agreement, in computing the number of days, other than "business days," all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any time period falls on a Saturday, Sunday or legal holiday in the State of Delaware, the final day shall be deemed to be the immediately following business day. A "business day" means a day that is not a Saturday, Sunday or legal holiday in the State of Delaware.

     15.7 Knowledge. For purposes of this Agreement, a party shall be deemed to have "knowledge" or "to know" of a particular fact or other matter only if at least one of the executive officers of such party is actually aware of such fact or other matter, provided that one or more of the executive officers have made an inquiry as to such fact or matter with management personnel who are or would be responsible therefor.

     15.8 Construction. Unless otherwise expressly provided, all references herein to "Sections" shall refer to the sections of this Agreement, and all references to "Exhibits" and "Schedules" shall refer to the exhibits and schedules to this Agreement, respectively. The Exhibits and Schedules are an integral part of this Agreement and shall be deemed to be incorporated herein by reference. All references herein to the masculine gender shall also include the feminine and neuter, and vice versa, and all references to the singular form shall also include the plural, and vice versa, as the context may require. References in this Agreement to particular firms, agencies, departments or other Persons, or to statutes, regulations and the like shall be considered as including references to any successors thereto. The word "include" (and correlative words, such as "includes" and "including") shall not be construed as a term of limitation in any context but shall be construed as if followed by the words "without limitation." The word "indirect" (and correlative words, such as "indirectly") shall be construed broadly for the protection of the party to which the representation, warranty or covenant containing such word has been made. The captions of the Sections are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not limit or otherwise affect the interpretation of any provision herein. No provision herein shall be construed against a party merely because of such party's role in the drafting thereof.

     15.9 Facsimile Signatures. This Agreement shall be deemed executed and delivered by a party when its signature hereto has been delivered by facsimile transmission. A facsimile signature shall be treated in all respects as having the same force and effect as an original signature.

     15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                          PREMIER CONCEPTS, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          AMAZEMERGER CO.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          AMAZESCAPE.COM. INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                  AMENDMENT TO


                          AGREEMENT AND PLAN OF MERGER



     This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment Agreement") is made the 19th day of April, 2000 by and among PREMIER CONCEPTS, INC., a Colorado corporation ("Parent"), AMAZEMERGER CO., a Delaware corporation ("Merger Subsidiary") and AMAZESCAPE.COM INC., a Nevada corporation ("Amaze").



                                   BACKGROUND



     The parties to this Amendment Agreement are parties to a certain Agreement and Plan of Merger dated as of February 7, 2000 (the "Merger Agreement") which contemplates the merger of Merger Subsidiary with and into Amaze. The parties to this Amendment wish to amend the Merger Agreement in the manner set forth below.



     NOW, THEREFORE, in consideration of the premises, the parties to this Amendment Agreement hereby agree as follows:



     1. Amendment of Merger Agreement.



          A. Section 12.4 of the Merger Agreement is hereby amended to read in its entirety as follows:



             "12.4 Expiration Date. Without prejudice to any rights or claims a party may have arising from a misrepresentation, breach of warranty or breach of covenant occurring prior to the termination of this Agreement, any party hereto may terminate this Agreement at any time after July 15, 2000 (the "Expiration Date") if Closing has not occurred as of such date other than as the result of a material breach by such party seeking to terminate this Agreement, in which case no party hereto shall have any liability to any others hereunder, except for any misrepresentation, breach of warranty or breach of covenant occurring prior to such termination."



          B. In the future, all references in the Merger Agreement, including without limitation the phrases "this Agreement", "hereof ", and "herein", mean and must be understood to refer to the Merger Agreement, as amended by this Amendment Agreement.



     2. No Implied Amendment: No Waiver.



     This Amendment Agreement may not be construed to amend the Merger Agreement in any way, except as set forth in Section 1. The execution and delivery of this Amendment Agreement does not constitute, and this Amendment Agreement may not be construed to constitute, a waiver by any party of:



          A. any breach of the Merger Agreement by any other party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or



          B. any right or remedy arising from or available to a party by reason of a breach of the Merger Agreement by any other party or parties.



     3. Confirmation of Merger Agreement.



     The parties hereby confirm that the Merger Agreement, as amended by this Amendment Agreement, is in full force and effect.



     IN WITNESS WHEREOF, each party has caused this Amendment Agreement to be executed on its behalf by a duly authorized officer the day and year first above written.

                                          PREMIER CONCEPTS, INC.



                                          By:

                                            ------------------------------------

                                            Name:


                                            Title:



                                          AMAZEMERGER CO.



                                          By:

                                            ------------------------------------

                                            Name:


                                            Title:



                                          AMAZESCAPE.COM. INC.



                                          By:

                                            ------------------------------------

                                            Name:


                                            Title:

                                                                      APPENDIX C


          EXCERPTS FROM NEVADA REVISED STATUTES -- DISSENTER'S RIGHTS

                          RIGHTS OF DISSENTING OWNERS

     92A.300 DEFINITIONS. -- As used in NRS 92A.300 to 92A.500, inclusive, unless context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

     92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. -- "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

     92A.310 "CORPORATE ACTION" DEFINED. -- "Corporate action" means the action of a domestic corporation.

     92A.315 "DISSENTER" DEFINED. -- "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

     92A.320 "FAIR VALUE" DEFINED. -- "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     92A.325 "STOCKHOLDER" DEFINED. -- "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

     92A.330 "STOCKHOLDER OF RECORD" DEFINED. -- "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

     92A.335 "SUBJECT CORPORATION" DEFINED. -- "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

     92A.340 COMPUTATION OF INTEREST. -- Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

     92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. -- A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

     92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED LIABILITY COMPANY. -- The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

     92A.370  RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT
CORPORATION. -- 1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

     92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES. -- 1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the domestic corporation is a party:

             (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

          (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

          (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

     92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER. -- 1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

          (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                (I)  The surviving or acquiring entity; or

                (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

     92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER. -- 1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

     92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT. -- 1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Last amended by Ch. 208, L. '97, eff. 10-l-97.)

     92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES. -- 1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.

     92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS. -- 1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

     92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER. -- 1. A stockholder to whom a dissenter's notice is sent must:

          (a) Demand payment;

          (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Last amended by Ch. 208, L. '97, eff. 10-1-97.)

     92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER. -- 1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS. -- 1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a) Of the county where the corporation's registered office is located; or

          (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

          (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b) A statement of the subject corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e) A copy of NRS 92A.300 to 92A.500, inclusive.

     92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE. -- 1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

     92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE. -- 1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

     92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER. -- 1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters am entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

     92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES. -- 1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500. inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                                                      APPENDIX D


                              AMAZESCAPE.COM INC.
                            ------------------------

                                NOTICE OF MERGER
                                      AND
                       AVAILABILITY OF DISSENTERS RIGHTS
                            ------------------------

To the Holders of Common Stock of
AmazeScape.com Inc. (a Nevada corporation) ("AmazeScape")

     THE MERGER. In accordance with sections 92A.300 to 92A.500, inclusive, of Chapter 92A of the Nevada Revised Statutes (the "Nevada Dissenters Statute"), notice is hereby given that stockholders owning a majority of the outstanding shares of voting common stock of AmazeScape have authorized a merger with Premier Concepts, Inc. (the "Merger") by written consent without a meeting. Accordingly, under the Nevada Dissenters Statute, no meeting or other action is required by the stockholders of AmazeScape for the Merger to become effective.

     DISSENTERS RIGHTS. Any holder of AmazeScape common stock who does not wish to accept the shares of Premier Concepts, Inc. to which he would be entitled pursuant to the terms of the Merger (the "Premier Shares") may assert dissenters rights under the Nevada Dissenters Statute and seek payment in cash of the "fair value" of his shares of AmazeScape common stock (inclusive of interest) in accordance with the Nevada Dissenters Statute, instead of receiving the Premier Shares. AmazeScape may elect to withhold payment from a dissenting stockholder unless he was the beneficial owner of his shares of common stock before [the Prospectus Date].

     ANY HOLDER OF AMAZESCAPE COMMON STOCK WHO WISHES TO EXERCISE HIS RIGHTS AS A DISSENTING STOCKHOLDER MUST DO SO WITHIN 60 DAYS AFTER THIS NOTICE IS DELIVERED, BY EXECUTING A DEMAND FOR PAYMENT IN ACCORDANCE WITH THE NEVADA DISSENTERS STATUTE. A FORM OF DEMAND FOR PAYMENT IS ATTACHED AS APPENDIX A. TO EXERCISE DISSENTERS RIGHTS, A STOCKHOLDER MUST SEND OR DELIVER A DEMAND FOR PAYMENT, TOGETHER WITH THE STOCK CERTIFICATE(S) REPRESENTING HIS SHARES OF
AMAZESCAPE COMMON STOCK, ON OR BEFORE             , 2000 TO:

                              AMAZESCAPE.COM INC.
                               264 AIRMONT AVENUE
                            MAHWAH, NEW JERSEY 07430
               ATTN: HARRICHAND PERSAUD, CHIEF EXECUTIVE OFFICER

     Holders of shares of common stock not represented by certificates will be restricted from transferring these shares once a demand for payment is received by Amazescape.

     Holders of shares of AmazeScape common stock who follow the procedures set forth in Section 92A.440 of the Nevada Dissenters Statute and in this Notice of Merger and Availability of Dissenters Rights will be entitled, within 30 days after receipt by AmazeScape of the dissenting stockholder's demand for payment, to receive payment in cash of the "fair value" of such shares of AmazeScape common stock (plus accrued interest), as determined by AmazeScape.

     Pursuant to the terms of the Agreement and Plan of Merger, Premier Concepts, Inc. has no obligation to complete the Merger if dissenters rights are asserted and demand for "fair value" is made in accordance with the Nevada Dissenters Statute with respect to more than two percent (2%) of the outstanding shares of AmazeScape common stock. If the Merger is not completed, no stockholder of AmazeScape will be entitled to assert dissenters rights.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY THE NEVADA DISSENTERS STATUTE FOR ASSERTING DISSENTERS RIGHTS TIMELY MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE

CONSIDERATION RECEIVABLE IN RESPECT TO SUCH SHARES IN ACCORDANCE WITH THE AGREEMENT AND PLAN OF MERGER). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF THE NEVADA DISSENTERS STATUTE, AMAZESCAPE'S STOCKHOLDERS WHO ARE CONSIDERING DISSENTING ARE ADVISED TO CONSULT THEIR OWN LEGAL COUNSEL.

     The preceding discussion is not a complete statement of the Nevada Dissenters Rights Statute and is qualified in its entirety by the full text of Sections 92A.300 to 92A.500, which is reprinted in its entirety and attached as Appendix B.

                                          AMAZESCAPE.COM INC.

                                          Harrichand Persaud
                                          Chief Executive Officer

Dated:             , 2000.

                                                                      APPENDIX A

                              AMAZESCAPE.COM INC.

                               DEMAND FOR PAYMENT

     The undersigned hereby:

          (i) acknowledges that the date of the first announcement to the stockholders of AmazeScape.com Inc. of the terms of the Agreement and Plan of Merger by and among Premier Concepts, Inc., AmazeMerger Co. and
     AmazeScape.com Inc. (the "Merger Agreement") was             , 2000;

          (ii) certifies that he acquired beneficial ownership of his shares of
     common stock of AmazeScape.com Inc. before             , 2000;

          (iii) elects to assert dissenters rights and demand payment in cash of the "fair value" of his shares in accordance with the provisions of 92A.300 to 92A.500, inclusive, of Chapter 92A of the Nevada Revised Statutes rather than receive the consideration to which he otherwise would have been entitled as a result of the transactions contemplated by the Merger Agreement; and

          (iv) certifies that stock certificate(s) representing his shares of common stock of AmazeScape.com Inc. are enclosed with this Demand for Payment, which has been signed and dated as set forth below.

                                          --------------------------------------
                                          (Signature of Stockholder)

Dated:             , 2000

                                                                      APPENDIX B

          EXCERPTS FROM NEVADA REVISED STATUTES -- DISSENTER'S RIGHTS


                 (SEE APPENDIX C TO PROXY STATEMENT/PROSPECTUS)

                                                                      APPENDIX E


                             [JWGENESIS LETTERHEAD]

February 1, 2000

Board of Directors
Premier Concepts, Inc.
3033 South Parker Road, Suite 120
Aurora, CO 80014

Ladies and Gentlemen:

     We understand that Premier Concepts, Inc., a Colorado corporation ("Premier" or the "Company"), and AmazeScape.com, Inc., a Nevada corporation ("AmazeScape"), propose to enter into an Agreement and Plan of Merger by and between Premier and AmazeScape (the "Agreement"), pursuant to which Premier will issue a certain number of its capital shares in exchange for the outstanding equity interests of AmazeScape (the "Transaction"). For the purposes of this letter, the Agreement will constitute only the draft delivered to us dated February 1, 2000, which draft the Company's legal counsel has advised us will be furnished to Premier's Board of Directors for approval, and will include only the schedules and exhibits that were attached thereto. The terms of the Transaction are more fully described in the Agreement.

     You have requested our opinion with respect to the fairness as to whether or not the consideration to be received by the Company in the Transaction (the "Consideration") is fair, from a financial point of view, to the Company as of the date hereof and according to the Agreement. In arriving at the opinion set forth herein, we have, among other things:

     a) reviewed the financial terms of the Agreement;

     b) reviewed and analyzed certain business and financial information with respect to Premier, including financial forecasts prepared by the Company (Premier's management has advised us that such information provided to us is the most recent information developed or reviewed by Premier and that management has not changed its position with respect to such information);

     c) held discussions with certain members of the management of the Company and AmazeScape concerning their business, operations and prospects and visited certain facilities of both companies;

     d) reviewed the Company's Annual Reports on Forms 10-K for the four fiscal years ended January 31, 1999 and the Company's Quarterly Report on Forms 10-Q for the period ended October 31, 1999;

     e) reviewed certain financial statistics of publicly-traded companies we deemed reasonably comparable to Premier and compared the financial terms of the Transaction with those of similar transactions we deemed reasonably comparable;

     f) reviewed the price and public trading history of the Company's common stock; and

     g) reviewed AmazeScape's business plan dated December 1999 and financial forecasts for and as developed by AmazeScape (AmazeScape's management has advised us that such information provided to us is the most recent information developed or reviewed by AmazeScape and that management has not changed its position with respect to such information).

     In connection with our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available by the Company and AmazeScape and we have neither attempted independently to verify nor have we assumed any responsibility for verification of such information. We have not made or obtained or assumed any responsibility for making or obtaining independent evaluations or appraisals of Premier or AmazeScape, nor have we been furnished with any such evaluations or appraisals. With respect to the financial forecasts referred to above, we have assumed that they

Board of Directors
Premier Concepts, Inc.
February 1, 2000
Page  2

have been reasonably prepared on bases reflecting the best available good faith estimate and judgment of the management of the Company and AmazeScape, respectively, as to the future financial performance of the two respective companies, and that the two respective companies will perform substantially in accordance with such forecasts. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We have assumed that the Transaction will be consummated on the terms described in the Agreement without any waiver or modification to any of the material terms and conditions relating to Premier. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Premier or AmazeScape. We were not authorized to, and did not, solicit third party indications of interest in acquiring all or part of Premier or AmazeScape, and we were not asked to consider, and our opinion does not address, the consideration the Company or AmazeScape might receive from third party purchasers, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or AmazeScape or the effect of any other transaction in which Premier or AmazeScape might engage. Our conclusions are based solely on information available to us on or before the date hereof and reflect economic, market and other conditions as of such date.

     This opinion has been prepared solely for the benefit and use of the Board of Directors of Premier in connection with its consideration of the Transaction. This opinion does not constitute a recommendation to any shareholder as to whether or not such investor should vote for or against the Transaction. Premier has agreed to indemnify JWGenesis Capital Markets, Inc. for certain liabilities that may arise out of the rendering of this opinion.

     In rendering this opinion, we have not been engaged to act as an agent or fiduciary of, and the Board of Directors has expressly waived to the fullest extent permitted by law any duties or liabilities we may otherwise be deemed to have had to, the Company's equity holders or any other third party.

     This opinion speaks as of its date only, and we have no obligation to update this opinion to take into account new facts and circumstances, except as provided in the letter agreement dated December 3, 1999 between Premier and us. This opinion is intended for distribution only to the Board of Directors of Premier and may not be distributed or disclosed in whole or part to any other party without our express written consent, except as provided in the December 3, 1999 letter agreement.

     On the basis of, and subject to, the foregoing, and based upon such other matters as we consider relevant, it is our opinion that the Consideration is fair, from a financial point of view, to the Company as of the date hereof and according to the Agreement.

                                          Very truly yours,

                                          /s/ JWGENESIS CAPITAL MARKETS,
                                          INC.
                                          --------------------------------------
                                          JWGenesis Capital Markets, Inc.

                                                                      APPENDIX F


                             PREMIER CONCEPTS, INC.

                             2000 STOCK OPTION PLAN

     I. Purpose.

     A. This Stock Option Plan (this "Plan") is adopted by the Board of Directors of Premier Concepts, Inc., a Colorado corporation (the "Company"), on February 3, 2000, to enable the Company to afford certain of its directors, executive officers and key employees and the directors, executive officers and key employees of any subsidiary corporation or parent corporation of the Company who are responsible for the continued growth of the Company, an opportunity to acquire a proprietary interest in the Company and thus to create in such directors, executive officers and key employees an increased interest in, and a greater concern for, the welfare of the Company.

     B. The stock options ("Options") offered pursuant to this Plan are a matter of separate inducement and are not in lieu of any salary or other compensation for the services of such directors, executive officers or key employees.

     C. The Options granted under this Plan are intended to be either incentive stock options ("Incentive Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or Options that do not meet the requirements for Incentive Options ("Non-Qualified Options"), but the Company makes no warranty as to the qualification of any Option as an Incentive Option.

     II. Administration of this Plan.

     A. Procedure.

     This Plan shall be administered by a Committee of the Board of Directors of the Company.

          1. Subject to subparagraph (2), the Board of Directors shall appoint a Committee consisting of not less than two members of the Board of Directors to administer this Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. A majority of the members of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee shall be the act of the Committee. Any member of the Committee may be removed at any time, either with or without cause, by resolution adopted by the Board of Directors, and any vacancy on the Committee may at any time be filled by resolution adopted by the Board of Directors.

          2. Any or all powers and functions of the Committee may at any time, and from time to time, be exercised by the Board of Directors. Any reference in this Plan to the Committee shall be deemed also to refer to the Board of Directors, to the extent that the Board of Directors is exercising any of the powers and functions of the Committee.

          3. Subject to the foregoing subparagraphs (1) and (2), from time to time the Board of Directors may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer this Plan.

     B. Powers of the Committee.

     Subject to the provisions of this Plan, the Committee shall have the authority, in its discretion:

          1. to determine the directors, executive officers and key employees to whom Options shall be granted, the time when such Options shall be granted, the number of shares which shall be subject to each Option, the purchase price or exercise price of each share which shall be subject to each Option, the periods during which such Options shall be exercisable (whether in whole or in part) and the other terms and provisions with respect to the Options (which need not be identical);

          2. to determine, upon review of relevant information and in accordance with Article IX hereof, the fair market value of the Common Stock underlying the Options;

          3. to construe this Plan and Options granted thereunder;

          4. to accelerate or defer (with the consent of the Optionee) the exercise of any Option, consistent with the provisions of this Plan;

          5. to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option;

          6. to prescribe, amend and rescind rules and regulations relating to this Plan;

          7. to make all other determinations deemed necessary or advisable for the administration of this Plan.

     C. Agreements With Optionee.

     Without limiting the foregoing, the Committee shall also have the authority to require, in its discretion, as a condition to the granting of any Option, that the Participant agree not to sell or otherwise dispose of shares acquired pursuant to the Option for a prescribed period following the date of acquisition of such shares and that, in the event of termination of a directorship or employment of such Participant, other than as a result of dismissal without cause, the Participant will not, for a period to be fixed at the time of the grant of the Option, enter into any employment or participate directly or indirectly in any business or enterprise which is competitive with the business of the Company or any subsidiary corporation or parent corporation of the Company, or enter into any employment in which such employee or director will be called upon to utilize special knowledge obtained through his or her directorship or employment with the Company or any subsidiary corporation or parent corporation thereof.

     D. Effect of Committee's Decision.

     All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees and any other holders of any Options granted under this Plan.

     III. Eligibility.

     A. Options intended to be Non-Qualified Options may be granted only to directors, officers and other salaried key employees of the Company, or any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired, except as hereafter provided.

     B. Options intended to be Incentive Options may be granted only to salaried key employees of the Company or any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired, and not to any director or officer who is not also an employee.

     IV. Amount of Stock.

     A. The total number of shares of Common Stock of the Company which may be purchased pursuant to the exercise of Options granted under this Plan shall not exceed, in the aggregate, 1,750,000 shares of the authorized Common Stock, $.0002 par value per share, of the Company (the "Shares"), of which 250,000 Shares shall be reserved for issuance to the directors, officers and key employees of Premier Commerce, Inc., a Delaware corporation and wholly-owned subsidiary of the Company. Shares which are subject to Options shall be counted only once in determining whether the maximum number of shares which may be purchased or acquired under this Plan has been exceeded.

     B. Shares which may be acquired under this Plan may either be authorized but unissued Shares, Shares of issued stock held in the Company's treasury, or both, at the discretion of the Company. If and to the extent that Options granted under this Plan expire or terminate without having been exercised, new Options may be granted with respect to the Shares covered by such expired or terminated Options, provided that the grant and the terms of such new Options shall in all respects comply with the provisions of this Plan.

     V. Effective Date and Term of this Plan.

     A. This Plan shall become effective on the date (the "Effective Date") on which it is adopted by the Board of Directors of the Company; provided, however, the Plan and any Options granted thereunder shall terminate if the Plan is not approved by a vote of the Shareholders of the Company within twelve (12) months before or after the Effective Date.

     B. The Company may, from time to time during the period beginning on the Effective Date and ending on December 31, 2009 (the "Termination Date"), grant to persons eligible to participate in this Plan, Options under the terms of this Plan. Options granted prior to the Termination Date may extend beyond that date, in accordance with the terms thereof.

     C. As used in this Plan, the terms "subsidiary corporation" and "parent corporation" shall have the meanings ascribed to such terms, respectively, in Sections 425(f) and 425(e) of the Code.

     D. An employee, executive officer or director to whom Options are granted hereunder may be referred to herein as a "Participant".

     VI. Terms of Options.

     Stock Options granted pursuant to this Plan shall be evidenced by written agreements which shall comply with the following terms and conditions:

     A. Time of Exercise.

     Any Option may be exercised by the Participant holding such Option for such period or periods as the Committee shall determine at the date of grant of such Option. In no event shall any Incentive Option granted to a Participant owning more than ten percent (10%) of the voting power of all classes of the Company's stock, or the stock of any subsidiary corporation or parent corporation, be exercisable by its terms after the expiration of five (5) years from the date it is granted, nor shall any other Incentive Option granted under this Plan be exercisable by its terms after ten (10) years from the date it is granted. The Committee shall have the right to accelerate, in whole or in part, the expiration date of any Option; and to the extent that an Option is not exercised within the period of exercisability specified therein, it shall expire as to the then unexercised portion.

     B. Transferability.

     Any Option granted under this Plan shall not be transferrable by the director, executive officer or key employee holding same and may be exercised by the director, executive officer or key employee only during his lifetime, except that the Option may be exercisable for up to one year after the death of such director, executive officer or key employee in accordance with the laws of descent and distribution.

     C. Option Price.

     1. The purchase price for each Share purchasable under any Non-Qualified Option granted hereunder shall be such amount as the Committee shall deem appropriate.

     2. The purchase price for shares of stock subject to any Option intended to be an Incentive Option under this Plan shall not be less than the fair market value of the stock on the date of the grant of the Incentive Option, which fair market value shall be determined in good faith at the time of the grant of the Incentive Option by the Committee administering this Plan. In the event that any Option intended to be an Incentive Option is granted to an employee owning more than ten percent (10%) of the voting power of all classes of the Company's stock, the purchase price per share of the stock subject to such an Incentive Option shall not be less than 110% of the fair market value of the stock on the date of the grant of such Incentive Option determined in good faith by the Committee.

     D. Consideration for Shares.

     The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee and may consist entirely of cash, check, other shares of common stock of the Company which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said Option shall be exercised, or the assignment of the proceeds of a sale or loan with respect to some or all of the Shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System), or any combination of such methods of payment, or such other consideration and method of payment for issuance of shares to the extent permitted under applicable provisions of the Colorado Business Corporation Act and the Company's Articles of Incorporation and By-laws.

     E. Vesting.

     Any Options granted pursuant to this Plan may be made subject to vesting by the Committee in its discretion.

     VII. Special Provisions Applicable to Insiders.

     No Option shall be granted to any person who is an Insider (as hereinafter defined) at the time of the grant thereof unless either (i) the granting of such Option and the specific terms thereof have been approved by the Company's Board of Directors (and not merely by the Committee, as such) or (ii) such Option shall not become exercisable as to any Shares subject to purchase thereunder until at least six months shall have elapsed from the date on which such Option was granted. For the purposes of this Article VII, "Insider" means any person who is an executive officer or director of the Company or is otherwise subject to the provisions of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to the Shares.

     VIII. Method of Determination of Fair Market Value.

     A. If the Shares are listed on a national securities exchange in the United States on any date as of which the fair market value per Share is to be determined, the fair market value per Share shall be deemed to be the average of the high and low quotations at which such Shares are sold on such national securities exchange on such date. If the Shares are listed on a national securities exchange in the United States on such date but the Shares are not traded on such date, or such national securities exchange is not open for business on such date, the fair market value per Share shall be determined as of the closest preceding date on which such exchange shall have been open for business and the Shares were traded. If the Shares are listed on more than one national securities exchange in the United States on the date any such Option is granted, the Committee shall determine which national securities exchange shall be used for the purpose of determining the fair market value per Share.

     B. If a public market exists for the Shares on any date as of which the fair market value per Share is to be determined but the Shares are not listed on a national securities exchange in the United States, the fair market value per Share shall be deemed to be the mean between the closing bid and asked quotations in the over-the-counter market for the Shares on such date. If there are no bid and asked quotations for the Shares on such date, the fair market value per Share shall be deemed to be the mean between the closing bid and asked quotations in the over-the-counter market for the Shares on the closest date preceding such date for which such quotations are available.

     C. If no public market exists for the Shares on any date on which the fair market value per Share is to be determined, the Committee shall, in its sole discretion and best judgment, determine the fair market value of a Share.

     For purposes of this Plan, the determination by the Committee of the fair market value of a Share shall be conclusive.

     IX. Termination of Directorship or Employment.

     A. Upon termination of the directorship or employment of any Participant with the Company and all subsidiary corporations and parent corporations of the Company, any Option previously granted to the

Participant, unless otherwise specified by the Committee in the Option, shall, to the extent not theretofore exercised, terminate and become null and void, provided that:

          1. if the Participant shall die while serving as a director or while in the employ of such corporation or during either the three (3) month or one (1) year period, whichever is applicable, specified in clause A.2 below and at a time when such Participant was entitled to exercise an Option as herein provided, the legal representative of such Participant, or such person who acquired such Option by bequest or inheritance or by reason of the death of the Participant, may, not later than one (1) year from the date of death, exercise such Option, to the extent not theretofore exercised and to the extent such Option has not yet terminated or expired, in respect of any or all of such number of Shares as specified by the Committee in such Option; and

          2. if the directorship or employment of any Participant to whom such Option shall have been granted shall terminate by reason of the Participant's retirement (at such age or upon such conditions as shall be specified by the Committee), disability (as described in Section 22(e)(3) of the Code) or dismissal by the employer other than for cause (as defined below), and while such Participant is entitled to exercise such Option as herein provided, such Participant shall have the right to exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Committee in such Option, at any time up to and including (i) three (3) months after the date of such termination of directorship or employment in the case of termination by reason of retirement or dismissal other than for cause, and (ii) one (1) year after the date of termination of directorship or employment in the case of termination by reason of disability.

          In no event, however, shall any person be entitled to exercise any Option after the expiration of the period of exercisability of such Option as specified therein.

     B. If a Participant voluntarily terminates his directorship or employment, or is discharged for cause, any Option granted hereunder shall, unless otherwise specified by the Committee in the Option, forthwith terminate with respect to any unexercised portion thereof.

     C. If an Option shall be exercised by the legal representative of a deceased Participant, or by a person who acquired an Option or by bequest or inheritance or by reason of the death of any Participant, written notice of such exercise shall be accompanied by a certified copy of letter testamentary or equivalent proof of the right of such legal representative or other person to exercise such Option.

     D. For the purposes of this Plan, the term "for cause" shall mean:

          1. with respect to an employee who is a party to a written agreement with, or, alternatively, participates in a compensation or benefit plan of the Company or a subsidiary corporation or parent corporation of the Company, which agreement or plan contains a definition of "for cause" or "cause" (or words of like import) for purposes of termination of employment thereunder by the Company or such subsidiary corporation or parent corporation of the Company, "for cause" or "cause" as defined in the most recent of such agreements or plans; or

          2. in all other cases, as determined by the Board of Directors, in its sole discretion, (i) the willful commission by an employee of a criminal or other act that causes or probably will cause substantial economic damage to the Company or a subsidiary corporation or parent corporation of the Company or substantial injury to the business reputation of the Company or a subsidiary corporation or parent corporation of the Company; (ii) the commission by an employee of an act of fraud in the performance of such employee's duties on behalf of the Company or a subsidiary corporation or parent corporation of the Company; (iii) the continuing willful failure of an employee to perform the duties of such employee to the Company or a subsidiary corporation or parent corporation of the Company (other than such failure resulting from the employee's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the employee by the Board of Directors; or
     (iv) the order of a court of competent jurisdiction requiring the termination of the employee's employment. For purposes of this Plan, no act, or failure to act, on the employee's part shall be considered "willful" unless done or omitted to be done by the employee not in good faith and without reasonable belief that the employee's action or omission was in the best interest of the Company or a subsidiary corporation or parent corporation of the Company.

     E. For the purposes of this Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation for purposes of Section 422(a) of the Code. If an individual is on maternity, military or sick leave or other bona fide leave of absence, such individual shall be considered an "employee" for purposes of the exercise of an Option and shall be entitled to exercise such Option during such leave if the period of such leave does not exceed ninety (90) days, or if longer, so long as the individual's right to reemployment with his employer is guaranteed either by statute or by contract. If the period of leave exceeds ninety (90) days, the employment relationship shall be deemed to have terminated on the ninety-first (91st ) day of such leave, unless the individual's right to reemployment is guaranteed by statute or contract.

     F. A termination of employment shall not be deemed to occur by reason of
(i) the transfer of a Participant from employment by the Company to employment by a subsidiary corporation or a parent corporation of the Company, or (ii) the transfer of a Participant from employment by a subsidiary corporation or a parent corporation of the Company to employment by the Company or by another subsidiary corporation or parent corporation of the Company.

     X. Right to Terminate Employment.

     This Plan shall not impose any obligation on the Company or on any subsidiary corporation or parent corporation thereof to continue the employment of any Participant; and it shall not impose any obligation on the part of any Participant to remain in the employ of the Company or of any subsidiary corporation or parent corporation thereof.

     XI. Purchase for Investment.

     Except as hereafter provided, a Participant shall, upon any exercise of an Option or Right, execute and deliver to the Company a written statement, in form satisfactory to the Company, in which such Participant represents and warrants that such Participant is purchasing or acquiring the Shares acquired thereunder for such Participant's own account, for investment only and not with a view to the resale or distribution thereof, and agrees that any subsequent offer for sale or sale or distribution of any of such Shares shall be made only pursuant to either (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement has become effective and is current with regard to the Shares being offered or sold; or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the holder shall, if so requested by the Company, prior to any offer for sale or sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto. The foregoing restriction shall not apply to (i) issuances by the Company so long as the Shares being issued are registered under the Securities Act and a prospectus in respect thereof is current, or (ii) reofferings of Shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities
Act) if the Shares being reoffered are registered under the Securities Act and a prospectus in respect thereof is current.

     XII. Exchange, S.E.C. or Other Governmental Requirements.

     If any law or regulation of the Securities and Exchange Commission, any stock exchange, The Nasdaq Stock Market, Inc. or any governmental body having jurisdiction shall require any action to be take in connection with the issuance of shares pursuant to an Option under this Plan before shares can be delivered to an Optionee, then the date for issuance of these shares shall be postponed until such action can be taken.

     XIII. Adjustments upon Changes in Capitalization or Merger.

     Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under this Plan but as to which no Options have yet been granted or which have been returned to this Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

     In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the Option or to substitute an equivalent option, in which case the Board shall, in lieu of such assumption or substitution provide for the Optionee to have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.

     If, as a result of accelerating the time period during which all Options are exercisable in full in the event of a merger or asset transaction, any Optionee would incur liability under Section 16(b) of the Exchange Act as a result of the exercise of an accelerated Option, such Optionee may request the Company to, and the Company shall be obligated to repurchase such Option for cash equal to the excess of the fair market value on the advanced termination date of the shares subject to the Option over the Option exercise price.

     XIV. Change in Control.

     A. For purposes of this Plan, a "change in control" of the Company occurs if (i) any "person" (defined as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities than entitled to vote for the election of directors; or (ii) during any period of two
(2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof; or (iii) the Board of Directors shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above; provided, however, no "change in control" shall be deemed to have occurred merely by virtue of the consummation of any transaction contemplated by that certain Agreement and Plan of Merger, dated February 7, 2000, by and among the Company; AmazeMerger Co., a Delaware corporation and wholly-owned subsidiary of the Company; and AmazeScape.com, Inc., a Nevada corporation.

     B. In the event of a change in control of the Company (defined above), the Committee, in its discretion, may determine that, upon the occurrence of a transaction described in the preceding paragraph, each Option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each Share subject to such Option, an amount of cash equal to the excess of the fair market value of such Share immediately prior to the occurrence of such transaction over the exercise price per Share of such Option. The provisions contained in the preceding sentence shall be inapplicable to an Option granted within six (6) months before the occurrence of a transaction described above if the holder of such Option is a director or officer of the Company or a beneficial owner of the Company who is described in
Section 16(a) of the Exchange Act, unless such holder dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the expiration of such six-month period.)

     C. Alternatively, the Committee may determine, in its discretion, that all then outstanding Options shall immediately become exercisable upon a change of control of the Company.

     XV. Withholding Taxes.

     The Company may require an employee exercising a Non-Qualified Option granted hereunder, or disposing of Shares acquired pursuant to the exercise of an Incentive Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code), to reimburse the corporation that employs such employee for any taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance or disposition of such Shares. In lieu thereof, the employer corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the employee upon such terms and conditions as the Committee shall prescribe. The employer corporation may, in its discretion, hold the stock certificate to which such employee is entitled upon the exercise of an Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.

     XVI. Amendment of this Plan.

     The Board of Directors or the Committee may, from time to time, amend this Plan, provided that, notwithstanding anything to the contrary herein, no amendment shall be made, without the approval of the Shareholders of the Company, that will (i) increase the total number of Shares reserved for Options under this Plan (other than an increase resulting from an adjustment provided for in Article VIII, Termination of Directorship or Employment), (ii) reduce the exercise price of any Incentive Option granted hereunder below the price required by Article VII, Method of Determination of Fair Market Value; (ii) modify the provisions of this Plan relating to eligibility, or (iv) materially increase the benefits accruing to participants under this Plan. The Board of Directors or the Committee shall be authorized to amend this Plan and the Options granted thereunder to permit the Incentive Options granted thereunder to qualify as "incentive stock options" within the meaning of Section 422A of the Code. The rights and obligations under any Option granted before amendment of this Plan or any unexercised portion of such Option shall not be adversely affected by amendment of this Plan or the Option without the consent of the holder of the Option.

     XVII. Termination or Suspension of this Plan.

     The Board of Directors or the Committee may at any time and for any or no reason suspend or terminate this Plan. This Plan, unless sooner terminated under
Article V, Effective Date and Term of this Plan, or by action of the Board of Directors, shall terminate at the close of business on the Termination Date. An Option may not be granted while this Plan is suspended or after it is terminated. Options granted while this Plan is in effect shall not be altered or impaired by suspension or termination of this Plan, except upon the consent of the person to whom the Option was granted. The power of the Committee under
Article 11 to construe and administer any Options granted prior to the termination or suspension of this Plan shall continue after such termination or during such suspension.

     XVIII. Governing Law.

     This Plan, such Options as may be granted thereunder, and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado from time to time obtaining.

     XIX. Partial Invalidity.

     The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

     XX. The foregoing Stock Option Plan was approved by the Board of Directors of the Company at a special meeting of the Board of Directors on February 3, 2000.

                                          PREMIER CONCEPTS, INC.

                                          By:
                                          --------------------------------------
                                                     Corporate Officer

     The foregoing Stock Option Plan was approved by the Shareholders of the
Company at a Special Meeting of the Shareholders on             , 2000.

                                          PREMIER CONCEPTS, INC.

                                          By:
                                          --------------------------------------
                                                     Corporate Officer

     THE SECURITIES IN THE FORM OF INCENTIVE STOCK OPTIONS OF PREMIER CONCEPTS, INC. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DEPOSED OF EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

                             PREMIER CONCEPTS, INC.

                                  STOCK OPTION

     THIS AGREEMENT is made effective as of this   day of           ,      , by
PREMIER CONCEPTS, INC., a Colorado corporation, 3033 S. Parker Road, Suite 120, Denver, Colorado 80014 (the "Company") and

                                          --------------------------------------
                                          (Employee's Name)

                                          --------------------------------------
                                          (Employee's Address)

     The above-named employee ("Employee") is an employee of the Company. The Company considers it in its best interests for the Employee be given an inducement to acquire an ownership interest in the Company and an added incentive to advance the interests of the Company by possessing an option to purchase shares of the Company's common stock, $.0002 par value per share ("Common Stock"), in accordance with the Stock Option Plan adopted by the Board of Directors of the Company on February 3, 2000 and approved by the shareholders
of the Company on             , 2000.

     IN CONSIDERATION of these premises and the foregoing mutual promises and covenants, the parties agree as follows:

     1. Grant of Option.

     The Company hereby grants to Employee the option to purchase
shares of Common Stock at the purchase price of $.          per share, which is
the fair market value of the shares as determined in good faith by the Board of Directors, or, for employees owning more than ten percent (10%) of said stock, is 110% of said fair market value, in the manner and subject to the conditions provided in this Agreement.

     2. Time of Exercise of Option.

     This option may be exercised at any time and from time to time until the termination of this option as provided in paragraph 6 below; except that this option granted to Employee shall in no event be exercised while there is outstanding any option previously granted to the same employee to purchase stock in the Company; and provided that any such previously granted option not having been exercised in full shall be deemed to remain outstanding until the expiration of the period during which under its initial terms it could have been exercised.

     3. Method of Exercise.

     The option shall be exercised by written notice by Employee to the Board of Directors of the Company at the Company's principal place of business accompanied by delivering to the Company an executed Notice of Exercise of Incentive Stock Option in the form attached hereto as Exhibit A, and Employee's check in payment of the option price for the number of shares for which the option is exercised, or in the form of delivery of other shares of common stock of the Company having a fair market value equal to the option price. The Company shall then issue a certificate or certificates for such shares; provided that if any law or regulation of any government agency, stock exchange or stock quotation service requires the Company to take any action with the respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. In the event the shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, Employee shall, concurrently with the exercise of all or any portion of this Option, deliver to the Company her Investment Representation Statement in the form attached hereto as Exhibit B.

     4. Manner of Payment.

     The exercise price of each option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the option is exercised, (ii) by delivery to the Company of other Common Stock of the Company valued at its then established fair market value, (iii) by delivery to the Company of either options or warrants of the Company, including, without limitation, this option, valued at the difference between their exercise price and the then established fair market value of the Company's Common Stock, (iv) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the holder hereof, or (v) any other form of legal consideration that may be acceptable to the Board of Directors, in its discretion. For the purposes of this paragraph 6, the fair market value of the Company's Common Stock shall be (i) the closing sale price for the Common Stock on the primary exchange upon which the shares are listed and traded on the date the option is exercised, or (ii) if the shares are not traded on any national exchange, the closing sale price for the Common Stock on the The Nasdaq National Market System on the date the option is exercised, or (iii) if the shares or neither traded on a national exchange nor listed on The Nasdaq National Market System, then the average of the bid and ask prices for the Common Stock as quoted on The Nasdaq SmallCap Market or (iv) if the shares of Common Stock are neither traded on a national exchange or The Nasdaq National Market System nor quoted on The Nasdaq SmallCap Market, the average of the bid and ask prices for the Common Stock as quoted by any recognized securities quotation service such as the National Quotation Bureau, Inc. or the OTC Electronic Bulletin Board on the date the option is exercised. In the case of any deferred payment arrangement, any interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Internal Revenue Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

     5. Termination of Option.

     This option shall terminate on the first to occur of the following dates:

          a. The expiration of three (3) months after the date on which Employee's employment by the Company is terminated;

          b. The expiration of twelve (12) months after the date on which Employee's employment is terminated if by reason of Employee's permanent and total disability.

          c. In the event of Employee's death while employed by the Company, her executors and administrators may exercise the option within two (2) years following the date of her death, as to any of the shares not previously exercised during the Employee's lifetime.

          d. Notwithstanding the provisions of paragraph 6.a, 6.b and 6.c of this paragraph:

             (1) In the event Employee's employment with the Company is terminated by the Company without cause prior to the vesting of the options described in paragraph 3.b above, then and in such event the options shall be deemed automatically vested and exercisable by Employee within the period set forth in paragraph 6.a above.

             (2) In the event Employee's employment with the Company is terminated voluntarily by the Employee without cause after vesting but prior to the exercise of the options, then and in such event options exercisable to purchase 100,000 shares of the Company's Common Stock described in paragraph 3.b above shall automatically be deemed terminated and of no further legal force or effect; and Employee agrees to surrender to the Company for cancellation the certificates representing the options so terminated.

             (3) The options described in paragraphs 3.a and 3.b above shall terminate and be of no further legal force or effect if, after they have vested but prior to their exercise, Employee's employment with the Company is terminated by the Company with cause.

     e. Seven years after the grant of this option.

     6. Reclassification, Consolidation and Merger.

     If and to the extent that the number of shares of the Company's par common stock shall be increased or reduced by change of par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to option and the option price per share shall be proportionately adjusted. Notwithstanding any provision of paragraph I to the contrary, this option shall be exercisable by Employee immediately prior to any merger, consolidation, or sale of substantially all of the assets of the Company.

     7. Right of Exercise of Option.

     This option is nontransferable by Employee except in the event of his or her death as provided in paragraph 6.c above and during Employee's lifetime is exercisable only by Employee. Employee shall have no rights as a shareholder with respect to shares subject to this option until payment of the option price and issuance of share certificates for such shares as provided in this Agreement.

     8. Early Disposition of Stock.

     Employee understands that if he or she disposes of any shares received under this option within two (2) years after the date of this Agreement or within one (1) year after purchase of such shares upon exercise of this option, he or she will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount generally measured by the difference between the price paid for the shares and the lower of (i) the fair market value of the shares at the date of the exercise or (ii) the fair market value of the shares at the date of disposition. The amount of such ordinary income may be measured differently if Employee is an officer, director or 10% shareholder of the Company, or if the shares were subject to a substantial risk of forfeiture at the time they were transferred to Employee. Employee hereby agrees to notify the Company in writing within thirty (30) days after the date of any such disposition. Employee understands that if he or she disposes of such shares at any time after the expiration of such two-year and one-year holding periods, any gain on such sale will be taxed as long-term capital gain.

     9. Restriction on Transfer.

     All shares acquired by Employee pursuant to this Agreement shall be subject to the restrictions on transfer or encumbrance contained in this Agreement and the Plan, and, in addition, to the restrictions on transfer of securities not registered under federal or applicable state securities laws. No transfer in violation of this Agreement shall be recognizable in the records of the Company. Employee agrees that restrictive legends will be placed on any certificates for shares of the Company issued in the name of Employee to provide notice of these restrictions, for as long as they apply.

     10. Notices.

     Whenever notice is called for by this Agreement, notice shall be in writing, and shall be effective when deposited in the United States mails, first class postage prepaid, addressed to the other party at the address first set forth above. Either party may change her address by notice to the other party as provided herein.

     11. Miscellaneous.

     The option granted pursuant to this Agreement is subject to all of the terms, conditions and provisions of the Plan, which is incorporated herein by reference. Except as provided in the preceding sentence, this Agreement contains a complete expression of its terms and shall not be subject to modification by any prior or contemporaneous evidence. Employee may not assign any of her rights pursuant to this Agreement without the written consent of the Company. This Agreement shall not be modified except in a writing signed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the first above written.

                                          PREMIER CONCEPTS, INC.

                                          By:
                                          --------------------------------------

                                                    Corporate Officer

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 3 HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY'S STOCK OPTION PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON EMPLOYEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH HER RIGHT OR THE COMPANY'S RIGHT TO TERMINATE HER EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

     Employee acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he is familiar with the terms and provisions thereof, and hereby accepts this option subject to all of the terms and provisions thereof. Employee has reviewed the Plan and this option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this option and fully understands all provisions of the option. Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan. Employee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:
--------------------------------------

                                          EMPLOYEE

                                          --------------------------------------

                                          RESIDENCE ADDRESS:

                                          --------------------------------------

                                          --------------------------------------

                                                                       EXHIBIT A

                             NOTICE OF EXERCISE OF
                                  STOCK OPTION

Premier Concepts, Inc.
3033 S. Parker Road, Suite 120
Denver, Colorado 80014

                                                               Date of Exercise:
                                                        ------------------------

        Re: Stock Option Grant Dated
        --------------------------------------------------

This constitutes notice under my Stock Option Agreement that I elect to purchase the following number of shares of Common Stock of PREMIER CONCEPTS, INC.:

     Stock Option Agreement dated:
     -----------------------------------------

     Number of shares exercised:
     -----------------------------------------

     Total exercise price:
     -----------------------------------------

     Cash payment delivered herewith:
     -----------------------------------------

     I represent that I have signed, and am delivering to you herewith, the Investment Representation Statement attached as Exhibit B to my Stock Option Agreement.

    My address of record is:

     -----------------------------------------

     -----------------------------------------

and my Social Security Number is:
------------------------------------

------------------------------------------------
Name as should appear on certificate

                                          Very truly yours,

                                          --------------------------------------

                                                                       EXHIBIT B

                      INVESTMENT REPRESENTATION STATEMENT

PURCHASER:
SELLER:
COMPANY:
SECURITY:
AMOUNT:
DATE :
                                          PREMIER CONCEPTS, INC.

                                          COMMON STOCK

     In connection with the purchase of the above-listed Securities, I, the Purchaser, represent to the Seller and to the Company the following:

          (a) I am aware of the Company's business affairs and financial condition, and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. I am purchasing these Securities for my own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Securities Act").

          (b) I understand that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bonafide nature of my investment intent as expressed herein. In this connection, I understand that, in the view of the Securities and Exchange Commission (the "SEC"), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

          (c) I further understand that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, I understand that the Company is under no obligation to register the Securities. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

          (d) I am familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the Securities, such issuance will be exempt from registration under the Securities Act. In the event the Company later becomes subject to the reporting requirements of
     Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter the securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including among other things: (1) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, and the amount of securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), if applicable. Notwithstanding this paragraph (d), I acknowledge and agree to the restrictions set forth in paragraph (e) hereof.

          In the event that the Company does not qualify under Rule 701 at the time of issuance of the Securities, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires among other things: (1) the availability of certain public information about the Company; (2) the resale occurring not less than two years after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than three years; (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and (4) the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable.

          (e) I agree, in connection with the Company's initial underwritten public offering of the Company's securities, (1) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock of the Company held by me (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company's securities for one hundred eight (180) days from the effective date of such registration, and (2) I further agree to execute any agreement reflecting (1) above as may be requested by the underwriters at the time of the public offering; provided, however, that the officers and directors of the Company who own the stock of the Company also agree to such restrictions.

          (f) I further understand that in the event all of the applicable requirements of Rule 144 or Rule 701 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 and Rule 701 are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise pursuant to Rule 144 or Rule 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

                                          Signature of Purchaser:

                                          --------------------------------------

                                          Date: -------------------------,

                                                                      APPENDIX G


              FORM OF OPINION OF HANGLEY ARONCHICK SEGAL & PUDLIN

                                           , 2000

Premier Concepts, Inc.
3033 South Parker Rd. -- Suite 120
Aurora, CO 80014

Ladies and Gentlemen:

     We have acted as counsel with respect to U.S. federal income tax matters for Premier Concepts, Inc., a Colorado corporation ("Premier Concepts"), in connection with the Agreement and Plan of Merger dated as of February 7, 2000 (the "Merger Agreement") by and among Premier Concepts, AmazeScape.com, Inc., a Nevada corporation ("AmazeScape") and AmazeMerger Co., a Delaware corporation wholly owned by Premier Concepts ("Mergersub"). Pursuant to the Merger Agreement, Mergersub will merge with and into AmazeScape (the "Merger"), and AmazeScape will become a wholly-owned subsidiary of Premier Concepts. Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement and Registration Statement (as defined below). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain material U.S. federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and are relying (or will rely) upon (without any independent investigation) the truth and accuracy, at all relevant times, of the statements, descriptions, representations and warranties contained in the Merger Agreement (including all schedules and exhibits thereto), the registration statement on Form S-4 filed with the Securities and Exchange Commission (which includes a proxy statement-prospectus relating to the Merger) (the "Registration Statement"), and certain representations and warranties set forth in certificates provided to us by AmazeScape and by Premier Concepts and Mergersub (the "Officer's Certificates"), copies of which are attached hereto.

     In addition, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

          2. The Merger will be consummated in accordance with the Merger Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware and State of Nevada. The representations and warranties set forth in the Merger Agreement and the Officer's Certificates are and will be true, correct and complete as if made at the Effective Time.

          3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us were true, correct and complete when made and are and will continue to be true, correct and complete through the Effective Time, including, but not limited to, the facts relating to the merger of Mergersub with and into AmazeScape as described in the Registration Statement, the representations set forth and documents described in the Registration Statement, and the business reasons for the Merger as set forth in the Registration Statement. No actions have been (or will be) taken which are inconsistent with the foregoing sentence.

          4. Premier Concepts, Mergersub and AmazeScape will report the Merger on their respective U.S. federal income tax returns in a manner consistent with the opinions set forth below.

          5. Any statement or representation made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intent, understanding or agreement and such action will not be taken.

          6. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of negotiations between unrelated parties negotiating at arms-length without duress or hardship.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the Merger will constitute a reorganization within the meaning of the Code.

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever (including the Merger) if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without amendment, waiver or breach of any material provision thereof, or if any of the descriptions, representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the descriptions, statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion letter addresses only the status of the Merger under U.S. federal income tax laws. This opinion letter does not address any other U.S. federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any other transaction undertaken in connection with the Merger or in contemplation of the Merger). In particular, we express no opinion regarding (1) whether and the extent to which any holder of AmazeScape Stock that has provided or will provide services to AmazeScape, Premier Concepts or Mergersub will have compensation income under any provision of the Code; (2) the effects of any such compensation income, including but not limited to the effect upon the basis and holding period of the Common Stock received by any such holder in the Merger; (3) other than the fact that the Merger will be a reorganization within the meaning of Code Section 368(a), the corporate level tax consequences of the Merger to Premier Concepts, Mergersub or AmazeScape, including without limitation the survival and/or availability, after the Merger, of any of the U.S. federal income tax attributes or elections of Premier Concepts, Mergersub or AmazeScape or the application of the "golden parachute" rules under Code Section 280G, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (4) the tax consequences of the Merger to holders of options, warrants or other rights to acquire AmazeScape stock; and (5) the tax consequences of the Merger as applied or that may be relevant to specific shareholders of AmazeScape, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, tax-exempt organizations, banks, insurance companies or holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     This opinion letter represents and is based upon our best judgment regarding the application of U.S. federal income tax statutes, existing judicial decisions, administrative regulations and published rulings and procedures in effect on the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

     This opinion may be relied upon by you, only in connection with the transaction described herein, and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without our prior written consent.

     We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences." In giving this consent we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

                                          Very truly yours,

                                                                      APPENDIX H


                     FORM OF OPINION OF PARKER CHAPIN, LLP

                               FEBRUARY   , 2000

AmazeScape.com Inc.
500 N. Franklin Turnpike
Ramsey, NJ 07446

Ladies and Gentlemen:

     We have acted as counsel with respect to U.S. federal income tax matters for AmazeScape.com Inc., a Nevada corporation ("AmazeScape"), in connection with the Agreement and Plan of Merger dated as of February 7, 2000 (the "Merger Agreement") by and among Premier Concepts, Inc., a Colorado corporation ("Premier Concepts"), AmazeMerger Co., a Delaware corporation wholly owned by Premier Concepts ("Mergersub"), and AmazeScape. Pursuant to the Merger Agreement, Mergersub will merge with and into AmazeScape (the "Merger"), and AmazeScape will become a wholly owned subsidiary of Premier Concepts. Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement and Registration Statement (as defined below). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain material U.S. federal income tax consequences of the Merger with respect to the holders of AmazeScape common stock ("AmazeScape Common Stock"). In delivering this opinion, we have reviewed and are relying (or will rely) upon (without any independent investigation) the truth and accuracy, at all relevant times, of the statements, descriptions, representations and warranties contained in the Merger Agreement (including all schedules and exhibits thereto), the registration statement on Form S-4 filed with the Securities and Exchange Commission (which includes a proxy statement-prospectus relating to the Merger) (the "Registration Statement"), and certain representations and warranties set forth in certificates provided to us by AmazeScape and by Premier Concepts and Mergersub (the "Officer's Certificates"), copies of which are attached hereto.

     In addition, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

          2. The Merger will be consummated in accordance with the Merger Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware and State of Nevada. The representations and warranties set forth in the Merger Agreement and the Officer's Certificates are and will be true, correct and complete as if made at the Effective Time.

          3. All statements, descriptions and representations and warranties contained in any of the documents referred to herein or otherwise made to us were true, correct and complete when made and are and will continue to be true, correct and complete through the Effective Time, including, but not limited to, the facts relating to the Merger of Mergersub with and into AmazeScape as described in the Registration Statement, the representations set forth and documents described in the Registration Statement, and the business reasons for the Merger as set forth in the Registration Statement. No actions have been (or will be) taken which are inconsistent with the foregoing sentence.

          4. Premier Concepts, Mergersub and AmazeScape will report the Merger on their respective U.S. federal income tax returns in a manner consistent with the opinions set forth below.

          5. Any statement or representation made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intent, understanding or agreement and such action will not be taken.

          6. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of negotiations between unrelated parties negotiating at arms-length without duress or hardship.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that:

          A. The Merger will constitute a reorganization within the meaning of the Code;

          B. No gain or loss will be recognized by holders of AmazeScape Common Stock who exchange their shares of AmazeScape Common Stock for shares of Common Stock pursuant to the Merger;

          C. The tax basis of the shares of Common Stock received by each AmazeScape stockholder will equal the tax basis of the shares of AmazeScape Common Stock exchanged therefor by such stockholder in the Merger; and

          D. The holding period for the shares of Common Stock received by each AmazeScape stockholder will include the holding period for the shares of AmazeScape Common Stock exchanged by such stockholder in the Merger.

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever (including the Merger) if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without amendment, waiver or breach of any material provision thereof, or if any of the descriptions, representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the descriptions, statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion letter addresses only the U.S. federal income tax consequences to U.S. holders owning AmazeScape Common Stock as a capital asset within the meaning of Code Section 1221. This opinion letter does not address any other U.S. federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any other transaction undertaken in connection with the Merger or in contemplation of the Merger). In particular, we express no opinion regarding (1) whether and the extent to which any holder of AmazeScape Stock that has provided or will provide services to AmazeScape, Premier Concepts or Mergersub will have compensation income under any provision of the Code; (2) the effects of any such compensation income, including but not limited to the effect upon the basis and holding period of the Common Stock received by any such holder in the Merger; (3) other than the fact that the Merger will be a reorganization within the meaning of Code Section 368(a), the corporate level tax consequences of the Merger to Premier Concepts, Mergersub or AmazeScape, including without limitation the survival and/or availability, after the Merger, of any of the U.S. federal income tax attributes or elections of Premier Concepts, Mergersub or AmazeScape or the application of the "golden parachute" rules under Code Section 280G, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (4) the tax consequences of the Merger to a holder owning, separately or in conjunction with AmazeScape Common Stock, any share of any other class of AmazeScape stock other than AmazeScape Common Stock, options, warrants or other rights to acquire AmazeScape stock and (5) the tax consequences of the Merger as applied or that may be relevant to specific shareholders of AmazeScape, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, tax-exempt organizations, banks, insurance companies or holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     This opinion letter represents and is based upon our best judgment regarding the application of U.S. federal income tax statutes, existing judicial decisions, administrative regulations and published rulings and procedures in effect on the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

     This opinion may be relied upon by you, only in connection with the transaction described herein, and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without our prior written consent.

     We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences." In giving this consent we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

                                          Very truly yours,

                                          PARKER CHAPIN, LLP

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:
          7-109-101. Definitions.  As used in this article:
             (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon completion of the transaction.

             (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

             (3) "Expenses" includes counsel fees.

             (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

             (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

             (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

             (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

          7-109-102. Authority to indemnify directors.

             (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:
                (a) The person conducted himself or herself in good faith; and
                (b) The person reasonable believed:

                    (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                    (II) In all other cases, that his or her conduct was at
               least not opposed to the corporation's best interests; and


                (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

             (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph
        (a) of subsection (1) of this section.

             (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

             (4) A corporation may not indemnify a director under this section:

                (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

             (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

          7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.
          7-109-104. Advance of expenses to directors.
             (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

                (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

                (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

             (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

             (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

          7-109-105. Court-ordered indemnification of directors.

             (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

                (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

                (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

          7-109-106. Determination and authorization of indemnification of directors.

             (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

             (2) The determinations required by subsection (1) of this section shall be made:

                (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

                (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

             (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

                (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph
           (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

                (b) By the shareholders.

             (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

             (1) Unless otherwise provided in the articles of incorporation:

                (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

                (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

                (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

          7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

          7-109-109. Limitation of indemnification of directors.

             (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

             (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

          7-109-110. Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                     * * *

     Article XIII of the Amended and Restated Articles of Incorporation of Premier Concepts provides, in pertinent part:

          Section 1. A director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Colorado Corporation Code as the same exists or may hereafter be amended.

          Section 2. Any repeal or modification of the foregoing Section 1 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Article XII of the Amended and Restated Articles of Incorporation of Premier Concepts provides, in pertinent part:

          Section 2. Indemnification of Officers, Directors and Others.

             (a) All officers and directors of the Corporation shall be entitled to indemnification to the maximum extent permitted by law or by public policy.

             (b) Any mandate for indemnification, whether by statute or order of Court, is to be expressly subject to the Corporation's reasonable capability of paying.

             (c) No person will be entitled to be reimbursed for expenses incurred in connection with a Court proceeding to obtain Court ordered indemnification unless such person first made reasonable application to the Corporation and the Corporation either unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time.

             (d) A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the Corporation is entitled to the same rights as if he were or had been made a party because he was a director.

             (e) To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director.

ITEM 21.  EXHIBITS

     (A) LIST OF EXHIBITS


EXHIBIT NUMBER                           DESCRIPTION                           PAGE
--------------                           -----------                           ----
      2.1        Agreement and Plan of Merger dated as of February 7, 2000
                 among Premier Concepts, AmazeScape and AmazeMerger (included as Appendix B to the Proxy Statement/Prospectus contained in this Registration Statement). ..............................
      2.2        Amendment to Agreement and Plan of merger dated April 19,
                 2000 among Premier Concepts, AmazeScape and AmazeMerger
                 (included as Appendix B to the Proxy Statement/Prospectus
                 contained in this Registration Statement). .................
      3.1        Articles of Incorporation of Premier Concepts (incorporated herein by reference to Premier Concepts' Registration
                 Statement on Form S-1 (File No. 33-42701)). ................
      3.2        Amendment to Articles of Incorporation of Premier Concepts
                 authorizing Series A Convertible Preferred Stock and
                 changing corporate name to "AmazeScape.com, Inc." (included as Appendix A to the Proxy Statement/Prospectus contained in this Registration Statement). ..............................
      3.3        Bylaws of Premier Concepts (incorporated herein by reference to Premier Concepts Registration Statement on Form S-1 (File
                 No. 33-42701)). ............................................
      3.4        Amendment to Bylaws of Premier Concepts (previously
                 filed)......................................................
      4.1        Specimen Common Stock Certificate of Premier Concepts
                 (incorporated herein by reference to Premier Concepts
                 Registration Statement on Form S-1 (File No. 33-42701)).....
      4.2        Specimen Convertible Preferred Stock Certificate of Premier
                 Concepts*...................................................
      4.3        Article IV of Premier Concepts' Articles of Incorporation,
                 as amended (included in Exhibits 3.1 and 3.2 to this
                 Registration Statement).....................................
      5.1        Opinion of Neuman & Drennan, P.C. regarding the validity of the securities being registered.*...........................
      8.1        Opinion of Hangley, Aronchick, Segal & Pudlin regarding
                 certain federal income tax consequences relating to the
                 Merger.*....................................................
      8.2        Opinion of Parker Chapin LLP regarding certain federal
                 income tax consequences relating to the Merger.*............

EXHIBIT NUMBER                           DESCRIPTION                           PAGE
--------------                           -----------                           ----
     10.1        Employment Agreement dated October 15, 1999 between
                 AmazeScape and Harrichand Persaud (previously filed)........
     10.2        Employment Agreement dated October 15, 1999 between
                 AmazeScape and Anton Nicaj (previously filed)...............
     10.3        Service Provider Agreement dated September 1, 1999 between
                 AmazeScape and Meglyn Enterprises, Inc. (previously
                 filed) .....................................................
     10.4        Service Provider Agreement dated September 9, 1999 between
                 AmazeScape and New York Internet Center (previously
                 filed)......................................................
     10.5        Management Services Agreement dated October 12, 1999 between
                 AmazeScape and Infusion Capital Partners, LLC (previously
                 filed)......................................................
     10.6        Amendment dated January 28, 2000 to Management Services
                 Agreement dated December 2, 1999 between AmazeScape and
                 Infusion Capital Partners, LLC (previously filed)...........
     10.7        Warrant to Purchase Shares of AmazeScape common stock dated
                 October 12, 1999 in favor of Infusion Capital Partners, LLC
                 (previously filed)..........................................
     10.8        Warrant to Purchase Shares of AmazeScape common stock dated
                 January 28, 2000 in favor of Infusion Capital Partners, LLC
                 (previously filed)..........................................
     10.9        Translation Services Agreement between AmazeScape and
                 E-Lingo Corporation (previously filed)......................
    10.10        Form of Warrants to AmazeScape Directors (previously
                 filed)......................................................
    10.11        Employment Agreement between Registrant and Sissel
                 Eckenhausen (incorporated by reference to Registrant's
                 Annual Report on Form 10-KSB for the Year Ended January 31,
                 1999).......................................................
    10.12        Employment Agreement between Registrant and Todd Huss
                 (incorporated by reference to Registrant's Annual Report on
                 Form 10-KSB for the Year Ended January 31, 1999)............
    10.13        Employment Agreement between Registrant and Kevin O'Brien
                 (incorporated by reference to Registrant's Annual Report on
                 Form 10-KSB for the Year Ended January 31, 1999)............
    10.14        Amendment to Employment Agreement between Registrant and
                 Sissel Eckenhausen (previously filed).......................
    10.15        Amendment to Employment Agreement between Registrant and
                 Todd Huss (previously filed)................................
    10.16        Amendment to Employment Agreement between Registrant and
                 Kevin O'Brien (previously filed)............................
    10.17        Registrant's Consulting Agreement with Cohig & Associates,
                 Inc. (incorporated by reference to Registrant's Registration
                 Statement on Form S-1 (File No. 33-42701))..................
    10.18        Registrant's Agreement Regarding Basic Terms with Infusion
                 Capital Partners, LLC (incorporated by reference to
                 Registrant's Annual Report on Form 10-KSB for the Year Ended
                 January 31, 1999)...........................................
    10.19        Registrant's First Stock Purchase Agreement with Equisition
                 Capital, LLC (incorporated by reference to Registrant's
                 Annual Report on Form 10-KSB for the Year Ended January 31,
                 1999).......................................................
    10.20        Registrant's Second Stock Purchase Agreement with Infusion
                 Capital Partners, LLC (incorporated by reference to
                 Registrant's Annual Report on Form 10-KSB for the Year Ended
                 January 31, 1999)...........................................

EXHIBIT NUMBER                           DESCRIPTION                           PAGE
--------------                           -----------                           ----
    10.21        Registrant's Management Services Agreement with Infusion
                 Capital Partners, LLC (incorporated by reference to
                 Registrant's Annual Report on Form 10-KSB for the Year Ended
                 January 31, 1999)...........................................
    10.22        Voting Agreement dated February 3, 2000 among Premier
                 Concepts, Sissel Eckenhausen, Ecquisition Capital, LLC and
                 International Monetary Group (previously filed).............
     23.1        Consent of Hein + Associates, LLP, independent auditors of
                 Premier Concepts............................................
     23.2        Consent of Richard A. Eisner & Company, LLP, independent
                 auditors of AmazeScape......................................
     23.3        Consent of Neuman & Drennan, P.C., (to be included in the
                 opinion to be filed as Exhibit 5.1 to this Registration
                 Statement)..................................................
     23.4        Consent of Hangley Aronchick Segal & Pudlin (to be included in the opinion to be filed as Exhibit 8.1 to this
                 Registration Statement). ...................................
     23.4        Consent of Parker Chapin LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement)..............
     23.5        Consent of JWGenesis Capital Markets, Inc.
     24.1        Powers of Attorney..........................................
     99.1        Form of Premier Concepts Proxy Card. (previously filed).....
     99.2        Form of AmazeScape Written Consent. (previously filed)......


---------------
* To be filed by amendment

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes: (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form. (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall deemed to be the initial bona fide offering thereof. (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (4) To respond to requests for information that is incorporated by reference into the Proxy Statement/ Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. (5) To supply by means of a post-effective amendment all information concerning a transaction, and Premier Concepts being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) The undersigned Registrant hereby undertakes



          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Colorado, on April 21, 2000


                                          PREMIER CONCEPTS, INC.,
                                          a Colorado corporation

                                          By: /s/ SISSEL ECKENHAUSEN
                                            ------------------------------------
                                            Sissel Eckenhausen, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Premier Concepts, Inc. and on the dates indicated.


SIGNATURE                                                         TITLE                        DATE
---------                                                         -----                        ----

/s/ SISSEL ECKENHAUSEN                                      President/Director              April 21, 2000
---------------------------------------------------
Sissel Eckenhausen

/s/ TODD HUSS                                            Chief Financial Officer            April 21, 2000
---------------------------------------------------  and Principal Accounting Officer
Todd Huss

/s/ GERALDINE MAGALNICK*                                         Director                   April 21, 2000
---------------------------------------------------
Geraldine Magalnick

/s/ WILLIAM NANDOR*                                              Director                   April 21, 2000
---------------------------------------------------
William Nandor

/s/ JOHN GERBER*                                                 Director                   April 21, 2000
---------------------------------------------------
John Gerber

/s/ GARY WOLF*                                                   Director                   April 21, 2000
---------------------------------------------------
Gary Wolf

 *By: /s/ SISSEL ECKENHAUSEN
--------------------------------------------------
      Sissel Eckenhausen,
      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NUMBER                           DESCRIPTION                           PAGE
--------------                           -----------                           ----
      2.1        Agreement and Plan of Merger dated as of February 7, 2000
                 among Premier Concepts, AmazeScape and AmazeMerger (included as Appendix B to the Proxy Statement/Prospectus contained in this Registration Statement). ..............................
      2.2        Amendment to Agreement and Plan of Merger dated April 19,
                 2000 among Premier Concepts, AmazeScape and AmazeMerger
                 (included as Appendix B to the Proxy Statement/Prospectus
                 contained in this Registration Statement)...................
      3.1        Articles of Incorporation of Premier Concepts (incorporated herein by reference to Premier Concepts' Registration
                 Statement on Form S-1 (File No. 33-42701)). ................
      3.2        Amendment to Articles of Incorporation of Premier Concepts
                 authorizing Series A Convertible Preferred Stock and
                 changing corporate name to "AmazeScape.com, Inc." (included as Appendix A to the Proxy Statement/Prospectus contained in this Registration Statement). ..............................
      3.3        Bylaws of Premier Concepts (incorporated herein by reference to Premier Concepts Registration Statement on Form S-1 (File
                 No. 33-42701)). ............................................
      3.4        Amendment to Bylaws of Premier Concepts (previously
                 filed)......................................................
      4.1        Specimen Common Stock Certificate of Premier Concepts
                 (incorporated herein by reference to Premier Concepts
                 Registration Statement on Form S-1 (File No. 33-42701)).....
      4.2        Specimen Convertible Preferred Stock Certificate of Premier
                 Concepts*...................................................
      4.3        Article IV of Premier Concepts' Articles of Incorporation,
                 as amended (included in Exhibits 3.1 and 3.2 to this
                 Registration Statement).....................................
      5.1        Opinion of Neuman & Drennan, P.C. regarding the validity of the securities being registered.*...........................
      8.1        Opinion of Hangley, Aronchick, Segal & Pudlin regarding
                 certain federal income tax consequences relating to the
                 Merger.*....................................................
      8.2        Opinion of Parker Chapin LLP regarding certain federal
                 income tax consequences relating to the Merger.*............
     10.1        Employment Agreement dated October 15, 1999 between
                 AmazeScape.com, Inc. and Harrichand Persaud (previously
                 filed)......................................................
     10.2        Employment Agreement dated October 15, 1999 between
                 AmazeScape.com, Inc. and Anton Nicaj (previously filed).....
     10.3        Service Provider Agreement dated September 1, 1999 between
                 AmazeScape.com, Inc. and Meglyn Enterprises, Inc.
                 (previously filed)..........................................
     10.4        Service Provider Agreement dated September 9, 1999 between
                 AmazeScape.com, Inc. and New York Internet Center
                 (previously filed)..........................................
     10.5        Management Services Agreement dated October 12, 1999 between
                 AmazeScape.com, Inc. and Infusion Capital Partners, LLC
                 (previously filed)..........................................
     10.6        Amendment dated January 28, 2000 to Management Services
                 Agreement dated December 2, 1999 between AmazeScape.com,
                 Inc. and Infusion Capital Partners, LLC (previously
                 filed)......................................................
     10.7        Warrant to Purchase Shares of AmazeScape common stock dated
                 October 12, 1999 in favor of Infusion Capital Partners, LLC
                 (previously filed)..........................................
     10.8        Warrant to Purchase Shares of AmazeScape common stock dated
                 January 28, 2000 in favor of Infusion Capital Partners, LLC
                 (previously filed)..........................................
     10.9        Translation Services Agreement between AmazeScape.com, Inc.
                 and E-Lingo Corporation (previously filed)..................
    10.10        Form of Warrants to AmazeScape Directors (previously
                 filed)......................................................

EXHIBIT NUMBER                           DESCRIPTION                           PAGE
--------------                           -----------                           ----
    10.11        Employment Agreement between Registrant and Sissel
                 Eckenhausen (incorporated by reference to Registrant's
                 Annual Report on Form 10-KSB for the Year Ended January 31,
                 1999).......................................................
    10.12        Employment Agreement between Registrant and Todd Huss
                 (incorporated by reference to Registrant's Annual Report on
                 Form 10-KSB for the Year Ended January 31, 1999)............
    10.13        Employment Agreement between Registrant and Kevin O'Brien
                 (incorporated by reference to Registrant's Annual Report on
                 Form 10-KSB for the Year Ended January 31, 1999)............
    10.14        Amendment to Employment Agreement between Registrant and
                 Sissel Eckenhausen (previously filed).......................
    10.15        Amendment to Employment Agreement between Registrant and
                 Todd Huss (previously filed)................................
    10.16        Amendment to Employment Agreement between Registrant and
                 Kevin O'Brien (previously filed)............................
    10.17        Registrant's Consulting Agreement with Cohig & Associates,
                 Inc. (incorporated by reference to Registrant's Registration
                 Statement on Form S-1 (File No 33-42701)....................
    10.18        Registrant's Agreement Regarding Basic Terms with Infusion
                 Capital Partners, LLC (incorporated by reference to
                 Registrant's Annual Report on Form 10-KSB for the Year Ended
                 January 31, 1999)...........................................
    10.19        Registrant's First Stock Purchase Agreement with Equisition
                 Capital, LLC (incorporated by reference to Registrant's
                 Annual Report on Form 10-KSB for the Year Ended January 31,
                 1999).......................................................
    10.20        Registrant's Second Stock Purchase Agreement with Infusion
                 Capital Partners, LLC (incorporated by reference to
                 Registrant's Annual Report on Form 10-KSB for the Year Ended
                 January 31, 1999)...........................................
    10.21        Registrant's Management Services Agreement with Infusion
                 Capital Partners, LLC (incorporated by reference to
                 Registrant's Annual Report on Form 10-KSB for the Year Ended
                 January 31, 1999)...........................................
    10.22        Voting Agreement dated February 3, 2000 among Premier
                 Concepts, Sissel Eckenhausen, Ecquisition Capital, LLC and
                 International Monetary Group (previously filed).............
     23.1        Consent of Hein + Associates, LLP, independent auditors of
                 Premier Concepts............................................
     23.2        Consent of Richard A. Eisner & Company, LLP, independent
                 auditors of AmazeScape......................................
     23.3        Consent of Neuman & Drennan, P.C., (to be included in the
                 opinion to be filed as Exhibit 5.1 to this Registration
                 Statement)..................................................
     23.4        Consent of Hangley Aronchick Segal & Pudlin (to be included in the opinion to be filed as Exhibit 8.1 to this
                 Registration Statement). ...................................
     23.4        Consent of Parker Chapin, LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement...............
     23.5        Consent of JWGenesis Capital Markets, Inc. .................
     24.1        Powers of Attorney..........................................
     99.1        Form of Premier Concepts Proxy Card. (previously filed) ....
     99.2        Form of AmazeScape Written Consent. (previously filed) .....


---------------

* To be filed by amendment